Exhibit 10.1

Published CUSIP Number: 87509MAC8 Dollar Term

Published CUSIP Number: 87509MAD6 Euro Term

Published CUSIP Number: 87509MAB0 Revolver

CREDIT AGREEMENT

dated as of

February 15, 2012

among

TAMINCO INTERMEDIATE CORPORATION,

as Holdings,

TAMINCO GLOBAL CHEMICAL CORPORATION,

as the Borrower,

The Lenders Party Hereto

and

CITIBANK, N.A.,

as the Administrative Agent

CITIGROUP GLOBAL MARKETS INC.,

NOMURA SECURITIES INTERNATIONAL, INC.,

CREDIT SUISSE SECURITIES (USA) LLC,

UBS SECURITIES LLC,

DEUTSCHE BANK SECURITIES INC. and

GOLDMAN SACHS LENDING PARTNERS LLC

as Joint Lead Arrangers and Joint Bookrunners

NOMURA SECURITIES INTERNATIONAL, INC.,

CREDIT SUISSE SECURITIES (USA) LLC and

UBS SECURITIES LLC,

as Co-Syndication Agents

and

DEUTSCHE BANK SECURITIES INC.

as Documentation Agent

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-ii-

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SCHEDULES:

Schedule 1.01(b)	—	Foreign Collateral Documents
Schedule 1.01(c)	—	Guarantee and Security Principles
Schedule 1.01(d)	—	Mandatory Cost Formulae
Schedule 1.01(e)	—	Immaterial Subsidiaries
Schedule 2.01	—	Commitments
Schedule 2.05(a)	—	Existing Letters of Credit
Schedule 3.01	—	Organization and Good Standing
Schedule 3.04	—	Governmental Approvals
Schedule 3.08	—	Subsidiaries
Schedule 3.13	—	Taxes
Schedule 3.15	—	Employee Benefit Plans
Schedule 3.16	—	Environmental Matters
Schedule 3.20	—	Labor Matters
Schedule 3.25	—	International Transactions
Schedule 5.18	—	Certain Post-Closing Obligations
Schedule 6.01	—	Existing Indebtedness
Schedule 6.02	—	Existing Liens
Schedule 6.04	—	Existing Investments
Schedule 6.07	—	Existing Affiliate Transactions
Schedule 6.09	—	Existing Restrictions
Schedule 9.01	—	Notices

EXHIBITS:

Exhibit A	—	Form of Assignment and Assumption
Exhibit B	—	Form of Master Guarantee Agreement
Exhibit C	—	Form of Perfection Certificate
Exhibit D	—	Form of Affiliated Lender Notice
Exhibit E	—	Form of First Lien Collateral Agreement
Exhibit F-1	—	Form of Dollar Term Note
Exhibit F-2	—	Form of Euro Term Note
Exhibit F-3	—	Form of Revolving Note
Exhibit G	—	Form of Notes Intercreditor Agreement
Exhibit H	—	[Reserved]
Exhibit I	—	Form of Closing Certificate
Exhibit J	—	[Reserved]
Exhibit K	—	Form of Solvency Certificate
Exhibit L	—	Form of Specified Discount Prepayment Notice
Exhibit M	—	Form of Specified Discount Prepayment Response
Exhibit N	—	Form of Discount Range Prepayment Notice
Exhibit O	—	Form of Discount Range Prepayment Offer
Exhibit P	—	Form of Solicited Discounted Prepayment Notice
Exhibit Q	—	Form of Solicited Discounted Prepayment Offer
Exhibit R	—	Form of Acceptance and Prepayment Notice
Exhibit S-1	—	Form of Tax Certificate for Non-U.S. Lenders that are not Partnerships
Exhibit S-2	—	Form of Tax Certificate for Non-U.S. Lenders that are Partnerships
Exhibit S-3	—	Form of Tax Certificate for Non-U.S. Participants that are not Partnerships
Exhibit S-4	—	Form of Tax Certificate for Non-U.S. Participants that are Partnerships

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CREDIT AGREEMENT dated as of February 15, 2012 (this “Agreement”), among TAMINCO INTERMEDIATE CORPORATION, a Delaware corporation (“Holdings”), TAMINCO GLOBAL CHEMICAL CORPORATION, a Delaware corporation (the “Borrower”), the LENDERS party hereto and CITIBANK, N.A., as the Administrative Agent.

The parties hereto agree as follows:

ARTICLE I

Definitions

SECTION 1.01. Defined Terms. As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Acceptable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Acceptable Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Acceptance and Prepayment Notice” means an irrevocable written notice from the Borrower accepting a Solicited Discounted Prepayment Offer to make a Discounted Term Loan Prepayment at the Acceptable Discount specified therein pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit R.

“Acceptance Date” has the meaning specified in Section 2.11(a)(ii)(D).

“Acquired Business” means, collectively, Taminco Inc., a Delaware corporation, and Taminco Group Holdings S.à r.l., a private limited liability company (société à responsabilité limitée) incorporated in Luxembourg, registered with the Luxembourg Register of Commerce and Companies under number B131.970.

“Acquisition” means the acquisition of the Acquired Business pursuant to the terms of the Acquisition Agreement.

“Acquisition Agreement” means the Agreement for the Sale of the Share Capital of Taminco Group Holdings S.à r.l., dated as of December 15, 2011, between the Borrower and the Seller, as amended by the Letter of Consent to Final Alternative Structure, dated as of January 13, 2012.

“Acquisition Documents” means the Acquisition Agreement, all other agreements to be entered into between the Seller or its Affiliates and the Borrower or its Affiliates in connection with the Acquisition and all schedules, exhibits and annexes to each of the foregoing.

“Additional Equity” means the Equity Interests in Holdings (or any direct or indirect parent of Holdings) that are purchased by the management and other existing indirect equity holders of the Acquired Business on the Effective Date.

“Additional Lender” means any Additional Revolving Lender or any Additional Term Lender, as applicable.

“Additional Revolving Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any (a) Revolving Commitment Increase pursuant to an Incremental Revolving Facility Amendment in accordance with Section 2.20 or (b) Other Revolving Commitments or Other Revolving Loans pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Revolving Lender shall be subject to the approval of the Administrative Agent and, if such Additional Revolving Lender will provide a Revolving Commitment Increase or any Other Revolving Commitment, each Issuing Bank and the Swingline Lender (such approval in each case not to be unreasonably withheld or delayed) and the Borrower, in each case, to the extent any such approvals would otherwise be required for an assignment to such Additional Revolving Lender pursuant to Section 9.04(b)(i) hereof.

“Additional Term Lender” means, at any time, any bank or other financial institution that agrees to provide any portion of any (a) Term Commitment Increase pursuant to an Incremental Term Facility Amendment in accordance with Section 2.20 or (b) Other Term Commitments or Other Term Loans pursuant to a Refinancing Amendment in accordance with Section 2.21; provided that each Additional Term Lender (other than any Person that is a Lender, an Affiliate of a Lender or an Approved Fund of a Lender at such time) shall be subject to the approval of the Administrative Agent (such approval not to be unreasonably withheld or delayed) and, if such Additional Term Lender will provide a Term Commitment Increase or any Other Term Commitment, the Borrower, in each case, to the extent any such approvals would otherwise be required for an assignment to such Additional Term Lender pursuant to Section 9.04(b)(i) hereof.

“Adjusted Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period, an interest rate per annum (rounded upwards, if necessary, to the next 1/100 of 1%) equal to the greater of (a) (i) the Eurocurrency Rate for such Interest Period multiplied by (ii) the Statutory Reserve Rate and (b) 1.25%.

“Administrative Agent” means Citibank, N.A., in its capacity as administrative agent hereunder and under the other Loan Documents, and its successors in such capacity as provided in Article VIII.

“Administrative Questionnaire” means an administrative questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly or indirectly Controls or is Controlled by or is under common Control with the Person specified.

“Affiliated Debt Funds” means any Affiliated Lender that is primarily engaged in, or advises funds or other investment vehicles that are primarily engaged in, making, purchasing, holding or otherwise investing in commercial loans, bonds and similar extensions of credit or securities in the ordinary course and with respect to which neither Apollo Investment Fund VII, L.P. nor any other private equity, real estate or alternative investment funds or vehicles of Apollo, directly or indirectly, possess the power to direct or cause the direction of the investment policies of such entity.

“Affiliated Lender” means, at any time, any Lender that is Apollo or an Affiliate thereof (other than Holdings, the Borrower or any of its Subsidiaries) at such time.

“Agent Parties” has the meaning given to such term in Section 9.01(c).

“Agreement” has the meaning given to such term in the preliminary statements hereto.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus 1/2 of 1%, (c) the Adjusted Eurocurrency Rate determined two Business Days prior to such date (or if such day is not a Business Day, the immediately preceding Business Day) for a deposit in Dollars with a maturity of one month plus 1% and (d) 2.25%. Any change in the Alternate Base Rate due to a change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate shall be effective from and including the effective date of such change in the Prime Rate, the Federal Funds Effective Rate or the Adjusted Eurocurrency Rate, respectively.

“Alternative Currency” means the Euro and each other currency (other than Dollars) that is approved in accordance with Section 1.08.

“Alternative Currency Equivalent” means, at any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward) as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

“Anti-Money Laundering Laws” means any and all laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates related to terrorism financing or money laundering, including any applicable provision of Title III of the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act (USA PATRIOT Act) of 2001 (Title III of Pub. L. 107-56) and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act”, 31 U.S.C. §§ 5311-5330 and 12 U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

“Anticipated Cure Deadline” has the meaning assigned to such term in Section 7.02(b).

“Apollo” means Apollo Management, L.P.

“Applicable Account” means, with respect to any payment to be made to the Administrative Agent hereunder, the account specified by the Administrative Agent from time to time for the purpose of receiving payments of such type.

“Applicable Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Applicable Fronting Exposure” means, with respect to any Person that is an Issuing Bank or the Swingline Lender at any time, the sum of (a) the Dollar Equivalent of the aggregate amount of all Letters of Credit issued by such Person in its capacity as an Issuing Bank (if applicable) that remains available for drawing at such time, (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements made by such Person in its capacity as an Issuing Bank (if applicable) that have not yet been reimbursed by or on behalf of the Borrower at such time and (c) the aggregate principal amount of all Swingline Loans made by such Person in its capacity as a Swingline Lender (if applicable) outstanding at such time.

“Applicable Percentage” means, at any time with respect to any Revolving Lender, the percentage of the aggregate Revolving Commitments represented by such Lender’s Revolving Commitment at such time; provided that, at any time any Revolving Lender shall be a Defaulting Lender,

“Applicable Percentage” shall mean the percentage of the total Revolving Commitments (disregarding any such Defaulting Lender’s Revolving Commitment) represented by such Lender’s Revolving Commitment. If the Revolving Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Revolving Commitments most recently in effect, giving effect to any assignments pursuant to this Agreement and to any Lender’s status as a Defaulting Lender at the time of determination.

“Applicable Rate” means, for any day, (a) with respect to any Term Loan, (A) 4.00% per annum, in the case of an ABR Loan, and (B) 5.00% per annum, in the case of a Eurocurrency Loan, (b) with respect to the commitment fee, 0.50% per annum, and (c) with respect to any Revolving Loan, the applicable rate per annum set forth below, based upon the Consolidated First Lien Leverage Ratio as of the end of the fiscal quarter of the Borrower for which consolidated financial statements have theretofore been most recently delivered pursuant to Section 5.01(a) or 5.01(b); provided that, for the purposes of clause (c), until the date of the delivery of the consolidated financial statements pursuant to Section 5.01(a) or 5.01(b) as of and for the first full fiscal quarter ended after the Effective Date, the Applicable Rate shall be based on the rates per annum set forth in Category 1:

Consolidated First Lien Leverage Ratio:	ABR Spread for Revolving Loans	Eurocurrency Spread for Revolving Loans
Category 1 Greater than or equal to 1.50 to 1.00	4.00%	5.00%
Category 2 Less than 1.50 to 1.00 and greater than or equal to 1.00 to 1.00	3.75%	4.75%
Category 3 Less than 1.00 to 1.00	3.50%	4.50%

For purposes of the foregoing, each change in the Applicable Rate resulting from a change in the Consolidated First Lien Leverage Ratio shall be effective during the period commencing on and including the Business Day following the date of delivery to the Administrative Agent pursuant to Section 5.01(a) or 5.01(b) of the consolidated financial statements and related Compliance Certificate indicating such change and ending on the date immediately preceding the effective date of the next such change. Notwithstanding the foregoing, the Applicable Rate for Revolving Loans, at the option of the Administrative Agent or the Required Revolving Lenders, shall be based on the rates per annum set forth in Category 1 (i) at any time that an Event of Default under Section 7.01(a) has occurred and is continuing and shall continue to so apply to but excluding the date on which such Event of Default shall cease to be continuing (and thereafter, the Category otherwise determined in accordance with this definition shall apply) or (ii) if Holdings and the Borrower fail to deliver the consolidated financial statements required to be delivered pursuant to Section 5.01(a) or 5.01 (b) or any Compliance Certificate required to be delivered pursuant hereto, in each case within the time periods specified herein for such delivery, during the period commencing on and including the day of the occurrence of a Default resulting from such failure and until the delivery thereof.

“Applicable Time” means, with respect to any payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined by the applicable Issuing Bank to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

“Approved Bank” has the meaning assigned to such term in the definition of the term “Permitted Investments.”

“Approved Fund” means any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or investing in commercial loans and similar extensions of credit in the ordinary course of its activities and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

“Asset Acquisition” means, for purposes of calculating any financial ratios, any Permitted Business Acquisition the aggregate consideration for which exceeds $5,000,000.

“Asset Disposition” means, for purposes of calculating any financial ratios, any Disposition by the Borrower or any Restricted Subsidiary to any person other than the Borrower or any Restricted Subsidiary, to the extent otherwise permitted hereunder of any asset or group of related assets (other than inventory or other assets sold, transferred or otherwise disposed of in the ordinary course of business) in one or a series of related transactions, the Net Proceeds from which exceed $5,000,000.

“Assignment and Assumption” means an assignment and assumption entered into by a Lender and an Eligible Assignee (with the consent of any Person whose consent is required by Section 9.04), substantially in the form of Exhibit A or any other form reasonably approved by the Administrative Agent.

“Assignment Taxes” means Other Taxes imposed as a result of an assignment by any Lender pursuant to Section 9.04 (other than an assignment at the request of the Borrower pursuant to Section 2.19) as a result of a present or former connection between the assigning Lender and the Governmental Authority imposing such Other Taxes, other than a connection arising solely from such Lender having executed, delivered or performed its obligations or received a payment under, or having been a party to or having enforced, this Agreement or any other Loan Document.

“Auction Agent” means (a) the Administrative Agent or (b) any other financial institution or advisor employed or engaged by the Borrower (whether or not an Affiliate of the Administrative Agent) to act as an arranger in connection with any Discounted Term Loan Prepayment pursuant to Section 2.11(a)(ii); provided that the Borrower shall not designate the Administrative Agent as the Auction Agent without the written consent of the Administrative Agent (it being understood that the Administrative Agent shall be under no obligation to agree to act as the Auction Agent).

“Available Free Cash Flow Amount” means, as at any time of determination, an amount, not less than zero in the aggregate, determined on a cumulative basis, equal to, without duplication:

(a) the Cumulative Retained Excess Cash Flow Amount on such date of determination, plus

(b) the aggregate amount of proceeds received after the Effective Date and prior to such date of determination that would have constituted Net Proceeds pursuant to clause (a) of the definition thereof except for the operation of clause (x) or (y) of the second proviso thereof (the “Below-Threshold Asset Sale Proceeds”), plus

(c) Declined Amounts, plus

(d) the Cumulative Equity Proceeds Amount on such date of determination, minus

(e) the cumulative amount of Investments pursuant to Section 6.04(j)(B) from and after the Effective Date and on or prior to such time, minus

(f) the cumulative amount of Restricted Payments made pursuant to Section 6.06(h) from and after the Effective Date and on or prior to such time, minus

(g) the cumulative amount of the Available Free Cash Flow Amount used to repay, repurchase, redeem, acquire, cancel or terminate Indebtedness pursuant to Section 6.09(b)(i) from and after the Effective Date and on or prior to such time;

provided, however, for purposes of determining the amount of Available Free Cash Flow Amount available for Restricted Payments under Section 6.06(h), the calculation of the Available Free Cash Flow Amount shall not include any Below-Threshold Asset Sale Proceeds to the extent the cumulative amount of such Below-Threshold Asset Sale Proceeds exceeds the sum of the cumulative amounts referred to in clauses (d), (e) and (f) above.

“Bankruptcy Code” means Title 11 of the United States Code, as amended, or any similar federal or state law for the relief of debtors.

“Belgian Loan Party” has the meaning assigned to such term in Section 4.01(d).

“Board of Directors” means, with respect to any Person, (a) in the case of any corporation, the board of directors of such Person or any committee thereof duly authorized to act on behalf of such board, (b) in the case of any limited liability company, the board of managers of such Person, (c) in the case of any partnership, the board of directors or board of managers of the general partner of such Person and (d) in any other case, the functional equivalent of the foregoing.

“Board of Governors” means the Board of Governors of the Federal Reserve System of the United States of America, or any successor thereto.

“Borrower” has the meaning assigned to such term in the preamble and shall include any Successor Borrower pursuant to Section 6.05(q).

“Borrower Materials” has the meaning assigned to such term in Section 5.01.

“Borrower Offer of Specified Discount Prepayment” means the offer by the Borrower to make a voluntary prepayment of Term Loans at a specified discount to par pursuant to Section 2.11(a)(ii)(B).

“Borrower Solicitation of Discount Range Prepayment Offers” means the solicitation by the Borrower of offers for, and the corresponding acceptance by a Term Lender of, a voluntary prepayment of Term Loans at a specified range at a discount to par pursuant to Section 2.11(a)(ii)(C).

“Borrower Solicitation of Discounted Prepayment Offers” means the solicitation by the Borrower of offers for, and the subsequent acceptance, if any, by a Term Lender of, a voluntary prepayment of Term Loans at a discount to par pursuant to Section 2.11(a)(ii)(D).

“Borrowing” means (a) Loans of the same Class and Type, made, converted or continued on the same date in the same currency and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Minimum” means (a) in the case of a Eurocurrency Revolving Borrowing, $5,000,000, (b) in the case of an ABR Revolving Borrowing, $1,000,000 and (c) in the case of a Swingline Loan, $1,000,000.

“Borrowing Multiple” means (a) in the case of a Eurocurrency Revolving Borrowing, $1,000,000, (b) in the case of an ABR Revolving Borrowing, $500,000 and (c) in the case of a Swingline Loan, $100,000.

“Borrowing Request” means a request by the Borrower for a Borrowing in accordance with Section 2.03.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in London or New York City are authorized or required by law to remain closed; provided that (a) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Dollars, any fundings, disbursements, settlements and payments in Dollars in respect of any such Eurocurrency Loan, or any other dealings in Dollars to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan, Business Day also means any such day on which commercial banks in New York are open and on which dealings in deposits in Dollars are conducted by and between banks in the London interbank eurodollar market, (b) if such day relates to any interest rate settings as to a Eurocurrency Loan denominated in Euro, any fundings, disbursements, settlements and payments in Euro in respect of any such Eurocurrency Loan, or any other dealings in Euro to be carried out pursuant to this Agreement in respect of any such Eurocurrency Loan or any Letter of Credit issued in Euro, Business Day also means a TARGET Day and (c) if such day relates to any fundings, disbursements, settlements and payments in connection with a Letter of Credit issued in an Alternative Currency (other than Euro), Business Day means any such day on which banks are open for foreign exchange business in the principal financial center of the country of such currency.

“Capital Expenditures” means, for any Person in respect of any period, the aggregate of all expenditures incurred by such Person during such period that, in accordance with IFRS, are or should be included in “additions to property, plant or equipment” or similar items reflected in the statement of cash flows of such person; provided, however, that Capital Expenditures shall not include:

(a) expenditures with funds that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” but for the application of the first proviso to such clause (a);

(b) expenditures with proceeds of insurance settlements, condemnation awards and other settlements in respect of lost, destroyed, damaged or condemned assets, equipment or other property to the extent such expenditures are made to replace or repair such lost, destroyed, damaged or condemned assets, equipment or other property or otherwise to acquire, maintain, develop, construct, improve, upgrade or repair assets or properties useful in the business of the Borrower and the Restricted Subsidiaries within 12 months of receipt of such proceeds;

(c) interest capitalized during such period;

(d) expenditures that are accounted for as capital expenditures of such Person and that actually are paid for by a third party (excluding the Borrower or any Restricted Subsidiary) and for which none of the Borrower or any Restricted Subsidiary has provided or is required to provide or incur or is otherwise liable for, directly or indirectly, any consideration or obligation to such third party or any other Person (whether before, during or after such period);

(e) the book value of any asset owned by such person prior to or during such period to the extent that such book value is included as a capital expenditure during such period as a result of such person reusing or beginning to reuse such asset during such period without a corresponding expenditure actually having been made in such period; provided that (i) any expenditure necessary in order to permit such asset to be reused shall be included as a Capital Expenditure during the period that such expenditure actually is made and (ii) such book value shall have been included in Capital Expenditures when such asset was originally acquired;

(f) the purchase price of equipment purchased during such period to the extent that the consideration therefor consists of any combination of (i) used or surplus equipment traded in at the time of such purchase and (ii) the proceeds of a concurrent sale of used or surplus equipment, in each case, in the ordinary course of business;

(g) Investments in respect of a Permitted Business Acquisition; or

(h) the Acquisition.

“Capitalized Development Expenditures” means, for any period, the aggregate of all expenditures (whether paid in cash or accrued as liabilities) by a Person and its Restricted Subsidiaries during such period in respect of licensed or purchased software or internally developed software and software enhancements, product development testing, approval and registration that, in conformity with International Financing Reporting Standards (promulgated by the IASB and as adopted by the European Union) in effect as of the Effective Date, are permitted to be reflected as capitalized costs on the consolidated balance sheet of such Person and such Restricted Subsidiaries.

“Capitalized Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under IFRS, and, for purposes hereof, the amount of such obligations at any time shall be the capitalized amount thereof determined at such time in accordance with International Financing Reporting Standards (promulgated by the IASB and as adopted by the European Union) in effect on the Effective Date.

“Cash Collateral” has the meaning assigned to such term in the definition of “Cash Collateralize”.

“Cash Collateralize” means, in respect of an obligation, provide and pledge (as a first priority perfected security interest) cash or deposit account balances in Dollars (“Cash Collateral”), at a location and pursuant to documentation in form and substance reasonably satisfactory to the Administrative Agent, the applicable Issuing Banks and/or the Swingline Lender, as applicable (which documents are hereby consented to by the Lenders) (and “Cash Collateralization” has a corresponding meaning).

“Cash Interest Expense” means, with respect to any Person on a consolidated basis for any period, Interest Expense for such period, less, without duplication, the sum of (a) pay-in-kind Interest Expense or other noncash Interest Expense (including as a result of the effects of purchase accounting), (b) to the extent included in Interest Expense, the amortization of any financing fees paid by, or on behalf of, the Borrower or any Restricted Subsidiary, including such fees paid in connection with the

Transactions, (c) to the extent included in Interest Expense, the amortization of debt discounts, if any, or fees in respect of Swap Agreements and (d) cash interest income of the Borrower and the Restricted Subsidiaries for such period; provided that Cash Interest Expense shall exclude any one-time financing fees paid in connection with the Transactions or one-time amendment fees paid in connection with any amendment of this Agreement.

“Cash Management Obligations” means obligations of Holdings, the Borrower or any Subsidiary in respect of any cash pooling arrangements, and any netting, overdraft and related liabilities arising from treasury, depository and other cash management services or any electronic or automated clearing house transfers of funds, as well as participation in commercial (or purchasing) debt or credit card programs.

“CFC” means a controlled foreign corporation within the meaning of Section 957 of the Code.

“Change in Control” means:

(a) at any time after a Qualified IPO, majority of the seats (other than vacant seats) on the Board of Directors of Holdings are at any time occupied by Persons who are neither (i) nominated by the Board of Directors of Holdings or the Permitted Holders, (ii) appointed by directors so nominated nor (iii) appointed by the Permitted Holders;

(b) a “change of control” under (i) the Senior Secured Notes or any Permitted Refinancing Indebtedness in respect thereof or (ii) any Material Indebtedness;

(c) the failure of Holdings to own, directly or indirectly, beneficially and of record, 100% of all issued and outstanding Equity Interests of the Borrower;

(d) at any time prior to a Qualified IPO, the failure of the Permitted Holders to own beneficially, directly or indirectly, in the aggregate Equity Interests representing at least 51% of the aggregate ordinary voting power represented by the issued and outstanding Equity Interests of Holdings; or

(e) at any time after a Qualified IPO, any “person” or “group” (within the meaning of Rule 13d-5 of the Securities Exchange Act of 1934 as in effect on the Closing Date) other than the Permitted Holders shall beneficially own a percentage of the then outstanding voting Equity Interests of Holdings that is more than the greater of (A) 35% of the outstanding voting Equity Interests of Holdings and (B) the percentage of such voting Equity Interests owned, directly or indirectly, beneficially by the Permitted Holders.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority or (c) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

“Class” when used in reference to (a) any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Initial Revolving Loans, Other Revolving Loans, Extended Revolving Loans, Dollar Term Loans, Euro Term Loans, Incremental Term Loans, Other Term Loans, Extended Term Loans or Swingline Loans, (b) any Commitment, refers to whether such Commitment is an Initial Revolving Commitment, Other Revolving Commitment, Extended Revolving Commitment, Dollar Term Commitment, Euro Term Commitment or Other Term Commitment and (c) any Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments. Other Term Commitments, Incremental Term Loans, Other Term Loans, Extended Term Loans, Other Revolving Commitments (and the Other Revolving Loans made pursuant thereto) and Extended Revolving Commitments (and Extended Revolving Loans made pursuant thereto) that have different terms and conditions shall be construed to be in different Classes.

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Collateral” means any and all assets, whether real or personal, tangible or intangible, on which Liens are purported to be granted pursuant to the Security Documents as security for the Secured Obligations.

“Collateral Agreement” means the First Lien Collateral Agreement among the Borrower, each other Loan Party and the Administrative Agent, substantially in the form of Exhibit E.

“Collateral and Guarantee Requirement” means, at any time, and subject to applicable limitations set forth in this Agreement or any other Loan Document, the requirement that:

(a) the Administrative Agent shall have received from (i) Holdings, the Borrower and each of its Restricted Subsidiaries (other than any Excluded Subsidiary) either (x) a counterpart of the applicable Guarantee Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that is required to become a Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the applicable Guarantee Agreement, in substantially the form specified therein (with such changes as may be reasonably acceptable to the Administrative Agent), duly executed and delivered on behalf of such Person, (ii) each U.S. Loan Party either (x) a counterpart of the Collateral Agreement duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a U.S. Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the Collateral Agreement, in substantially the form specified therein (with such changes as may be reasonably acceptable to the Administrative Agent), duly executed and delivered on behalf of such Person, (iii) each Foreign Loan Party either (x) a counterpart of the applicable Foreign Collateral Documents duly executed and delivered on behalf of such Person or (y) in the case of any Person that becomes a Foreign Loan Party after the Effective Date (including by ceasing to be an Excluded Subsidiary), a supplement to the applicable Foreign Collateral Documents, in substantially the form specified therein (with such changes as may be reasonably acceptable to the Administrative Agent), duly executed and delivered on behalf of such Person and (iv) each Loan Party that directly owns any Equity Interests of a Foreign Subsidiary organized in a Specified Foreign Jurisdiction, to the extent not already covered by the Foreign Collateral Documents, a counterpart of the applicable Foreign Pledge Agreement duly executed and delivered on behalf of such Person, in each case under this clause (a) together with, in the case of any such Loan Documents executed and delivered after the Effective Date, documents of the type referred to in Section 4.01(c) and (if requested by the Administrative Agent) opinions of the type referred to in Section 4.01(b);

(b) all outstanding Equity Interests of the Borrower and each Restricted Subsidiary (other than any Equity Interests constituting Excluded Assets) owned by any Loan Party, shall have been pledged pursuant to the Collateral Agreement, the Foreign Collateral Documents or the Foreign Pledge Agreements, and the Administrative Agent shall have received certificates or other instruments representing all such Equity Interests (if any) or, in the case of a Restricted Subsidiary organized in Germany, the pledge thereof, together with undated stock powers or other instruments of transfer with respect thereto endorsed in blank (or, with respect to any Foreign Subsidiary, such other measures reasonably satisfactory to the Administrative Agent shall have been taken);

(c) if any Indebtedness for borrowed money of Holdings, the Borrower or any Restricted Subsidiary in a principal amount of $2,500,000 or more is owing by such obligor to any Loan Party and such Indebtedness is evidenced by a promissory note that shall have been pledged pursuant to the Security Documents, the Administrative Agent shall have received such promissory note, together with undated instruments of transfer with respect thereto endorsed in blank;

(d) all certificates, agreements, documents and instruments, including Uniform Commercial Code financing statements, required by the Security Documents, Requirements of Law and reasonably requested by the Administrative Agent to be filed, delivered, registered or recorded to create the Liens intended to be created by the Security Documents and perfect such Liens to the extent required by, and with the priority required by, the Security Documents and the other provisions of the term “Collateral and Guarantee Requirement,” shall have been filed, registered or recorded or delivered to the Administrative Agent for filing, registration or recording; and

(e) the Administrative Agent shall have received, to the extent customary and appropriate (as determined by the Administrative Agent in its reasonable discretion) in the applicable jurisdiction, (i) counterparts of a Mortgage with respect to each Mortgaged Property duly executed and delivered by the record owner of such Mortgaged Property, (ii) in the case of any Mortgaged Property located in the United States or to the extent customary in the jurisdiction where such Mortgaged Property is located, a fully-paid policy or policies of title insurance in an amount reasonably acceptable to the Administrative Agent issued by a nationally recognized title insurance company reasonably acceptable to the Administrative Agent insuring the Lien of each such Mortgage as a first priority Lien on the Mortgaged Property described therein, free of any other Liens except as expressly permitted by Section 6.02, together with such endorsements, coinsurance and reinsurance as the Administrative Agent may reasonably request, (iii) the Flood Documentation, (iv) such legal opinions as the Administrative Agent may reasonably request with respect to any such Mortgage or Mortgaged Property, (v) in the case of any Mortgaged Property located in the United States or to the extent customary in the jurisdiction where such Mortgaged Property is located, a Survey (provided, however, that a Survey shall not be required to the extent that the issuer of the applicable title insurance policy provides reasonable and customary survey-related coverages (including, without limitation, survey-related endorsements) in the applicable title insurance policy based on an existing survey and/or such other documentation as may be reasonably satisfactory to the title insurer and (vi) in the case of any Mortgaged Property located in the United States or to the extent customary in the jurisdiction where such Mortgaged Property is located, a certificate or other evidence reasonably satisfactory to the Administrative Agent of coverage under the insurance policies required by Section 5.03.

Notwithstanding the foregoing provisions of this definition or anything in this Agreement or any other Loan Document to the contrary, (a) Liens required to be granted from time to time pursuant to the term “Collateral and Guarantee Requirement” shall be subject to exceptions and limitations set forth in the Security Documents and, in the case of Foreign Subsidiaries, the Guarantee and Security Principles, (b) in no event shall control agreements or other control or similar arrangements be required with respect to deposit accounts, securities accounts, letter of credit rights or other assets requiring perfection by control (but not, for the avoidance of doubt, possession) (it being understood that perfection by possession will not be required with respect to cash), (c) in no event shall landlord lien waivers, bailee letters, estoppels and collateral access letters be required to be delivered, (d) in no event shall notices be required to be sent to account debtors or other contractual third-parties prior to the occurrence or absent the continuance of an Event of Default and unless requested by the Administrative Agent, (e) in no event shall Security Documents be governed by the law of the jurisdiction in which assets are located unless such jurisdiction is also the jurisdiction of organization of the Person granting such lien or any other grantor or the United States and (f) in no event shall the Collateral include any Excluded Assets. The Administrative Agent may grant extensions of time for the creation and perfection of security interests in or the obtaining of title insurance, legal opinions or other deliverables with respect to particular assets or the provision of any Guarantee by any Subsidiary (including extensions beyond the Effective Date or in connection with assets acquired, or Subsidiaries formed or acquired, after the Effective Date) where it reasonably determines that such action cannot be accomplished without undue effort or expense by the time or times at which it would otherwise be required to be accomplished by this Agreement or the Security Documents, and each Lender hereby consents to any such extensions of time.

“Commitment” means (a) with respect to any Lender, its Initial Revolving Commitment, Other Revolving Commitment of any Class, Extended Revolving Commitment of any Class, Dollar Term Commitment, Euro Term Commitment, Initial Term Commitment, Other Term Commitment of any Class or any combination thereof (as the context requires) and (b) with respect to any Swingline Lender, its Swingline Commitment.

“Company Code” means the Belgian Company Code (wetboek vennootschappen), as amended from time to time.

“Company Material Adverse Change” means any fact, event, change, effect, development or occurrence that has had, or would reasonably be expected to have, as a result, individually or in the aggregate, a reduction of the EBITDA of the Group Companies in an aggregate amount of 25% or greater in comparison to €171,943,000, such reduction calculated based on the total reduction in annual EBITDA as a result of the event reasonably estimated by the current management of the Group Companies for the twelve month period following such event, and after prior offset of such reduction against any facts, events, changes, effects, developments or occurrences which result in an increase of the EBITDA of the Group Companies in comparison to €171,943,000, such increase calculated based on the total increase in annual EBITDA as a result of the event reasonably estimated by the current management of the Group Companies for the twelve month period following such event; but shall exclude any fact, event, change, effect, development or occurrence resulting or arising from (i) any change in any Law or Generally Accepted Accounting Principles or Accounting Standards or any interpretation thereof; (ii) any change in general economic conditions in the United States, the European Union or any other country of region in the world, or conditions in the global economic generally; (iii) conditions in the securities markets, credit markets, currency market or other financial markets in the United States or in the European Union or any other country or region in the world; (iv) any change in the industries or markets in which the Company or any of its Subsidiaries operates, unless, but only if the Material Adverse Change is invoked prior to February 16, 2012, such change has a materially disproportionate impact on the Company and its Subsidiaries, taken as a whole, relative to the other participants in the chemical industry taken as a whole; (v) the entry into, announcement or consummation of this Agreement and/or the transactions contemplated hereby; (vi) any “act of God”, including but not limited to, the effect of any political conditions, natural disaster, war, act of terrorism, civil unrest or similar event; (vii) any action taken or any omission to act by the Purchaser or any of its Affiliates or any action taken or any omission to act with the consent of the Purchaser (including those omissions to act or actions taken that are permitted by this Agreement). Capitalized terms in this definition are used as defined in the Acquisition Agreement in effect on December 15, 2011.

“Compliance Certificate” means a certificate of a Financial Officer required to be delivered pursuant to Section 5.01(d).

“Consolidated Debt” means, as of any date of determination, the sum of (without duplication) all Indebtedness of the type set forth in clauses (a), (b), (e) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt), (f), (g) (to the extent such Swap Agreements relate to currency or Indebtedness for borrowed money), (h) (other than letters of credit, to the extent undrawn), (j) and (k) (to the extent related to any Indebtedness that would otherwise constitute Consolidated Debt) of the definition of “Indebtedness” of the Borrower and the Restricted Subsidiaries determined on a consolidated basis on such date.

“Consolidated First Lien Debt” means, as of any date of determination, (i) Consolidated Debt to the extent secured by Liens on all or any portion of the Collateral that are pari passu with the Liens on the Collateral securing the Secured Obligations) on such date less (ii) the Unrestricted Cash of the Borrower and its Restricted Subsidiaries on such date. For purposes of determining Consolidated First Lien Debt, the net asset or liability attributable to Swap Agreements will be included in Consolidated First Lien Debt in the proportion of (i) the amount of Consolidated First Lien Debt (without regard to the amount of such Swap Agreement net asset or liability) denominated in Dollars to (ii) Consolidated Debt (also without regard to the amount of such Swap Agreement net asset or liability) denominated in Dollars of the Borrower and its Restricted Subsidiaries on a consolidated basis.

“Consolidated First Lien Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated First Lien Debt as of such date to (b) EBITDA for the most recently ended Test Period, all determined on a consolidated basis in accordance with IFRS; provided EBITDA shall be determined for the respective Test Period on a Pro Forma Basis.

“Consolidated Net Income” means, with respect to any Person for any period, the aggregate Net Income of such Person and its subsidiaries for such period, on a consolidated basis, in accordance with IFRS; provided, however, that, without duplication:

(a) any net after-tax extraordinary, nonrecurring or unusual gains or losses (less all fees and expenses relating thereto) or expenses or charges, any severance expenses, relocation expenses, curtailments or modifications to pension and post-retirement employee benefit plans, any expenses related to any reconstruction, decommissioning, recommissioning or reconfiguration of fixed assets for alternate uses and fees, expenses or charges relating to new product lines, facilities closing costs, acquisition integration costs, facilities opening costs, project start-up costs, signing, retention or completion bonuses, and any fees, expenses, charge or change in control payments related to the Transactions, in each case, shall be excluded;

(b) effects of purchase accounting adjustments (including the effects of such adjustments pushed down to such Person and such Subsidiaries) in amounts required or permitted by IFRS, resulting from the application of purchase accounting in relation to the Transactions or any consummated acquisition or the amortization or write-off of any amounts thereof, net of taxes, shall be excluded;

(c) the cumulative effect of a change in accounting principles (which shall in no case include any change in the comprehensive basis of accounting) during such period shall be excluded;

(d) (i) any net after-tax income or loss from disposed, abandoned, transferred, closed or discontinued operations, (ii) any net after-tax gain or loss on disposal of disposed, abandoned, transferred, closed or discontinued operations and (iii) any net after-tax gains or losses (less all fees and expenses or charges relating thereto) attributable to business dispositions or asset dispositions other than in the ordinary course of business (as determined in good faith by the Borrower) shall be excluded;

(e) any net after-tax gains or losses, or any subsequent charges or expenses (less all fees and expenses or charges relating thereto), attributable to the early extinguishment of Indebtedness, hedging obligations or other derivative instruments shall be excluded;

(f) the Net Income for such period of any Person that is not a subsidiary of such Person, or is an Unrestricted Subsidiary, or that is accounted for by the equity method of accounting (other than a guarantor), shall be included only to the extent of the amount of dividends or distributions or other payments actually paid in cash or cash equivalents (or to the extent converted into cash or cash equivalents) to the referent Person or a subsidiary thereof in respect of such period;

(g) solely for purposes of calculating Available Free Cash Flow Amount, the Net Income for such period of any subsidiary of such Person shall be excluded to the extent that the declaration or payment of dividends or similar distributions by such subsidiary of its Net Income is not at the date of determination permitted without any prior governmental approval (which has not been obtained) or, directly or indirectly, by the operation of the terms of its charter or any agreement, instrument, judgment, decree, order, statute, rule or governmental regulation applicable to such subsidiary or its equityholders, unless such restrictions with respect to the payment of dividends or similar distributions have been legally waived; provided that the Consolidated Net Income of such Person shall be increased by the amount of dividends or other distributions or other payments actually paid in cash (or converted into cash) by any such subsidiary to such Person or a subsidiary of such Person (subject to the provisions of this clause (g)), to the extent not already included therein;

(h) an amount equal to the amount of tax distributions actually made to any parent or equity holder of such Person in respect of such period in accordance with Section 6.06(b) shall be included as though such amounts had been paid as income taxes directly by such Person for such period;

(i) any impairment charge or asset write-off, in each case pursuant to IFRS, and the amortization of intangibles arising pursuant to IFRS, shall be excluded;

(j) any non-cash expense realized or resulting from stock option plans, employee benefit plans or post-employment benefit plans, or grants or sales of stock, stock appreciation or similar rights, stock options, restricted stock, preferred stock or other rights shall be excluded;

(k) any (a) non-cash compensation charges, (b) costs and expenses after the Effective Date related to employment of terminated employees, or (c) costs or expenses realized in connection with or resulting from stock appreciation or similar rights, stock options or other rights existing on the Effective Date of officers, directors and employees, in each case of such Person or any of its subsidiaries, shall be excluded;

(l) accruals and reserves that are established or adjusted within 12 months after the Effective Date (excluding any such accruals or reserves to the extent that they represent an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) and that are so required to be established or adjusted in accordance with IFRS or as a result of adoption or modification of accounting policies shall be excluded;

(m) the Net Income of any Person and its Restricted Subsidiaries shall be calculated without deducting the income attributable to, or adding the losses attributable to, the minority equity interests of third parties in any non-Wholly Owned Restricted Subsidiary except to the extent of dividends declared or paid in respect of such period or any prior period on the shares of Equity Interests of such Restricted Subsidiary held by such third parties;

(n) any unrealized gains and losses related to currency remeasurements of Indebtedness, and any unrealized net loss or gain resulting from hedging transactions for interest rates or currency exchange risk, shall be excluded;

(o) to the extent covered by insurance and actually reimbursed, or, so long as such Person has made a determination that there exists reasonable evidence that such amount will in fact be reimbursed by the insurer and only to the extent that such amount is (A) not denied by the applicable carrier in writing within 180 days and (B) in fact reimbursed within 365 days of the date of such evidence (with a deduction for any amount so added back to the extent not so reimbursed within 365 days), expenses with respect to liability or casualty events or business interruption shall be excluded;

(p) Capitalized Development Expenditures shall be excluded; and

(q) non-cash charges for deferred tax asset valuation allowances shall be excluded (except to the extent reversing a previously recognized increase to Consolidated Net Income).

Consolidated Net Income presented in a currency other than Dollars will be converted to Dollars based on the average exchange rate for such currency during, and applied to, each fiscal quarter in the period for which Consolidated Net Income is being calculated.

“Consolidated Total Assets” means, as of any date of determination, the total assets of the Borrower and the Restricted Subsidiaries, determined on a consolidated basis in accordance with IFRS, as set forth on the consolidated balance sheet of the Borrower as of the last day of the Test Period ending immediately prior to such date. Consolidated Total Assets shall be determined on a Pro Forma Basis.

“Consolidated Total Debt” means, as of any date of determination, (i) Consolidated Debt on such date less (ii) the Unrestricted Cash of the Borrower and its Restricted Subsidiaries on such date.

“Consolidated Total Leverage Ratio” means, as of any date of determination, the ratio of (a) Consolidated Total Debt as of such date to (b) EBITDA for the most recently ended Test Period, all determined on a consolidated basis in accordance with IFRS; provided that EBITDA shall be determined for the respective Test Period on a Pro Forma Basis.

“Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies, or the dismissal or appointment of the management, of a Person, whether through the ability to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto.

“Credit Agreement Refinancing Indebtedness” means (a) Indebtedness incurred or (b) Other Revolving Commitments obtained pursuant to a Refinancing Amendment, in each case, issued, incurred or otherwise obtained (including by means of the extension or renewal of existing Indebtedness) in exchange for, or to extend, renew, replace or refinance, in whole or part, existing Term Loans, outstanding Revolving Loans or Revolving Commitments hereunder (including any successive Credit Agreement Refinancing Indebtedness) (“Refinanced Debt”); provided that (i) such extending, renewing or refinancing Indebtedness (including, if such Indebtedness includes any Other Revolving Commitments, the unused portion of such Other Revolving Commitments) is in an original aggregate principal amount not greater than the aggregate principal amount of the Refinanced Debt (and, in the case of Refinanced Debt consisting, in whole or in part, of unused Initial Revolving Commitments, Extended Revolving Commitments or Other Revolving Commitments, the amount thereof) (except by an amount equal to accrued and unpaid interest and premium thereon and fees and expenses incurred, in connection with such extending, renewing or refinancing), (ii) such Indebtedness has a maturity equal to or later than, and a Weighted Average Life to Maturity equal to or greater than, the Refinanced Debt, (iii) such Refinanced Debt shall be repaid, defeased or satisfied and discharged, and all accrued interest, fees and premiums (if any) in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained, (iv) in the case of Credit Agreement Refinancing Indebtedness in the form of notes, such Credit Agreement Refinancing Indebtedness does not contain any mandatory prepayment provisions (other than related to customary asset sale and change of control offers) that could result in prepayments of such notes prior to the Refinanced Debt, (v) such Indebtedness shall not be guaranteed by any Persons other than the Loan Parties, (vi) such Indebtedness (if secured) shall be subject to a Senior Priority Lien Intercreditor Agreement or Junior Priority Lien Intercreditor Agreement, as applicable, and (vii) the other terms and conditions of such Credit Agreement Refinancing Indebtedness (excluding pricing and optional prepayment or redemption terms) are substantially identical to, or less favorable to the investors providing such Credit Agreement Refinancing Indebtedness than, those applicable to the Refinanced Debt (except for covenants or other provisions applicable only to periods after the Latest Maturity Date); provided that to the extent that such Refinanced Debt consists, in whole or in part, of Initial Revolving Commitments, Other Revolving Commitments or Extended Revolving Commitments (or Initial Revolving Loans, Other Revolving Loans, Extended Revolving Loans or Swingline Loans incurred pursuant to any Initial Revolving Commitments, Other Revolving Commitments or Extended Revolving Commitments), such Initial Revolving Commitments, Other Revolving Commitments or Extended Revolving Commitments, as applicable, shall be terminated, and all accrued fees in connection therewith shall be paid, on the date such Credit Agreement Refinancing Indebtedness is issued, incurred or obtained.

“Credit Extension” means the making of a Borrowing or Letter of Credit Extension.

“Cumulative Equity Proceeds Amount” means, at any date of determination, an amount equal to, without duplication:

(a) 100% of the aggregate net proceeds (determined in a manner consistent with the definition of “Net Proceeds”), including cash and the Fair Market Value of tangible assets other than cash, received by the Borrower after the Effective Date from the issue or sale of Equity Interests of the Borrower to Holdings (excluding, without duplication, Excluded Contributions, Excluded Equity Proceeds, Cure Amounts and Disqualified Equity Interests) including Equity Interests of Holdings (other than Disqualified Equity Interests) issued upon conversion of Indebtedness or Disqualified Equity Interests to the extent the Borrower had received the Net Proceeds of such Indebtedness or Disqualified Equity Interests; plus

(b) 100% of the aggregate amount of contributions to the capital of the Borrower by Holdings received in cash and the Fair Market Value of tangible assets other than cash after the Effective Date (other than Excluded Contributions, Excluded Equity Proceeds, Cure Amounts and Disqualified Equity Interests); plus

(c) 100% of the aggregate amount received by the Borrower or any Restricted Subsidiary in cash and the Fair Market Value of tangible assets other than cash received by the Borrower or any Restricted Subsidiary after the Effective Date from:

(i) the sale or other disposition (other than to the Borrower or a Restricted Subsidiary of the Borrower) of Investments made by the Borrower and its Restricted Subsidiaries and repurchases and redemptions of such Investments from the Borrower and its Restricted Subsidiaries by any Person (other than Holdings, the Borrower or any of its Restricted Subsidiaries) to the extent the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(c);

(ii) the sale (other than to the Holdings, Borrower or a Restricted Subsidiary) of the Equity Interests of an Unrestricted Subsidiary to the extent the Net Proceeds thereof are not required to be applied pursuant to Section 2.11(c); or

(iii) a distribution, dividend or other payment from an Unrestricted Subsidiary.

“Cumulative Retained Excess Cash Flow Amount” means, at any date of determination, an amount equal to (a) the aggregate cumulative sum of the Retained Percentage of Excess Cash Flow for each Excess Cash Flow Period, plus (b) for each Excess Cash Flow Interim Period during any Excess Cash Flow Period in which the Borrower has elected to make an Excess Cash Flow Early Prepayment, an amount equal to the Retained Percentage of the Excess Cash Flow for such Excess Cash Flow Interim Period, plus (c) an amount equal to (i) the Retained Percentage of Year To Date Excess Cash Flow for such Excess Cash Flow Period minus (ii) the aggregate of all amounts, if any, added pursuant to clause (b) above during any Excess Cash Flow Period.

“Cure Amount” has the meaning assigned to such term in Section 7.02(a).

“Cure Right” has the meaning assigned to such term in Section 7.02(a).

“Current Assets” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all assets (other than cash and Permitted Investments or other cash equivalents) that would, in accordance with IFRS, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as current assets at such date of determination, other than amounts related to current or deferred Taxes based on income or profits.

“Current Liabilities” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, all liabilities that would, in accordance with IFRS, be classified on a consolidated balance sheet of the Borrower and the Restricted Subsidiaries as current liabilities at such date of determination, other than (a) the current portion of any Indebtedness, (b) accruals of Interest Expense (excluding Interest Expense that is due and unpaid), (c) accruals for current or deferred Taxes based on income or profits, (d) accruals, if any, of transaction costs resulting from the

Transactions, (e) accruals of any costs or expenses related to (i) severance or termination of employees prior to the Effective Date or (ii) bonuses, pension and other post-retirement benefit obligations, and (f) accruals for add-backs to EBITDA included in clause (a)(iv) of the definition of such term.

“Debtor Relief Laws” means the Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

“Debt Service” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any period, Cash Interest Expense for such period plus scheduled principal amortization of Consolidated Debt for such period.

“Declined Amounts” has the meaning set forth in Section 2.11(e).

“Default” means any event or condition that constitutes an Event of Default or that upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means at any time, subject to Section 2.23(b), (i) any Lender that has failed for two or more Business Days to comply with its obligations under this Agreement to make a Loan, make a payment to an Issuing Bank in respect of a Letter of Credit, make a payment to the Swingline Lender in respect of a Swingline Loan or make any other payment due hereunder (each, a “funding obligation”), unless such Lender has notified the Administrative Agent and the Borrower in writing that such failure is the result of such Lender’s good faith determination that one or more conditions precedent to funding has not been satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing), (ii) any Lender that has notified the Administrative Agent, the Borrower, an Issuing Bank or the Swingline Lender in writing, or has stated publicly, that it does not intend to comply with its funding obligations hereunder, unless such writing or statement states that such position is based on such Lender’s good faith determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), (iii) any Lender that has generally defaulted on its funding obligations under other loan agreements or credit agreements or other similar financing agreements, (iv) any Lender that has, for three or more Business Days after written request of the Administrative Agent or the Borrower, failed to confirm in writing to the Administrative Agent and the Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender will cease to be a Defaulting Lender pursuant to this clause (iv) upon the Administrative Agent’s and the Borrower’s receipt of such written confirmation) or (v) any Lender with respect to which a Lender Insolvency Event has occurred and is continuing with respect to such Lender or its Parent Company (provided that, in each case neither the reallocation of funding obligations provided for in Section 2.23(a) as a result of a Lender’s being a Defaulting Lender nor the performance by Non-Defaulting Lenders of such reallocated funding obligations will by themselves cause the relevant Defaulting Lender to become a Non-Defaulting Lender). Any determination by the Administrative Agent that a Lender is a Defaulting Lender under any of clauses (i) through (v) above will be conclusive and binding absent manifest error, and such Lender will be deemed to be a Defaulting Lender (subject to Section 2.23(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Banks, the Swingline Lender and the Lenders.

“Defaulting Lender Fronting Exposure” means, at any time there is a Defaulting Lender or a Potential Defaulting Lender, (a) with respect to the Issuing Banks, such Defaulting Lender’s or Potential Defaulting Lender’s Applicable Percentage of the outstanding Letter of Credit obligations other than Letter of Credit obligations as to which such Defaulting Lender’s or Potential Defaulting Lender’s participation obligation has been reallocated to other Lenders or Cash Collateralized in accordance with the terms hereof, and (b) with respect to the Swingline Lender, such Defaulting Lender’s or Potential Defaulting Lender’s Applicable Percentage of Swingline Loans other than Swingline Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders in accordance with the terms hereof.

“Discount Prepayment Accepting Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Discount Range” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Prepayment Notice” means a written notice of a Borrower Solicitation of Discount Range Prepayment Offers made pursuant to Section 2.11(a)(ii)(C) substantially in the form of Exhibit N.

“Discount Range Prepayment Offer” means the irrevocable written offer by a Term Lender, substantially in the form of Exhibit O, submitted in response to an invitation to submit offers following the Auction Agent’s receipt of a Discount Range Prepayment Notice.

“Discount Range Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discount Range Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Discounted Prepayment Determination Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Discounted Prepayment Effective Date” means in the case of a Borrower Offer of Specified Discount Prepayment or Borrower Solicitation of Discount Range Prepayment Offer, five (5) Business Days following the receipt by each relevant Term Lender of notice from the Auction Agent in accordance with Section 2.11(a)(ii)(B), Section 2.11(a)(ii)(C) or Section 2.11(a)(ii)(D), as applicable unless a shorter period is agreed to between the Borrower and the Auction Agent.

“Discounted Term Loan Prepayment” has the meaning assigned to such term in Section 2.11(a)(ii)(A).

“Disposition” means, with respect to any Person, any sale, transfer, lease or other disposition of any asset owned by such Person or any issuance of Equity Interests in such Person.

“Disqualified Equity Interest” means, with respect to any Person, any Equity Interest in such Person that by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable, either mandatorily or at the option of the holder thereof), or upon the happening of any event or condition:

(a) matures or is mandatorily redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests), whether pursuant to a sinking fund obligation or otherwise;

(b) is convertible or exchangeable, either mandatorily or at the option of the holder thereof, for Indebtedness or Equity Interests (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests); or

(c) is redeemable (other than solely for Equity Interests in such Person that do not constitute Disqualified Equity Interests and cash in lieu of fractional shares of such Equity Interests) or is required to be repurchased by such Person or any of its Affiliates, in whole or in part, at the option of the holder thereof;

in each case, on or prior to the date 91 days after the Latest Maturity Date; provided, however, that (i) an Equity Interest in any Person that would not constitute a Disqualified Equity Interest but for terms thereof giving holders thereof the right to require such Person to redeem or purchase such Equity Interest upon the occurrence of an “asset sale” or a “change of control” shall not constitute a Disqualified Equity Interest if any such requirement becomes operative only after repayment in full of all the Loans and all other Loan Document Obligations that are accrued and payable, the cancellation or expiration of all Letters of Credit and the termination of the Commitments and (ii) if an Equity Interest in any Person is issued pursuant to any plan for the benefit of employees of Holdings (or any direct or indirect parent thereof) or any of its subsidiaries or by any such plan to such employees, such Equity Interest shall not constitute a Disqualified Equity Interest solely because it may be required to be repurchased by Holdings (or any direct or indirect parent company thereof) or any of its subsidiaries in order to satisfy applicable statutory or regulatory obligations of such Person.

“Disqualified Lenders” means (i) any Persons set forth in writing by the Borrower to the Administrative Agent on or prior to December 15, 2011 and (ii) any bona fide competitors of the Borrower set forth in writing by the Borrower to the Administrative Agent following the Effective Date.

“Documentation Agent” means Deutsche Bank Securities Inc. in its capacity as documentation agent.

“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars (rounded to the nearest Dollar, with 0.5 of a Dollar being rounded upward) as determined by the Administrative Agent or the applicable Issuing Bank, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

“Dollar Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Dollar Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Dollar Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption (the “Initial Dollar Term Commitment”), and shall include any Term Commitment Increase and Other Term Commitment of such Dollar Term Lender denominated in Dollars, as context may require. The amount of each Lender’s Dollar Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Dollar Term Commitment, as the case may be. The initial aggregate amount of the Lenders’ Dollar Term Commitments on the Effective Date is $350,000,000.

“Dollar Term Lender” means a Lender with a Dollar Term Commitment or an outstanding Dollar Term Loan.

“Dollar Term Loan” has the meaning assigned to such term in Section 2.01(a).

“Dollars” or “$” refers to lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary that is not a Foreign Subsidiary.

“EBITDA” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any period, the Consolidated Net Income of the Borrower and the Restricted Subsidiaries for such period plus

(a) the sum of without duplication:

(i) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, provision for taxes based on income, profits or capital of the Borrower and the Restricted Subsidiaries for such period, without duplication, including, without limitation, state franchise and similar taxes, and foreign withholding taxes (including penalties and interest related to taxes or arising from tax examination); plus

(ii) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, (x) Interest Expense of the Borrower and the Restricted Subsidiaries for such period, (y) customary commissions, discounts, yield and other fees and charges (including any interest expense) related to Permitted Receivables Financings and (z) all cash dividend payments (excluding items eliminated in consolidation) on any series of preferred stock or Disqualified Equity Interests of the Borrower and its Restricted Subsidiaries; plus

(iii) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, depreciation, amortization (including amortization of intangibles, deferred financing fees and unrecognized prior service costs and actuarial gains and losses related to pensions and other post-employment benefits, but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash expenses (excluding any such non-cash charges or expenses to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of the Borrower and the Subsidiaries for such period; plus

(iv) to the extent deducted or otherwise excluded in calculating Consolidated Net Income for such period, business optimization expenses and other restructuring charges, reserves or expenses (which, for the avoidance of doubt, shall include, without limitation, the effect of the inventory optimization programs, facility closure, facility consolidations, retention, severance, systems establishment costs, contract termination costs, future lease commitments and excess pension charges); plus

(v) to the extent permitted to be paid pursuant to Section 6.07, the amount of management, monitoring, consulting, transaction and advisory fees and related expenses paid to the Sponsor (or any accruals relating to such fees and related expenses) during such period; plus

(vi) any costs or expense incurred pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement or any stock subscription or shareholder agreement, to the extent that such cost or expenses are funded with cash proceeds contributed to the capital of the Borrower or a Guarantor or net cash proceeds of an issuance of Equity Interests of the Borrower (other than Disqualified Equity Interests) solely to the extent that such net cash proceeds are excluded from the calculation of the Available Free Cash Flow Amount; plus

(vii) any expenses or charges (other than depreciation or amortization) related to any issuance of Equity Interests, Investment, acquisition, disposition, recapitalization or the incurrence or repayment of Indebtedness permitted to be incurred by this Agreement (including a refinancing thereof) (whether or not successful), including (i) such fees, expenses or charges related to the Transactions, and (ii) any amendment or other modification of the notes or other Indebtedness; plus

(viii) the amount of loss on sale of receivables and related assets to a Permitted Receivables Financing; plus

(ix) all adjustments of the nature used in connection with the calculation of “Consolidated EBITDA” as set forth in footnote (4) to the Summary Historical and Unaudited Pro Forma Condensed Consolidated Financial Information set forth in the Offering Memorandum, to the extent such adjustments, without duplication, continue to be applicable to such period; minus

(b) non-cash items increasing such Consolidated Net Income for such period (excluding the recognition of deferred revenue or any non-cash items which represent the reversal of any accrual of, or reserve for, anticipated cash charges in any prior period and any items for which cash was received in any prior period);

in each case, on a consolidated basis and determined in accordance with IFRS; provided that for purposes of calculating EBITDA for any period including a fiscal quarter ended on or prior to September 30, 2011, EBITDA for any such applicable fiscal quarter shall be deemed to equal (a) $49,116,000 for the fiscal quarter ended September 30, 2011, (b) $61,811,000 for the fiscal quarter ended June 30, 2011, (c) $66,719,000 for the fiscal quarter ended March 31, 2011 and (d) $50,160,000 for the fiscal quarter ended December 31, 2010.

Notwithstanding the preceding, the provision for taxes based on the income or profits of, the Interest Expense of, the depreciation and amortization and other non-cash expenses or non-cash items of and the restructuring charges or expenses of, a Restricted Subsidiary (other than any Wholly Owned Subsidiary) of the Borrower will be added to (or subtracted from, in the case of non-cash items described in clause (b) above) Consolidated Net Income to compute EBITDA, (A) in the same proportion that the Net Income of such Restricted Subsidiary was added to compute such Consolidated Net Income of the Borrower, and (B) only to the extent that a corresponding amount of the Net Income of such Restricted Subsidiary would be permitted at the date of determination to be dividended or distributed to the Borrower by such Restricted Subsidiary without prior governmental approval (that has not been obtained), and without direct or indirect restriction pursuant to the terms of its charter and all agreements, instruments, judgments, decrees, orders, statutes, rules and governmental regulations applicable to that Restricted Subsidiary or its stockholders.

“Economic Sanctions Laws” means (i) the Trading with the Enemy Act (50 U.S.C. App. §§ 5(b) and 16, as amended), the International Emergency Economic Powers Act (50 U.S.C. §§ 1701-1706, as amended) and Executive Order 13224 (effective September 24, 2001), as amended and (ii) any and all other laws, judgments, orders, executive orders, decrees, ordinances, rules, regulations, statutes, case law or treaties applicable to a Loan Party, its Subsidiaries or Affiliates relating to economic sanctions and terrorism financing.

“Effective Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 9.02) and the Initial Term Loans are funded.

“Eligible Assignee” means (a) a Lender, (b) an Affiliate of a Lender, (c) an Approved Fund and (d) any other Person (other than Holdings, the Borrower or any of its Subsidiaries), other than, in each case, a natural person; provided that, without the prior written consent of the Borrower (which may be withheld in its sole discretion) a Disqualified Lender shall not be an Eligible Assignee.

“Embargoed Person” means (i) any country or territory that is the subject of a sanctions program administered by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”) or (ii) any party that (w) is publicly identified on the most current list of “Specially Designated Nationals and Blocked Persons” published by the OFAC, (x) is a “designated national” pursuant to OFAC’s Cuban Assets Control Regulations (31 C.F.R. 515.305), (y) resides, is organized or chartered, or has a place of business in a country or territory that is the subject of a sanctions program administered by OFAC or (z) is publicly identified as prohibited from doing business with the United States under the International Emergency Economic Powers Act, the Trading With the Enemy Act, or any other Requirement of Law.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all applicable treaties, rules, regulations, codes, ordinances, judgments, orders, decrees and other applicable Requirements of Law, and all applicable injunctions or binding agreements issued, promulgated or entered into by or with any Governmental Authority, in each instance relating to the protection of the environment, to preservation or reclamation of natural resources, to the Release or threatened Release of any Hazardous Material or to the extent relating to exposure to Hazardous Materials, to health or safety matters.

“Environmental Liability” means any liability, obligation, loss, claim, action, order or cost, contingent or otherwise (including any liability for damages, costs of medical monitoring, costs of environmental remediation or restoration, administrative oversight costs, consultants’ fees, fines, penalties and indemnities), of Holdings, the Borrower or any Restricted Subsidiary directly or indirectly resulting from or based upon (a) any actual or alleged violation of any Environmental Law or permit, license or approval issued thereunder, (b) the generation, use, handling, transportation, storage or treatment of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the Release or threatened Release of any Hazardous Materials or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“Equity Contribution” means the contribution on the Effective Date by the Sponsor, directly or indirectly through one or more direct or indirect holding company parents of Holdings, of cash equity contributions to Holdings in the form of common equity, or other equity on terms reasonably acceptable to the Joint Bookrunners, and which shall be further contributed to the Borrower.

“Equity Contribution Documents” means, collectively, the agreements pursuant to which Apollo Investment Fund VII, L.P., Apollo Overseas Partners (Delaware 892) VII, L.P., Apollo Overseas Partners VII, L.P., Apollo Overseas Partners (Delaware) VII, L.P. and Apollo Investment Fund (PB) VII, L.P. made indirect equity investments in Holdings, as the same may be amended from time to time in accordance with the terms hereof and thereof.

“Equity Interests” means shares of capital stock, partnership interests, membership interests in a limited liability company, beneficial interests in a trust or other equity ownership interests in a Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with Holdings, is treated as a single employer under Section 414(b) or 414(c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event,” as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30-day notice period is waived); (b) with respect to a Plan, a failure to satisfy the minimum funding standard (within the meaning of Section 412 of the Code or Section 302 of ERISA) applicable to such Plan, whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) a determination that any Plan is, or is expected to be, in “at-risk” status (as defined in Section 303(i)(4) of ERISA or Section 430(i)(4) of the Code); (e) a withdrawal by the Borrower or any ERISA Affiliate from a Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations that is treated as such a withdrawal under Section 4062(e) of ERISA; (f) the incurrence by the Borrower or any of its ERISA Affiliates of any liability under Title IV of ERISA with respect to the termination of any Plan or Multiemployer Plan; (g) an event or condition which would reasonably be expected to constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Plan or the receipt by the Borrower or any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (h) the incurrence by the Borrower or any of its ERISA Affiliates of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (i) the receipt by the Borrower or any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from the Borrower or any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA or in endangered or critical status, within the meaning of Section 305 of ERISA.

“Euro” or “€” means the single currency of the European Union as constituted by the Treaty on European Union and as referred to in the EMU Legislation.

“Euro Equivalent” means, at any time, with respect to any amount denominated in Dollars or an Alternative Currency (other than Euro), the equivalent amount thereof in Euro (rounded to the nearest Euro, with 0.5 of a Euro being rounded upward) as determined by the Administrative Agent or the Issuing Bank at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Euro with Dollars or such Alternative Currency.

“Euro Term Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make a Euro Term Loan hereunder on the Effective Date, expressed as an amount representing the maximum principal amount of the Euro Term Loan to be made by such Lender hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption (the “Initial Euro Term Commitment”), and shall include any Term Commitment Increase and Other Term Commitment of such Euro Term Lender denominated in Euro, as context may require.

The amount of each Lender’s Euro Term Commitment as of the Effective Date is set forth on Schedule 2.01 or in the Assignment and Assumption pursuant to which such Lender shall have assumed its Euro Term Commitment, as the case may be. The initial aggregate amount of the Lenders’ Euro Term Commitments on the Effective Date is €120,000,000.

“Euro Term Lender” means a Lender with a Euro Term Commitment or an outstanding Euro Term Loan.

“Euro Term Loan” has the meaning assigned to such term in Section 2.01(b).

“Eurocurrency” when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Adjusted Eurocurrency Rate.

“Eurocurrency Rate” means,

(a) for any Interest Period with respect to a Eurocurrency Borrowing, the rate per annum equal to (i) (x) in the case of Borrowings in Dollars, the British Bankers Association LIBOR Rate (“BBA LIBOR”), as published by Reuters (or such other commercially available source providing quotations of BBA LIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Dollar deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (y) in the case of Borrowings in Euro, the rate appearing on the display designated as Reuters Screen EURIBOR01 Page (or such other page as may replace such page on such service for the purpose of displaying the percentage rate per annum determined by the Banking Federation of the European Union commonly referred to as EURIBOR) (“EURIBOR”) (or such other commercially available source providing quotations of EURIBOR as may be designated by the Administrative Agent from time to time) at approximately 11:00 a.m., London time, two London Banking Days prior to the commencement of such Interest Period, for Euro deposits (for delivery on the first day of such Interest Period) with a term equivalent to such Interest Period or (ii) if such published rate is not available at such time for any reason, then the “Eurocurrency Rate” for such Interest Period shall be the rate per annum determined by the Administrative Agent to be the rate at which deposits in the relevant currency for delivery on the first day of such Interest Period in Same Day Funds in the approximate amount of the Eurocurrency Borrowing being made, continued or converted by the Administrative Agent and with a term equivalent to such Interest Period would be offered by the Administrative Agent’s London branch to major banks in the London interbank eurodollar market at their request at approximately 11:00 a.m. (London time) two London Banking Days prior to the commencement of such Interest Period; and

(b) for any interest calculation with respect to an ABR Loan on any date, the rate per annum equal to (i) BBA LIBOR, at approximately 11:00 a.m., London time determined two London Banking Days prior to such date for dollar deposits being delivered in the London interbank market for a term of one month commencing that day or (ii) if such published rate is not available at such time for any reason, the rate per annum determined by the Administrative Agent to be the rate at which deposits in Dollars for delivery on the date of determination in Same Day Funds in the approximate amount of the ABR Loan being made or maintained and with a term equal to one month would be offered by the Administrative Agent’s London Branch to major banks in the London interbank eurodollar market at their request at the date and time of determination.

“Event of Default” has the meaning assigned to such term in Section 7.01.

“Excess Cash Flow” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis for any Excess Cash Flow Period, EBITDA of the Borrower and the Restricted Subsidiaries on a consolidated basis for such Excess Cash Flow Period, minus, without duplication,

(a) Debt Service for such Excess Cash Flow Period, reduced by the aggregate principal amount of voluntary prepayments of Consolidated Debt (other than prepayments of the Loans) that would otherwise constitute scheduled principal amortization during such Excess Cash Flow Period;

(b) the amount of any voluntary prepayment permitted hereunder of term Indebtedness (other than any Term Loans) during such Excess Cash Flow Period, in each case to the extent not financed, or intended to be financed, using the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Free Cash Flow Amount (which, in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Excess Cash Flow Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”, in each case, to the extent that the amount of such prepayment is not already reflected in Debt Service;

(c) (i) Capital Expenditures by the Borrower and the Restricted Subsidiaries on a consolidated basis during such Excess Cash Flow Period that are paid in cash and (ii) the aggregate consideration paid in cash during such Excess Cash Flow Period in respect of Permitted Business Acquisitions and other Investments permitted hereunder, in each case, to the extent not financed with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Free Cash Flow Amount (which, in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Excess Cash Flow Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds” (less any amounts received in respect thereof as a return of capital);

(d) Capital Expenditures that the Borrower or any Restricted Subsidiary shall, during such Excess Cash Flow Period, become obligated to make but that are not made during such Excess Cash Flow Period; provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period; provided further that if any such Capital Expenditures so deducted are either (A) not so made in the following Excess Cash Flow Period or (B) made in the following Excess Cash Flow Period with the proceeds of, without duplication, the incurrence of Indebtedness, the sale or issuance of any Equity Interests, any component of Available Free Cash Flow Amount (which, in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Excess Cash Flow Period) or any Net Proceeds not otherwise required to prepay the Loans pursuant to Section 2.11 or the definition of the term “Net Proceeds”, the amount of such Capital Expenditures not so made or so financed shall be added to the calculation of Excess Cash Flow in such following Excess Cash Flow Period;

(e) Taxes paid in cash by the Borrower and the Restricted Subsidiaries on a consolidated basis during such Excess Cash Flow Period or that will be paid within six months after the close of such Excess Cash Flow Period and for which reserves have been established, including income tax expense and withholding tax expense incurred in connection with cross-border transactions involving the Foreign Subsidiaries; provided that any amount so deducted that will be paid after the close of such Excess Cash Flow Period shall not be deducted again in a subsequent Excess Cash Flow Period;

(f) an amount equal to any increase in Working Capital of the Borrower and the Restricted Subsidiaries for such Excess Cash Flow Period;

(g) cash expenditures made in respect of Swap Agreements during such Excess Cash Flow Period, to the extent not reflected in the computation of EBITDA or Cash Interest Expense;

(h) permitted dividends or distributions or repurchases of its Equity Interests paid in cash by the Borrower to Holdings during such Excess Cash Flow Period and permitted dividends paid by any Restricted Subsidiary to any Person other than the Borrower or any of the Restricted Subsidiaries during such Excess Cash Flow Period, in each case in accordance with Section 6.06 (other than Section 6.06(e) or Section 6.06(h));

(i) without duplication of any exclusions to the calculation of Consolidated Net Income or EBITDA, amounts paid in cash during such Excess Cash Flow Period on account of (A) items that were accounted for as noncash reductions in determining EBITDA of the Borrower and the Restricted Subsidiaries in a prior Excess Cash Flow Period and (B) reserves or accruals established in purchase accounting;

(j) to the extent not deducted in the computation of Net Proceeds in respect of any asset disposition or condemnation giving rise thereto, the amount of any mandatory prepayment of Indebtedness (other than Indebtedness created hereunder or under any other Loan Document or Indebtedness that is secured by the Collateral on a pari passu basis with the Loan Document Obligations), together with any interest, premium or penalties required to be paid (and actually paid) in connection therewith to the extent that the income or gain realized from the transaction giving rise to such Net Proceeds exceeds the aggregate amount of all such mandatory prepayments and Capital Expenditures made with such Net Proceeds, and

(k) the amount related to items of income that were added to or items of expense not deducted from Net Income in calculating Consolidated Net Income or were added to or not deducted from Consolidated Net Income in calculating EBITDA to the extent either (x) such items of expense represented a cash payment (which had not reduced Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period), or an accrual for a cash payment, by the Borrower and the Restricted Subsidiaries or (y) such items of income did not represent cash received by the Borrower and the Restricted Subsidiaries, in each case on a consolidated basis during such Excess Cash Flow Period, plus, without duplication,

(a) an amount equal to any decrease in Working Capital of the Borrower and the Restricted Subsidiaries for such Excess Cash Flow Period;

(b) all proceeds received during such Excess Cash Flow Period of Capitalized Lease Obligations, purchase money Indebtedness, Sale and Lease-Back Transactions pursuant to Section 6.03 and any other Indebtedness, in each case to the extent used to finance any Capital Expenditure (other than Indebtedness under this Agreement to the extent there is no corresponding deduction to Excess Cash Flow above in respect of the use of such Borrowings);

(c) all amounts referred to in clause (c) or (d) above to the extent funded with, without duplication, (i) the proceeds of the sale or issuance of Equity Interests of, or capital contributions to, the Borrower after the Effective Date, (ii) any amount that would have constituted Net Proceeds under clause (a) of the definition of the term “Net Proceeds” if not so spent or (iii) any component of Available Free Cash Flow Amount (which, in the case of Cumulative Retained Excess Cash Flow Amount, only to the extent attributable to a time prior to such Excess Cash Flow Period), in each case to the extent there is a corresponding deduction from Excess Cash Flow above;

(d) to the extent any permitted Capital Expenditures referred to in clause (d) above and the delivery of the related equipment do not occur in the following Excess Cash Flow Period, the amount of such Capital Expenditures that were not so made in such following Excess Cash Flow Period;

(e) to the extent any Taxes referred to in clause (e) above are not paid in such Excess Cash Flow Period or in the six months after the close of such Excess Cash Flow Period, the amount of such Taxes that were not so paid in such Excess Cash Flow Period or in the six months after the close of such Excess Cash Flow Period;

(f) cash payments received in respect of Swap Agreements during such Excess Cash Flow Period to the extent (i) not included in the computation of EBITDA or (ii) such payments do not reduce Cash Interest Expense;

(g) any extraordinary or nonrecurring gain realized in cash during such Excess Cash Flow Period, except to the extent such gain consists of Net Proceeds subject to Section 2.11(c);

(h) to the extent deducted in the computation of EBITDA, cash interest income; and

(i) the amount related to items of expense that were deducted from or items of income not added to Net Income in connection with calculating Consolidated Net Income or were deducted from or not added to Consolidated Net Income in calculating EBITDA to the extent either (x) such items of income represented cash received by the Borrower or any Restricted Subsidiary (which had not increased Excess Cash Flow upon the accrual thereof in a prior Excess Cash Flow Period) or (y) such items of expense do not represent cash paid by the Borrower or any Restricted Subsidiary, in each case on a consolidated basis during such Excess Cash Flow Period.

“Excess Cash Flow Early Prepayment” shall have the meaning assigned to such term in Section 2.11(d)(ii).

“Excess Cash Flow Interim Period” means during any Excess Cash Flow Period, the one, two or three quarter period (taken as one accounting period) for which an Excess Cash Flow Early Prepayment has been made (or calculated and not required to be made) (a) commencing on the later of (i) the end of the immediately preceding Excess Cash Flow Period (or, if prior to the completion of any Excess Cash Flow Period, commencing on the Effective Date) and (ii) if an Excess Cash Flow Early Prepayment shall have previously been made during such Excess Cash Flow Period, the end of the immediately preceding Excess Cash Flow Interim Period during such Excess Cash Flow Period and (b) ending on the last day of the most recently ended fiscal quarter (other than the last day of the Fiscal Year) during such Excess Cash Flow Period for which financial statements are available.

“Excess Cash Flow Period” means each Fiscal Year of the Borrower beginning with the first full Fiscal Year following the Effective Date, and, solely if the Borrower has so elected, the period from the Effective Date to December 31, 2012.

“Excluded Assets” means:

(a) any fee-owned real property with a Fair Market Value of less than $5,000,000 and all leasehold interests of a Loan Party (as tenant, lessee, ground lessee, sublessor, subtenant or sublessee) in real property; other than the interests of the applicable Loan Party under the Florida Ground Lease;

(b) motor vehicles and other assets subject to (i) certificates of title or ownership or (ii) solely with respect to such assets located in Belgium or Germany, retention of title and extended retention of title rights;

(c) Letter of Credit Rights and Commercial Tort Claims (each as defined in the Uniform Commercial Code) individually with a value of less than $5,000,000; provided that the aggregate value of all Letter of Credit Rights or Commercial Tort Claims excluded pursuant to this clause (c) shall not exceed $5,000,000;

(d) any asset if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations is prohibited by any Requirements of Law (other than to the extent that any such prohibition would be rendered ineffective pursuant to the Uniform Commercial Code or any other applicable Requirements of Law);

(e) Equity Interests in any Person (other than any Wholly Owned Subsidiary) to the extent the pledge thereof to the Administrative Agent is not permitted by the terms of such Person’s organizational or joint venture documents;

(f) assets (other than the Specified Foreign Assets and other than the Equity Interests in Foreign Subsidiaries) to the extent that the granting of a security interest in such assets could reasonably be expected to result in adverse tax consequences to the Borrower, including as a result of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction, as determined in good faith by the Borrower in writing delivered to the Administrative Agent;

(g) any lease, license or other agreement with any Person if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, such lease, license or other agreement (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law);

(h) any asset subject to a Lien of the type permitted by Section 6.02(i) (whether or not incurred pursuant to such Section) if, to the extent and for so long as the grant of a Lien thereon to secure the Secured Obligations constitutes a breach of or a default under, or creates a right of termination in favor of any party (other than any Loan Party) to, any agreement pursuant to which such Lien has been created (but only to the extent any of the foregoing is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law);

(i) those assets as to which the Borrower and the Administrative Agent shall reasonably determine in writing that the costs of obtaining or perfecting such a security interest are excessive in relation to the value of the security interest to be afforded thereby;

(j) any governmental licenses or state or local franchises, charters and authorizations, to the extent security interests in such licenses, franchises, charters or authorizations are prohibited or restricted thereby (but only to the extent any of the foregoing prohibitions or restrictions is not rendered ineffective by, or is otherwise unenforceable under, the Uniform Commercial Code or any Requirements of Law);

(k) any intent-to-use trademark application filed in the United States Patent and Trademark Office to the extent that an amendment to allege use or a verified statement of use with respect to such intent-to-use application has not been filed with and accepted by the United States Patent and Trademark Office;

(l) assets of Foreign Loan Parties to the extent excluded by application of the Guarantee and Security Principles;

(m) any asset sold pursuant to a Permitted Receivables Financing; and

(n) voting stock of any Foreign Subsidiary that is not a Loan Party and that is a CFC or that has no material assets other than Equity Interests in CFCs that is in excess of 65% of the voting stock of such Foreign Subsidiary.

“Excluded Contributions” means the Permitted Investments or other assets (valued at their Fair Market Value as determined in good faith by senior management or the Board of Directors of the Borrower) received by the Borrower from:

(a) contributions in respect of its common stock; and

(b) the sale (other than to a Subsidiary of the Borrower or pursuant to any management equity plan or stock option plan or any other management or employee benefit plan or agreement of the Borrower or any of its Subsidiaries) of Equity Interests (other than Disqualified Stock) of the Borrower to Holdings;

provided that, notwithstanding anything to the contrary, Excluded Contributions shall not include any amounts included in Cumulative Equity Proceeds Amount, any Excluded Equity Proceeds and any Permitted Cure Securities (including the Cure Amount); provided further that such amounts are designated as Excluded Contributions pursuant to a certificate executed by a Responsible Officer of the Borrower.

“Excluded Equity Proceeds” means, during any Fiscal Year, the net proceeds (determined in a manner consistent with the definition of “Net Proceeds”) received by Holdings during such Fiscal Year from the sales and issuance of its Equity Interests (other than Disqualified Equity Interests) so long as (a) all such proceeds are contributed in cash to the Borrower, (b) none of such proceeds are included in Cumulative Equity Proceeds Amount (or otherwise in the calculation of Available Free Cash Flow Amount), Excluded Contributions or Cure Amount and (c) such Equity Interests are not Permitted Cure Securities; provided that such proceeds are designated as Excluded Equity Proceeds pursuant to a certificate executed by a Responsible Officer of the Borrower.

“Excluded Subsidiary” means (a) any Unrestricted Subsidiary, (b) any Immaterial Subsidiary, (c) any Subsidiary that is prohibited by any Requirement of Law or by any contractual obligation existing on the Effective Date from guaranteeing the Secured Obligations or any Subsidiary that would require consent, approval, license or authorization of any Governmental Authority in order to guarantee the Secured Obligations unless such consent, approval, license or authorization has been received, (d) any Foreign Subsidiary (other than the Specified Foreign Subsidiaries), unless otherwise agreed by the

Borrower, (e) any Subsidiary (other than the Specified Foreign Subsidiaries) for which the providing of a Guarantee could reasonably be expected to result in an adverse tax consequence to the Borrower or one of its Subsidiaries (including as a result of the operation of Section 956 of the Code or any similar law or regulation in any applicable jurisdiction) as determined in good faith by the Borrower, (f) not-for-profit Subsidiaries, if any, (g) any Foreign Subsidiary for which the providing of a Guarantee could reasonably be expected to result in any violation or breach of, or conflict with, fiduciary duties of such Subsidiary’s officers, directors or managers, (h) any Subsidiary that is not a Wholly Owned Subsidiary of Holdings and (i) those Subsidiaries as to which the Borrower and the Administrative Agent shall reasonably determine in writing that the costs of providing a Guarantee are excessive in relation to the value to be afforded thereby.

“Excluded Taxes” means, with respect to the Administrative Agent, any Lender, any Issuing Bank or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, (a) Taxes imposed on or measured by its net income (however denominated) and franchise Taxes (including gross receipts Taxes) imposed on it (in lieu of net income Taxes), including, for the avoidance of doubt, any backup withholding with respect to any of the foregoing, as a result of (i) such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) any other present or former connection between such recipient and the jurisdiction imposing such Tax (or any political subdivision thereof), other than a connection arising solely from such recipient having executed, delivered, or become a party to, performed its obligations or received payments under, received or perfected a security interest under, sold or assigned an interest in, engaged in any other transaction pursuant to, or enforced, any Loan Documents, (b) any branch profits Tax or any similar Tax imposed by any jurisdiction described in clause (a) above, (c) any Tax that is attributable to a recipient’s failure to comply with Section 2.17(e) or 2.19(a), (d) any U.S. federal withholding Tax imposed due to a Requirement of Law in effect at the time a Lender or Issuing Bank, as applicable, becomes a party hereto (or designates a new lending office) or, to the extent a recipient receives a payment in respect of another Person that is the beneficial owner of the applicable Loan, at the time the applicable beneficial owner became such a beneficial owner, if later, except to the extent that such Lender or Issuing Bank (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts with respect to such withholding Tax under Section 2.17(a) and (e) any U.S. federal withholding Tax imposed pursuant to FATCA.

“Existing Credit Agreement” means the Acquired Business’s existing Senior Facilities Agreement, dated as of August 31, 2007, with Cooperatieve Centrale Raiffeisen-Boerenleenbank B.A. (trading as Rabobank International), London Branch.

“Existing Factoring Facilities” means the non-recourse factoring facility contemplated by the Non-Recourse Factoring Agreement, dated as of July 31, 2007, between Taminco NV (and certain of its affiliates), on the one hand, and Fortis Commercial Finance N.V., on the other hand, as the same has been and may be amended, restated, supplemented or otherwise modified from time to time.

“Existing Letters of Credit” has the meaning assigned to such term in Section 2.05(a).

“Extended Revolving Commitment” has the meaning assigned to such term in Section 2.22(a).

“Extended Term Loans” has the meaning assigned to such term in Section 2.22(a).

“Extending Revolving Lender” has the meaning assigned to such term in Section 2.22(a).

“Extending Term Lender” has the meaning assigned to such term in Section 2.22(a).

“Extension” has the meaning assigned to such term in Section 2.22(a).

“Extension Offer” has the meaning assigned to such term in Section 2.22(a).

“Fair Market Value” means, with respect to any asset or property, the price that could be negotiated in an arms’-length transaction between a willing seller and a willing and able buyer, neither of whom is under undue pressure or compulsion to complete the transaction.

“FATCA” means current Sections 1471-1474 of the Code (and any amended or successor version of such provisions that is substantively comparable and not materially more onerous to comply with) and any current or future regulations issued thereunder or published administrative guidance issued pursuant thereto.

“FCPA” means the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations thereunder.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it.

“Financial Covenant Default” has the meaning given to such term in Section 7.01(d).

“Financial Officer” means the chief financial officer, principal accounting officer, treasurer, controller or other financial officer of the Borrower.

“Financing Transactions” means (a) the execution, delivery and performance by each Loan Party of the Loan Documents to which it is to be a party, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder, (b) the issuance (or release from escrow) by the Borrower of the Senior Secured Notes on the Effective Date, the execution and delivery of, and the performance by the Borrower of its obligations under, the Senior Secured Notes Indenture and (c) the Equity Contribution.

“Fiscal Year” means the four fiscal quarter period of Holdings and the Borrower ending December 31.

“Flood Documentation” means, with respect to each Mortgaged Property located in the United States or any territory thereof, (i) a completed “life-of-loan” Federal Emergency Management Agency standard flood hazard determination (together with a notice about Special Flood Hazard Area status and flood disaster assistance duly executed by the Borrower and the applicable Loan Party relating thereto) and (ii) a copy of, or a certificate as to coverage under, and a declaration page relating to, the insurance policies required by Section 5.03 hereof and the applicable provisions of the Security Documents, each of which shall (A) be endorsed or otherwise amended to include a “standard” or “New York” lender’s loss payable or mortgagee endorsement (as applicable), (B) name the Administrative Agent, on behalf of the Secured Parties, as additional insured and loss payee/mortgagee and (C) identify the address of each property located in a Special Flood Hazard Area, the applicable flood zone designation and the flood insurance coverage and deductible relating thereto and (iv) be otherwise in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Flood Insurance Laws” means, collectively, (i) the National Flood Insurance Act of 1968 as now or hereafter in effect or any successor statute thereto, (ii) the Flood Disaster Protection Act of 1973 as now or hereafter in effect or any successor statue thereto, (iii) the National Flood Insurance Reform Act of 1994 as now or hereafter in effect or any successor statute thereto and (iv) the Flood Insurance Reform Act of 2004 as now or hereafter in effect or any successor statute thereto.

“Florida Ground Lease” means that certain Ground Lease and License dated as of September 29, 2006 by and between Taminco Methylamines Inc., as tenant, and Air Products and Chemicals, Inc., as landlord, as the same may be amended or modified from time to time.

“Foreign Casualty Event” has the meaning assigned to such term in Section 2.11(g).

“Foreign Collateral Documents” means each of the documents set forth on Schedule 1.01(b).

“Foreign Disposition” has the meaning assigned to such term in Section 2.11(g).

“Foreign Loan Parties” means the Loan Parties other than the U.S. Loan Parties.

“Foreign Plan” means any employee pension benefit plan or other employee benefit plan maintained or contributed by Holdings, the Borrower or any of their Subsidiaries, or with respect to which any of them has any liability (contingent or otherwise), that is governed by the laws of a jurisdiction other than the United States.

“Foreign Pledge Agreement” means a pledge or charge agreement with respect to the Collateral consisting of Equity Interests of a Foreign Subsidiary, in form and substance reasonably satisfactory to the Administrative Agent.

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time, it being understood that, for purposes of this Agreement, all references to codified accounting standards specifically named in this Agreement shall be deemed to include any successor, replacement, amended or updated accounting standard under GAAP.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantee” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness or other obligation of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (i) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or other obligation (whether arising by virtue of partnership arrangements, by agreement to keep well, to purchase assets, goods, securities or services, to take-or-pay or otherwise) or to purchase (or to advance or supply funds for the purchase of) any security for the payment of such Indebtedness or other obligation, (ii) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness or other obligation of the payment thereof, (iii) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or other obligation, (iv) entered into for the purpose of assuring in any other manner the holders of such Indebtedness or other obligation of the payment thereof or to protect such holders against loss in respect thereof (in whole or in part) or (v) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness or other obligation; provided, however, that the term “Guarantee” shall not include endorsements for collection or deposit, in either case in the ordinary course of business, or customary and reasonable indemnity obligations in effect on the Effective Date or entered into in connection with any acquisition or disposition of assets permitted under this Agreement (other than such obligations with respect to Indebtedness). The amount of any Guarantee shall be deemed to be an amount equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined in good faith by a Financial Officer. The term “Guarantee” as a verb has a corresponding meaning.

“Guarantee Agreement” means the Master Guarantee Agreement among the Loan Parties and the Administrative Agent, substantially in the form of Exhibit B.

“Guarantee and Security Principles” means the Guarantee and Security Principles set forth on Schedule 1.01(c).

“Hazardous Materials” means any substance, material, pollutant, contaminant, chemical, waste, compound or constituent in any form, including petroleum or petroleum by-products or distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes regulated pursuant to any Environmental Law.

“Holdings” has the meaning assigned to such term in the preamble and shall include any Successor Holdings pursuant to Section 6.05(r).

“Identified Participating Lenders” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Identified Qualifying Lenders” has the meaning specified in Section 2.11(a)(ii)(D).

“IFRS” means International Financial Reporting Standards promulgated from time to time by the International Accounting Standards Board (or any successor board or agency, together the “IASB”) and as adopted by the European Union and statements and pronouncements of the IASB or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect from time to time (other than with respect to Capitalized Lease Obligations), it being understood that, for purposes of this Agreement, all references to codified accounting standards specifically named in this Agreement shall be deemed to include any successor, replacement, amended or updated accounting standard under IFRS; provided that, at any time after adoption of GAAP by the Borrower (or the relevant reporting entity) for its financial statements and reports for all financial reporting purposes, the Borrower (or the relevant reporting entity) may irrevocably elect to apply GAAP for all purposes of this Agreement, and, upon any such election, references in this Agreement to IFRS shall be construed to mean GAAP as in effect on the date of such election and thereafter from time to time; provided that (1) all financial statements and reports required to be provided after such election pursuant to this Agreement shall be prepared on the basis of GAAP, (2) from and after such election, all ratios, computations, calculations and other determinations based on IFRS contained in this Agreement shall be computed in conformity with GAAP (other than with respect to Capitalized Lease Obligations) with retroactive effect being given thereto assuming that such election had been made on the Effective Date, (3) such election shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant to Sections 6.04, 6.06 or 6.09 or any incurrence of Indebtedness incurred prior to the date of such election pursuant to Section 6.01 if such payment, Investment, incurrence or other action was valid under this Agreement on the date made, incurred or taken, as the case may be and (4) all accounting terms and references in this Agreement to accounting standards shall be deemed to be references to the most comparable terms or standards under GAAP. The Borrower shall give written notice of any election to the Administrative Agent within 15 days of such election. For the avoidance of doubt, (i) solely making an election (without any other action) referred to in this definition will not be treated as an incurrence of Indebtedness, and (ii) nothing herein shall prevent the Borrower, any Restricted Subsidiary or any other reporting entity from adopting or changing its functional or reporting currency in accordance with IFRS, or GAAP, as applicable; provided that (1) from and after such election, all ratios, computations, calculations and other relevant determinations shall be computed using such newly adopted or changed functional or reporting currency, and (2) such adoption or change shall not have the effect of rendering invalid any payment or Investment made prior to the date of such election pursuant to Section 6.04, 6.06 or 6.09 or any incurrence of Indebtedness incurred prior to the date of such adoption or change pursuant Section 6.01 if such payment, Investment, incurrence or other action was valid under this Agreement on the date made, incurred or taken, as the case may be.

“Immaterial Subsidiary” means any Subsidiary that (a) did not, as of the last day of the fiscal quarter of the Borrower most recently ended, have assets with a value in excess of 5% of the Consolidated Total Assets or revenues representing in excess of 5% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date and (b) taken together with all other Immaterial Subsidiaries as of the last day of the fiscal quarter of the Borrower most recently ended, did not have assets with a value in excess of 10% of the Consolidated Total Assets or revenues representing in excess of 10% of total revenues of the Borrower and the Subsidiaries on a consolidated basis as of such date; provided, that any Subsidiary that is a “Significant Subsidiary” as such term (or any similar term) is used in the Senior Secured Notes Indenture or any other Material Indebtedness shall not be an “Immaterial Subsidiary” hereunder. Each Immaterial Subsidiary being designated as such shall be set forth in Schedule 1.01(e), and the Borrower shall update such Schedule from time to time after the Effective Date as necessary to reflect all Immaterial Subsidiaries at such time (the selection of Subsidiaries to be added to or removed from such Schedule to be made as the Borrower may determine); provided that for purposes of Article VII, the Borrower shall not be required to designate a Subsidiary as an Immaterial Subsidiary.

“Incremental Cap” has the meaning assigned to such term in Section 2.20(a)(i).

“Incremental Revolving Facility Amendment” has the meaning assigned to such term in Section 2.20(b)(ii).

“Incremental Revolving Facility Closing Date” has the meaning assigned to such term in Section 2.20(b)(iii).

“Incremental Term Facility Amendment” has the meaning assigned to such term in Section 2.20(b)(iii).

“Incremental Term Facility Closing Date” has the meaning assigned to such term in Section 2.20(b)(iii).

“Incremental Term Loans” has the meaning assigned to such term in Section 2.20(a)(ii).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property or assets purchased by such Person, (d) all obligations of such Person issued or assumed as the deferred purchase price of property or services (except any such balance that (i) constitutes a trade payable or similar obligation to a trade creditor incurred in the ordinary course of business, (ii) any earn-out obligations until such obligation becomes a liability on the balance sheet of such Person in accordance with IFRS and (iii) liabilities accrued in the ordinary course of business) which purchase price is due more than six months after the date of placing the property in service or taking delivery and title thereto, (e) all Guarantees by such Person of Indebtedness of others, (f) all Capitalized Lease Obligations of such Person, (g) obligations under any Swap Agreements (other than Swap Agreements existing on the Effective Date and not entered into in contemplation of the Transactions), to the extent the foregoing would appear on a balance sheet of such Person as an asset or a liability, (h) the principal component of all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit, (i) the principal component of all obligations of such Person in respect of bankers’ acceptances, (j) the amount of all obligations of such Person with respect to the redemption, repayment or other repurchase of any Disqualified Equity Interests (excluding accrued dividends that have not increased the liquidation preference of such Disqualified Equity Interests) and (k) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed. The Indebtedness of any Person shall include the Indebtedness of any partnership in which such Person is a general partner, other than to the extent that the instrument or agreement evidencing such Indebtedness expressly limits the liability of such Person in respect thereof. The amount of Indebtedness of any Person for purposes of clause (k) above shall (unless such Indebtedness has been assumed by such Person) be deemed to be equal to the lesser of (A) the aggregate unpaid amount of such Indebtedness and (B) the Fair Market Value of the property encumbered thereby as determined by such Person in good faith. For the avoidance of doubt, amounts transferred pursuant to Permitted Non-Recourse Factoring shall be excluded from Indebtedness. Notwithstanding anything in this Agreement to the contrary, Indebtedness shall not include, and shall be calculated without giving effect to, the effects of Statement of Financial Accounting Standards No. 133 and related interpretations to the extent such effects would otherwise increase or decrease an amount of Indebtedness for any purpose under this Agreement as a result of accounting for any embedded derivatives created by the terms of such Indebtedness and any such amounts that would have constituted Indebtedness under this Agreement but for the application of this sentence shall not be deemed an incurrence of Indebtedness under this Agreement.

“Indemnified Taxes” means Taxes other than Excluded Taxes and Other Taxes.

“Indemnitee” has the meaning assigned to such term in Section 9.03(b).

“Information” has the meaning assigned to such term in Section 9.12(a).

“Information Memorandum” means the Confidential Information Memorandum dated January 2012 relating to the Loan Parties and the Financing Transactions.

“Initial Dollar Term Commitment” has the meaning assigned to such term in the definition of “Dollar Term Commitment”.

“Initial Euro Term Commitment” has the meaning assigned to such term in the definition of “Euro Term Commitment”.

“Initial Revolving Commitment” has the meaning assigned to such term in the definition of “Revolving Commitment”.

“Initial Revolving Loans” means Loans made pursuant to clause (c) of Section 2.01.

“Initial Revolving Maturity Date” has the meaning assigned to such term in the definition of “Revolving Maturity Date”.

“Initial Term Commitments” means the Initial Dollar Term Commitments and the Initial Euro Term Commitments.

“Initial Term Loans” means Loans made pursuant to clauses (a) and (b) of Section 2.01.

“Initial Term Maturity Date” has the meaning assigned to such term in the definition of “Term Maturity Date”.

“Intellectual Property” has the meaning assigned to such term in the Collateral Agreement.

“Interest Election Request” means a request by the Borrower to convert or continue a Revolving Borrowing or Term Borrowing in accordance with Section 2.07.

“Interest Expense” means, with respect to any Person for any period, the sum of, without duplication, (a) gross interest expense of such Person for such period on a consolidated basis, including (i) the amortization of debt discounts, (ii) the amortization of all fees (including fees with respect to Swap Agreements) payable in connection with the incurrence of Indebtedness to the extent included in interest expense, (iii) the portion of any payments or accruals with respect to Capitalized Lease Obligations allocable to interest expense and (iv) net payments and receipts (if any) pursuant to interest rate hedging obligations, and excluding unrealized mark-to-market gains and losses attributable to such hedging obligations, amortization of deferred financing fees and expensing of any bridge or other financing fees, (b) capitalized interest of such Person, whether paid or accrued, and (c) commissions, discounts, yield and other fees and charges incurred for such period in connection with any receivables financing of such Person or any of its subsidiaries that are payable to Persons other than the Borrower and the Restricted Subsidiaries. For the avoidance of doubt, any such amounts relating to a Permitted Non-Recourse Factoring which would otherwise constitute Interest Expense shall be excluded.

“Interest Payment Date” means (a) with respect to any ABR Loan (including a Swingline Loan), the last day of each March, June, September and December, commencing on June 30, 2012, and (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period commencing on the date such Borrowing is disbursed or converted to or continued as a Eurocurrency Borrowing and ending on the date that is one, two, three or six months thereafter as selected by the Borrower in its Borrowing Request (or, if agreed to by each Lender participating therein, two weeks or nine or twelve months); provided that (a) if any Interest Period would end on a day other than a Business Day, such

Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, (b) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month at the end of such Interest Period and (c) no Interest Period shall extend beyond the maturity date for the applicable Class of Loans. For purposes hereof, the date of a Borrowing initially shall be the date on which such Borrowing is made and thereafter shall be the effective date of the most recent conversion or continuation of such Borrowing.

“Investment” means, as to any Person, any direct or indirect acquisition or investment by such Person, whether by means of (a) the purchase or other acquisition of Equity Interests or Indebtedness or other securities of another Person, (b) a loan, advance or capital contribution to, Guarantee or assumption of Indebtedness of, or purchase or other acquisition of any other Indebtedness or equity participation or interest in, another Person, including any partnership or joint venture interest in such other Person (excluding, in the case of the Borrower and its Restricted Subsidiaries, intercompany loans, advances, or Indebtedness having a term not exceeding 364 days (inclusive of any roll-over or extensions of terms) and made in the ordinary course of business) or (c) the purchase or other acquisition (in one transaction or a series of transactions) of all or substantially all of the property and assets or business of another Person or assets constituting a business unit, line of business or division of such Person. The amount, as of any date of determination, of (a) any Investment in the form of a loan or an advance shall be the principal amount thereof outstanding on such date, minus any cash payments actually received by such investor representing interest in respect of such Investment (to the extent any such payment to be deducted does not exceed the remaining principal amount of such Investment), but without any adjustment for write-downs or write-offs (including as a result of forgiveness of any portion thereof) with respect to such loan or advance after the date thereof, (b) any Investment in the form of a Guarantee shall be equal to the stated or determinable amount of the related primary obligation, or portion thereof, in respect of which such Guarantee is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof, as determined in good faith by a Financial Officer, (c) any Investment in the form of a transfer of Equity Interests or other non-cash property or services by the investor to the investee, including any such transfer in the form of a capital contribution, shall be the Fair Market Value (as determined in good faith by a Financial Officer) of such Equity Interests or other property or services as of the time of the transfer, minus any payments actually received by such investor representing a return of capital of, or dividends or other distributions in respect of, such Investment (to the extent such payments do not exceed, in the aggregate, the original amount of such Investment), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment, and (d) any Investment (other than any Investment referred to in clause (a), (b) or (c) above) by the specified Person in the form of a purchase or other acquisition for value of any Equity Interests, evidences of Indebtedness or other securities of any other Person shall be the original cost of such Investment, plus (i) the cost of all additions thereto and minus (ii) the amount of any portion of such Investment that has been repaid to the investor as a repayment of principal or a return of capital, and of any payments or other amounts actually received by such investor representing interest, dividends or other distributions in respect of such Investment (to the extent the amounts referred to in clause (ii) do not, in the aggregate, exceed the original cost of such Investment plus the costs of additions thereto), but without any other adjustment for increases or decreases in value of, or write-ups, write-downs or write-offs with respect to, such Investment after the date of such Investment. For purposes of Section 6.04, if an Investment involves the acquisition of more than one Person, the amount of such Investment shall be allocated among the acquired Persons in accordance with IFRS; provided that pending the final determination of the amounts to be so allocated in accordance with IFRS, such allocation shall be as reasonably determined by a Financial Officer.

“IRS” means the U.S. Internal Revenue Service.

“ISP” means, with respect to any Letter of Credit, the “International Standby Practices 1998” published by the Institute of International Banking Law & Practice, Inc. (or such later version thereof as may be in effect at the time of issuance).

“Issuing Bank” means (a) Citibank, N.A. and (b) each Revolving Lender that shall have become an Issuing Bank hereunder as provided in Section 2.05(k) (other than any Person that shall have ceased to be an Issuing Bank as provided in Section 2.05(l)), each in its capacity as an issuer of Letters of Credit hereunder. Each Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“Joint Bookrunners” means Citigroup Global Markets Inc., Nomura Securities International, Inc., Credit Suisse Securities (USA) LLC, UBS Securities LLC, Deutsche Bank Securities Inc. and Goldman Sachs Lending Partners LLC, each in its capacity as a joint bookrunner and joint lead arranger.

“Junior Financing” means any Indebtedness of the Borrower or any Restricted Subsidiary that is (i) subordinated in right of payment to the Loan Document Obligations, (ii) secured by all or any portion of the Collateral on a junior basis to the Secured Obligations, (iii) unsecured Credit Agreement Refinancing Indebtedness or (iv) Indebtedness incurred pursuant to Section 6.01(s) (unless secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Secured Obligations) and, in each case, any Permitted Refinancing Indebtedness in respect of any of the foregoing.

“Junior Priority Lien Intercreditor Agreement” means a Junior Priority Lien Intercreditor Agreement (which, other than with respect to the Notes Intercreditor Agreement, shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower) among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by Liens on the Collateral that are junior to the Liens on the Collateral securing the Secured Obligations, with such modifications thereto as the Administrative Agent may reasonably agree. The Notes Intercreditor Agreement shall be deemed to be a Junior Priority Lien Intercreditor Agreement. For the avoidance of doubt, the Notes Intercreditor Agreement shall not be subject to approval as set forth in Section 9.18.

“Latest Maturity Date” means, at any date of determination, the latest maturity or expiration date applicable to any Loan or Commitment (or applicable Class of Loan or Commitment) hereunder at such time, including the latest maturity or expiration date of any Incremental Term Loan, any Other Term Loan, any Extended Term Loan, any Other Term Commitment, any Other Revolving Loan, any Extended Revolving Loan, any Other Revolving Commitment or any Extended Revolving Commitment, in each case as extended in accordance with this Agreement from time to time.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the sum of (a) the Dollar Equivalent of the aggregate amount of all Letters of Credit that remains available for drawing at such time and (b) the Dollar Equivalent of the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrower at such time. The LC Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time. For all purposes of this Agreement, if on any date of determination a Letter of Credit has expired by its terms but any amount may still be drawn thereunder by reason of the operation of Rule 3.14 of the International Standby Practices (ISP98), such Letter of Credit shall be deemed to be “outstanding” in the amount so remaining available to be drawn. Unless otherwise specified herein, the amount of a Letter of Credit at any time shall be deemed to be the Dollar Equivalent of the stated amount of such Letter of Credit in effect at such time; provided that with respect to any Letter of Credit that, by its terms or the terms of any document related thereto, provides for one or more automatic increases in the stated amount thereof, the amount of such Letter of Credit shall be deemed to be the Dollar Equivalent of the maximum stated amount of such Letter of Credit after giving effect to all such increases, whether or not such maximum stated amount is in effect at such time.

“Lender Insolvency Event” means that (i) a Lender or its Parent Company is insolvent, or is generally unable to pay its debts as they become due, or admits in writing its inability to pay its debts as they become due, or makes a general assignment for the benefit of its creditors or (ii) such Lender or its Parent Company is the subject of a bankruptcy, insolvency, reorganization, liquidation or similar proceeding, or a receiver, trustee, conservator, intervenor or sequestrator or the like has been appointed for such Lender or its Parent Company, or such Lender or its Parent Company has taken any action in furtherance of or indicating its consent to or acquiescence in any such proceeding or appointment.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment and Assumption, an Incremental Revolving Facility Amendment, an Incremental Term Facility Amendment or a Refinancing Amendment, in each case, other than any such Person that ceases to be a party hereto pursuant to an Assignment and Assumption. Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender.

“Lending Office” means for any Lender, the office or offices of such Lender described as such in such Lender’s Administrative Questionnaire, or such other office or offices as a Lender may from time to time notify the Borrower and the Administrative Agent.

“Letter of Credit” means any letter of credit or bank guarantee issued pursuant to this Agreement other than any such letter of credit or bank guarantee that shall have ceased to be a “Letter of Credit” outstanding hereunder pursuant to Section 9.05.

“Letter of Credit Extension” means, with respect to any Letter of Credit, the issuance thereof or extension of the expiry date thereof, or the renewal or increase of the amount thereof.

“Letter of Credit Sublimit” means an amount equal to $26,000,000. The Letter of Credit Sublimit is part of and not in addition to the aggregate Revolving Commitments.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, hypothecation, pledge, encumbrance, charge or security interest in or on such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement or extended title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities (other than securities representing an interest in a joint venture that is not a Subsidiary), any purchase option, call or similar right of a third party with respect to such securities; provided, that in no event shall an operating lease or an agreement to sell be deemed to constitute a Lien.

“Loan Document Obligations” means (a) the due and punctual payment by the Borrower of (i) the principal of and interest at the applicable rate or rates provided in this Agreement (including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) on the Loans, when and as due, whether at maturity, by acceleration, upon one or more dates set for prepayment or otherwise, (ii) each payment required to be made by the Borrower under this Agreement in respect of any Letter of Credit, when and as due, including payments in respect of reimbursement of disbursements, interest thereon

(including interest accruing during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding) and obligations to provide cash collateral, and (iii) all other monetary obligations of the Borrower under or pursuant to this Agreement and each of the other Loan Documents, including obligations to pay fees, expense reimbursement obligations and indemnification obligations, whether primary, secondary, direct, contingent, fixed or otherwise (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding), (b) the due and punctual payment and performance of all other obligations of the Borrower under or pursuant to each of the Loan Documents and (c) the due and punctual payment and performance of all the obligations of each other Loan Party under or pursuant to the Collateral Agreement and each of the other Loan Documents (including monetary obligations incurred during the pendency of any bankruptcy, insolvency, receivership or other similar proceeding, regardless of whether allowed or allowable in such proceeding).

“Loan Documents” means this Agreement, any Refinancing Amendment, the Guarantee Agreement, the Security Documents, the Notes Intercreditor Agreement, any Senior Priority Lien Intercreditor Agreement, any Junior Priority Lien Intercreditor Agreement and, except for purposes of Section 9.02, any promissory notes delivered pursuant to Section 2.09(e).

“Loan Parties” means Holdings, the Borrower and the Subsidiary Loan Parties.

“Loans” means the loans made by the Lenders to the Borrower pursuant to this Agreement.

“London Banking Day” means any day on which dealings in Dollar and Euro deposits are conducted by and between banks in the London interbank eurodollar market.

“Luxembourg Loan Party” has the meaning assigned to such term in Section 4.01(d).

“Luxembourg Register” has the meaning assigned to such term in Section 4.01(d).

“Management Group” means the group consisting of the directors, executive officers and other management personnel of Holdings, the Borrower or any direct or indirect parent of the Borrower, as the case may be, on the Effective Date.

“Mandatory Cost” means, with respect to any period, the percentage rate per annum determined in accordance with Schedule 1.01(d).

“Margin Stock” has the meaning set forth in Regulation U of the Board of Governors.

“Material Adverse Effect” means the existence of any event, development or circumstance that has had or could reasonably be expected to have a material adverse effect on (a) the Transactions, (b) the business, property, operations or financial condition of Holdings, the Borrower and its Subsidiaries, taken as a whole, or (c) the validity or enforceability of any Loan Document or the rights and remedies of the Administrative Agent and the Lenders thereunder.

“Material Indebtedness” means Indebtedness (other than the Loan Document Obligations) of any one or more of Holdings, the Borrower and the Restricted Subsidiaries in an aggregate principal amount exceeding $30,000,000. For purposes of determining Material Indebtedness, the “principal amount” of the obligations in respect of any Swap Agreement at any time shall be the maximum aggregate amount (giving effect to any netting agreements) that Holdings, the Borrower or such Restricted Subsidiary would be required to pay if such Swap Agreement were terminated at such time.

“Material Subsidiary” means each Subsidiary other than an Immaterial Subsidiary.

“Maximum Rate” has the meaning assigned to such term in Section 9.17.

“Minimum Extension Condition” has the meaning assigned to such term in Section 2.22(b).

“MNPI” means any material information with respect to Holdings, the Borrower or any of their respective Affiliates or any of their respective securities for purposes of United States federal, state and relevant foreign securities laws that is not publicly available and has not been and will not be made available to investors in the Borrower’s securities.

“Moody’s” means Moody’s Investors Service, Inc. and any successor to its rating agency business.

“Mortgage” means a mortgage, deed of trust, security deed, hypothec, charge or other security document granting a Lien on any Mortgaged Property to secure the Secured Obligations. Each Mortgage shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower.

“Mortgaged Property” means (i) the interests of the applicable Loan Party as tenant under the Florida Ground Lease, together with all buildings and improvements located thereon and (ii) each parcel of real property and the improvements thereto owned by a Loan Party with a Fair Market Value in excess of $5,000,000 unless such parcel is an Excluded Asset or with respect to which a Mortgage is granted.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“Net Income” means, with respect to any Person, the net income (loss) (or “profit (loss)”, if so described in Holdings’ or the Borrower’s financial statements) of such Person, determined in accordance with IFRS and before any reduction in respect of preferred stock dividends minus an amount equal to the amount of tax distributions actually made to the holders of Equity Interests of such Person or any parent of such Person in respect of a period in accordance with Section 6.06(b)(i) as if such amounts had been paid as income taxes directly by such Person but only to the extent such amounts have not already been accounted for as taxes reducing the net income (loss) of such Person.

“Net Proceeds” means:

(a) 100% of the cash proceeds actually received by the Borrower or any Restricted Subsidiary (including any cash payments received by way of deferred payment of principal pursuant to a note or installment receivable or purchase price adjustment receivable or otherwise and including casualty insurance settlements and condemnation awards, but only as and when received) from any loss, damage, destruction or condemnation of, or any Disposition (including any sale and leaseback of assets and any mortgage or lease of real property) to any Person of any asset or assets of the Borrower or any Restricted Subsidiary (other than those pursuant to Section 6.05(a), (b), (c), (e), (f) (except to the extent of any cash consideration), (g), (i), (j), (k), (q), (r), (s), (t), (u), (v) or (w)) net of (i) attorneys’ fees, accountants’ fees, investment banking fees, survey costs, title insurance premiums, and related search and recording charges, transfer taxes, deed or mortgage recording taxes, required debt payments and required payments of other obligations relating to the applicable asset (other than pursuant hereto or pursuant to Indebtedness that is secured by the Collateral on a pari passu basis with the Loan Document Obligations), other customary expenses and brokerage, consultant and other customary fees actually incurred in connection therewith and (ii) Taxes paid or payable as a result thereof (including Taxes paid in the form of a Tax distribution pursuant to Section 6.06(b)(i)); provided that, if no Event of Default exists, the Borrower or any Restricted Subsidiary may state, in the Compliance Certificate delivered to the Administrative Agent following receipt of any such proceeds, the Borrower’s or such Restricted Subsidiary’s intention to use, or to commit to use, any portion of such proceeds, to acquire, maintain, develop, construct, improve, upgrade or repair assets useful in the business of the Borrower and the Restricted Subsidiaries or to make investments in Permitted Business Acquisitions or Investments permitted by Section 6.04, in each case, if such certificate shall have been delivered, within twelve months of such receipt, such portion of such proceeds shall not constitute Net Proceeds except to the extent (A) not so used within such twelve-month period or (B) if committed to be used within such twelve-month period, not so used within 18 months of such receipt); provided further that (x) no proceeds realized in a single transaction or series of related transactions shall constitute Net Proceeds under this clause (a) unless such proceeds shall exceed $5,000,000 and (y) no proceeds shall constitute Net Proceeds under this clause (a) in any Fiscal Year until the aggregate amount of all such proceeds in such Fiscal Year shall exceed $20,000,000; and

(b) 100% of the cash proceeds from the incurrence, issuance or sale by the Borrower or any Restricted Subsidiary of any Indebtedness (other than Indebtedness permitted to be incurred under Section 6.01 (other than Credit Agreement Refinancing Indebtedness)), net of all taxes and fees (including investment banking fees), commissions, costs and other expenses, in each case incurred in connection with such issuance or sale.

For purposes of calculating the amount of Net Proceeds, fees, commissions and other costs and expenses payable to the Borrower or any of its Affiliates shall be disregarded, except for financial advisory fees customary in type and amount paid to the Sponsor.

“No Undisclosed Information Representation” means, with respect to any Person, a representation that such Person is not in possession of any MNPI that has not been disclosed to the Lenders generally (other than those Lenders who have elected to not receive any MNPI), and if so disclosed could reasonably be expected to have a material effect upon, or otherwise be material to, the market price of the applicable Loan, or the decision of an assigning Lender to sell, or of an assignee to purchase, such Loan.

“Non-Consenting Lender” has the meaning assigned to such term in Section 9.02(c).

“Non-Defaulting Lender” means, at any time, a Lender that is not a Defaulting Lender or a Potential Defaulting Lender.

“Non-Loan Party Indebtedness Amount” means the greater of (x) $200,000,000 and (y) 11.0% of Consolidated Total Assets.

“Notes Intercreditor Agreement” means the agreement contemplated by Section 4.01(n) and substantially in the form of Exhibit G, dated as of the Effective Date, among the Administrative Agent, the trustee under the Senior Secured Notes Indenture and the Common Collateral Agent (as defined therein), as the same may be amended, modified or supplemented from time to time.

“OFAC” has meaning set forth in the definition of “Embargoed Person.”

“Offered Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Offered Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Offering Memorandum” means the offering memorandum dated January 20, 2012 prepared in connection with the offering of the Senior Secured Notes.

“OID” has the meaning assigned to such term in Section 2.20(a)(ii).

“Open Market Purchase” has the meaning assigned to such term in Section 9.04(h).

“Organizational Documents” means, with respect to any Person not organized under German law, the charter, articles or certificate of organization or incorporation and by-laws or other organizational or governing documents of such Person (including any limited liability company or operating agreement) and, with respect to any Person organized under German law, an up-to-date certified (beglaubigt) commercial register extract (Handelsregisterausdruck), its articles of association (Satzung), certified by the commercial register as of a recent date, or partnership agreement (Gesellschaftsvertrag), copies of any by-laws as well as a list of shareholders (Gesellschafterliste) (if applicable).

“Other Revolving Commitments” means one or more Classes of Revolving Commitments hereunder that result from a Refinancing Amendment.

“Other Revolving Loans” means the Revolving Loans made pursuant to any Other Revolving Commitment.

“Other Taxes” means any and all present or future recording, stamp, documentary, excise or similar Taxes, charges or levies arising from any payment made under any Loan Document or from the execution, delivery or enforcement of, or otherwise with respect to, any Loan Document.

“Other Term Commitments” means one or more Classes of term loan commitments hereunder that result from a Refinancing Amendment.

“Other Term Loans” means one or more Classes of Term Loans that result from a Refinancing Amendment.

“Overdraft Line” has the meaning assigned to such term in Section 6.01(r).

“Overnight Rate” means, for any day, (a) with respect to any amount denominated in Dollars, the greater of (i) the Federal Funds Effective Rate and (ii) an overnight rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in such Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of the Administrative Agent in the applicable offshore interbank market for such Alternative Currency to major banks in such interbank market.

“Parent Company” means, with respect to a Lender, the bank holding company (as defined in Regulation Y of the Board of Governors), if any, of such Lender, and/or any Person owning, beneficially or of record, directly or indirectly, a majority of the equity interests of such Lender.

“Participant” has the meaning assigned to such term in Section 9.04(c)(i).

“Participant Register” has the meaning assigned to such term in Section 9.04(c)(ii).

“Participating Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Perfection Certificate” means a certificate substantially in the form of Exhibit C.

“Permitted Business Acquisition” means the purchase or other acquisition, by merger or otherwise, by the Borrower or any Restricted Subsidiary of Equity Interests in, or all or substantially all the assets of (or all or substantially all the assets constituting a business unit, division, product line or line of business of), any Person; provided that (a) in the case of any purchase or other acquisition of Equity Interests in a Person, such Person, upon the consummation of such acquisition, will be a Restricted Subsidiary (including as a result of a merger or consolidation between any Restricted Subsidiary and such Person), (b) the business of such Person, or such assets, as the case may be, constitute a business permitted by Section 6.08, (c) with respect to each such purchase or other acquisition, all actions required to be taken with respect to such newly created or acquired Restricted Subsidiary (including each subsidiary thereof) or assets in order to satisfy the requirements set forth in clauses (a), (b), (c) and (d) of the definition of the term “Collateral and Guarantee Requirement” to the extent applicable shall be taken (or arrangements for the taking of such actions reasonably satisfactory to the Administrative Agent shall have been made) within the time frames set forth in Section 5.12, (d) after giving effect to any such purchase or other acquisition, no Event of Default shall have occurred and be continuing and (e) for any Permitted Business Acquisition with a consideration in excess of $15,000,000, the Borrower shall have delivered to the Administrative Agent a certificate of a Financial Officer certifying that all the requirements set forth in this definition have been satisfied with respect to such purchase or other acquisition.

“Permitted Cure Securities” means Qualified Equity Interests of Holdings in the form of common equity or in such other form as is reasonably acceptable to the Administrative Agent, in each case, issued pursuant to Section 7.02.

“Permitted External Credit Agreement Refinancing Indebtedness” means Credit Agreement Refinancing Indebtedness incurred by the Borrower in the form of one or more series of senior lien secured, junior lien secured or unsecured notes or loans (other than pursuant to a Refinancing Amendment); provided that (i) such Indebtedness is not secured by any property or assets of Holdings, the Borrower or any Subsidiary other than the Collateral and (ii) the security agreements, if any, relating to such Indebtedness are substantially the same as the Security Documents (as determined in good faith by the Borrower) (with such differences as are reasonably satisfactory to the Administrative Agent).

“Permitted Holder” means each of the Sponsor and the Management Group.

“Permitted Holdings Indebtedness” means Guarantees of Indebtedness under the Senior Secured Notes, any Credit Agreement Refinancing Indebtedness and any Indebtedness incurred by the Borrower under Section 6.01(s) or (t).

“Permitted Investments” means any of the following, to the extent owned by the Borrower or any Restricted Subsidiary:

(a) Dollars, Euro or, in the case of any Foreign Subsidiary, such other currencies held by it from time to time in the ordinary course of business;

(b) readily marketable obligations issued or directly and fully guaranteed or insured by the government or any agency or instrumentality of (i) the United States, (ii) the United Kingdom or (iii) any member nation of the European Union having a rating of at least Aa3 by Moody’s or AA- by S&P, having average maturities of not more than 12 months from the date of acquisition thereof; provided that the full faith and credit of the United States or a member nation of the European Union is pledged in support thereof;

(c) time deposits with, or insured certificates of deposit or bankers’ acceptances of, any commercial bank that (i) is a Lender or (ii) has combined capital and surplus of at least $250,000,000 (any such bank in the foregoing clauses (i) or (ii) being an “Approved Bank”), in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(d) commercial paper and variable or fixed rate notes issued by an Approved Bank (or by the parent company thereof) or any variable or fixed rate note issued by, or guaranteed by, a corporation rated A-2 (or the equivalent thereof) or better by S&P or P-2 (or the equivalent thereof) or better by Moody’s, in each case with average maturities of not more than 12 months from the date of acquisition thereof;

(e) repurchase agreements for underlying securities of the types described in clauses (b) and (c) above;

(f) marketable short-term money market and similar highly liquid funds either (i) having assets in excess of $250,000,000 or (ii) having a rating of at least A-2 or P-2 from either S&P or Moody’s (or, if at any time neither S&P nor Moody’s shall be rating such obligations, an equivalent rating from another nationally recognized rating service);

(g) securities with average maturities of 12 months or less from the date of acquisition issued or fully guaranteed by any state, commonwealth or territory of the United States, by any political subdivision or taxing authority of any such state, commonwealth or territory having an investment grade rating from either S&P or Moody’s (or the equivalent thereof);

(h) investments with average maturities of 12 months or less from the date of acquisition in mutual funds rated AAA- (or the equivalent thereof) or better by S&P or Aaa3 (or the equivalent thereof) or better by Moody’s; and

(i) investments, classified in accordance with IFRS as current assets of the Borrower or any Restricted Subsidiary, in money market investment programs that are registered under the Investment Company Act of 1940 or that are administered by financial institutions having capital of at least $250,000,000, and, in either case, the portfolios of which are limited such that substantially all of such investments are of the character, quality and maturity described in clauses (a) through (h) of this definition.

“Permitted Non-Recourse Factoring” means one or more non-recourse receivables purchase facilities (including the Existing Factoring Facilities) in an aggregate principal amount not exceeding the greater of $150,000,000 and 8.5% of Consolidated Total Assets; provided that (a) any such facility (including financing terms, covenants, termination events and other provisions) is in the aggregate economically fair and reasonable to the Borrower and the Restricted Subsidiaries, (b) all sales of accounts receivable and related assets in connection with such facility are made at fair market value and (c) the financing terms, covenants, termination events and other provisions thereof, including any Standard Undertakings, shall be market terms.

“Permitted Receivables Financing” means a Permitted Non-Recourse Factoring or a Permitted Recourse Receivables Financing.

“Permitted Recourse Receivables Financing” means one or more recourse receivables purchase facilities made available to the Borrower or any of its Restricted Subsidiaries on normal commercial terms (and for the avoidance of doubt will include a term of at least three years and subject to an overall funding cost which does not exceed 3% per annum) in an aggregate principal amount for all such facilities not exceeding the greater of $25,000,000 and 1.5% of Consolidated Total Assets.

“Permitted Refinancing Indebtedness” means any Indebtedness issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund (collectively, to “Refinance”), the Indebtedness being Refinanced (or previous refinancings thereof constituting Permitted Refinancing Indebtedness); provided that (a) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount (or accreted value, if applicable) of the Indebtedness so Refinanced (plus unpaid accrued interest and premium thereon and underwriting discounts, fees, commissions and expenses), (b) the Weighted Average Life to Maturity and final maturity date of such Permitted Refinancing Indebtedness is greater than or equal to that of the Indebtedness being Refinanced, (c) if the Indebtedness being Refinanced is subordinated in right of payment to the Loan Document Obligations under this Agreement, such Permitted Refinancing Indebtedness shall be subordinated in right of payment to such Loan Document Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being Refinanced, (d) no Permitted Refinancing Indebtedness shall have additional obligors (unless they are Loan Parties hereunder), or greater guarantees or security, than the Indebtedness being Refinanced, (e) if the Indebtedness being Refinanced is secured by any collateral (whether equally and ratably with, or junior to, the Secured Parties or otherwise), such Permitted Refinancing Indebtedness may be secured by such collateral (including in respect of Indebtedness of Foreign Subsidiaries that are not Loan Parties otherwise permitted under this Agreement only, any collateral pursuant to after-acquired property clauses to the extent any such collateral secured the Indebtedness being Refinanced) on terms no less favorable to the Secured Parties than those contained in the documentation (including any Senior Priority Lien Intercreditor Agreement or Junior Priority Lien Intercreditor Agreement, as applicable) governing the Indebtedness being Refinanced and (f) in the case of the Senior Secured Notes, has no scheduled amortization, payments of principal, sinking fund payments or similar scheduled payments, other than regularly scheduled payments of interest.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which the Borrower or any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Platform” has the meaning assigned to such term in Section 5.01.

“Pledged Collateral” has the meaning assigned to such term in the Collateral Agreement.

“Potential Defaulting Lender” means, at any time, (i) any Revolving Lender with respect to which an event of the kind referred to in the definition of “Lender Insolvency Event” has occurred and is continuing in respect of any financial institution of such Revolving Lender, (ii) any Revolving Lender that has notified, or whose Parent Company or a financial institution affiliate thereof has notified, the Administrative Agent, the Borrower, any Issuing Bank or the Swingline Lender in writing, or has stated publicly, that it does not intend to generally comply with its funding obligations under any other loan agreements, credit agreements or other financing agreements, unless such writing or statement states that such position is based on such Revolving Lender’s determination that one or more conditions precedent to funding cannot be satisfied (which conditions precedent, together with the applicable default, if any, will be specifically identified in such writing or public statement), or (iii) any Revolving Lender that does not have, or fails to maintain, an investment grade rating from Moody’s or S&P or another nationally recognized rating agency. Any determination by the Administrative Agent that a Revolving Lender is a Potential Defaulting Lender under any of clauses (i) through (iii) above will be conclusive and binding absent manifest error, and such Revolving Lender will be deemed a Potential Defaulting Lender (subject to Section 2.23(b)) upon notification of such determination by the Administrative Agent to the Borrower, the Issuing Banks, the Swingline Lender and the Lenders.

“Prime Rate” means the rate publicly announced from time to time by the Administrative Agent as its “prime rate.” The Prime Rate is based upon various factors including the Administrative Agent’s costs and desired return, general economic conditions and other factors, and is used as a reference point for pricing some loans, which may be priced at, above, or below such announced rate. Any change in such rate announced by the Administrative Agent shall take effect at the opening of business on the day specified in the public announcement of such change.

“Pro Forma Basis” means, as to any Person, for any events as described below that occur subsequent to the commencement of a period for which the financial effect of such events is being calculated, and giving effect to the events for which such calculation is being made, such calculation as will give pro forma effect to such events as if such events occurred on the first day of the most recent Test Period ended on or before the occurrence of such event (the “Reference Period”) in making any determination of EBITDA or Consolidated Total Assets, pro forma effect shall be given to any Asset Disposition and to any Asset Acquisition, Investment (or series of related Investments) in excess of $5,000,000, Disposition (or series of related Dispositions) in excess of $5,000,000, merger, amalgamation, consolidation (including the Transactions) (or any similar transaction or transactions), any dividend, distribution or other similar payment, any designation of any Subsidiary as an Unrestricted Subsidiary and any Subsidiary Redesignation and any operational changes or restructurings of the business of the Borrower or any of its Subsidiaries that the Borrower or any of its Subsidiaries has determined to make and/or made during or subsequent to the Reference Period and are expected to have a continuing impact and are factually supportable, which would include cost savings resulting from head count reduction, closure of facilities and other operational changes and other cost savings in connection therewith based on actions already taken, in each case that occurred during the Test Period (or, except in the case of determinations made pursuant to Section 6.10, thereafter and through and including the date upon which calculation is being made).

Pro forma calculations made pursuant to the definition of this term “Pro Forma Basis” shall be determined in good faith by a Responsible Officer of the Borrower. Any such pro forma calculation may include adjustments appropriate, in the reasonable good faith determination of the Borrower and set forth in a certificate of a Responsible Officer, to reflect operating expense reductions, other operating improvements, synergies or such operational changes or restructurings described above reasonably expected to result from the applicable pro forma event (including, to the extent applicable, from the Transactions) in the 24-month period following the consummation of the pro forma event. The Borrower shall deliver to the Administrative Agent a certificate of a Responsible Officer of the Borrower setting forth such demonstrable or additional operating expense reductions and other operating improvements or synergies and information and calculations supporting them in reasonable detail.

“Pro Forma Closing Balance Sheet” has the meaning assigned to such term in Section 3.05(a)(i).

“Pro Forma Closing Income Statements” has the meaning assigned to such term in Section 3.05(a)(i).

“Pro Forma Closing Financial Statements” has the meaning assigned to such term in Section 3.05(a)(i).

“Proposed Change” has the meaning assigned to such term in Section 9.02(c).

“Public Lender” has the meaning assigned to such term in Section 5.01.

“Qualified Equity Interests” means with respect to the Equity Interests of any Person, any Equity Interests other than Disqualified Equity Interests of such Person.

“Qualified IPO” means the issuance by Holdings or any parent thereof of its common Equity Interests in an underwritten primary public offering (other than a public offering pursuant to a registration statement on Form S-8) pursuant to an effective registration statement filed with the SEC in accordance with the Securities Act of 1933, as amended (and the rules and regulations of the SEC promulgated thereunder) (whether alone or in connection with a secondary public offering).

“Qualifying Lender” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“RCS Law” has the meaning assigned to such term in Section 4.01(d).

“Refinance” shall have the meaning assigned to such term in the definition of the term “Permitted Refinancing Indebtedness,” and “Refinanced” shall have a meaning correlative thereto.

“Refinanced Debt” has the meaning assigned to such term in the definition of “Credit Agreement Refinancing Indebtedness.”

“Refinancing” means the repayment of all amounts outstanding, and termination of all commitments under, the Existing Credit Agreement.

“Refinancing Amendment” means an amendment to this Agreement in form and substance reasonably satisfactory to the Administrative Agent and the Borrower executed by each of (a) the Borrower and Holdings, (b) the Administrative Agent and (c) each Additional Lender and Lender that agrees to provide any portion of the Credit Agreement Refinancing Indebtedness being incurred pursuant thereto, in accordance with Section 2.21.

“Register” has the meaning assigned to such term in Section 9.04(b)(iv).

“Regulation U” has the meaning set forth in Regulation U of the Board of Governors.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the partners, directors, officers, employees, trustees, agents, controlling persons, members, advisors and other representatives of such Person and of each of such Person’s Affiliates and permitted successors and assigns.

“Release” means any release, spill, emission, leaking, dumping, injection, pouring, deposit, disposal, discharge, dispersal, leaching or migration into or through the environment (including ambient air, indoor air, surface water, groundwater, land surface or subsurface strata) and including within, from or into any building, or any structure, facility or fixture.

“Remaining Present Value” means, as of any date with respect to any lease, the present value as of such date of the scheduled future lease payments with respect to such lease, determined with a discount rate equal to a market rate of interest for such lease reasonably determined at the time such lease was entered into.

“Repricing Transaction” means the prepayment or refinancing of all or a portion of the Term Loans incurred on the Effective Date with the incurrence by any Loan Party of any long-term bank debt financing incurred for the primary purpose of repaying, refinancing, substituting or replacing such Term Loans and having an effective interest rate or weighted average yield (as determined by the Administrative Agent consistent with generally accepted financial practice and, in any event, excluding any arrangement, commitment or other fees in connection therewith that are not shared by all lenders) that is less than the interest rate for or weighted average yield (as determined by the Administrative Agent on the same basis) of such Term Loans, including without limitation, as may be effected through any amendment to this Agreement relating to the interest rate for, or weighted average yield of, such Term Loans.

“Required Lenders” means, at any time, Lenders having Revolving Exposures, Term Loans and unused Commitments (other than Swingline Commitments) representing more than 50% of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments (other than Swingline Commitments) at such time; provided that to the extent set forth in Section 9.02, (a) the Revolving Exposures, Term Loans and unused Commitments of the Borrower or any Affiliate thereof and (b) whenever there are one or more Defaulting Lenders, the total outstanding Term Loans and Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of Required Lenders.

“Required Percentage” means, with respect to an Excess Cash Flow Period (or Excess Cash Flow Interim Period), 50%; provided that if the Consolidated First Lien Leverage Ratio at the end of any Excess Cash Flow Period (or Excess Cash Flow Interim Period) is (i) less than or equal to 1.50 to 1.00 but not more than 1.25 to 1.00, the Required Percentage shall be 25% or (ii) less than or equal to 1.25 to 1.00, the Required Percentage shall be 0%.

“Required Revolving Lenders” means, at any time, Lenders having Revolving Exposures and unused Revolving Commitments representing more than 50% of the sum of the aggregate Revolving Exposures and the unused aggregate Revolving Commitments at such time, provided that to the extent set forth in Section 9.02, (a) the Revolving Exposures and unused Revolving Commitments of the Borrower or any Affiliate thereof and (b) whenever there are one or more Defaulting Lenders, the total outstanding Revolving Exposures of, and the unused Revolving Commitments of, each Defaulting Lender shall in each case be excluded for purposes of making a determination of the Required Revolving Lenders.

“Requirements of Law” means, with respect to any Person, any statutes, laws, treaties, rules, regulations, orders, decrees, writs, injunctions or determinations of any arbitrator or court or other Governmental Authority, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Officer” means the chief executive officer, president, vice president, chief financial officer, treasurer or assistant treasurer, or other similar officer, manager or a director of a Loan Party and with respect to certain limited liability companies or partnerships that do not have officers, any director, manager, sole member, managing member or general partner thereof, and as to any document delivered on the Effective Date or thereafter pursuant to paragraph (a)(i) of the definition of the term “Collateral and Guarantee Requirement,” any secretary or assistant secretary of a Loan Party. Any document delivered hereunder that is signed by a Responsible Officer of a Loan Party shall be conclusively presumed to have been authorized by all necessary corporate, partnership and/or other action on the part of such Loan Party and such Responsible Officer shall be conclusively presumed to have acted on behalf of such Loan Party.

“Restricted Payment” means any dividend or other distribution (whether in cash, securities or other property) with respect to any Equity Interests in the Borrower or any Restricted Subsidiary, or any payment (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of any Equity Interests in the Borrower or any Restricted Subsidiary or any option, warrant or other right to acquire any such Equity Interests in the Borrower or any Restricted Subsidiary.

“Restricted Subsidiary” means any Subsidiary other than an Unrestricted Subsidiary.

“Retained Percentage” means, with respect to any Excess Cash Flow Period (or Excess Cash Flow Interim Period), (a) 100% minus (b) the Required Percentage with respect to such Excess Cash Flow Period (or Excess Cash Flow Interim Period).

“Revaluation Date” means, (a) with respect to any Loan, each of the following: (i) each date of a Borrowing of a Eurocurrency Loan denominated in Euro, (ii) each date of a continuation of a Eurocurrency Loan denominated in Euro pursuant to Section 2.07, (iii) with respect to calculations of the Dollar Equivalent made pursuant to Section 2.18, each date a payment is made in Dollars in lieu of Euro and (iv) such additional dates as the Administrative Agent shall determine or the Required Revolving Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), (iii) each date of any payment by an Issuing Bank under any Letter of Credit denominated in an Alternative Currency and (iv) such additional dates as are set forth in this Agreement.

“Revolving Availability Period” means the period from and including the Effective Date to but excluding the earlier of the Revolving Maturity Date and the date of termination of the Revolving Commitments.

“Revolving Commitment” means, with respect to each Lender, the commitment, if any, of such Lender to make Revolving Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum possible aggregate amount of such Lender’s Revolving Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to an Assignment and Assumption or pursuant to a Revolving Commitment Increase (the “Initial Revolving Commitment”), and shall include Other Revolving Commitment and Extended Revolving Commitment of such Lender, as context may require. The initial amount of each Lender’s Revolving Commitment is set forth on Schedule 2.01, or in the Assignment and Assumption or Refinancing Amendment pursuant to which such Lender shall have assumed its Revolving Commitment, as the case may be. The initial aggregate amount of the Lenders’ Revolving Commitments on the Effective Date is $200,000,000.

“Revolving Commitment Increase” has the meaning assigned to such term in Section 2.20(a)(i).

“Revolving Commitment Increase Lender” has the meaning assigned to such term in Section 2.20(c)(i).

“Revolving Exposure” means, with respect to any Revolving Lender at any time, the sum of the Dollar Equivalent of the outstanding principal amount of such Revolving Lender’s Revolving Loans and its LC Exposure and Swingline Exposure at such time.

“Revolving Lender” means a Lender with a Revolving Commitment or, if the Revolving Commitments have terminated or expired, a Lender with Revolving Exposure.

“Revolving Loans” means Initial Revolving Loans, Other Revolving Loans and Extended Revolving Loans, as context may require.

“Revolving Maturity Date” means February 15, 2017 (the “Initial Revolving Maturity Date”) (or, with respect to any Other Revolving Commitment and Extended Revolving Commitment (and the Other Revolving Loans and Extended Revolving Loans made pursuant thereto), the maturity date set forth in the Refinancing Amendment or Extension Offer with respect thereto, as applicable).

“S&P” means Standard & Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and any successor to its rating agency business.

“Sale and Lease-Back Transaction” has the meaning assigned to such term in Section 6.03.

“Same Day Funds” means (a) with respect to disbursements and payments in Dollars, immediately available funds and (b) with respect to disbursements and payments in an Alternative Currency, same day or other funds as may be determined by the Administrative Agent or the applicable Issuing Bank to be customary in the place of disbursement or payment for the settlement of international banking transactions in the relevant Alternative Currency.

“Sanctions” has the meaning assigned to such term in Section 3.25(b).

“SEC” means the Securities and Exchange Commission or any Governmental Authority succeeding to any of its principal functions.

“Secured Cash Management Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower and the Restricted Subsidiaries (unless otherwise elected by Holdings, the Borrower, or any Restricted Subsidiary, as applicable, and agreed to in writing by the Person providing such services) in respect of any overdraft and related liabilities arising from treasury, depository and cash management services or any automated clearing house transfers of funds provided to Holdings, the Borrower or any Restricted Subsidiary (whether absolute or contingent and howsoever and whensoever created, arising, evidenced or acquired (including all renewals, extensions and modifications thereof and substitutions therefor)) (including any commercial (or purchasing) card programs) that are (a) owed to the Administrative Agent or any of its Affiliates, (b) owed on the Effective Date to a Person that is a Lender or an Affiliate of a Lender as of the Effective Date (or who becomes a Lender or an Affiliate of a Lender within 30 days of the Effective Date), or (c) owed to a Person that is a Lender or an Affiliate of a Lender at the time such obligations are incurred.

“Secured Obligations” means (a) the Loan Document Obligations, (b) the Secured Cash Management Obligations and (c) the Secured Swap Obligations.

“Secured Parties” means (a) each Lender, (b) each Issuing Bank, (c) the Administrative Agent, (d) each Person to whom any Secured Cash Management Obligations are owed, (e) each counterparty to any Swap Agreement the obligations under which constitute Secured Swap Obligations, (f) the beneficiaries of each indemnification obligation undertaken by any Loan Party under any Loan Document and (g) the permitted successors and assigns of each of the foregoing.

“Secured Swap Obligations” means the due and punctual payment and performance of all obligations of Holdings, the Borrower and the Restricted Subsidiaries (unless otherwise elected by Holdings, the Borrower, or any Restricted Subsidiary, as applicable, and consented to in writing by the counterparty under such Swap Agreement) under each Swap Agreement that (a) is with a counterparty that is the Administrative Agent or any of its Affiliates, (b) is in effect on the Effective Date with a counterparty that is a Lender or an Affiliate of a Lender as of the Effective Date (or who becomes a Lender or an Affiliate of a Lender within 30 days of the Effective Date) or (c) is entered into after the Effective Date with any counterparty that is a Lender or an Affiliate of a Lender at the time such Swap Agreement is entered into.

“Security Documents” means the Collateral Agreement, the Foreign Pledge Agreements, the Foreign Collateral Documents, the Mortgages and each other security agreement or pledge agreement executed and delivered pursuant to the Collateral and Guarantee Requirement, Section 5.12, 5.13 or 5.18 to secure any of the Secured Obligations.

“Seller” means Taminco International S.à r.l., a limited liability company under Luxembourg law.

“Senior Priority Lien Intercreditor Agreement” means a Senior Priority Lien Intercreditor Agreement (which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower) among the Administrative Agent and one or more Senior Representatives for holders of Indebtedness secured by Liens on the Collateral that are pari passu with the Liens on the Collateral securing the Secured Obligations, with such modifications thereto as the Administrative Agent may reasonably agree.

“Senior Representative” means, with respect to any series of Indebtedness, the trustee, administrative agent, collateral agent, security agent or similar agent under the indenture or agreement pursuant to which such Indebtedness is issued, incurred or otherwise obtained, as the case may be, and each of their successors in such capacities.

“Senior Secured Notes” means the $400.0 million aggregate principal amount of senior secured notes due 2020 issued under the Senior Secured Notes Indenture.

“Senior Secured Notes Documents” means the Senior Secured Notes, the Senior Secured Notes Indenture and any documents, supplements, instruments and agreements delivered in connection therewith.

“Senior Secured Notes Indenture” means the Indenture, dated as of February 3, 2012, among the Borrower, the guarantors party thereto, and Wilmington Trust, National Association, as trustee.

“Solicited Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solicited Discounted Prepayment Notice” means an irrevocable written notice of a Borrower Solicitation of Discounted Prepayment Offers made pursuant to Section 2.11(a)(ii)(D) substantially in the form of Exhibit P.

“Solicited Discounted Prepayment Offer” means the irrevocable written offer by each Term Lender, substantially in the form of Exhibit Q, submitted following the Administrative Agent’s receipt of a Solicited Discounted Prepayment Notice.

“Solicited Discounted Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(D).

“Solvent” and “Solvency” means, with respect to the Borrower and its Restricted Subsidiaries on a consolidated basis on the Effective Date, that (i) the sum of the liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries, on a consolidated basis, does not exceed the fair value of the present assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, (ii) the present fair saleable value of the assets of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is greater than the total amount that will be required to pay the probable liabilities (including contingent liabilities) of the Borrower and its Restricted Subsidiaries as they become absolute and matured, (iii) the capital of the Borrower and its Restricted Subsidiaries, on a consolidated basis, is not unreasonably small in relation to their business as contemplated on the Effective Date, (iv) the Borrower and its Restricted Subsidiaries, on a consolidated basis, have not incurred and do not intend to incur, or believe that they will incur, debts or other liabilities, including current obligations, beyond their ability to pay such debts or other liabilities as they become due (whether at maturity or otherwise) and (v) the Borrower and the Restricted Subsidiaries on a consolidated basis are “solvent” within the meaning given to that term and similar terms under applicable laws relating to fraudulent transfers and conveyances. For purposes of this definition, the amount of any contingent liability shall be computed as the amount that, in light of all of the facts and circumstances existing as of the Effective Date, represents the amount that can reasonably be expected to become an actual or matured liability.

“Specified Acquisition Agreement Representations” means the representations made by or with respect to the Acquired Business and its subsidiaries in the Acquisition Agreement (including in the Manager Warranty Deed (as defined in the Acquisition Agreement)) as are material to the interests of the Lenders (but only to the extent that Holdings has the right to terminate (or not perform) its obligations under the Acquisition Agreement as a result of a breach of such representations in the Acquisition Agreement).

“Specified Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Prepayment Notice” means an irrevocable written notice of the Borrower of Specified Discount Prepayment made pursuant to Section 2.11(a)(ii)(B) substantially in the form of Exhibit L.

“Specified Discount Prepayment Response” means the irrevocable written response by each Term Lender, substantially in the form of Exhibit M, to a Specified Discount Prepayment Notice.

“Specified Discount Prepayment Response Date” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Discount Proration” has the meaning assigned to such term in Section 2.11(a)(ii)(B).

“Specified Foreign Assets” means the Equity Interests in the Foreign Loan Parties and assets of the Foreign Loan Parties that would otherwise be Collateral if held by a U.S. Loan Party.

“Specified Foreign Jurisdictions” means each of Luxembourg, Belgium and Germany.

“Specified Foreign Subsidiaries” means the Foreign Subsidiaries that are organized in Luxembourg, Belgium or Germany and that are in existence on the Effective Date.

“Specified Person” has the meaning assigned to such term in Section 3.25(b).

“Specified Representations” means the representations set forth in Section 3.01(a), Section 3.01(d), Section 3.02(a), Section 3.02(b) (with respect to Organizational Documents only), Section 3.03, Section 3.10, Section 3.11, Section 3.17, Section 3.19, Section 3.25 and Section 3.26.

“Sponsor” means Apollo Investment Fund VII, L.P., Apollo Overseas Partners VII, L.P., Apollo Overseas Partners (Delaware) VII, L.P., Apollo Overseas Partners (Delaware 892) VII, L.P., Apollo Investment Fund (PB) VII, L.P., or any investment fund managed by Apollo Management VII, L.P. or any of its Affiliates (in each case, other than any operating portfolio companies).

“Spot Rate” means on any day, with respect to any currency, the rate at which such currency may be exchanged into another currency, which shall be the Historical Exchange Rate on the immediately prior day as determined by OANDA Corporation and made available on its website at http://www.oanda.com/convert/fxhistory; provided, that the Administrative Agent or an Issuing Bank may obtain such spot rate from another financial institution designated by the Administrative Agent or such Issuing Bank if at the time of any such determination, for any reason, no such rate is being quoted; provided further that an Issuing Bank may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

“Standard Undertakings” means representations, warranties, covenants and indemnities entered into by the Borrower or any Restricted Subsidiary of the Borrower that are customary in a receivables factoring facility.

“Statutory Reserve Rate” means, with respect to any currency, a fraction (expressed as a decimal), the numerator of which is the number one and the denominator of which is the number one minus the aggregate of the maximum reserve, liquid asset or similar percentages (including any marginal, special, emergency or supplemental reserves) expressed as a decimal established by any Governmental Authority of the United States or of the jurisdiction of such currency or any jurisdiction in which Loans in such currency are made to which banks in such jurisdiction are subject for any category of deposits or liabilities customarily used to fund loans in such currency or by reference to which interest rates applicable to Loans in such currency are determined. Such reserve, liquid asset or similar percentages shall include those imposed pursuant to Regulation D of the Board of Governors. Eurocurrency Loans shall be deemed to be subject to such reserve, liquid asset or similar requirements without benefit of or credit for proration, exemptions or offsets that may be available from time to time to any Lender under Regulation D or any other applicable law, rule or regulation. The Statutory Reserve Rate shall be adjusted automatically on and as of the effective date of any change in any reserve percentage.

“Submitted Amount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“Submitted Discount” has the meaning assigned to such term in Section 2.11(a)(ii)(C).

“subsidiary” means, with respect to any Person (the “parent”) at any date, any corporation, limited liability company, partnership, association or other entity the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with IFRS, as well as any other corporation, limited liability company, partnership, association or other entity of which securities or other ownership interests representing more than 50% of the equity or more than 50% of the ordinary voting power or, in the case of a partnership, more than 50% of the general partnership interests are, as of such date, owned, controlled or held.

“Subsidiary” means any subsidiary of the Borrower.

“Subsidiary Loan Party” means each Subsidiary of the Borrower that is a party to a Guarantee Agreement.

“Subsidiary Redesignation” has the meaning assigned to such term in Section 5.17.

“Successor Borrower” has the meaning assigned to such term in Section 6.05(q).

“Successor Holdings” has the meaning assigned to such term in Section 6.05(r).

“Survey” means a survey of any Mortgaged Property (and all improvements thereon) which is (a) (i) prepared by a surveyor or engineer licensed to perform surveys in the jurisdiction where such Mortgaged Property is located, (ii) dated (or redated) not earlier than six months prior to the date of delivery thereof unless there shall have occurred within six months prior to such date of delivery any exterior construction on the site of such Mortgaged Property or any easement, right of way or other interest in the Mortgaged Property has been granted or become effective through operation of law or otherwise with respect to such Mortgaged Property which, in either case, can be depicted on a survey, in which events, as applicable, such survey shall be dated (or redated) after the completion of such construction or if such construction shall not have been completed as of such date of delivery, not earlier than 20 days prior to such date of delivery, or after the grant or effectiveness of any such easement, right of way or other interest in the Mortgaged Property, (iii) certified by the surveyor (in a manner reasonably acceptable to the Administrative Agent) to the Administrative Agent and the title insurance company, (iv) complying in all respects with the minimum detail requirements of the American Land Title Association as such requirements are in effect on the date of preparation of such survey and (v) sufficient for the title insurance company to remove all standard survey exceptions from the title insurance policy (or commitment) relating to such Mortgaged Property and issue the standard survey-related endorsements; provided that, with respect to a Mortgaged Property located in a Specified Foreign Jurisdiction, clauses (iii), (iv) and (v) shall apply to such Mortgaged Property solely to the extent customary in the applicable Specified Foreign Jurisdiction, or (b) otherwise reasonably acceptable to the Administrative Agent.

“Swap Agreement” means any agreement with respect to any swap, forward, future or derivative transaction or option or similar agreement involving, or settled by reference to, one or more rates, currencies, commodities, equity or debt instruments or securities, or economic, financial or pricing indices or measures of economic, financial or pricing risk or value or any similar transaction or any combination of these transactions; provided that no phantom stock or similar plan providing for payments only on account of services provided by current or former directors, officers, employees or consultants of Holdings, the Borrower or any of the Restricted Subsidiaries shall be a Swap Agreement.

“Swingline Commitment” means the commitment of the Swingline Lender to make Swingline Loans up to an aggregate principal amount not to exceed an amount to be agreed by the Borrower and the Swingline Lender (and in no event greater than the Revolving Commitment).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time. The Swingline Exposure of any Revolving Lender at any time shall be its Applicable Percentage of the aggregate Swingline Exposure at such time.

“Swingline Lender” means (a) a Revolving Lender to be agreed upon by the Borrower and such Revolving Lender, in its capacity the lender of Swingline Loans hereunder and (b) each Revolving Lender that shall have become a Swingline Lender hereunder as provided in Section 2.04(d) (other than any Person that shall have ceased to be a Swingline Lender as provided in Section 2.04(e)), each in its capacity as a lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Syndication Agent” means each of Nomura Securities International, Inc., Credit Suisse Securities (USA) LLC and UBS Securities LLC, in its capacity as a co-syndication agent.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, charges or withholdings imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Term Commitment” means a Dollar Term Commitment or a Euro Term Commitment.

“Term Commitment Increase” has the meaning assigned to such term in Section 2.20(a)(ii).

“Term Lender” means a Lender with a Term Commitment or an outstanding Term Loan.

“Term Loans” means Initial Term Loans, Other Term Loans, Extended Term Loans and Incremental Term Loans, as context may require.

“Term Maturity Date” means February 15, 2019 (the “Initial Term Maturity Date”) (or with respect to any Incremental Term Loans, Other Term Loans and Extended Term Loans, the maturity date set forth in the Incremental Term Facility Amendment, Refinancing Amendment or Extension Offer with respect thereto, as applicable).

“Test Period” means, at any date of determination, the period of four consecutive fiscal quarters of the Borrower then last ended for which financial statements have been delivered or were required to have been delivered pursuant to Section 5.01(a) or 5.01(b) or, prior to the first such requirement, the four quarter period ended September 30, 2011.

“Transaction Costs” means all fees, costs and expenses incurred or payable by Holdings, the Borrower or any other Restricted Subsidiary in connection with the Transactions.

“Transaction Documents” means the Acquisition Documents, the Loan Documents, the Senior Secured Notes Documents and the Equity Contribution Documents, in each case including all material exhibits and schedules thereto and all agreements expressly contemplated thereby and in each case as amended from time to time in accordance with the terms hereof and thereof.

“Transactions” means (a) the Financing Transactions, (b) the Acquisition and the other transactions contemplated by the Acquisition Documents, (c) the Refinancing and (d) the payment of the Transaction Costs.

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Adjusted Eurocurrency Rate or the Alternate Base Rate.

“Uniform Commercial Code” means the Uniform Commercial Code as from time to time in effect in the State of New York, except as context may otherwise require.

“Unrestricted Cash” means cash or cash equivalents of the Borrower or any of its Restricted Subsidiaries that would not appear as “restricted” on a consolidated balance sheet of the Borrower or any of its Restricted Subsidiaries.

“Unrestricted Subsidiary” means any Subsidiary designated by the Borrower as an Unrestricted Subsidiary pursuant to Section 5.17 subsequent to the Effective Date. As of the Effective Date, Te An Ling Tian (Nanjing) Fine Chemical Co., LTD shall be deemed to be an Unrestricted Subsidiary.

“U.S. Loan Parties” means each of the Loan Parties other than any Loan Party that is a Foreign Subsidiary.

“U.S. Tax Compliance Certificate” has the meaning assigned to such term in Section 2.17(e)(ii)(C).

“USA Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as amended from time to time.

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing: (a) the sum of the products obtained by multiplying (i) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (ii) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment; by (b) the then outstanding principal amount of such Indebtedness.

“Wholly Owned Subsidiary” means, with respect to any Person at any date, a subsidiary of such Person of which securities or other ownership interests representing 100% of the Equity Interests (other than (a) directors’ qualifying shares and (b) nominal shares issued to foreign nationals to the extent required by applicable Requirements of Law) are, as of such date, owned, controlled or held by such Person or one or more Wholly Owned Subsidiaries of such Person or by such Person and one or more Wholly Owned Subsidiaries of such Person.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Working Capital” means, with respect to the Borrower and the Restricted Subsidiaries on a consolidated basis at any date of determination, Current Assets at such date of determination minus Current Liabilities at such date of determination; provided that, for purposes of calculating Excess Cash Flow, increases or decreases in Working Capital shall be calculated without regard to any changes in Current Assets or Current Liabilities as a result of (a) any reclassification in accordance with IFRS of assets or liabilities, as applicable, between current and noncurrent or (b) the effects of purchase accounting.

“Year To Date Excess Cash Flow” means, at any time of determination with respect to any Excess Cash Flow Period, the Excess Cash Flow for the period commencing on the end of the immediately preceding Excess Cash Flow Period and ending on, as applicable, the last day of the most recent Excess Cash Flow Interim Period during such Excess Cash Flow Period or the last day of such Excess Cash Flow Period.

SECTION 1.02. Classification of Loans and Borrowings. For purposes of this Agreement, Loans and Borrowings may be classified and referred to by Class (e.g., a “Revolving Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Revolving Loan”). Borrowings also may be classified and referred to by Class (e.g., a “Revolving Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Revolving Borrowing”).

SECTION 1.03. Terms Generally. The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined. Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms. The words “include,” “includes” and “including” shall be deemed to be followed by the phrase “without limitation.” The word “will” shall be construed to have the same meaning and effect as the word “shall.” Unless the context requires otherwise, (a) any definition of or reference to any agreement (including this Agreement and the other Loan Documents), instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, amended and restated, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns (subject to any restrictions on assignment set forth herein) and, in the case of any Governmental Authority, any other Governmental Authority that shall have succeeded to any or all functions thereof, (c) the words “herein,” “hereof” and “hereunder,” and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement and (e) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

SECTION 1.04. Accounting Terms; IFRS. Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with IFRS, as in effect from time to time; provided, however, that if the Borrower notifies the Administrative Agent that the Borrower requests an amendment to any provision (including any definitions) hereof to eliminate the effect of any change occurring after the Effective Date in IFRS or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in IFRS or in the application thereof, then such provision shall be interpreted on the basis of IFRS as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

SECTION 1.05. Effectuation of Transactions. All references herein to Holdings, the Borrower and the other Subsidiaries shall be deemed to be references to such Persons, and all the representations and warranties of Holdings, the Borrower and the other Loan Parties contained in this Agreement and the other Loan Documents shall be deemed made, in each case, after giving effect to the Acquisition and the other Transactions to occur on the Effective Date, unless the context otherwise requires.

SECTION 1.06. Currency Translation.

(a) The Administrative Agent or the applicable Issuing Bank, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating the Dollar Equivalent of Credit Extensions and other outstanding amounts hereunder denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by Loan Parties hereunder or calculating financial ratios or tests hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent as so determined by the Administrative Agent or the applicable Issuing Bank, as applicable.

(b) Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such Borrowing, Eurocurrency Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Euro Equivalent or Alternative Currency Equivalent of such Dollar amount.

(c) Notwithstanding the foregoing, for purposes of any determination under Article V, Article VI (other than Section 6.10) or Article VII or any determination under any other provision of this Agreement expressly requiring the use of a current exchange rate, all amounts incurred, outstanding or proposed to be incurred or outstanding in currencies other than Dollars shall be translated into Dollars at currency exchange rates in effect on the date of such determination; provided, however, that for purposes of determining compliance with Article VI or Article VII with respect to the amount of any Indebtedness, Lien, Investment, Disposition or Restricted Payment in a currency other than Dollars, no Default or Event of Default shall be deemed to have occurred solely as a result of changes in rates of exchange occurring after the time such Indebtedness, Lien or Investment is incurred or Disposition or Restricted Payment made; provided further that if such Indebtedness is incurred (and, if applicable, associated Lien granted) to refinance other Indebtedness denominated in a foreign currency, and such refinancing would cause the applicable Dollar-denominated restriction to be exceeded if calculated at the relevant currency exchange rate in effect on the date of such refinancing, such Dollar-denominated restriction shall be deemed not to have been exceeded so long as the principal amount of such refinancing Indebtedness (and, if applicable, associated Lien granted) does not exceed an amount sufficient to repay the principal amount of such Indebtedness being refinanced; provided that, for the avoidance of doubt, the foregoing provisions of this Section 1.06 shall otherwise apply to such Sections, including with respect to determining whether any Indebtedness, Lien or Investment may be incurred or Disposition or Restricted Payment made at any time under such Sections. For purposes of Section 6.10, amounts in currencies other than Dollars shall be translated into Dollars at the currency exchange rates used in preparing the most recently delivered financial statements pursuant to Section 5.01(a) or (b).

SECTION 1.07. Change of Currency. Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent may from time to time specify with the Borrower’s consent (such consent not to be unreasonably withheld) to appropriately reflect a change in currency of any country and any relevant market conventions or practices relating to such change in currency.

SECTION 1.08. Additional Alternative Currencies.

(a) The Borrower may from time to time request that Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than Dollars) that is readily available and freely transferable and convertible into Dollars. Such request shall be subject to the approval of the Administrative Agent and the applicable Issuing Bank.

(b) Any such request shall be made to the Administrative Agent not later than 11:00 a.m., 20 Business Days prior to the date of the desired Letter of Credit Extension (or such other time or date as may be agreed by the Administrative Agent and the applicable Issuing Bank in their sole discretion). The Administrative Agent shall promptly notify each Issuing Bank in the case of any such request. Each Issuing Bank shall notify the Administrative Agent, not later than 11:00 a.m., ten Business Days after receipt of such request whether it consents, in its sole discretion, to the issuance of Letters of Credit in such requested currency.

(c) Any failure by an Issuing Bank to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Bank to permit Letters of Credit to be issued in such requested currency. If the Administrative Agent and an Issuing Bank consent to the issuance of Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder for purposes of any Letter of Credit issuances by such Issuing Banks. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section 1.08, the Administrative Agent shall promptly so notify the Borrower.

ARTICLE II

The Credits

SECTION 2.01. Commitments. Subject to the terms and conditions set forth herein, (a) each Dollar Term Lender agrees to make a loan (a “Dollar Term Loan”) to the Borrower on the Effective Date denominated in Dollars in a principal amount not exceeding its Dollar Term Commitment, (b) each Euro Term Lender agrees to make a loan (a “Euro Term Loan”) to the Borrower on the Effective Date denominated in Euro in a principal amount not exceeding its Euro Term Commitment and (c) each Revolving Lender agrees to make Revolving Loans to the Borrower denominated in Dollars or Euro from time to time during the Revolving Availability Period in an aggregate principal amount (based on the Dollar Equivalent thereof) which will not result in such Lender’s Revolving Exposure exceeding such Lender’s Revolving Commitment or the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Revolving Loans. Amounts repaid or prepaid in respect of Term Loans may not be reborrowed.

SECTION 2.02. Loans and Borrowings.

(a) Each Loan (other than a Swingline Loan) shall be made as part of a Borrowing consisting of Loans of the same Class and Type made by the Lenders ratably in accordance with their respective Commitments of the applicable Class. The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder, provided that the Commitments of the Lenders are several and other than as expressly provided herein with respect to a Defaulting Lender, no Lender shall be responsible for any other Lender’s failure to make Loans as required hereby.

(b) Subject to Section 2.14, each Revolving Borrowing and Term Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans as the Borrower may request in accordance herewith; provided that (i) all Borrowings made on the Effective Date (other than those denominated in Euro) must be made as ABR Borrowings unless the Borrower shall have given the notice required for a Eurocurrency Borrowing under Section 2.03 and provided an indemnity letter extending the benefits of Section 2.16 to Lenders in respect of such Borrowings and (ii) all Borrowings of Loans denominated in Euro may only be comprised of Eurocurrency Loans. Each Swingline Loan shall be an ABR Loan.

(c) At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum; provided that a Eurocurrency Borrowing that results from a continuation of an outstanding Eurocurrency Borrowing may be in an aggregate amount that is equal to such outstanding Borrowing. At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Each Swingline Loan shall be in an amount that is an integral multiple of the Borrowing Multiple and not less than the Borrowing Minimum. Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of twelve Eurocurrency Borrowings outstanding. Notwithstanding anything to the contrary herein, an ABR Revolving Borrowing or a Swingline Loan may be in an aggregate amount equal to the entire unused balance of the aggregate Revolving Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f).

SECTION 2.03. Requests for Borrowings. To request a Revolving Borrowing or Term Borrowing, the Borrower shall notify the Administrative Agent of such request by telephone (a) in the case of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time (or 4:00 p.m. London Time in the case of Loans denominated in Euro), three Business Days (or four Business Days in the case of Loans denominated in Euro) before the date of the proposed Borrowing (or, in the case of any Eurocurrency Borrowing to be made on the Effective Date, such shorter period of time as may be agreed to by the Administrative Agent) or (b) in the case of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the Business Day of such proposed Borrowing; provided that any such notice of an ABR Revolving Borrowing to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(f) may be given not later than 10:00 a.m., New York City time, on the date of the proposed Borrowing. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery, email of a “pdf” or facsimile to the Administrative Agent of a written Borrowing Request signed by the Borrower. Each such telephonic and written Borrowing Request shall specify the following information:

(i) whether the requested Borrowing is to be a Borrowing of Revolving Loans denominated in Dollars, a Borrowing of Revolving Loans denominated in Euro, a Borrowing of Dollar Term Loans, a Borrowing of Euro Term Loans or a Borrowing of any other Class (specifying the Class thereof);

(ii) the aggregate amount of such Borrowing;

(iii) the date of such Borrowing, which shall be a Business Day;

(iv) whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing (it being understood that Borrowings of Loans denominated in Euro may only be in the form of Eurocurrency Borrowings);

(v) in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of the term “Interest Period”;

(vi) the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06, or, in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement; and

(vii) that as of the date of such Borrowing, the conditions set forth in Sections 4.02(a) and 4.02(b) are satisfied.

If no election as to the Type of Borrowing is specified, then the requested Borrowing shall be an ABR Borrowing; provided, however, that in the case of a failure to specify a Type of Borrowing denominated in Euro, such Borrowing shall be made as Eurocurrency Loans with an Interest Period of one month. If no Interest Period is specified with respect to any requested Eurocurrency Borrowing, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration. If no election as to currency is specified with respect to a Revolving Borrowing, then the requested Revolving Borrowing shall be denominated in Dollars. Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing. No Loan may be converted into or continued as a Loan denominated in a different currency, but instead must be prepaid in the original currency of such Loan and reborrowed in the other currency.

SECTION 2.04. Swingline Loans.

(a) Subject to the terms and conditions set forth herein (including Section 2.23), in reliance upon the agreements of the other Lenders set forth in this Section 2.04, the Swingline Lender agrees to make Swingline Loans to the Borrower from time to time during the Revolving Availability Period denominated in Dollars, in an aggregate principal amount at any time outstanding that will not result in (i) subject to Section 9.04(b)(ii), the outstanding Swingline Loans of the Swingline Lender exceeding its Swingline Commitment or (ii) the aggregate Revolving Exposures exceeding the aggregate Revolving Commitments, provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan. Any such Swingline Loans will reduce availability under the Revolving Commitments on a dollar-for-dollar basis. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, prepay and reborrow Swingline Loans.

(b) To request a Swingline Loan, the Borrower shall notify the Administrative Agent and the Swingline Lender of such request (i) by telephone (confirmed in writing), not later than 10:00 a.m., New York City time, or, if agreed by the Swingline Lender, 2:00 p.m., New York City time or (ii) by facsimile (confirmed by telephone), not later than 10:00 a.m., New York City time, or, if agreed by the Swingline Lender, 11:00 a.m., New York City time on the day of such proposed Swingline Loan. Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business

Day), the amount of the requested Swingline Loan and (x) if the funds are not to be credited to a general deposit account of the Borrower maintained with the Swingline Lender because the Borrower is unable to maintain a general deposit account with the Swingline Lender under applicable Requirements of Law, the location and number of the Borrower’s account to which funds are to be disbursed, which shall comply with Section 2.06, or (y) in the case of any ABR Revolving Borrowing or Swingline Loan requested to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), the identity of the Issuing Bank that made such LC Disbursement. The Swingline Lender shall make each Swingline Loan available to the Borrower by means of a credit to the general deposit accounts of the Borrower maintained with the Swingline Lender (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f), by remittance to the applicable Issuing Bank) by 3:00 p.m., New York City time, on the requested date of such Swingline Loan.

(c) The Swingline Lender may by written notice given to the Administrative Agent not later than 1:00 p.m., New York City time, on any Business Day require the Revolving Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding. Such notice shall specify the aggregate amount of Swingline Loans in which Revolving Lenders will participate. Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Revolving Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Swingline Loans. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever. Each Revolving Lender shall comply with its obligation under this paragraph by wire transfer of Same Day Funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (with references to 12:00 noon, New York City time, in such Section being deemed to be references to 3:00 p.m., New York City time) (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the Swingline Lender the amounts so received by it from the Revolving Lenders. The Administrative Agent shall notify the Borrower of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender. Any amounts received by the Swingline Lender from the Borrower (or other Person on behalf of the Borrower) in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted by the Swingline Lender to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Revolving Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear, provided that any such payment so remitted shall be repaid to the Swingline Lender or the Administrative Agent, as the case may be, and thereafter to the Borrower, if and to the extent such payment is required to be refunded to the Borrower for any reason. The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrower of any default in the payment thereof.

(d) The Borrower may, at any time and from time to time, designate as additional Swingline Lenders one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as a Swingline Lender hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Swingline Lender, and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of a Swingline Lender under this Agreement and (ii) references herein to the term “Swingline Lender” shall be deemed to include such Revolving Lender in its capacity as a lender of Swingline Loans hereunder.

(e) The Borrower may terminate the appointment of any Swingline Lender as a “Swingline Lender” hereunder by providing a written notice thereof to such Swingline Lender, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Swingline Lender’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof, provided that no such termination shall become effective until and unless the Swingline Exposure of such Swingline Lender shall have been reduced to zero. Notwithstanding the effectiveness of any such termination, the terminated Swingline Lender shall remain a party hereto and shall continue to have all the rights of a Swingline Lender under this Agreement with respect to Swingline Loans made by it prior to such termination, but shall not make any additional Swingline Loans.

(f) If at any time that Swingline Loans are outstanding a Revolving Lender becomes a Defaulting Lender, the Swingline Exposure of such Defaulting Lender shall be reallocated among the non-Defaulting Lenders that are Revolving Lenders in accordance with Section 2.23(a)(iv). If such reallocation cannot, or can only partially, be effected, the Borrower shall within one Business Day following notice and request by the Administrative Agent prepay such unreallocated portion of the Swingline Loans. Notwithstanding the foregoing, the Swingline Lender shall be under no obligation to make any Swingline Loan at any time that any Revolving Lender is a Defaulting Lender or a Potential Defaulting Lender unless it is reasonably satisfied that the related exposure will be 100% covered by the Revolving Commitments of the Non-Defaulting Lenders and participating interests in any such newly made Swingline Loan shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 2.23(a)(iv).

SECTION 2.05. Letters of Credit.

(a) General. Subject to the terms and conditions set forth herein (including Section 2.23), each Issuing Bank agrees, in reliance upon the agreements of the Revolving Lenders set forth in this Section 2.05, to issue Letters of Credit denominated in Dollars or in one or more Alternative Currencies for the Borrower’s own account (or for the account of any other Subsidiary of the Borrower so long as the Borrower and such other Subsidiary are co-applicants in respect of such Letter of Credit), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, which shall reflect the standard operating procedures of such Issuing Bank, at any time and from time to time during the Revolving Availability Period and prior to the fifth Business Day prior to the Revolving Maturity Date. In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower to, or entered into by the Borrower with, the applicable Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. It is hereby acknowledged and agreed that each of the letters of credit described in Schedule 2.05(a) (the “Existing Letters of Credit”) shall constitute a “Letter of Credit” for all purposes of this Agreement and shall be deemed issued under this Agreement on the Effective Date.

(b) Issuance, Amendment, Renewal, Extension; Certain Conditions. To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower shall deliver in writing by hand delivery or facsimile (or transmit by electronic communication, if arrangements for doing so have been approved by the recipient) to the applicable Issuing Bank and the Administrative Agent (at least three Business Days before the requested date of issuance, amendment, renewal or extension or such shorter period as the applicable Issuing Bank and the Administrative Agent may agree) a notice requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the date of issuance, amendment, renewal or extension

(which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with paragraph (d) of this Section), the currency and amount of such Letter of Credit, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit. If requested by the applicable Issuing Bank, the Borrower also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit. A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of any Letter of Credit the Borrower shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension, (i) the aggregate Revolving Exposures shall not exceed the aggregate Revolving Commitments, (ii) the aggregate LC Exposure shall not exceed the Letter of Credit Sublimit, (iii) the LC Exposure of any Issuing Bank shall not exceed its portion of the Letter of Credit Sublimit and (iv) the conditions set forth in Section 4.02 shall have been satisfied. No Issuing Bank shall be under any obligation to issue any Letter of Credit if (i) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain such Issuing Bank from issuing the Letter of Credit, or any law applicable to such Issuing Bank any directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank shall prohibit the issuance of letters of credit generally or the Letter of Credit in particular or (ii) any Lender is at that time a Defaulting Lender or a Potential Defaulting Lender, if after giving effect to Section 2.23(a)(iv), any Defaulting Lender Fronting Exposure remains outstanding, unless such Issuing Bank has entered into arrangements, including the delivery of Cash Collateral, reasonably satisfactory to such Issuing Bank with the Borrower or such Lender to eliminate such Issuing Bank’s Defaulting Lender Fronting Exposure arising from either the Letter of Credit then proposed to be issued or such Letter of Credit and all other LC Exposure as to which such Issuing Bank has Defaulting Lender Fronting Exposure.

(c) Notice. Each Issuing Bank agrees that it shall not permit any issuance, amendment, renewal or extension of a Letter of Credit to occur unless it shall have given to the Administrative Agent written notice thereof required under paragraph (m) of this Section.

(d) Expiration Date. Each Letter of Credit shall expire at or prior to the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension) and (ii) the date that is five Business Days prior to the Revolving Maturity Date; provided that if such expiry date is not a Business Day, such Letter of Credit shall expire at or prior to the close of business on the next succeeding Business Day; provided, further, that any Letter of Credit may, upon the request of the Borrower, include a provision whereby such Letter of Credit shall be renewed automatically for additional consecutive periods of one year or less (but not beyond the date that is five Business Days prior to the Revolving Maturity Date except to the extent Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the relevant Issuing Bank) unless the applicable Issuing Bank notifies the beneficiary thereof within the time period specified in such Letter of Credit or, if no such time period is specified, at least 30 days prior to the then-applicable expiration date, that such Letter of Credit will not be renewed.

(e) Participations. By the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of the Issuing Bank that is the issuer thereof or the Lenders, such Issuing Bank hereby grants to each Revolving Lender, and each Revolving Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Revolving Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit. In consideration and in furtherance of the foregoing, in the event that any LC Disbursement is not reimbursed by the Borrower, each Revolving Lender hereby absolutely and unconditionally agrees to pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower as provided in paragraph (f) of this Section in Dollars (in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency), or of any reimbursement payment required to be refunded to the Borrower for any reason. Each Revolving Lender acknowledges and agrees that its obligation to acquire participations pursuant to this paragraph in respect of Letters of Credit is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any issuance, amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Revolving Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(f) Reimbursement. If an Issuing Bank shall make any LC Disbursement in respect of a Letter of Credit, the Borrower shall reimburse such LC Disbursement by paying to the Administrative Agent the amount of such LC Disbursement (in the currency of such LC Disbursement) not later than 4:00 p.m., New York City time (or the Applicable Time in the case of any payment by the relevant Issuing Bank under a Letter of Credit to be reimbursed in an Alternative Currency), no later than one (1) Business Day following the day that the Borrower receives notice of such LC Disbursement, provided that, if such LC Disbursement is not less than the Dollar Equivalent of $1,000,000, the Borrower may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Revolving Borrowing or a Swingline Loan, in each case in an equivalent amount, and, to the extent so financed, the Borrower’s obligation to make such payment shall be discharged and replaced by the resulting ABR Revolving Borrowing or Swingline Loan. If the Borrower fails to make such payment when due, the Administrative Agent shall notify each Revolving Lender of the applicable LC Disbursement, the payment then due from the Borrower in respect thereof and such Revolving Lender’s Applicable Percentage thereof (and in the case of a Letter of Credit denominated in an Alternative Currency, the Dollar Equivalent thereof). Promptly following receipt of such notice, each Revolving Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrower, in Dollars (in the amount of the Dollar Equivalent thereof in the case of a Letter of Credit denominated in an Alternative Currency), and in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Revolving Lenders pursuant to this paragraph), and the Administrative Agent shall promptly remit to the applicable Issuing Bank the amounts so received by it from the Revolving Lenders. Promptly following receipt by the Administrative Agent of any payment from the Borrower pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Revolving Lenders and such Issuing Bank as their interests may appear. Any payment made by a Revolving Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Revolving Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrower of its obligation to reimburse such LC Disbursement.

(g) Obligations Absolute. The Borrower’s obligation to reimburse LC Disbursements as provided in paragraph (f) of this Section is absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by an Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, (iv) any adverse change in the relevant exchange rates or in the availability of Euro to the Borrower or any Subsidiary or in the relevant currency markets generally or (v) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrower’s obligations hereunder. None of the Administrative Agent, the Lenders, the Issuing Banks or any of their Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of any of the circumstances referred to in the preceding sentence), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of the Issuing Banks; provided that (i) the foregoing shall not be construed to excuse any Issuing Bank from liability to the Borrower to the extent of any direct damages (as opposed to consequential or punitive damages, claims in respect of which are hereby waived by the Borrower to the extent permitted by applicable law) suffered by the Borrower that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof or (ii) result from such Issuing Bank’s willful or grossly negligent failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of such Letter of Credit. The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of any Issuing Bank (as determined by a court of competent jurisdiction in a final, non-appealable judgment), such Issuing Bank shall be deemed to have exercised care in each such determination. In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented that appear on their face to be in substantial compliance with the terms of a Letter of Credit, an Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents are not in strict compliance with the terms of such Letter of Credit.

(h) Disbursement Procedures. Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit. Each Issuing Bank shall promptly notify the Administrative Agent and the Borrower by telephone (confirmed by hand delivery, e-mail of a “pdf” or facsimile) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement thereunder; provided that any failure to give or delay in giving such notice shall not relieve the Borrower of its obligation to reimburse such Issuing Bank and the Revolving Lenders with respect to any such LC Disbursement in accordance with paragraph (f) of this Section.

(i) Interim Interest. If an Issuing Bank shall make any LC Disbursement, then, unless the Borrower shall reimburse such LC Disbursement in full on the date such LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the date such LC Disbursement is made to but excluding the date that the Borrower reimburses such LC Disbursement, at the rate per annum then applicable to ABR Revolving Loans; provided that, if the Borrower fails to reimburse such LC Disbursement when due pursuant to paragraph (f) of this Section, then Section 2.13(c) shall apply. Interest accrued pursuant to this paragraph shall be paid to the Administrative Agent, for the account of the applicable Issuing Bank, except that interest accrued on and after the date of payment by any Revolving Lender pursuant to paragraph (f) of this Section to reimburse such Issuing Bank shall be for the account of such Lender to the extent of such payment and shall be payable on demand or, if no demand has been made, on the date on which the Borrower reimburses the applicable LC Disbursement in full.

(j) Cash Collateralization. If (i) any Event of Default shall occur and be continuing or (ii) as of the fifth Business Day prior to the Revolving Maturity Date, any Letter of Credit may for any reason remain outstanding and partially or wholly undrawn, on the Business Day on which the Borrower receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, the Required Revolving Lenders) demanding Cash Collateral pursuant to this paragraph, the Borrower shall Cash Collateralize an amount equal to the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such Cash Collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to the Borrower described in paragraph (a), (b), (h) or (i) of Section 7.01. The Borrower also shall deposit Cash Collateral pursuant to this paragraph as and to the extent required by Section 2.11(b) or to the extent the Borrower otherwise chooses to Cash Collateralize any Letter of Credit. In addition, if the Administrative Agent notifies the Borrower at any time that the LC Exposure at such time exceeds 105% of the Letter of Credit Sublimit then in effect, then, within two Business Days after receipt of such notice, the Borrower shall Cash Collateralize the LC Exposure in an amount equal to the amount by which the LC Exposure exceeds the Letter of Credit Sublimit. The Administrative Agent may, at any time and from time to time after the initial deposit of Cash Collateral in respect of any one or more Letters of Credit denominated in an Alternative Currency, request that additional Cash Collateral be provided in order to protect against the results of exchange rate fluctuations, such additional Cash Collateral not to exceed 5.0% of the aggregate LC Exposure. Each such deposit of Cash Collateral shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrower under this Agreement. At any time that there shall exist a Defaulting Lender, if any Defaulting Lender Fronting Exposure remains outstanding (after giving effect to Section 2.23(a)(iv)), then promptly upon the request of the Administrative Agent, the Issuing Bank or the Swingline Lender, the Borrower shall deliver to the Administrative Agent Cash Collateral in an amount sufficient to cover such Defaulting Lender Fronting Exposure (after giving effect to any Cash Collateral provided by the Defaulting Lender). The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account. Other than any interest earned on the investment of such deposits, which investments shall be made at the option and sole discretion of the Administrative Agent in Permitted Investments and at the Borrower’s risk and expense, such deposits shall not bear interest. Interest or profits, if any, on such investments shall accumulate in such account. Notwithstanding anything to the contrary in this Agreement, moneys in such account shall be applied by the Administrative Agent to reimburse the Issuing Banks for LC Disbursements for which they have not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrower for the LC Exposure at such time. If the Borrower is required to provide an amount of Cash Collateral hereunder as a result of the occurrence of an Event of Default or the existence of a Defaulting Lender, such amount (to the extent not applied as aforesaid) shall be returned to the Borrower within three Business Days after all Events of Default have been cured or waived or after the termination of Defaulting Lender status, as applicable. If the Borrower is required to provide an amount of Cash Collateral hereunder pursuant to Section 2.11(b), such amount (to the extent not applied as aforesaid) shall be returned to the Borrower as and to the extent that, after giving effect to such return, the Borrower would remain in compliance with Section 2.11(b) and no Event of Default shall have occurred and be continuing.

(k) Designation of Additional Issuing Banks. The Borrower may, at any time and from time to time, designate as additional Issuing Banks one or more Revolving Lenders that agree to serve in such capacity as provided below. The acceptance by a Revolving Lender of an appointment as an Issuing Bank hereunder shall be evidenced by an agreement, which shall be in form and substance reasonably satisfactory to the Administrative Agent and the Borrower, executed by the Borrower, the Administrative Agent and such designated Revolving Lender and, from and after the effective date of such agreement, (i) such Revolving Lender shall have all the rights and obligations of an Issuing Bank under this Agreement and (ii) references herein to the term “Issuing Bank” shall be deemed to include such Revolving Lender in its capacity as an issuer of Letters of Credit hereunder.

(l) Termination of an Issuing Bank. The Borrower may terminate the appointment of any Issuing Bank as an “Issuing Bank” hereunder by providing a written notice thereof to such Issuing Bank, with a copy to the Administrative Agent. Any such termination shall become effective upon the earlier of (i) such Issuing Bank’s acknowledging receipt of such notice and (ii) the fifth Business Day following the date of the delivery thereof; provided that no such termination shall become effective until and unless the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (or its Affiliates) shall have been reduced to zero. At the time any such termination shall become effective, the Borrower shall pay all unpaid fees accrued for the account of the terminated Issuing Bank pursuant to Section 2.12(b). Notwithstanding the effectiveness of any such termination, the terminated Issuing Bank shall remain a party hereto and shall continue to have all the rights of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it prior to such termination, but shall not issue any additional Letters of Credit.

(m) Issuing Bank Reports to the Administrative Agent. Unless otherwise agreed by the Administrative Agent, each Issuing Bank shall, in addition to its notification obligations set forth elsewhere in this Section, report in writing to the Administrative Agent (i) periodic activity (for such period or recurrent periods as shall be requested by the Administrative Agent) in respect of Letters of Credit issued by such Issuing Bank, including all issuances, extensions, amendments and renewals, all expirations and cancellations and all disbursements and reimbursements, (ii) within five Business Days following the time that such Issuing Bank issues, amends, renews or extends any Letter of Credit, the date of such issuance, amendment, renewal or extension, and the currency and face amount of the Letters of Credit issued, amended, renewed or extended by it and outstanding after giving effect to such issuance, amendment, renewal or extension (and whether the amounts thereof shall have changed), (iii) within three Business Days prior to the last Business Day of each March, June, September and December, a list of all Letters of Credit issued by it that are outstanding at such time and the amount outstanding, (iv) on each Business Day on which such Issuing Bank makes any LC Disbursement, the date, currency and amount of such LC Disbursement, (v) on any Business Day on which the Borrower fails to reimburse an LC Disbursement required to be reimbursed to such Issuing Bank on such day, the date of such failure and the currency and amount of such LC Disbursement and (vi) on any other Business Day, such other information as the Administrative Agent shall reasonably request as to the Letters of Credit issued by such Issuing Bank.

(n) Applicability of ISP and UCP. Unless otherwise expressly agreed by the applicable Issuing Bank and the Borrower when a Letter of Credit is issued, (i) the rules of the ISP shall apply to each standby Letter of Credit, and (ii) the rules of the Uniform Customs and Practice for Documentary Credits, as most recently published by the International Chamber of Commerce at the time of issuance, shall apply to each commercial Letter of Credit.

SECTION 2.06. Funding of Borrowings.

(a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of Same Day Funds by 12:00 noon, New York City time (or 5:00 p.m., London time, in the case of Loans denominated in Euro), to the Applicable Account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that Swingline Loans shall be made as provided in Section 2.04. The Administrative Agent will make such Loans available to the Borrower by promptly crediting the amounts so received, in like funds, to an account of the Borrower maintained with the Administrative Agent in New York City and designated by the Borrower in the applicable Borrowing Request; provided that ABR Revolving Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(f) shall be remitted by the Administrative Agent to the applicable Issuing Bank or, to the extent that Revolving Lenders have made payments pursuant to Section 2.05(f) to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.

(b) Unless the Administrative Agent shall have received notice from a Lender prior to the proposed date of any Borrowing that such Lender will not make available to the Administrative Agent such Lender’s share of such Borrowing, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with paragraph (a) of this Section and may, in reliance on such assumption and in its sole discretion, make available to the Borrower a corresponding amount. In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender agrees to pay to the Administrative Agent an amount equal to such share on demand of the Administrative Agent. If such Lender does not pay such corresponding amount forthwith upon demand of the Administrative Agent therefor, the Administrative Agent shall promptly notify the Borrower, and the Borrower agrees to pay such corresponding amount to the Administrative Agent forthwith on demand. The Administrative Agent shall also be entitled to recover from such Lender or Borrower interest on such corresponding amount, for each day from and including the date such amount is made available to the Borrower to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, a rate equal to the Overnight Rate, or (ii) in the case of the Borrower, the interest rate applicable to such Borrowing in accordance with Section 2.13. If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

(c) The obligations of the Lenders hereunder to make Term Loans and Revolving Loans, to fund participations in Letters of Credit and Swingline Loans and to make payments pursuant to Section 9.03(c) are several and not joint. The failure of any Lender to make any Loan, to fund any such participation or to make any payment under Section 9.03(c) on any date required hereunder shall not relieve any other Lender of its corresponding obligation to do so on such date, and no Lender shall be responsible for the failure of any other Lender to so make its Loan, to purchase its participation or to make its payment under Section 9.03(c).

SECTION 2.07. Interest Elections.

(a) Each Revolving Borrowing and Term Borrowing initially shall be of the Type specified in the applicable Borrowing Request or designated by Section 2.03 and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request or designated by Section 2.03. Thereafter, the Borrower may elect to convert such Borrowing (other than a Borrowing denominated in Euro) to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section. The Borrower may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing. This Section shall not apply to Swingline Loans, which may not be converted or continued.

(b) To make an election pursuant to this Section, the Borrower shall notify the Administrative Agent of such election by telephone by the time that a Revolving Borrowing Request would be required under Section 2.03 if the Borrower were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election. Each such telephonic Interest Election Request shall be irrevocable and shall be confirmed promptly by hand delivery, facsimile or other electronic transmission to the Administrative Agent of a written Interest Election Request signed by the Borrower.

(c) Each telephonic and written Interest Election Request shall specify the following information in compliance with Section 2.03:

(i) the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii) the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii) whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv) if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of the term “Interest Period.”

If any such Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower shall be deemed to have selected an Interest Period of one month’s duration.

(d) Promptly following receipt of an Interest Election Request in accordance with this Section, the Administrative Agent shall advise each Lender of the applicable Class of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e) If the Borrower fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing prior to the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be converted to a Eurocurrency Borrowing with an Interest Period with a duration of one month. Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower, then, so long as an Event of Default is continuing (i) no outstanding Borrowing denominated in Dollars may be converted to or continued as a Eurocurrency Borrowing and (ii) unless repaid, each Eurocurrency Borrowing denominated in Dollars shall be converted to an ABR Borrowing at the end of the Interest Period applicable thereto.

SECTION 2.08. Termination and Reduction of Commitments.

(a) Unless previously terminated, (i) the Term Commitments shall terminate at 5:00 p.m., New York City time, on the Effective Date and (ii) the Revolving Commitments shall terminate on the Revolving Maturity Date.

(b) The Borrower may at any time terminate, or from time to time reduce, the Commitments of any Class, provided that (i) each reduction of the Commitments of any Class shall be in an amount that is an integral multiple of $500,000 and not less than $1,000,000 and (ii) the Borrower shall not terminate or reduce the Revolving Commitments if, after giving effect to any concurrent prepayment of the Revolving Loans or Swingline Loans in accordance with Section 2.11, the aggregate Revolving Exposures would exceed the aggregate Revolving Commitments.

(c) The Borrower shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least one Business Day prior to the effective date of such termination or reduction, specifying such election and the effective date thereof. Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof. Each notice delivered by the Borrower pursuant to this Section shall be irrevocable, provided that the Borrower may rescind any notice of termination under Section 2.08(c) if such termination would have resulted from the refinancing of all of the applicable facilities hereunder, which refinancing shall not be consummated or shall otherwise be delayed; provided that the Borrower shall pay any amounts due to the Lenders under Section 2.16. Any termination or reduction of the Commitments of any Class shall be permanent. Each reduction of the Commitments of any Class shall be made ratably among the Lenders in accordance with their respective Commitments of such Class.

SECTION 2.09. Repayment of Loans; Evidence of Debt.

(a) The Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Revolving Loan of such Lender on the Revolving Maturity Date, (ii) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Term Loan of such Lender as provided in Section 2.10 and (iii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan made by the Swingline Lender on the earlier to occur of (A) the date that is ten (10) Business Days after such Loan is made and (B) the Revolving Maturity Date; provided that on each date that a Revolving Borrowing is made, the Borrower shall repay all Swingline Loans that were outstanding on the date such Borrowing was requested.

(b) Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of the Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c) The Administrative Agent shall maintain the Register in accordance with Section 9.04.

(d) The entries made in the accounts maintained pursuant to paragraph (b) or (c) of this Section shall be prima facie evidence of the existence and amounts of the obligations recorded therein absent manifest error, provided that the failure of any Lender or the Administrative Agent to maintain such accounts or any error therein shall not in any manner affect the obligation of the Borrower to pay any amounts due hereunder in accordance with the terms of this Agreement. In the event of any inconsistency between the entries made pursuant to paragraphs (b) and (c) of this Section, the accounts maintained by the Administrative Agent pursuant to paragraph (c) of this Section shall control.

(e) Any Lender may request through the Administrative Agent that Loans of any Class made by it be evidenced by a promissory note. In such event, the Borrower shall execute and deliver to such Lender a promissory note payable to such Lender (or, if requested by such Lender, to such Lender and its registered assigns) and in the form attached hereto as Exhibit F-1, F-2 or F-3, as applicable.

SECTION 2.10. Amortization of Term Loans.

(a) Subject to adjustment pursuant to Section 2.11(h), (x) the Borrower shall repay Dollar Term Borrowings on the last day of each March, June, September and December (commencing with the last day of the first full fiscal quarter following the Effective Date) in the principal amount of Dollar Term Loans equal to (i) the aggregate outstanding principal amount of Dollar Term Loans immediately after closing on the Effective Date multiplied by (ii) 0.25% and (y) the Borrower shall repay Euro Term Borrowings on the last day of each March, June, September and December (commencing with the last day of the first full fiscal quarter following the Effective Date) in the principal amount of Euro Term Loans equal to (i) the aggregate outstanding principal amount of Euro Term Loans immediately after closing on the Effective Date multiplied by (ii) 0.25%; provided that if any such date is not a Business Day, such payment shall be due on the next preceding Business Day.

(b) To the extent not previously paid, all Term Loans shall be due and payable on the Term Maturity Date.

SECTION 2.11. Prepayment of Loans.

(a) (i) The Borrower shall have the right at any time and from time to time to prepay any Borrowing at par in whole or in part, subject to the requirements of this Section; provided that in the event that, on or prior to the date that is six months following the Effective Date, the Borrower (x) makes any optional prepayment of Term Loans incurred on the Effective Date in connection with any Repricing Transaction, or (y) effects any amendment of this Agreement resulting in a Repricing Transaction, the Borrower shall pay to the Administrative Agent, for the ratable account of each of the applicable Term Lender, (I) in the case of clause (x), a prepayment premium of 1% of the amount of the Term Loans being prepaid and (II) in the case of clause (y), a payment equal to 1% of the aggregate amount of the applicable Term Loans outstanding immediately prior to such amendment.

(ii) Notwithstanding anything in any Loan Document to the contrary, so long as (x) no Default or Event of Default has occurred and is continuing and (y) no proceeds of Revolving Loans or Swingline Loans are used for this purpose, the Borrower may prepay the outstanding Term Loans (which shall, for the avoidance of doubt, be automatically and permanently cancelled (calculated on the par amount thereof) immediately upon acquisition by the Borrower) on the following basis:

(A) The Borrower shall have the right to make a voluntary prepayment of Term Loans at a discount to par (such prepayment, the “Discounted Term Loan Prepayment”) pursuant to a Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, in each case made in accordance with this Section 2.11(a)(ii); provided that (x) the Borrower shall not initiate any action under this Section 2.11(a)(ii) in order to make a Discounted Term Loan Prepayment unless (I) at least ten (10) Business Days shall have passed since the consummation of the most recent Discounted Term Loan Prepayment as a result of a prepayment made by the Borrower on the applicable Discounted Prepayment Effective Date; or (II) at least three (3) Business Days shall have passed since the date the Borrower was notified that no Term Lender was willing to accept any prepayment of any Term Loan, Incremental Term Loan, Extended Term Loan and/or Other Term Loan at the Specified Discount, within the Discount Range or at any discount to par value, as applicable, or in the case of a Borrower Solicitation of Discounted Prepayment Offers, the date of the Borrower’s election not to accept any Solicited Discounted Prepayment Offers and (y) the Borrower shall make, as of the date of any Borrower Offer of Specified Discount Prepayment, Borrower Solicitation of Discount Range Prepayment Offers or Borrower Solicitation of Discounted Prepayment Offers, the No Undisclosed Information Representation.

(B) (i)(1) Subject to the proviso to subsection (A) above, the Borrower may from time to time offer to make a Discounted Term Loan Prepayment by providing the Auction Agent with three (3) Business Days’ notice in the form of a Specified Discount Prepayment Notice; provided that (I) any such offer shall be made available, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis (but, for the avoidance of doubt, pro rata to all Lenders within such tranche), (II) any such offer shall specify the aggregate principal amount offered to be prepaid (the “Specified Discount Prepayment Amount”) with respect to each applicable tranche, the tranche or tranches of Term Loans subject to such offer and the specific percentage discount to par (the “Specified Discount”) of such Term Loans to be prepaid (it being understood that different Specified Discounts and/or Specified Discount Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Specified Discount Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such offer shall remain outstanding through the Specified Discount Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Specified Discount Prepayment Notice and a form of the Specified Discount Prepayment Response to be completed and returned by each such Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Specified Discount Prepayment Response Date”).

(2) Each relevant Term Lender receiving such offer shall notify the Auction Agent (or its delegate) by the Specified Discount Prepayment Response Date whether or not it agrees to accept a prepayment of any of its relevant then outstanding Term Loans at the Specified Discount and, if so (such accepting Term Lender, a “Discount Prepayment Accepting Lender”), the amount and the tranches of such Lender’s Term Loans to be prepaid at such Specified Discount. Each acceptance of a Discounted Term Loan Prepayment by a Discount Prepayment Accepting Lender shall be irrevocable. Any Term Lender whose Specified Discount Prepayment Response is not received by the Auction Agent by the Specified Discount Prepayment Response Date shall be deemed to have declined to accept the applicable Borrower Offer of Specified Discount Prepayment.

(3) If there is at least one Discount Prepayment Accepting Lender, the Borrower will make prepayment of outstanding Term Loans pursuant to this subsection (B) to each Discount Prepayment Accepting Lender in accordance with the respective outstanding amount and tranches of Term Loans specified in such Lender’s Specified Discount Prepayment Response given pursuant to subsection (2); provided that, if the aggregate principal amount of Term Loans accepted for prepayment by all Discount Prepayment Accepting Lenders exceeds the Specified Discount Prepayment Amount, such prepayment shall be made pro-rata among the Discount Prepayment Accepting Lenders in accordance with the respective principal amounts accepted to be prepaid by each such Discount Prepayment Accepting Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its reasonable discretion) will calculate such proration (the “Specified Discount Proration”). The Auction Agent shall promptly, and in any case within three (3) Business Days following the Specified Discount Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such offer, the Discounted Prepayment Effective Date and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, and the aggregate principal amount and the tranches of Term Loans to be prepaid at the Specified Discount on such date and (III) each Discount Prepayment Accepting Lender of the Specified Discount Proration, if any, and confirmation of the principal amount, tranche and Type of Loans of such Lender to be prepaid at the Specified Discount on such date. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by the Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(C) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Discount Range Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Discount Range Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Loans on an individual tranche basis (but, for the avoidance of doubt, pro rata to all Lenders within such tranche), (II) any such notice shall specify the maximum aggregate principal amount of the relevant Term Loans (the “Discount Range Prepayment Amount”), the tranche or tranches of Term Loans subject to such offer and the maximum and minimum percentage discounts to par (the “Discount Range”) of the principal amount of such Term Loans with respect to each relevant tranche of Term Loans willing to be prepaid by the Borrower (it being understood that different Discount Ranges and/or Discount Range Prepayment Amounts may be submitted with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Discount Range Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Discount Range Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Discount Range Prepayment Notice and a form of the Discount Range Prepayment Offer to be submitted by a responding relevant Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time, on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Discount Range Prepayment Response Date”). Each relevant Term Lender’s Discount Range Prepayment Offer shall be irrevocable and shall specify a discount to par within the Discount Range (the “Submitted Discount”) at which such Term Lender is willing to allow prepayment of any or all of its then outstanding Term Loans of the applicable tranche or tranches and the maximum aggregate principal amount and tranches of such Lender’s Term Loans (the “Submitted Amount”) (it being understood that different Submitted Discounts may be specified in respect of different portions of the Submitted Amount) such Lender is willing to have prepaid at the Submitted Discount. Any Term Lender whose Discount Range Prepayment Offer is not received by the Auction Agent by the Discount Range Prepayment Response Date shall be deemed to have declined to accept a Discounted Term Loan Prepayment of any of its Term Loans at any discount to their par value within the Discount Range.

(2) The Auction Agent shall review all Discount Range Prepayment Offers received on or before the applicable Discount Range Prepayment Response Date and shall determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the Applicable Discount and Term Loans to be prepaid at such Applicable Discount in accordance with this subsection (C). The Borrower agrees to accept on the Discount Range Prepayment Response Date all Discount Range Prepayment Offers received by Auction Agent by the Discount Range Prepayment Response Date, in the order from the Submitted Discount that is the largest discount to par to the Submitted Discount that is the smallest discount to par, up to and including the Submitted Discount that is the smallest discount to par within the Discount Range (such Submitted Discount that is the smallest discount to par within the Discount Range being referred to as the “Applicable Discount”) which yields a Discounted Term Loan Prepayment in an aggregate principal amount equal to the lower of (I) the Discount Range Prepayment Amount and (II) the sum of all Submitted Amounts. Each Lender that has submitted a Discount Range Prepayment Offer to accept prepayment at a discount to par that is larger than or equal to the Applicable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Submitted Amount (subject to any required proration pursuant to the following subsection (3)) at the Applicable Discount (each such Lender, a “Participating Lender”).

(3) If there is at least one Participating Lender, the Borrower will prepay the respective outstanding Term Loans of each Participating Lender in the aggregate principal amount and of the tranches specified in such Lender’s Discount Range Prepayment Offer at the Applicable Discount; provided that if the Submitted Amount by all Participating Lenders offered at a discount to par greater than or equal to the Applicable Discount exceeds the Discount Range

Prepayment Amount, prepayment of the principal amount of the relevant Term Loans for those Participating Lenders whose Submitted Discount is a discount to par greater than or equal to the Applicable Discount (the “Identified Participating Lenders”) shall be made pro rata among the Identified Participating Lenders in accordance with the Submitted Amount of each such Identified Participating Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Discount Range Proration”). The Auction Agent shall promptly, and in any case within five (5) Business Days following the Discount Range Prepayment Response Date, notify (I) the Borrower of the respective Term Lenders’ responses to such solicitation, the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount of the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Applicable Discount, and the aggregate principal amount and tranches of Term Loans to be prepaid at the Applicable Discount on such date, (III) each Participating Lender of the aggregate principal amount and tranches of such Lender to be prepaid at the Applicable Discount on such date, and (IV) if applicable, each Identified Participating Lender of the Discount Range Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to the Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to the Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(D) (1) Subject to the proviso to subsection (A) above, the Borrower may from time to time solicit Solicited Discounted Prepayment Offers by providing the Auction Agent with three (3) Business Days’ notice in the form of a Solicited Discounted Prepayment Notice; provided that (I) any such solicitation shall be extended, at the sole discretion of the Borrower, to each Term Lender and/or each Lender with respect to any Class of Term Loans on an individual tranche basis (but, for the avoidance of doubt, pro rata to all Lenders within such tranche), (II) any such notice shall specify the maximum aggregate dollar amount of the Term Loans (the “Solicited Discounted Prepayment Amount”) and the tranche or tranches of Term Loans the Borrower is willing to prepay at a discount (it being understood that different Solicited Discounted Prepayment Amounts may be offered with respect to different tranches of Term Loans and, in such an event, each such offer will be treated as a separate offer pursuant to the terms of this Section), (III) the Solicited Discounted Prepayment Amount shall be in an aggregate amount not less than $1,000,000 and whole increments of $500,000 in excess thereof and (IV) each such solicitation by the Borrower shall remain outstanding through the Solicited Discounted Prepayment Response Date. The Auction Agent will promptly provide each relevant Term Lender with a copy of such Solicited Discounted Prepayment Notice and a form of the Solicited Discounted Prepayment Offer to be submitted by a responding Term Lender to the Auction Agent (or its delegate) by no later than 5:00 p.m., New York time on the third Business Day after the date of delivery of such notice to the relevant Term Lenders (the “Solicited Discounted Prepayment Response Date”). Each Term Lender’s Solicited Discounted Prepayment Offer shall (x) be irrevocable, (y) remain outstanding until the Acceptance Date, and (z) specify both a discount to par (the “Offered Discount”) at which such Term Lender is willing to allow prepayment of its then outstanding Term Loan and the maximum aggregate principal amount and tranches of such Term Loans (the “Offered Amount”) such Lender is willing to have prepaid at the Offered Discount. Any Term Lender whose Solicited Discounted Prepayment Offer is not received by the Auction Agent by the Solicited Discounted Prepayment Response Date shall be deemed to have declined prepayment of any of its Term Loans at any discount.

(2) The Auction Agent shall promptly provide the Borrower with a copy of all Solicited Discounted Prepayment Offers received on or before the Solicited Discounted Prepayment Response Date. The Borrower shall review all such Solicited Discounted Prepayment Offers and select the largest of the Offered Discounts specified by the relevant responding Term Lenders in the Solicited Discounted Prepayment Offers that is acceptable to the Borrower (the “Acceptable Discount”), if any. If the Borrower elects to accept any Offered Discount as the Acceptable Discount, then as soon as practicable after the determination of the Acceptable Discount, but in no event later than by the third Business Day after the date of receipt by the Borrower from the Auction Agent of a copy of all Solicited Discounted Prepayment Offers pursuant to the first sentence of this subsection (2) (the “Acceptance Date”), the Borrower shall submit an Acceptance and Prepayment Notice to the Auction Agent setting forth the Acceptable Discount. If the Auction Agent shall fail to receive an Acceptance and Prepayment Notice from the Borrower by the Acceptance Date, the Borrower shall be deemed to have rejected all Solicited Discounted Prepayment Offers.

(3) Based upon the Acceptable Discount and the Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, within three (3) Business Days after receipt of an Acceptance and Prepayment Notice (the “Discounted Prepayment Determination Date”), the Auction Agent will determine (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) the aggregate principal amount and the tranches of Term Loans (the “Acceptable Prepayment Amount”) to be prepaid by the Borrower at the Acceptable Discount in accordance with this subsection (D). If the Borrower elects to accept any Acceptable Discount, then the Borrower agrees to accept all Solicited Discounted Prepayment Offers received by Auction Agent by the Solicited Discounted Prepayment Response Date, in the order from largest Offered Discount to smallest Offered Discount, up to and including the Acceptable Discount. Each Lender that has submitted a Solicited Discounted Prepayment Offer with an Offered Discount that is greater than or equal to the Acceptable Discount shall be deemed to have irrevocably consented to prepayment of Term Loans equal to its Offered Amount (subject to any required pro rata reduction pursuant to the following sentence) at the Acceptable Discount (each such Lender, a “Qualifying Lender”). The Borrower will prepay outstanding Term Loans pursuant to this subsection (D) to each Qualifying Lender in the aggregate principal amount and of the tranches specified in such Lender’s Solicited Discounted Prepayment Offer at the Acceptable Discount; provided that if the aggregate Offered Amount by all Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount exceeds the Solicited Discounted Prepayment Amount, prepayment of the principal amount of the Term Loans for those Qualifying Lenders whose Offered Discount is greater than or equal to the Acceptable Discount (the “Identified Qualifying Lenders”) shall be made pro rata among the Identified Qualifying Lenders in accordance with the Offered Amount of each such Identified Qualifying Lender and the Auction Agent (in consultation with the Borrower and subject to rounding requirements of the Auction Agent made in its sole reasonable discretion) will calculate such proration (the “Solicited Discount Proration”). On or prior to the Discounted Prepayment Determination Date, the Auction Agent shall promptly notify (I) the Borrower of the Discounted Prepayment Effective Date and Acceptable Prepayment Amount comprising the Discounted Term Loan Prepayment and the tranches to be prepaid, (II) each Term Lender of the Discounted Prepayment Effective Date, the Acceptable Discount, and the Acceptable Prepayment Amount of all Term Loans and the tranches to be prepaid at the Applicable Discount on such date, (III) each Qualifying Lender of the aggregate principal amount and the tranches of such Lender to be prepaid at the Acceptable Discount on such date, and (IV) if applicable, each Identified Qualifying Lender of the Solicited Discount Proration. Each determination by the Auction Agent of the amounts stated in the foregoing notices to such Borrower and Lenders shall be conclusive and binding for all purposes absent manifest error. The payment amount specified in such notice to such Borrower shall be due and payable by such Borrower on the Discounted Prepayment Effective Date in accordance with subsection (F) below (subject to subsection (J) below).

(E) In connection with any Discounted Term Loan Prepayment, the Borrower and the Lenders acknowledge and agree that the Auction Agent may require as a condition to any Discounted Term Loan Prepayment, the payment of customary fees and expenses from the Borrower in connection therewith.

(F) If any Term Loan is prepaid in accordance with paragraphs (B) through (D) above, the Borrower shall prepay such Term Loans on the Discounted Prepayment Effective Date. The Borrower shall make such prepayment to the Administrative Agent, for the account of the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable, at the Administrative Agent’s Office in Same Day Funds not later than 11:00 a.m. (New York City time) on the Discounted Prepayment Effective Date and all such prepayments shall be applied to the remaining principal installments of the relevant tranche of Term Loans on a pro rata basis across such installments. The Term Loans so prepaid shall be accompanied by all accrued and unpaid interest on the par principal amount so prepaid up to, but not including, the Discounted Prepayment Effective Date. Each prepayment of the outstanding Term Loans pursuant to this Section 2.11(a)(ii) shall be paid to the Discount Prepayment Accepting Lenders, Participating Lenders, or Qualifying Lenders, as applicable. The aggregate principal amount of the tranches and installments of the relevant Term Loans outstanding shall be deemed reduced by the full par value of the aggregate principal amount of the tranches of Term Loans prepaid on the Discounted Prepayment Effective Date in any Discounted Term Loan Prepayment.

(G) To the extent not expressly provided for herein, each Discounted Term Loan Prepayment shall be consummated pursuant to procedures consistent, with the provisions in this Section 2.11(a)(ii), established by the Auction Agent acting in its reasonable discretion and as reasonably agreed by the Borrower.

(H) Notwithstanding anything in any Loan Document to the contrary, for purposes of this Section 2.11(a)(ii), each notice or other communication required to be delivered or otherwise provided to the Auction Agent (or its delegate) shall be deemed to have been given upon Auction Agent’s (or its delegate’s) actual receipt during normal business hours of such notice or communication; provided that any notice or communication actually received outside of normal business hours shall be deemed to have been given as of the opening of business on the next Business Day.

(I) Each of the Borrower and the Lenders acknowledges and agrees that the Auction Agent may perform any and all of its duties under this Section 2.11(a)(ii) by itself or through any Affiliate of the Auction Agent and expressly consents to any such delegation of duties by the Auction Agent to such Affiliate and the performance of such delegated duties by such Affiliate. The exculpatory provisions pursuant to this Agreement shall apply to each Affiliate of the Auction Agent and its respective activities in connection with any Discounted Term Loan Prepayment provided for in this Section 2.11(a)(ii) as well as activities of the Auction Agent.

(J) The Borrower shall have the right, by written notice to the Auction Agent, to revoke in full (but not in part) its offer to make a Discounted Term Loan Prepayment and rescind the applicable Specified Discount Prepayment Notice, Discount Range Prepayment Notice or Solicited Discounted Prepayment Notice therefor at its discretion at any time on or prior to the applicable Specified Discount Prepayment Response Date (and if such offer is revoked pursuant to the preceding clauses, any failure by such Borrower to make any prepayment to a Term Lender, as applicable, pursuant to this Section 2.11(a)(ii) shall not constitute a Default or Event of Default under Section 7.01 or otherwise).

(b) If the Administrative Agent notifies the Borrower at any time that the aggregate Revolving Exposures at such time exceed an amount equal to 105% of the aggregate Revolving Commitments then in effect, then, within two Business Days after receipt of such notice, the Borrower shall prepay Loans and/or the Borrower shall Cash Collateralize the LC Exposure in an aggregate amount sufficient to reduce such Revolving Exposure as of such date of payment to an amount not to exceed 100% of the aggregate Revolving Commitments then in effect; provided, however, that, subject to the provisions of Section 2.05(j), the Borrower shall not be required to Cash Collateralize the LC Exposure pursuant to this Section 2.11(b) unless after the prepayment in full of the Loans the aggregate Revolving Exposures exceed the aggregate Revolving Commitments then in effect.

(c) In the event and on each occasion that any Net Proceeds are received by or on behalf of the Borrower or any of its Restricted Subsidiaries, the Borrower shall, within three Business Days after such Net Proceeds are received (or, in the case of Net Proceeds described in clause (b) of the definition of the term “Net Proceeds,” on the date of receipt of such Net Proceeds), prepay Term Borrowings in an aggregate amount equal to 100% of the amount of such Net Proceeds minus the portion of the Net Proceeds applied (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase Indebtedness that is secured by the Collateral on a pari passu with the Loan Document Obligations on a no more than pro rata basis with the Term Loans.

(d) (i) Following the end of each Fiscal Year of the Borrower, commencing with the first Excess Cash Flow Period, the Borrower shall prepay Term Loans in an aggregate amount equal to the Required Percentage of Excess Cash Flow for such Excess Cash Flow Period; provided that such amount shall be reduced (without duplication) by (x) the aggregate amount of prepayments of Term Loans (and, to the extent the Revolving Commitments are reduced in a corresponding amount pursuant to Section 2.08, Revolving Loans) made pursuant to Section 2.11(a)(i) during such Excess Cash Flow Period or (at the option of the Borrower) on or before the date such prepayment is due pursuant to this clause (d)(i) (excluding all such prepayments funded with the proceeds of Indebtedness for borrowed money), (y) the portion of Excess Cash Flow applied (to the extent the Borrower or any Restricted Subsidiary is required by the terms thereof) to prepay, repay or purchase Indebtedness that is secured by the Collateral on a pari passu with the Loan Document Obligations on a no more than pro rata basis with the Term Loans and (z) the aggregate principal amount of Excess Cash Flow Early Prepayments during such Excess Cash Flow Period. Each prepayment pursuant to this paragraph shall be made within ten (10) days after the date financial statements are required to be delivered pursuant to Section 5.01 with respect to the Excess Cash Flow Period for which Excess Cash Flow is being calculated.

(ii) The Borrower shall have the right, in its sole discretion during any Fiscal Year, not later than 10 Business Days after delivery of financial statements for any Excess Cash Flow Interim Period pursuant to Section 5.01, to prepay the Term Loans in whole or in part in accordance with Sections 2.11(a), without premium or penalty (but subject to Section 2.16), in an amount equal to (the “Excess Cash Flow Early Prepayment”) the amount by which (A) the Required Percentage of Year to Date Excess Cash Flow as of the last of day of such Excess Cash Flow Interim Period exceeds (B) the sum of the aggregate principal amount of (1) voluntary prepayments of Term Loans previously made pursuant to this Section 2.11(a) and (d)(ii) (including Excess Cash Flow Early Prepayments for a prior Excess Cash Flow Interim Period in such Fiscal Year), and (2) permanent voluntary reductions of Revolving Facility Commitments pursuant to Section 2.08 to the extent that an equal amount of Revolving Loans was simultaneously repaid pursuant to Section 2.11(a), in each case, during such Fiscal Year; provided that no more than two Excess Cash Flow Early Prepayments may be made in respect of any Fiscal Year.

(e) Subject to Section 2.22, prior to any optional prepayment of Borrowings pursuant to Section 2.11(a)(i), the Borrower shall select the Borrowing or Borrowings (including the Class) to be prepaid and shall specify such selection in the notice of such prepayment pursuant to paragraph (f) of this Section. Subject to Section 2.22, in the event of any mandatory prepayment of Term Borrowings made at a time when Term Borrowings of more than one Class remain outstanding, the Borrower shall select Term Borrowings to be prepaid so that the aggregate amount of such prepayment is allocated between Term Borrowings (and, to the extent provided in the Refinancing Amendment for any Class of Other Term Loans, the Borrowings of such Class) pro rata based on the aggregate principal amount of outstanding Borrowings of each such Class; provided that any Term Lender (and, to the extent provided in the Refinancing Amendment for any Class of Other Term Loans, any Lender that holds Other Term Loans of such Class) may elect, by notice to the Administrative Agent by telephone (confirmed by facsimile) at least one Business Day prior to the prepayment date, to decline all or any portion of any prepayment of its Term Loans or Other Term Loans of any such Class (all such declined amounts, the “Declined Amounts”) pursuant to this Section (other than an optional prepayment pursuant to paragraph (a)(i) of this Section, which may not be declined and mandatory prepayments pursuant to clause (c) of this Section as it relates to clause (b) of the definition of “Net Proceeds,” which may be declined only with the consent of the Borrower), in which case the aggregate amount of the prepayment that would have been applied to prepay Term Loans or Other Term Loans of any such Class but was so declined shall be retained by the Borrower. Optional prepayments of Term Borrowings shall be allocated among the Classes of Term Borrowings as directed by the Borrower.

(f) The Borrower shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by facsimile) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing, not later than 11:00 a.m., New York City time, three Business Days (or four Business Days in the case of Borrowings denominated in Euro) before the date of prepayment, or (ii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, one Business Day before the date of prepayment. Each such notice shall be irrevocable and shall specify the prepayment date and principal amount of each Borrowing or portion thereof to be prepaid; provided that the Borrower may rescind any notice of optional prepayment under this Section 2.11(f) if such prepayment would have resulted from the refinancing of all the applicable facilities hereunder, which refinancing shall not be consummated or shall otherwise be delayed; provided that the Borrower shall pay any amounts due to the Lenders under Section 2.16. Promptly following receipt of any such notice (other than a notice relating solely to Swingline Loans), the Administrative Agent shall advise the Lenders of the contents thereof. Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02, except as necessary to apply fully the required amount of a mandatory prepayment. Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing. Prepayments shall be accompanied by accrued interest to the extent required by Section 2.13.

(g) Notwithstanding any other provisions in Sections 2.11(c) and (d), (A) to the extent that any or all of the Net Proceeds of any Disposition by a Foreign Subsidiary giving rise to a prepayment event pursuant to Section 2.11(c) (a “Foreign Disposition”), the Net Proceeds of any casualty event from a Foreign Subsidiary (a “Foreign Casualty Event”), or Excess Cash Flow are prohibited or delayed by applicable local law from being repatriated to the United States, the portion of such Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary so long, but only so long, as the applicable local law will not permit repatriation to the United States (the Borrower hereby agreeing to use commercially reasonable efforts to cause the applicable Foreign Subsidiary to promptly take all actions reasonably required by the applicable local law to permit such repatriation), and once such repatriation of any of such affected Net Proceeds or Excess Cash Flow is permitted under the applicable local law, such repatriation will be immediately effected and such repatriated Net Proceeds or

Excess Cash Flow will be promptly (and in any event not later than two (2) Business Days after such repatriation) applied (net of additional Taxes payable or reserved against as a result thereof) to the repayment of the Term Loans pursuant to this Section 2.11 to the extent provided herein and (B) to the extent that the Borrower has determined in good faith that repatriation of any of or all the Net Proceeds of any Foreign Disposition, any Foreign Casualty Event or Excess Cash Flow would have material adverse tax consequences (taking into account any foreign Tax credit or benefit actually realized in connection with such repatriation) with respect to such Net Proceeds or Excess Cash Flow, the Net Proceeds or Excess Cash Flow so affected will not be required to be applied to repay Term Loans at the times provided in this Section 2.11 but may be retained by the applicable Foreign Subsidiary.

(h) Any prepayment of a Term Borrowing of any Class (i) pursuant to Section 2.11(a)(i) shall be applied to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section as directed by the Borrower (and absent such direction in direct order of maturity) and (ii) pursuant to Section 2.11(c) or 2.11(d) shall be applied, subject to Section 2.11(e), to reduce the subsequent scheduled and outstanding repayments of the Term Borrowings of such Class to be made pursuant to this Section, or, except as otherwise provided in any Refinancing Amendment, pursuant to the corresponding section of such Refinancing Amendment, in direct order of maturity.

(i) Prior to any repayment of any Term Borrowings of any Class hereunder, the Borrower shall select the Borrowing or Borrowings of the applicable Class to be repaid and shall notify the Administrative Agent by telephone (confirmed by hand delivery or facsimile) of such election not later than 2:00 p.m., New York City time, one Business Day before the scheduled date of such repayment. In the absence of a designation by the Borrower as described in the preceding sentence, the Administrative Agent shall make such designation in its reasonable discretion with a view, but no obligation, to minimize breakage costs owing under Section 2.16. Each repayment of a Borrowing shall be applied ratably to the Loans included in the repaid Borrowing. Repayments of Term Borrowings shall be accompanied by accrued interest on the amount repaid.

SECTION 2.12. Fees.

(a) The Borrower agrees to pay to the Administrative Agent in Dollars for the account of each Revolving Lender (other than any Defaulting Lender) a commitment fee, which shall accrue at the Applicable Rate with respect to commitment fees on the average daily unused amount of the Revolving Commitment of such Lender during the period from and including the Effective Date to but excluding the date on which the Revolving Commitments terminate. Accrued commitment fees shall be payable in arrears on the third Business Day following the last day of March, June, September and December of each year and on the date on which the Revolving Commitments terminate, commencing on June 30, 2012. All commitment fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day). For purposes of computing commitment fees, a Revolving Commitment of a Lender shall be deemed to be used to the extent of the outstanding Revolving Loans and LC Exposure of such Lender on a Dollar Equivalent basis (and the Swingline Exposure of such Lender shall be disregarded for such purpose).

(b) The Borrower agrees to pay (i) to the Administrative Agent in Dollars for the account of each Revolving Lender (other than any Defaulting Lender) a participation fee with respect to its participations in Letters of Credit, which shall accrue at the Applicable Rate used to determine the interest rate applicable to Eurocurrency Revolving Loans on the daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date on which such Lender’s Revolving Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank in Dollars a fronting fee, which shall accrue at the rate of 0.125% per annum on the daily amount of the LC Exposure attributable to Letters of Credit issued by such Issuing Bank (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Effective Date to and including the later of the date of termination of the Revolving Commitments and the date on which there ceases to be any LC Exposure, as well as such Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder. Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on June 30, 2012; provided that all such fees shall be payable on the date on which the Revolving Commitments terminate and any such fees accruing after the date on which the Revolving Commitments terminate shall be payable on demand. Any other fees payable to an Issuing Bank pursuant to this paragraph shall be payable within 10 days after receipt of a reasonably detailed invoice therefor. All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c) The Borrower agrees to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon between the Borrower and the Administrative Agent.

(d) Notwithstanding the foregoing, and subject to Section 2.23, the Borrower shall not be obligated to pay any amounts to any Defaulting Lender pursuant to this Section 2.12, nor shall any such amounts accrue.

SECTION 2.13. Interest.

(a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b) The Loans comprising each Eurocurrency Borrowing shall bear interest at the Adjusted Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate plus (in the case of a Eurocurrency Loan denominated in Euro of any Lender which is lent from a Lending Office in the United Kingdom or a Participating Member State) the Mandatory Cost.

(c) Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrower hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2.00% per annum plus the rate otherwise applicable to such Loan as provided in the preceding paragraphs of this Section or (ii) in the case of any other amount, 2.00% per annum plus the rate applicable to ABR Revolving Loans as provided in paragraph (a) of this Section; provided that no amount shall be payable pursuant to this Section 2.13(c) to a Defaulting Lender so long as such Lender shall be a Defaulting Lender; provided further that no amounts shall accrue pursuant to this Section 2.13(c) on any overdue amount, reimbursement obligation in respect of any LC Disbursement or other amount payable to a Defaulting Lender so long as such Lender shall be a Defaulting Lender.

(d) Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and, in the case of Revolving Loans, upon termination of the Revolving Commitments, provided that (i) interest accrued pursuant to paragraph (c) of this Section shall be payable on demand, (ii) in the event of any repayment or prepayment of any Loan (other than a prepayment of an ABR Revolving Loan prior to the end of the Revolving Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) in the event of any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e) All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year), and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day). The applicable Alternate Base Rate or Adjusted Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

SECTION 2.14. Alternate Rate of Interest. If at least two Business Days prior to the commencement of any Interest Period for a Eurocurrency Borrowing:

(a) the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Adjusted Eurocurrency Rate for such Interest Period; or

(b) the Administrative Agent is advised by the Required Lenders that the Adjusted Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their Loans included in such Borrowing for such Interest Period;

the Administrative Agent shall give notice thereof to the Borrower and the Lenders by telephone or facsimile as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any Interest Election Request that requests the conversion of any Borrowing to, or continuation of any Borrowing as, a Eurocurrency Borrowing shall be ineffective and (ii) if any Borrowing Request requests a Eurocurrency Borrowing in Dollars, then such Borrowing shall be made as an ABR Borrowing; provided, however, that, in each case, the Borrower may revoke any Borrowing Request that is pending when such notice is received.

SECTION 2.15. Increased Costs.

(a) If any Change in Law shall:

(i) impose, modify or deem applicable any reserve, special deposit, compulsory loan, insurance charge or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender or any Issuing Bank (except any such reserve requirement reflected in the Adjusted Eurocurrency Rate or in the Mandatory Cost payable pursuant to Section 2.13(b));

(ii) subject any Lender or Issuing Bank to any Tax with respect to this Agreement or Eurocurrency Loan or ABR Loan made by such Lender or any Letter of Credit or participation therein (other than Indemnified Taxes or Other Taxes indemnified under Section 2.17, and any Excluded Taxes);

(iii) impose on any Lender or any Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans or ABR Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making or maintaining any Eurocurrency Loan or ABR Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or Issuing Bank of participating in, issuing or maintaining any Letter of Credit (or of maintaining its obligation to participate in or issue any Letter of Credit) or to reduce the amount of any sum received or receivable by such Lender or Issuing Bank hereunder (whether of principal, interest or otherwise), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank, as the case may be, for such increased costs actually incurred or reduction actually suffered.

(b) If any Lender or Issuing Bank determines that any Change in Law regarding capital requirements has the effect of reducing the rate of return on such Lender’s or Issuing Bank’s capital or on the capital of such Lender’s or Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit or Swingline Loans held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or Issuing Bank’s policies and the policies of such Lender’s or Issuing Bank’s holding company with respect to capital adequacy), then, from time to time upon request of such Lender or Issuing Bank, the Borrower will pay to such Lender or Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or Issuing Bank or such Lender’s or Issuing Bank’s holding company for any such reduction actually suffered.

(c) A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or Issuing Bank or its holding company in reasonable detail, as the case may be, as specified in paragraph (a) or (b) of this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender or Issuing Bank, as the case may be, the amount shown as due on any such certificate within 15 days after receipt thereof.

(d) Failure or delay on the part of any Lender or Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or Issuing Bank’s right to demand such compensation, provided that the Borrower shall not be required to compensate a Lender or Issuing Bank pursuant to this Section for any increased costs incurred or reductions suffered more than 180 days prior to the date that such Lender or Issuing Bank, as the case may be, notifies the Borrower of the Change in Law giving rise to such increased costs or reductions and of such Lender’s or Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased costs or reductions is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

SECTION 2.16. Break Funding Payments. In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Revolving Loan or Term Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.11(f) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower pursuant to Section 2.19 or Section 9.02(c), then, in any such event, the Borrower shall, after receipt of a written request by any Lender affected by any such event (which request shall set forth in reasonable detail the basis for requesting such amount), compensate each Lender for the loss, cost and expense attributable to such event. For purposes of calculating amounts payable by the Borrower to the Lenders under this Section 2.16, each Lender shall be deemed to have funded each Eurocurrency Loan made by it at the Adjusted Eurocurrency Rate for such Loan by a matching deposit or other borrowing in the applicable interbank eurodollar market in Dollars for a comparable amount and for a comparable period, whether or not such Eurocurrency Loan was in fact so funded. A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section delivered to the Borrower shall be conclusive absent manifest error. The Borrower shall pay such Lender the amount shown as due on any such certificate within 15 days after receipt of such demand. Notwithstanding the foregoing, this Section 2.16 will not apply to losses, costs or expenses resulting from Taxes, as to which Section 2.17 shall govern.

SECTION 2.17. Taxes.

(a) Unless required by applicable Requirements of Law, any and all payments by or on account of any obligation of any Loan Party under any Loan Document shall be made without deduction for any Taxes, provided that if the applicable withholding agent shall be required by applicable Requirements of Law to deduct any Indemnified Taxes or Other Taxes from such payments, then (i) the amount payable by the applicable Loan Party shall be increased as necessary so that after all required deductions have been made (including deductions of Indemnified Taxes or Other Taxes applicable to additional amounts payable under this Section), the Administrative Agent, Lender or Issuing Bank (as the case may be) receives an amount equal to the sum it would have received had no such deductions been made, (ii) the applicable withholding agent shall make such deductions and (iii) the applicable withholding agent shall timely pay the full amount deducted to the relevant Governmental Authority in accordance with applicable Requirements of Law.

(b) Without limiting the provisions of paragraph (a) above, the Borrower shall timely pay any Other Taxes (other than Assignment Taxes) to the relevant Governmental Authority in accordance with Requirements of Law.

(c) The Borrower shall indemnify the Administrative Agent, each Lender and each Issuing Bank, within 30 days after written demand therefor, for the full amount of any such Indemnified Taxes paid by the Administrative Agent, such Lender or such Issuing Bank, as the case may be, on or with respect to any payment by or on account of any obligation of any Loan Party under any Loan Document and any such Other Taxes (including Indemnified Taxes or Other Taxes imposed or asserted on or attributable to amounts payable under this Section) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate setting forth in reasonable detail the basis and calculation of the amount of such payment or liability delivered to the Borrower by a Lender or an Issuing Bank, or by the Administrative Agent on its own behalf or on behalf of a Lender or an Issuing Bank, shall be conclusive absent manifest error.

(d) As soon as practicable after any payment of Indemnified Taxes or Other Taxes by a Loan Party to a Governmental Authority, the Borrower shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e) Each Lender shall, at such times as are reasonably requested by Borrower or the Administrative Agent or prescribed by applicable Requirements of Law, provide the Borrower and the Administrative Agent with any properly completed and executed documentation prescribed by Requirements of Law, or reasonably requested by the Borrower or the Administrative Agent, certifying as to any entitlement of such Lender to an exemption from, or reduction in, any withholding Tax with respect to any payments to be made to such Lender under the Loan Documents (including, in the case of a Lender seeking exemption from the withholding imposed under FATCA, any documentation necessary to prevent such withholding). Each such Lender shall, whenever a lapse in time or change in circumstances renders such documentation expired, obsolete or inaccurate in any material respect, deliver promptly to the

Borrower and the Administrative Agent updated or other appropriate documentation (including any new documentation reasonably requested by the applicable withholding agent) or promptly notify the Borrower and the Administrative Agent of its inability to do so. Unless the applicable withholding agent has received forms or other documents satisfactory to it indicating that payments under any Loan Document to or for a Lender are not subject to withholding tax or are subject to such Tax at a rate reduced by an applicable tax treaty, the Borrower, Administrative Agent or other applicable withholding agent shall withhold amounts required to be withheld by applicable Requirements of Law from such payments at the applicable statutory rate.

Without limiting the generality of the foregoing:

(i) Each Lender that is a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement two properly completed and duly signed original copies of IRS Form W-9 (or any successor forms) certifying that such Lender is a United States person exempt from U.S. federal backup withholding.

(ii) Each Lender that is not a United States person (as defined in Section 7701(a)(30) of the Code) shall deliver to the Borrower and the Administrative Agent on or before the date on which it becomes a party to this Agreement (and from time to time thereafter when required by Requirements of Law or upon the reasonable request of the Borrower or the Administrative Agent) whichever of the following is applicable:

(A) two properly completed and duly signed copies of IRS Form W-8BEN (or any successor forms) claiming eligibility for benefits of an income tax treaty to which the United States of America is a party,

(B) two properly completed and duly signed copies of IRS Form W-8ECI or W-8EXP (or any successor forms),

(C) in the case of a Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate, in substantially the form of Exhibit S-1, S-2, S-3 or S-4, as applicable (any such certificate a “U.S. Tax Compliance Certificate”), or any other form approved by the Administrative Agent with the written consent of the Borrower (not to be unreasonably withheld or delayed), to the effect that such Lender is not (1) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (2) a “10 percent shareholder” of the Borrower within the meaning of Section 881(c)(3)(B) of the Code, or (3) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code, and that no payments in connection with the Loan Documents are effectively connected with such Lender’s conduct of a U.S. trade or business and (y) two properly completed and duly signed copies of IRS Form W-8BEN (or any successor forms),

(D) to the extent a Lender is not the beneficial owner of the applicable Loan (for example, where the Lender is a partnership or a participating Lender), two properly completed and duly signed copies of IRS Form W-8IMY (or any successor forms) of the Lender, each accompanied by a Form W-8ECI, W-8EXP, W-8BEN, U.S. Tax Compliance Certificate, Form W-9, Form W-8IMY (or other successor forms) or any other required information from each beneficial owner, as applicable (provided that, if the Lender is a partnership (and not a participating Lender) and one or more beneficial owners are claiming the portfolio interest exemption, the U.S. Tax Compliance Certificate shall be provided by such Lender on behalf of such beneficial owner(s)), or

(E) any other form prescribed by applicable Requirements of Law as a basis for claiming exemption from or a reduction in U.S. federal withholding tax duly completed together with such supplementary documentation as may be prescribed by applicable Requirements of Law to permit the Borrower and the Administrative Agent to determine the withholding or deduction required to be made.

Each Lender shall, from time to time after the initial delivery by such Lender of the forms described above, whenever a lapse in time or change in such Lender’s circumstances renders such forms, certificates or other evidence so delivered expired, obsolete or inaccurate, promptly (1) deliver to the Borrower and the Administrative Agent (in such number of copies as shall be requested by the recipient) renewals, amendments or additional or successor forms, properly completed and duly signed by such Lender, together with any other certificate or statement of exemption required in order to confirm or establish such Lender’s status or that such Lender is entitled to an exemption from or reduction in U.S. federal withholding tax or (2) notify Administrative Agent and the Borrower of its inability to deliver any such forms, certificates or other evidence.

Notwithstanding any other provision of this clause (e), a Lender shall not be required to deliver any form that such Lender is not legally eligible to deliver.

(f) If the Borrower determines in good faith that a reasonable basis exists for contesting any Taxes for which indemnification has been demanded hereunder, the Administrative Agent, the relevant Lender or the relevant Issuing Bank, as applicable, shall cooperate with the Borrower in a reasonable challenge of such Taxes if so requested by the Borrower, provided that (a) the Administrative Agent, such Lender or such Issuing Bank determines in its reasonable discretion that it would not be prejudiced by cooperating in such challenge, (b) the Borrower pays all related expenses of the Administrative Agent, such Lender or such Issuing Bank, as applicable and (c) the Borrower indemnifies the Administrative Agent, such Lender or such Issuing Bank, as applicable, for any liabilities or other costs incurred by such party in connection with such challenge. The Administrative Agent, a Lender or an Issuing Bank shall claim any refund that it determines is reasonably available to it, unless it concludes in its reasonable discretion that it would be adversely affected by making such a claim. If the Administrative Agent, an Issuing Bank or a Lender determines, in its reasonable discretion, that it has received a refund (including, for purposes of this clause (f), any credit in lieu of a refund) of any Indemnified Taxes or Other Taxes as to which it has been indemnified by the Borrower or with respect to which the Borrower has paid additional amounts pursuant to this Section, it shall pay over an amount equal to such refund to the Borrower (but only to the extent of indemnity payments made, or additional amounts paid, by the Borrower under this Section with respect to the Indemnified Taxes or Other Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of the Administrative Agent, such Issuing Bank or such Lender and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund), provided that the Borrower, upon the request of the Administrative Agent, such Issuing Bank or such Lender, agrees promptly to repay the amount paid over to the Borrower (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to the Administrative Agent, such Issuing Bank or such Lender in the event the Administrative Agent, such Issuing Bank or such Lender is required to repay such refund (or credit in lieu of such refund) to such Governmental Authority. The Administrative Agent, such Lender or such Issuing Bank, as the case may be, shall, at the Borrower’s request, provide the Borrower with a copy of any notice of assessment or other evidence of the requirement to repay such refund or credit received from the relevant taxing authority (provided that the Administrative Agent, such Lender or such Issuing Bank may delete any information therein that the Administrative Agent, such Lender or such Issuing Bank deems confidential). Notwithstanding anything to the contrary, this clause (f) shall not be construed to require the Administrative Agent, any Lender or any Issuing Bank to make available its tax returns (or any other information relating to taxes which it deems confidential).

(g) The agreements in this Section 2.17 shall survive the termination of this Agreement and the payment of the Loans and all other amounts payable hereunder.

(h) For purposes of this Section 2.17, the term “Lender” shall include any Issuing Bank and the Swingline Lender.

(i) On or before the Effective Date, the Administrative Agent shall provide to the Borrower a properly executed IRS Form W-9 (or any successor form) certifying that it is a United States person exempt from U.S. federal backup withholding.

(j) If a payment made to any Lender or other recipient hereunder may be subject to U.S. federal withholding tax under FATCA, such Lender or other recipient shall deliver to the Borrower and the Administrative Agent, at the time or times prescribed by applicable Requirements of Law and at such time or times reasonably requested by the Borrower or the Administrative Agent, such documentation prescribed by applicable Requirements of Law and such additional documentation reasonably requested by the Borrower or the Administrative Agent to comply with its withholding obligations, to determine that such Lender or other recipient has complied with such Lender or other recipient’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for the purposes of this paragraph (j), the term “FATCA” shall include any amendments or successor provisions thereto.

SECTION 2.18. Payments Generally; Pro Rata Treatment; Sharing of Setoffs.

(a) The Borrower shall make each payment required to be made by it under any Loan Document (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.15, 2.16 or 2.17, or otherwise) prior to the time expressly required hereunder or under such other Loan Document for such payment (or, if no such time is expressly required, prior to 2:00 p.m., New York City time (or 2:00 p.m., London time, in the case of Loans denominated in Euro)), on the date when due, in Same Day Funds, without condition or deduction for any counterclaim, recoupment or setoff. Any amounts received after such time on any date may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon. All such payments shall be made to such account as may be specified by the Administrative Agent, except payments to be made directly to any Issuing Bank or the Swingline Lender shall be made as expressly provided herein and except that payments pursuant to Sections 2.15, 2.16, 2.17 and 9.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein. The Administrative Agent shall distribute any such payments received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof. If any payment (other than payments on the Eurocurrency Loans) under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day. If any payment on a Eurocurrency Loan becomes due and payable on a day other than a Business Day, the maturity thereof shall be extended to the next succeeding Business Day unless the result of such extension would be to extend such payment into another calendar month, in which event such payment shall be made on the immediately preceding Business Day. In the case of any payment of principal pursuant to the preceding two sentences, interest thereon shall be payable at the then applicable rate for the period of such extension. All payments or prepayments of any Loan, all reimbursements of any LC Disbursements, all payments of accrued interest payable on a Loan or LC Disbursement and all other payments under each Loan Document shall be made in Dollars except as otherwise expressly provided herein.

(b) If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, towards payment of interest and fees then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (ii) second, towards payment of principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c) If any Lender shall, by exercising any right of setoff or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Revolving Loans, Term Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Revolving Loans, Term Loans and participations in LC Disbursements and Swingline Loans; provided that (i) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest and (ii) the provisions of this paragraph shall not be construed to apply to (A) any payment made by the Borrower pursuant to and in accordance with the express terms of this Agreement (including the application of funds arising from the existence of a Defaulting Lender and as contemplated by Sections 2.11(a)(ii) and 9.04(h)), (B) any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements or Swingline Loans to any assignee or participant or (C) any disproportionate payment obtained by a Lender of any Class as a result of the extension by Lenders of the maturity date or expiration date of some but not all Loans or Revolving Commitments of that Class or any increase in the Applicable Rate in respect of Loans of Lenders that have consented to any such extension. The Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against the Borrower rights of setoff and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of the Borrower in the amount of such participation.

(d) Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Lenders or the Issuing Banks hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption and in its sole discretion, distribute to the Lenders or Issuing Banks, as the case may be, the amount due. In such event, if the Borrower has not in fact made such payment, then each of the Lenders or Issuing Banks, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender or Issuing Bank with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at a rate equal to the Overnight Rate.

SECTION 2.19. Mitigation Obligations; Replacement of Lenders.

(a) If any Lender requests compensation under Section 2.15, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.17 or any event gives rise to the operation of Section 2.24, then such Lender shall use reasonable efforts (and at the expense of the Borrower) to designate a different Lending Office for funding or booking its Loans hereunder or its participation in any Letter of Credit affected by such event, or to assign and delegate its rights and obligations hereunder to another of its offices, branches or Affiliates, if, in the judgment of such Lender, such designation or assignment and delegation (i) would eliminate or reduce amounts payable pursuant to Section 2.15 or 2.17 or mitigate the applicability of Section 2.24, as the case may be, and (ii) would not subject such Lender to any unreimbursed cost or expense reasonably deemed by such Lender to be material and would not be disadvantageous in any material economic, legal or regulatory respect to such Lender.

(b) If (i) any Lender requests compensation under Section 2.15 or gives notice under Section 2.24, (ii) the Borrower is required to pay any additional amount to any Lender or to any Governmental Authority for the account of any Lender pursuant to Section 2.17 or (iii) any Lender is a Defaulting Lender, then the Borrower may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate at par, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement and the other Loan Documents to an Eligible Assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment and delegation); provided that (A) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and if a Revolving Commitment is being assigned and delegated, each Issuing Bank and each Swingline Lender), which consents, in each case, shall not unreasonably be withheld or delayed, (B) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and unreimbursed participations in LC Disbursements and Swingline Loans, accrued but unpaid interest thereon, accrued but unpaid fees and all other amounts payable to it hereunder from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (C) the Borrower or such assignee shall have paid (unless waived) to the Administrative Agent the processing and recordation fee specified in Section 9.04(b)(ii) and (D) in the case of any such assignment resulting from a claim for compensation under Section 2.15, or payments required to be made pursuant to Section 2.17 or a notice given under Section 2.24, such assignment will result in a material reduction in such compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise (including as a result of any action taken by such Lender under paragraph (a) above), the circumstances entitling the Borrower to require such assignment and delegation cease to apply. Each party hereto agrees that an assignment required pursuant to this paragraph may be effected pursuant to an Assignment and Assumption executed by the Borrower, the Administrative Agent and the assignee and that the Lender required to make such assignment need not be a party thereto.

SECTION 2.20. Incremental Credit Extensions.

(a) (i) At any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request to effect one or more increases in the aggregate amount of any Class of Revolving Commitments (each such increase, a “Revolving Commitment Increase”) from Additional Revolving Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Revolving Facility Amendment, (A) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, (B) the

Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clause (A) above, together with reasonably detailed calculations demonstrating compliance with clause (y) of the definition of “Incremental Cap” below to the extent applicable and (C) each Revolving Commitment Increase shall be on the same terms (including interest rate margins and maturity) governing the Revolving Commitments pursuant to this Agreement. Notwithstanding anything to contrary herein, at the time of effectiveness of any given Revolving Commitment Increase, the sum of (i) the aggregate principal amount of the Revolving Commitment Increases entered into after the Effective Date and (ii) the aggregate principal amount of all Term Commitment Increases incurred after the Effective Date shall not exceed the sum of (x) $163,000,000 and (y) up to an additional amount such that at the time of such incurrence and after giving effect thereto on a Pro Forma Basis, the Consolidated First Lien Leverage Ratio is less than or equal to 2.75 to 1.00 (provided that (i) for purposes of calculating the Consolidated First Lien Leverage Ratio, any Revolving Commitment Increase being entered into shall be assumed to be fully drawn and (ii) the proceeds of any such Revolving Commitment Increase or Term Commitment Increase being implemented and any such substantially concurrent Revolving Commitment Increases and Term Commitment Increases shall not be netted from Consolidated First Lien Debt) (the “Incremental Cap”). Each Revolving Commitment Increase shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the Incremental Cap. For the avoidance of doubt, no Lender shall be required to provide any such Revolving Commitment Increase.

(ii) At any time and from time to time after the Effective Date, subject to the terms and conditions set forth herein, the Borrower may, by notice to the Administrative Agent (whereupon the Administrative Agent shall promptly make available to each of the Lenders), request to effect one or more additional tranches of terms loans hereunder or increases in the aggregate amount of the Term Commitments which shall take the form of an additional tranche of term loans hereunder (each such tranche or increase, a “Term Commitment Increase” and, the Loans with respect thereto, “Incremental Term Loans”) from one or more Additional Term Lenders; provided that at the time of each such request and upon the effectiveness of each Incremental Term Facility Amendment, (A) no Default or Event of Default shall have occurred and be continuing or shall result therefrom, (B) the Borrower shall have delivered a certificate of a Financial Officer to the effect set forth in clause (A) above, together with reasonably detailed calculations demonstrating compliance with clause (y) of the definition of “Incremental Cap” above to the extent applicable, (C) the maturity date of any term loans incurred pursuant to such Term Commitment Increase shall not be earlier than the Initial Term Maturity Date and the Weighted Average Life to Maturity shall be no shorter than the remaining Weighted Average Life to Maturity of the Initial Term Loans, (D) the Incremental Term Loans shall be secured by the Collateral on a pari passu or junior basis with, and have the same guarantees as, the Loans; provided that, with respect to any Incremental Term Loans secured by the Collateral on a junior basis with the Loans, such Incremental Term Loans shall be (i) notwithstanding the foregoing, documented in a separate credit agreement from this Agreement, (ii) deemed “Junior Financing” for purposes of Section 6.09(b) and shall be subject to the restrictions on payments of Indebtedness set forth in such Section and (iii) subject to a Junior Priority Lien Intercreditor Agreement, (E) the interest rate margins and, subject to clause (C), the amortization schedule for any Incremental Term Loans shall be determined by the Borrower and the Additional Term Lenders with the applicable Term Commitment Increases; provided that, prior to the 18 month anniversary of the Effective Date, in the event that the interest rate margins for any Incremental Term Loans (which shall be calculated to be equal to the sum of (x) the margin above the Eurocurrency Rate on such Incremental Term Loans (which shall be increased by the amount that any “Eurocurrency floor” applicable to such Incremental Term Loans on the date such Incremental Term Loans are made would exceed the Eurocurrency Rate that would be in effect for a three-month Interest Period commencing on such date) and (y) if such Incremental Term Loans are initially made at a discount or the Lenders making the same receive a fee directly or indirectly from Holdings, the Borrower or any Restricted Subsidiary for doing so (the amount of such discount or fee, expressed as a percentage of the Incremental Term Loans, as applicable, being referred to herein as “OID”), the amount of such OID divided by four) exceed by more than 50 basis points the interest rate margins for the Term Loans (which shall be calculated to be the sum of (A) the Applicable Rate then in effect for Eurocurrency Term Loans increased by the amount that any “Eurocurrency floor” applicable to such Eurocurrency Term Loans on such date would exceed the Eurocurrency Rate that would be in effect for a three-month Interest Period commencing on such date) plus (B) the amount of OID initially paid in respect of such Term Loans divided by four), then the Applicable Rate for the Term Loans shall be increased to the extent necessary so that such interest rate margins are equal to the interest rate margins for such Incremental Term Loans minus 50 basis points; (F) any Incremental Term Facility Amendment shall be on the terms and pursuant to documentation to be determined by the Borrower and the Additional Term Lenders with respect to the applicable Term Commitment Increases; provided that to the extent such terms and documentation are not consistent with this Agreement (except to the extent permitted by clauses (C), (D) or (E) above), they shall be reasonably satisfactory to the Administrative Agent. Notwithstanding anything to contrary herein, at the time of effectiveness of any given Term Commitment Increase, the sum of (i) the aggregate principal amount of the Term Commitment Increases incurred after the Effective Date and (ii) the aggregate principal amount of all Revolving Commitment Increases entered into after the Effective Date shall not exceed the Incremental Cap. Each Term Commitment Increase shall be in a minimum principal amount of $5,000,000 and integral multiples of $1,000,000 in excess thereof; provided that such amount may be less than $5,000,000 if such amount represents all the remaining availability under the Incremental Cap. For the avoidance of doubt, no Lender shall be required to provide any such Incremental Term Loan.

(b) (i) Each notice from the Borrower pursuant to this Section shall set forth the requested amount of the relevant Revolving Commitment Increase or Term Commitment Increase.

(ii) Commitments in respect of any Revolving Commitment Increase shall become Commitments (or in the case of any Revolving Commitment Increase to be provided by an existing Revolving Lender, an increase in such Revolving Lender’s Revolving Commitment) under this Agreement pursuant to an amendment (an “Incremental Revolving Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents, executed by the Borrower, such Additional Revolving Lender and the Administrative Agent. Revolving Commitment Increases may be provided, subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have the right to participate in any Revolving Commitment Increase or, unless it agrees, be obligated to provide any Revolving Commitment Increase) or by any Additional Revolving Lender. An Incremental Revolving Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Revolving Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Revolving Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Revolving Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Revolving Facility Closing Date) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates, amendments to Security Documents and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(iii) Commitments in respect of any Term Commitment Increase shall become Commitments under this Agreement pursuant to an amendment (an “Incremental Term Facility Amendment”) to this Agreement and, as appropriate, the other Loan Documents executed by the Borrower, such Additional Term Lender and the Administrative Agent. Term Commitment Increases may be provided, subject to the prior written consent of the Borrower (such consent not to be unreasonably withheld), by any existing Lender (it being understood that no existing Lender shall have any right to participate in any Term Commitment Increase or, unless it agrees, be obligated to provide any Term Commitment Increases) or by any Additional Term Lender. An Incremental Term Facility Amendment may, without the consent of any other Lenders, effect such amendments to any Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent, to effect the provisions of this Section. The effectiveness of any Incremental Term Facility Amendment shall, unless otherwise agreed to by the Administrative Agent and the Additional Term Lenders, be subject to the satisfaction on the date thereof (each, an “Incremental Term Facility Closing Date”) of each of the conditions set forth in Section 4.02 (it being understood that all references to “the date of such Borrowing” in Section 4.02 shall be deemed to refer to the Incremental Term Facility Closing Date) and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates, amendments to Security Documents and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent).

(c) (i) Upon each Revolving Commitment Increase pursuant to this Section, each Revolving Lender immediately prior to such increase will automatically and without further act be deemed to have assigned to each Additional Revolving Lender providing a portion of such Revolving Commitment Increase (each a “Revolving Commitment Increase Lender”), and each such Revolving Commitment Increase Lender will automatically and without further act be deemed to have assumed, a portion of such Revolving Lender’s participations hereunder in outstanding Letters of Credit and Swingline Loans such that, after giving effect to such Revolving Commitment Increase and each such deemed assignment and assumption of participations, the percentage of the aggregate outstanding (A) participations hereunder in Letters of Credit and (B) participations hereunder in Swingline Loans held by each Revolving Lender (including each such Revolving Commitment Increase Lender) will equal such Revolving Lender’s Applicable Percentage. Any Revolving Loans outstanding immediately prior to the date of such Revolving Commitment Increase that are Eurocurrency Loans will (except to the extent otherwise repaid in accordance herewith) continue to be held by, and all interest thereon will continue to accrue for the accounts of, the Revolving Lenders holding such Loans immediately prior to the date of such Revolving Commitment Increase, in each case until the last day of the then-current Interest Period applicable to any such Loan, at which time it will be repaid or refinanced with new Revolving Loans made pursuant to Section 2.01 in accordance with the Applicable Percentages of the Revolving Lenders after giving effect to the Revolving Commitment Increase; provided, however, that upon the occurrence of any Event of Default, each Revolving Commitment Increase Lender will promptly purchase (for cash at face value) assignments of portions of such outstanding Revolving Loans of other Revolving Lenders so that, after giving effect thereto, all Revolving Loans that are Eurocurrency Loans are held by the Revolving Lenders in accordance with their then-current Applicable Percentages. Any such assignments shall be effected in accordance with the provisions of Section 9.04; provided that the parties hereto hereby consent to such assignments and the minimum assignment amounts and processing and recordation fee set forth in Section 9.04(b)(ii) shall not apply thereto. If there are any ABR Revolving Loans outstanding on the date of such Revolving Commitment Increase, such Loans shall either be prepaid by the Borrower on such date or refinanced on such date (subject to satisfaction of applicable borrowing conditions) with Revolving Loans made on such date by the Revolving Lenders (including the Revolving Commitment Increase Lenders) in accordance with their Applicable Percentages. In order to effect any such refinancing, (1) each Revolving Commitment Increase Lender will make ABR Revolving Loans to the Borrower by transferring funds to the Administrative Agent in an amount equal to the aggregate outstanding amount of such Loans of such Type times a percentage obtained by dividing the amount of such Revolving Commitment Increase Lender’s Revolving Commitment Increase by the aggregate amount of the Revolving Commitments (after giving effect to the Revolving Commitment Increase on such date) and (2) such funds will be applied to the prepayment of outstanding ABR Revolving Loans held by the Revolving Lenders other than the Revolving Commitment Increase Lenders, and transferred by the Administrative Agent to the Revolving Lenders other than the Revolving Commitment Increase Lenders, in such amounts so that, after giving effect thereto, all ABR Revolving Loans will be held by the Revolving Lenders in accordance with their then-current Applicable Percentages. On the date of such Revolving Commitment Increase, the Borrower will pay to the Administrative Agent, for the accounts of the Revolving Lenders receiving such prepayments, accrued and unpaid interest on the principal amounts of their Revolving Loans being prepaid. The Administrative Agent and the Lenders hereby agree that the minimum borrowing, pro rata borrowing and pro rata payment requirements contained elsewhere in this Agreement shall not apply to the transactions effected pursuant to the immediately preceding sentence.

(ii) Upon each Term Commitment Increase pursuant to this Section, each Additional Term Lender shall make an Incremental Term Loan to the Borrower in a principal amount equal to such Lender’s Term Commitment Increase. Any such term loan shall be a “Term Loan” and either a “Dollar Term Loan” or a “Euro Term Loan”, as applicable, for all purposes of this Agreement and the other Loan Documents.

(d) This Section 2.20 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.21. Refinancing Amendments.

(a) At any time after the Effective Date, the Borrower may obtain, from any Lender or any Additional Lender, Credit Agreement Refinancing Indebtedness in respect of (a) all or any portion of the Term Loans then outstanding under this Agreement (which for purposes of this clause (a) will be deemed to include any then outstanding Other Term Loans or Extended Term Loans) or (b) all or any portion of the Revolving Loans (or unused Revolving Commitments) under this Agreement (which for purposes of this clause (b) will be deemed to include any then outstanding Other Revolving Loans, Other Revolving Commitments, Extended Revolving Loans and Extended Revolving Commitments), in each case pursuant to a Refinancing Amendment. Any such Credit Agreement Refinancing Indebtedness and all obligations in respect thereto shall be Loan Document Obligations that are secured by the Collateral on a pari passu or (at the option of the Borrower) junior basis with all other applicable Loan Document Obligations. The effectiveness of any Refinancing Amendment shall be subject to the satisfaction on the date thereof of each of the conditions set forth in Section 4.02 and, to the extent reasonably requested by the Administrative Agent, receipt by the Administrative Agent of legal opinions, board resolutions, officers’ certificates, amendments to Security Documents and/or reaffirmation agreements consistent with those delivered on the Effective Date under Section 4.01 (other than changes to such legal opinions resulting from a change in law, change in fact or change to counsel’s form of opinion reasonably satisfactory to the Administrative Agent). Each Class of Credit Agreement Refinancing Indebtedness incurred under this Section 2.21 shall be in an aggregate principal amount that is (x) not less than $50,000,000 in the case of Other Term Loans or $25,000,000 in the case of Other Revolving Loans and (y) an integral multiple of $5,000,000 in excess thereof. Any Refinancing Amendment may provide for the issuance of Letters of Credit for the account of the Borrower, or the provision to the Borrower of Swingline Loans, pursuant to any Other Revolving Commitments established thereby, in each case on terms substantially equivalent to the terms applicable to Letters of Credit and Swingline Loans under the Revolving Commitments. The Administrative Agent shall promptly notify each Lender as to the effectiveness of each Refinancing Amendment. Each of the parties hereto hereby agrees that, upon the effectiveness of any Refinancing Amendment, this Agreement shall be deemed amended to the extent (but only to the extent) necessary to reflect the existence and terms of the Credit Agreement Refinancing Indebtedness incurred pursuant thereto (including any amendments necessary to treat the Loans and Commitments subject thereto as Other Term Loans, Other Revolving Loans, Other Revolving Commitments and/or Other Term Commitments

and as a separate “Tranche” and “Class” of Loans and Commitments hereunder). Any Refinancing Amendment may, without the consent of any other Lenders, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section 2.21. In addition, if so provided in the relevant Refinancing Amendment and with the consent of each Issuing Bank, participations in Letters of Credit expiring on or after the Initial Revolving Maturity Date shall be reallocated from Lenders holding Revolving Commitments to Lenders holding Other Revolving Commitments in accordance with the terms of such Refinancing Amendment; provided, however, that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(b) This Section 2.21 shall supersede any provisions in Section 2.18 or Section 9.02 to the contrary.

SECTION 2.22. Maturity Extension.

(a) Notwithstanding anything to the contrary in this Agreement, pursuant to one or more offers (each, an “Extension Offer”) made from time to time by the Borrower to all Lenders of a Class of Term Loans or a Class of Revolving Commitments, in each case on a pro rata basis (based on the aggregate outstanding principal amount of the respective Term Loans or Revolving Commitments with a like maturity date, as the case may be) and on the same terms to each such Lender, the Borrower is hereby permitted to consummate from time to time transactions with individual Lenders that accept the terms contained in such Extension Offers to extend the maturity date of each such Lender’s Term Loans and/or Revolving Commitments and otherwise modify the terms of such Term Loans and/or Revolving Commitments pursuant to the terms of the relevant Extension Offer (including, without limitation, by increasing or decreasing the interest rate or fees payable in respect of such Term Loans and/or Revolving Commitments (and related outstandings) and/or modifying the amortization schedule in respect of such Lender’s Term Loans) (each, an “Extension”), so long as the following terms are satisfied: (i) no Default or Event of Default shall have occurred and be continuing at the time the offering document in respect of an Extension Offer is delivered to the Lenders or after giving effect to such Extension, (ii) except as to interest rates, fees and final maturity (which shall be determined by the Borrower and set forth in the relevant Extension Offer), the Revolving Commitment of any Revolving Lender that agrees to an Extension with respect to such Revolving Commitment (an “Extending Revolving Lender”) extended pursuant to an Extension (an “Extended Revolving Commitment”), and the related outstandings, shall be a Revolving Commitment (or related outstandings, as the case may be) with the same terms as the original Revolving Commitments being extended (and related outstandings); provided that (1) the borrowing and repayment (except for (A) payments of interest and fees at different rates on Extended Revolving Commitments (and related outstandings), (B) repayments required upon the maturity date of the non-extending Revolving Commitments and (C) repayment made in connection with a permanent repayment and termination of commitments) of Loans with respect to Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, (2) the permanent repayment of Revolving Loans with respect to, and termination of, Extended Revolving Commitments after the applicable Extension date shall be made on a pro rata basis with all other Revolving Commitments, except that the Borrower shall be permitted to permanently repay and terminate commitments of any such Class on a better than a pro rata basis as compared to any other Class with a later maturity date than such Class and (3) assignments and participations of Extended Revolving Commitments and Extended Revolving Loans shall be governed by the same assignment and participation provisions applicable to Revolving Commitments and Revolving Loans so extended, (iii) except as to interest rates, fees, amortization, final maturity date, premium, required prepayment dates and participation in prepayments (which shall, subject to immediately succeeding clauses (iv), (v) and (vi), be determined between the Borrower and the

Extending Term Lenders and be set forth in the relevant Extension Offer), the Term Loans of any Term Lender that agrees to an Extension with respect to such Term Loans (an “Extending Term Lender”) extended pursuant to any Extension (“Extended Term Loans”) shall have the same terms as the tranche of Term Loans subject to such Extension Offer, (iv) the final maturity date of any Extended Term Loans shall be no earlier than the Term Maturity Date of the Class of Term Loans being extended, (v) the Weighted Average Life to Maturity of any Extended Term Loans shall be no shorter than the remaining Weighted Average Life to Maturity of the Term Loans extended thereby, (vi) any Extended Term Loans may participate on a pro rata basis or a less than pro rata basis (but not greater than a pro rata basis) in any voluntary or mandatory repayments or prepayments hereunder, in each case as specified in the respective Extension Offer, (vii) if the aggregate principal amount of Term Loans (calculated on the face amount thereof) or Revolving Commitments, as the case may be, in respect of which Term Lenders or Revolving Lenders, as the case may be, shall have accepted the relevant Extension Offer shall exceed the maximum aggregate principal amount of Term Loans or Revolving Commitments, as the case may be, offered to be extended by the Borrower pursuant to such Extension Offer, then the Term Loans or Revolving Loans, as the case may be, of such Term Lenders or Revolving Lenders, as the case may be, shall be extended ratably up to such maximum amount based on the respective principal amounts (but not to exceed actual holdings of record) with respect to which such Term Lenders or Revolving Lenders, as the case may be, have accepted such Extension Offer, (viii) all documentation in respect of such Extension shall be consistent with the foregoing and (ix) any applicable Minimum Extension Condition shall be satisfied unless waived by the Borrower. For the avoidance of doubt, no Lender shall be required to participate in any Extension.

(b) With respect to all Extensions consummated by the Borrower pursuant to this Section, (i) such Extensions shall not constitute voluntary or mandatory payments or prepayments for purposes of Section 2.11 and (ii) no Extension Offer is required to be in any minimum amount or any minimum increment; provided that the Borrower may at its election specify as a condition (a “Minimum Extension Condition”) to consummating any such Extension that a minimum amount (to be determined and specified in the relevant Extension Offer in the Borrower’s sole discretion and may be waived by the Borrower) of Term Loans or Revolving Commitments (as applicable) of any or all applicable tranches be tendered. The Administrative Agent and the Lenders hereby consent to the transactions contemplated by this Section (including, for the avoidance of doubt, payment of any interest, fees or premium in respect of any Extended Term Loans and/or Extended Revolving Commitments on such terms as may be set forth in the relevant Extension Offer) and hereby waive the requirements of any provision of this Agreement or any other Loan Document that may otherwise prohibit any such Extension or any other transaction contemplated by this Section.

(c) No consent of any Lender or the Administrative Agent shall be required to effectuate any Extension, other than (A) the consent of each Lender agreeing to such Extension with respect to one or more of its Term Loans and/or Revolving Commitments (or a portion thereof) and (B) with respect to any Extension of the Revolving Commitments, the consent of the Issuing Bank and Swingline Lender. All Extended Term Loans, Extended Revolving Loans, Extended Revolving Commitments and all obligations in respect thereof shall be Loan Document Obligations that are secured by the Collateral on a pari passu basis with all other applicable Loan Document Obligations. Each of the parties hereto hereby agrees that the Administrative Agent and the Borrower may, without the consent of any Lender, effect such amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower, to effect the provisions of this Section and any Extension (including any amendments necessary to treat the Loans and Commitments subject thereto as Extended Term Loans, Extended Revolving Loans and/or Extended Revolving Commitments and as a separate “Tranche” and “Class” hereunder of Loans and Commitments, as the case may be). In addition, if so provided in such amendment and with the consent of each Issuing Bank and the Swingline Lender, as applicable, participations in Letters of Credit and Swingline Loans expiring on or after the Revolving Maturity Date in respect of Revolving Loans and Revolving Commitments shall be re-allocated from Lenders holding Revolving Commitments to Lenders holding Extended Revolving Commitments in accordance with the terms of such amendment; provided that such participation interests shall, upon receipt thereof by the relevant Lenders holding Revolving Commitments, be deemed to be participation interests in respect of such Revolving Commitments and the terms of such participation interests (including, without limitation, the commission applicable thereto) shall be adjusted accordingly.

(d) In connection with any Extension, the Borrower shall provide the Administrative Agent at least 10 Business Days (or such shorter period as may be agreed by the Administrative Agent) prior written notice thereof, and shall agree to such procedures (including, without limitation, regarding timing, rounding and other adjustments and to ensure reasonable administrative management of the credit facilities hereunder after such Extension), if any, as may be established by, or acceptable to, the Administrative Agent, in each case acting reasonably to accomplish the purposes of this Section.

SECTION 2.23. Defaulting Lenders.

(a) Adjustments. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable law:

(i) Waivers and Amendments. Such Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in Section 9.02.

(ii) Reallocation of Payments. Any amount paid by the Borrower or otherwise received by the Administrative Agent for the account of a Defaulting Lender under this Agreement (whether on account of principal, interest, fees, indemnity payments or other amounts) will not be paid or distributed to such Defaulting Lender, but will instead be retained by the Administrative Agent in a segregated non-interest bearing account until (subject to Section 2.23(b)) the termination of the Commitments and payment in full of all obligations of the Borrower hereunder and will be applied by the Administrative Agent, to the fullest extent permitted by law, to the making of payments from time to time in the following order of priority: first to the payment of any amounts owing by such Defaulting Lender to the Administrative Agent under this Agreement, second to the payment of any amounts owing by such Defaulting Lender to the Issuing Banks or the Swingline Lender (pro rata as to the respective amounts owing to each of them) under this Agreement, third to the payment of post-default interest and then-current interest due and payable to the Lenders hereunder other than Defaulting Lenders, ratably among them in accordance with the amounts of such interest then due and payable to them, fourth to the payment of fees then due and payable to the Non-Defaulting Lenders hereunder, ratably among them in accordance with the amounts of such fees then due and payable to them, fifth to pay principal and unreimbursed LC Disbursements then due and payable to the Non-Defaulting Lenders hereunder ratably in accordance with the amounts thereof then due and payable to them, sixth to the ratable payment of other amounts then due and payable to the Non-Defaulting Lenders and seventh after the termination of the Commitments and payment in full of all obligations of the Borrower hereunder, to pay amounts owing under this Agreement to such Defaulting Lender or as a court of competent jurisdiction may otherwise direct. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to Section 2.05(j) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii) Certain Fees. That Defaulting Lender (x) shall not be entitled to receive or accrue any commitment fee pursuant to Section 2.12(a) for any period during which that Lender is a Defaulting Lender (and the Borrower shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit fees as provided in Section 2.12(b).

(iv) Reallocation of Applicable Percentages to Reduce Fronting Exposure. If a Lender becomes, and during the period it remains, a Defaulting Lender, the following provisions shall apply with respect to any outstanding LC Exposure and any outstanding Swingline Exposure of such Defaulting Lender:

(A) the LC Exposure and the Swingline Exposure of such Defaulting Lender will, subject to the limitation in the proviso below, automatically be reallocated (effective on the day such Lender becomes a Defaulting Lender) among the Non-Defaulting Lenders pro rata in accordance with their respective Commitments; provided that (a) the sum of each Non-Defaulting Lender’s total Revolving Exposure, total Swingline Exposure and total LC Exposure may not in any event exceed the Revolving Commitment of such Non-Defaulting Lender as in effect at the time of such reallocation and (b) neither such reallocation nor any payment by a Non-Defaulting Lender pursuant thereto will constitute a waiver or release of any claim the Borrower, the Administrative Agent, any Issuing Bank, the Swingline Lender or any other Lender may have against such Defaulting Lender or cause such Defaulting Lender to be a Non-Defaulting Lender; and

(B) to the extent that any portion (the “unreallocated portion”) of the Defaulting Lender’s LC Exposure and Swingline Exposure cannot be so reallocated, whether by reason of the proviso in clause (A) above or otherwise, the Borrower will, not later than two Business Days after demand by the Administrative Agent (at the direction of any Issuing Bank and/or the Swingline Lender, as the case may be), (a) Cash Collateralize the obligations of the Borrower to the applicable Issuing Banks and/or the Swingline Lender in respect of such LC Exposure or Swingline Exposure, as the case may be, in an amount at least equal to the aggregate amount of the unreallocated portion of such LC Exposure or Swingline Exposure, or (b) in the case of such Swingline Exposure, prepay (subject to Section 2.23(a)(ii) above) in full the unreallocated portion thereof or (c) make other arrangements satisfactory to the Administrative Agent, and to the applicable Issuing Banks and the Swingline Lender, as the case may be, in their sole discretion to protect them against the risk of non-payment by such Defaulting Lender.

(b) Defaulting Lender Cure. If the Borrower and the Administrative Agent agree in writing in their sole discretion that a Lender should no longer be deemed to be a Defaulting Lender or a Potential Defaulting Lender (provided that, solely with respect to a Defaulting Lender that is a Revolving Lender, the Swingline Lender and each Issuing Bank must also so agree in writing in their sole discretion), the Administrative Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), such Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Administrative Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit and Swingline Loans to be held on a pro rata basis by the Lenders in accordance with their Applicable Percentages (without giving effect to Section 2.23(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender or Potential Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Borrower while that Lender was a Defaulting Lender or Potential Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender or Potential Defaulting Lender to Non-Defaulting Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender or Potential Defaulting Lender.

SECTION 2.24. Illegality. If any Lender determines that any law has made it unlawful, or that any Governmental Authority has asserted that it is unlawful, for any Lender to make, maintain or fund Loans whose interest is determined by reference to the Adjusted Eurocurrency Rate, or to determine or charge interest rates based upon the Adjusted Eurocurrency Rate, then, on notice thereof by such Lender to the Borrower through the Administrative Agent, (i) any obligation of such Lender to make or continue Eurocurrency Loans or to convert ABR Loans to Eurocurrency Loans shall be suspended and (ii) if such notice asserts the illegality of such Lender making or maintaining ABR Loans the interest rate on which is determined by reference to the Adjusted Eurocurrency Rate component of the Alternate Base Rate, the interest rate on such ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Alternate Base Rate, in each case until such Lender notifies the Administrative Agent and the Borrower that the circumstances giving rise to such determination no longer exist. Upon receipt of such notice, (x) the Borrower shall, upon three Business Days’ notice from such Lender (with a copy to the Administrative Agent), prepay or, if applicable, convert all Eurocurrency Loans denominated in Dollars of such Lender to ABR Loans (the interest rate on which ABR Loans of such Lender shall, if necessary to avoid such illegality, be determined by the Administrative Agent without reference to the Adjusted Eurocurrency Rate component of the Alternate Base Rate), either on the last day of the Interest Period therefor, if such Lender may lawfully continue to maintain such Eurocurrency Loans to such day, or immediately, if such Lender may not lawfully continue to maintain such Eurocurrency Loans, and (y) if such notice asserts the illegality of such Lender determining or charging interest rates based upon the Adjusted Eurocurrency Rate, the Administrative Agent shall during the period of such suspension compute the Alternate Base Rate applicable to such Lender without reference to the Adjusted Eurocurrency Rate component thereof until the Administrative Agent is advised in writing by such Lender that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurocurrency Rate. Each Lender agrees to notify the Administrative Agent and the Borrower in writing promptly upon becoming aware that it is no longer illegal for such Lender to determine or charge interest rates based upon the Adjusted Eurocurrency Rate. Upon any such prepayment or conversion, the Borrower shall also pay accrued interest on the amount so prepaid or converted.

SECTION 2.25. Classes. At no time shall there be (A) more than three Classes of Revolving Commitments outstanding hereunder or (B) more than eight Classes of Term Loans outstanding hereunder, unless, in either case, the Administrative Agent agrees to permit any such additional Classes.

ARTICLE III

Representations and Warranties

Each of Holdings (solely with respect to Sections 3.01, 3.02, 3.03, 3.04, 3.08, 3.10, 3.11, 3.17 and 3.26) and the Borrower represents and warrants to the Lenders that:

SECTION 3.01. Organization; Powers. Except as set forth on Schedule 3.01, each of Holdings, the Borrower and each of the Restricted Subsidiaries (a) is a limited liability company, unlimited liability company, corporation or partnership duly organized, validly existing and in good standing (or, if applicable in a foreign jurisdiction, enjoys the equivalent status under the laws of any jurisdiction of organization outside the United States) under the laws of the jurisdiction of its organization, (b) has all requisite power and authority to own its property and assets necessary for the conduct of business, except as would not reasonably be expected to have a Material Adverse Effect, (c) is qualified to do business in each jurisdiction where such qualification is required, except where the failure so to qualify could not reasonably be expected to have a Material Adverse Effect, and (d) has the power and authority to execute, deliver and perform its obligations under each of the Loan Documents to which it is or will be a party and, in the case of the Borrower, to borrow and otherwise obtain credit hereunder.

SECTION 3.02. Authorization. The execution, delivery and performance by each Loan Party of each of the Loan Documents to which it is a party, and the Borrowings hereunder (a) have been duly authorized by all corporate or limited liability company or partnership action required to be obtained by the Loan Parties and (b) will not (i) (A) violate any provision of law, statute, rule or regulation, or of the Organizational Documents of any Loan Party, (B) violate any applicable order of any court or any rule, regulation or order of any Governmental Authority or (C) violate, be in conflict with, result in a breach of or constitute (alone or with notice or lapse of time or both) a default under, give rise to a right of or result in any cancellation or acceleration of any right or obligation (including any payment) or to a loss of a material benefit under any indenture, certificate of designation for preferred stock, agreement or any other instrument to which any Loan Party is a party or by which any of them or their property is or may be bound, where any such conflict, violation, breach or default referred to in this clause (i) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect, or (ii) result in the creation or imposition of any Lien upon or with respect to any property or assets now owned or hereafter acquired by any Loan Party, other than the Liens created by the Loan Documents and Liens permitted by Section 6.02.

SECTION 3.03. Enforceability. This Agreement has been duly executed and delivered by Holdings and the Borrower and constitutes, and each other Loan Document when executed and delivered by each Loan Party that is party thereto will constitute, a legal, valid and binding obligation of such Loan Party enforceable against each such Loan Party in accordance with its terms, subject to (i) the effects of bankruptcy, insolvency, moratorium, reorganization, fraudulent conveyance or other similar laws affecting creditors’ rights generally, (ii) general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law), (iii) implied covenants of good faith and fair dealing and (iv) except to the extent set forth in the applicable Foreign Pledge Agreements, any foreign laws, rules and regulations as they relate to pledges of Equity Interests in Foreign Subsidiaries that are not Loan Parties.

SECTION 3.04. Governmental Approvals. No action, consent or approval of, registration or filing with or any other action by any Governmental Authority is or will be required in connection with the Financing Transactions, except for (a) the filing of Uniform Commercial Code financing statements and similar filings in foreign jurisdictions, (b) filings with the United States Patent and Trademark Office and the United States Copyright Office and comparable offices in foreign jurisdictions and equivalent filings in foreign jurisdictions, (c) recordation of the Mortgages and other Liens granted under the Loan Documents, (d) such as have been made or obtained and are in full force and effect, (e) such other actions, consents, approvals, registrations or filings with respect to which the failure to be obtained or made could not reasonably be expected to have a Material Adverse Effect and (f) filings or other actions listed on Schedule 3.04.

SECTION 3.05. Financial Statements.

(a) The Borrower has heretofore furnished to the Administrative Agent (for delivery to the Lenders):

(i) the unaudited pro forma consolidated balance sheet as of September 30, 2011 (the “Pro Forma Closing Balance Sheet”) and the related unaudited pro forma consolidated statement of income for the nine months ended September 30, 2011, the nine months ended September 30, 2010, the twelve months ended September 30, 2011 and the year ended December 31,

2010 (the “Pro Forma Closing Income Statements”; and, together with the Pro Forma Closing Balance Sheet, the “Pro Forma Closing Financial Statements”) of the Borrower and its Subsidiaries (based on the financial statements of Taminco Group NV referred to in clause (a)(ii) below), copies of which have heretofore been furnished to each Lender, have been prepared giving effect to the Transactions (as if such events had occurred, in the case of the Pro Forma Closing Balance Sheet, on such date and, in the case of the Pro Forma Closing Income Statements, on the first day of the applicable period). The Pro Forma Closing Financial Statements have been prepared in good faith based on assumptions believed by Holdings and the Borrower to have been reasonable as of the date of delivery thereof (it being understood that such assumptions are based on good faith estimates of certain items and that the actual amount of such items is subject to change) and reflect adjustments applied in a consistent manner with Regulation S-X under the Securities Act of 1933, as amended. The Pro Forma Closing Balance Sheet presents fairly in all material respects on a pro forma basis the estimated financial position of the Borrower and its consolidated subsidiaries as at September 30, 2011, assuming that the events specified in the second preceding sentence had actually occurred at such date, and the Pro Forma Closing Income Statement presents fairly in all material respects on a pro forma basis the results of operations of Borrower and its consolidated Subsidiaries for the applicable periods, assuming that the events specified in the second preceding sentence had actually occurred on the first day of each such period; and

(ii) (A) the audited consolidated balance sheets of Taminco Group NV and its subsidiaries as at December 31, 2009 and December 31, 2010 and the related statements of income, stockholders’ equity and cash flows of Taminco Group NV and its subsidiaries for the fiscal years ended December 31, 2008, December 31, 2009 and December 31, 2010 and (B) the unaudited consolidated balance sheet as of September 30, 2011 and related consolidated statements of income, stockholders’ equity and cash flows of Taminco Group NV and its subsidiaries for the nine months ended September 30, 2011, in each such case, copies of which have heretofore been furnished to the Administrative Agent, except as disclosed in the Information Memorandum, have been prepared in accordance with IFRS applied consistently throughout the periods involved, and present fairly the financial condition and results of operations of Taminco Group NV and its subsidiaries, as of and on such dates set forth on such financial statements.

SECTION 3.06. No Material Adverse Change or Material Adverse Effect. Since December 31, 2010, there have been no events, developments or circumstances that have had or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.07. Title to Properties; Possession Under Leases. Each of the Borrower and the Subsidiary Loan Parties has good and valid record fee simple title to, or valid leasehold interests in, or easements or other limited property interests in, all its properties and assets (including all Mortgaged Properties), except for minor defects in title that do not interfere with its ability to conduct its business as currently conducted or to utilize such properties and assets for their intended purposes and except where the failure to have such title, interests or easements could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. All such properties and assets held in fee simple are free and clear of Liens, other than Liens expressly permitted by Section 6.02.

SECTION 3.08. Subsidiaries. Schedule 3.08 sets forth as of the Effective Date the name and jurisdiction of incorporation, formation or organization of each direct and indirect subsidiary of Holdings. Except as set forth on Schedule 3.08, as of the Effective Date, all of the issued and outstanding Equity Interests of each subsidiary of Holdings is owned directly by Holdings or by another subsidiary.

SECTION 3.09. Litigation; Compliance with Laws and Agreements.

(a) As of the Effective Date, there are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of its Subsidiaries or any business, property or rights of any such Person (i) that involve any Loan Document or the Financing Transactions or (ii) could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect or materially adversely affect the Financing Transactions. As of the date of any Borrowing after the Effective Date, there are no actions, suits or proceedings at law or in equity or in arbitration or, to the knowledge of the Borrower, investigations by or on behalf of any Governmental Authority now pending, or, to the knowledge of the Borrower, threatened in writing against or affecting Holdings or the Borrower or any of its Subsidiaries or any business, property or rights of any such Person which could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

(b) None of Holdings, the Borrower, the Subsidiaries or their respective properties or assets is in violation of (nor will the continued operation of their material properties and assets as currently conducted violate) any law, rule or regulation (including any zoning, building, Environmental Law, ordinance, code or approval or any building permit) or any restriction of record or agreement affecting any Mortgaged Property, or is in default with respect to any judgment, writ, injunction or decree of any Governmental Authority, where such violation or default could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 3.10. Federal Reserve Regulations.

(a) None of Holdings, the Borrower or the Restricted Subsidiaries is engaged principally, or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying Margin Stock.

(b) No part of the proceeds of any Loan will be used, whether directly or indirectly, and whether immediately, incidentally or ultimately, (i) to purchase or carry Margin Stock or to extend credit to others for the purpose of purchasing or carrying Margin Stock or to refund indebtedness originally incurred for such purpose or (ii) for any purpose that entails a violation of, or that is inconsistent with, the provisions of the Regulations of the Board of Governors, including Regulation U or Regulation X of the Board of Governors.

SECTION 3.11. Investment Company Act. None of Holdings, the Borrower or the Subsidiaries is an “investment company” or is required to register as an investment company, or is controlled by, or underwriters of, investment companies, each as defined in the Investment Company Act of 1940, as amended from time to time, or is otherwise subject to regulation thereunder.

SECTION 3.12. Use of Proceeds. The Borrower will use the proceeds of (a) the Term Loans made on the Effective Date to finance the Transactions and pay Transaction Costs and (b) the Revolving Loans and Swingline Loans after the Effective Date for general corporate purposes; provided that Revolving Loans may be made on the Effective Date to fund pre-closing changes in working capital required to be paid by the Borrower pursuant to the terms of the Acquisition Agreement.

SECTION 3.13. Taxes. Except as set forth on Schedule 3.13:

(a) Other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect, each of Holdings, the Borrower and the Restricted Subsidiaries (i) has timely filed or caused to be timely filed all federal, state, local and non-U.S. Tax returns required to have been filed by it that are material to such companies taken as a whole and each such Tax return is true and correct in all material respects and (ii) has timely paid or caused to be timely paid all Taxes shown thereon to be due and payable by it and all other material Taxes or assessments, except Taxes or assessments that are being contested in good faith by appropriate proceedings in accordance with Section 5.04 and for which Holdings, the Borrower or any of the Restricted Subsidiaries (as the case may be) has set aside on its books adequate reserves in accordance with IFRS; and

(b) other than as could not be, individually or in the aggregate, reasonably expected to have a Material Adverse Effect: as of the Effective Date, with respect to each of Holdings, the Borrower and the Restricted Subsidiaries, (i) there are no claims being asserted in writing with respect to any Taxes, (ii) no presently effective waivers or extensions of statutes of limitation with respect to Taxes have been given or requested and (iii) no Tax returns are being examined by, and no written notification of intention to examine has been received from, the IRS or any other Governmental Authority.

SECTION 3.14. No Material Misstatements.

(a) All written factual information (other than the projections, forward looking information and information of a general economic or industry specific nature) (the “Information”) concerning Holdings, the Borrower, the Subsidiaries, the Acquired Business, the Transactions and any other transactions contemplated hereby included in the Information Memorandum or otherwise prepared by or on behalf of the foregoing or their representatives and made available to any Lenders or the Administrative Agent in connection with the Financing Transactions or the other transactions contemplated hereby, when taken as a whole, is or will be, when furnished, correct in all material respects, as of the date such Information was furnished to the Lenders and as of the Effective Date, and does not or will not, when furnished, contain any untrue statement of a material fact as of any such date or omit to state a material fact necessary in order to make the statements contained therein not materially misleading in light of the circumstances under which such statements were made (giving effect to all supplements and updates thereto).

(b) Any projections and other forward looking information prepared by or on behalf of the Borrower, the Acquired Business or any of their respective representatives and that have been made available to any Lenders or the Administrative Agent in connection with the Financing Transactions or the other transactions contemplated hereby, together with all supplements and updates thereto, (i) have been prepared in good faith based upon assumptions believed by the Borrower to be reasonable as of the date thereof, as of the date such projections and other forward looking information were furnished to the Lenders and as of the Effective Date, and (ii) as of the Effective Date, have not been modified in any material respect by the Borrower.

SECTION 3.15. ERISA.

(a) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or as set forth on Schedule 3.15, each Plan is in compliance with the applicable provisions of ERISA, the Code and other federal, state and foreign laws.

(b) Except as could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect or as set forth on Schedule 3.15, (i) no ERISA Event has occurred or is reasonably expected to occur, (ii) neither Holdings nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Plan (other than premiums due and not delinquent under Section 4007 of ERISA), (iii) neither Holdings nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Sections 4201 or 4243 of ERISA with respect to a Multiemployer Plan and (iv) neither Holdings nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

(c) Except as could not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect or as set forth on Schedule 3.15, (i) each Foreign Plan has been maintained in compliance with its terms and with the provisions of applicable law, and has been maintained, where required, in good standing with all applicable Governmental Authorities, and (ii) neither the Borrower nor any of its Subsidiaries has incurred, or could reasonably be expected to incur, any obligation in connection with the termination of or withdrawal from any Foreign Plan.

SECTION 3.16. Environmental Matters. Except with respect to any other matters that, individually or in the aggregate, could not reasonably be expected to result in a Material Adverse Effect or as set forth on Schedule 3.16, Holdings, the Borrower and each Restricted Subsidiary, and their respective operations and properties, (i) are in compliance with all Environmental Laws and have obtained, maintained and complied with all permits, licenses and other approvals required under any Environmental Law, (ii) have not become subject to any Environmental Liability, (iii) have not received written notice of any claim with respect to any Environmental Liability, (iv) to the knowledge of Holdings, the Borrower and each Restricted Subsidiary, there are no circumstances, conditions or occurrences that would reasonably be expected to give rise to any Environmental Liability of Holdings, the Borrower or any Restricted Subsidiary, or with respect to their respective operations and properties, and (v) to their knowledge, no other Person has caused, or permitted to occur, any Release, or treated or disposed of, or arranged for treatment or disposal of, any Hazardous Materials.

SECTION 3.17. Security Documents.

(a) Valid Liens. Each Security Document delivered pursuant to Sections 4.01, 5.11, 5.12, 5.13 and 5.18 will, upon execution and delivery thereof, be effective to create in favor of the collateral agent for the benefit of the Secured Parties, legal, valid and enforceable Liens on, and security interests in, the Collateral described therein to the extent intended to be created thereby and (i) when financing statements and other filings in appropriate form are filed in or recorded by the offices required by the applicable Requirement of Law, (ii) upon the taking of possession or control by the collateral agent of such Collateral with respect to which a security interest may be perfected only by possession or control (which possession or control shall be given to the collateral agent to the extent possession or control by the collateral agent is required by the Loan Documents) and (iii) upon taking of the actions required by Foreign Collateral Documents, but subject to any prior ranking Lien in relation to bank accounts in (x) Germany pursuant to the general terms and conditions of banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) and (y) Belgium pursuant to the general terms and conditions of banks, the Liens created by the Security Documents shall constitute first priority perfected Liens on, and security interests in (to the extent intended to be created thereby and required to be perfected under the Loan Documents), all right, title and interest of the grantors in such Collateral to the extent perfection can be obtained by filing and recording financing statements, possession, control or such actions in foreign jurisdictions, as the case may be, except, in respect of any Foreign Pledge Agreement on Intellectual Property governed by Belgian law, to the extent Belgian law does not allow the creation of a legal, valid and enforceable Lien on any Intellectual Property subject to such Foreign Pledge Agreement, in each case subject to no Liens other than Liens permitted hereunder.

(b) PTO Filing; Copyright Office Filing. When the Collateral Agreement, or an appropriate short form document or instrument specified in the Collateral Agreement, is properly filed and recorded in the United States Patent and Trademark Office and the United States Copyright Office, to the extent such filings and recordations together with the financing statements filed in the offices required by the applicable Requirement of Law may perfect such interests, the Liens created by such Collateral Agreement shall constitute fully perfected Liens on, and security interests in, all right, title and interest of the grantors thereunder in Patents and Trademarks (each as defined in the Collateral Agreement) registered or applied for with the United States Patent and Trademark Office or Copyrights (as defined in such Collateral Agreement) registered or applied for with the United States Copyright Office, as the case may be, in each case free and clear of Liens other than Liens permitted under Section 6.02 hereof (it being understood that subsequent recordings in the United States Patent and Trademark Office and the United States Copyright Office may be necessary to establish a Lien on Patents, Trademarks and Copyrights acquired, registered or applied for by the grantors thereof after the Effective Date).

(c) Mortgages. Upon recording thereof in the appropriate recording office, each Mortgage is effective to create, in favor of the Administrative Agent, for the benefit of the Secured Parties, legal, valid and enforceable perfected first-priority Liens on, and security interest in, all of the Loan Parties’ right, title and interest in and to the Mortgaged Properties thereunder and the proceeds thereof, subject only to Liens permitted hereunder.

SECTION 3.18. Location of Real Property. The Perfection Certificate lists completely and correctly as of the Effective Date all material real property owned or leased by Holdings, the Borrower and the Subsidiary Loan Parties and the addresses thereof. As of the Effective Date, Holdings, the Borrower and the Subsidiary Loan Parties own in fee all the real property set forth as being owned by them on such Perfection Certificate and hold valid leasehold interests in all real property subject to lease payments in excess of $300,000 per year set forth as being leased by them on such Perfection Certificate.

SECTION 3.19. Solvency. After giving effect to the consummation of the Transactions and as of the Effective Date, the Borrower, together with its Restricted Subsidiaries on a consolidated basis, is Solvent.

SECTION 3.20. Labor Matters. Except as, individually or in the aggregate, could not reasonably be expected to have a Material Adverse Effect: (a) there are no strikes or other labor disputes pending or threatened against Holdings, the Borrower or any of the Restricted Subsidiaries; (b) the hours worked and payments made to employees of Holdings, the Borrower and the Restricted Subsidiaries have not been in violation of the Fair Labor Standards Act or any other applicable law dealing with such matters; (c) all payments due from Holdings, the Borrower or any of the Restricted Subsidiaries or for which any claim may be made against Holdings, the Borrower or any of the Restricted Subsidiaries, on account of wages and employee health and welfare insurance and other benefits have been paid or accrued as a liability on the books of Holdings, the Borrower or such Restricted Subsidiary to the extent required by

IFRS; and (d) Holdings, the Borrower and the Restricted Subsidiaries are in compliance with all applicable laws, agreements, policies, plans and programs relating to employment and employment practices. Except as set forth on Schedule 3.20, consummation of the Transactions will not give rise to a right of termination or right of renegotiation on the part of any union under any collective bargaining agreement to which Holdings, the Borrower or any of the Restricted Subsidiaries (or any predecessor) is a party or by which Holdings, the Borrower or any of the Restricted Subsidiaries (or any predecessor) is bound.

SECTION 3.21. [Reserved].

SECTION 3.22. Senior Debt. The Loan Document Obligations constitute “Senior Debt” (or the equivalent thereof) and “Designated Senior Debt” (or the equivalent thereof) under the documentation governing any Indebtedness that is subordinated in right of payment to the Secured Obligations.

SECTION 3.23. [Reserved].

SECTION 3.24. Intellectual Property; Licenses, Etc. Holdings, the Borrower and its Restricted Subsidiaries own, license or possess the valid right to use, all Intellectual Property used in or reasonably necessary for the operation of their businesses as currently conducted, and, without conflict with the Intellectual Property rights of any Person, in each case, except, individually or in the aggregate, as could not reasonably be expected to have a Material Adverse Effect; provided, however, to the extent the foregoing representation and warranty relates to infringement, misappropriation or a violation of Intellectual Property rights held by a Person, it shall be considered qualified by the knowledge of Holdings, the Borrower or any Restricted Subsidiary. To the knowledge of the Borrower, no Intellectual Property, advertising, product, process, method, substance, part or other material used by Holdings, the Borrower or any Restricted Subsidiary, or the operation of its business as currently conducted, infringes upon, misappropriates or violates any Intellectual Property rights held by any Person except for such infringements, misappropriations or violations, individually or in the aggregate, which could not reasonably be expected to have a Material Adverse Effect. No claim or litigation regarding any of the Intellectual Property of Holdings, the Borrower or any Restricted Subsidiary is pending or, to the knowledge of the Borrower, threatened against Holdings, the Borrower or any Restricted Subsidiary, which claim or litigation, individually or in the aggregate, if subject to an adverse ruling against Holdings, the Borrower or any Restricted Subsidiary, could reasonably be expected to have a Material Adverse Effect.

SECTION 3.25. Anti-Money Laundering and Economic Sanctions Laws.

(a) Except as could not reasonably be expected to have a Material Adverse Effect, no Loan Party nor any of its Subsidiaries or its Affiliates and none of the respective officers, directors or agents of such Loan Party, Subsidiary or Affiliate has violated or is in violation of any applicable Anti-Money Laundering Laws.

(b) No Loan Party nor any of its Subsidiaries or its Affiliates nor any director, officer, employee, agent, Affiliate or representative of such Loan Party or Subsidiary (each, a “Specified Person”) is an individual or entity currently the subject of any sanctions administered or enforced by OFAC, the United Nations Security Council, the European Union, Her Majesty’s Treasury or other relevant sanctions authority (collectively, “Sanctions”), nor is any Loan Party or any of its Subsidiaries or its Affiliates located, organized or resident in a country or territory that is the subject of Sanctions.

(c) No Specified Person will use any proceeds of the Loans or lend, contribute or otherwise make available such proceeds to any Person for the purpose of financing the activities of or with any Person or in any country or territory that, at the time of funding, is an Embargoed Person.

(d) Except to the extent conducted in accordance with applicable Law, no Loan Party, nor any of its Subsidiaries and Affiliates and none of the respective officers, directors, brokers or agents of such Loan Party, such Subsidiary or such Affiliate acting or benefiting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Embargoed Person, (ii) deals in, or otherwise engages in any transaction related to, any property or interests in property blocked pursuant to any Sanctions or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the applicable prohibitions set forth in any Economic Sanctions Laws.

(e) Except as otherwise disclosed in Schedule 3.25, to the Borrower’s knowledge, within the past five years, each of the Loan Parties and its Subsidiaries is in compliance in all material respects with and has not committed any material violation of applicable law or regulation, permit, order or other decision or requirement having the force or effect of law or regulation of any governmental entity concerning the importation of products, the exportation or re-exportation of products (including technology and services), the terms and conduct of international transactions and the making or receiving of international payments, including, as applicable, the Tariff Act of 1930, as amended, and other laws, regulations and programs administered or enforced by U.S. Customs and Border Protection and U.S. Immigration and Customs Enforcement, and their predecessor agencies, the Export Administration Act of 1979, as amended, the Export Administration Regulations, the International Emergency Economic Powers Act, as amended, the Trading With the Enemy Act, as amended, the Arms Export Control Act, as amended, the International Traffic in Arms Regulations, Executive Orders of the President regarding embargoes and restrictions on transactions with designated entities, the embargoes and restrictions administered by the U.S. Office of Foreign Assets Control, the anti-boycott laws administered by the U.S. Department of Commerce and the anti-boycott laws administered by the U.S. Department of the Treasury.

SECTION 3.26. Anti-Corruption Laws. None of Holdings, the Borrower and its Subsidiaries nor any director, officer, agent, employee or Affiliate of such Loan Party or Subsidiary is aware of or has taken any action, directly or indirectly, that would result in a violation by such persons of the FCPA or any other applicable anti-corruption laws, including, without limitation, making use of the mails or any means or instrumentality of interstate commerce corruptly in furtherance of an offer, payment, promise to pay or authorization or approval of the payment of any money, or other property, gift, promise to give or authorization of the giving of anything of value, directly or indirectly, to any “foreign official” (as such term is defined in the FCPA) or any foreign political party or official thereof or any candidate for foreign political office in contravention of the FCPA or any other applicable anti-corruption laws. Holdings, the Borrower, and its Subsidiaries and their respective Affiliates have conducted their businesses in compliance with applicable anti-corruption laws and the FCPA and will maintain policies and procedures designed to promote and achieve compliance with such laws and with the representation and warranty contained herein.

ARTICLE IV

Conditions

SECTION 4.01. Effective Date. The obligations of the Lenders to make Loans and of each Issuing Bank to issue Letters of Credit hereunder shall not become effective until the date on which each of the following conditions shall be satisfied (or waived in accordance with Section 9.02):

(a) The Administrative Agent (or its counsel) shall have received from each Loan Party party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence satisfactory to the Administrative Agent (which may include facsimile or other electronic transmission of a signed counterpart of this Agreement) that such party has signed a counterpart of this Agreement.

(b) The Administrative Agent shall have received a written opinion (addressed to the Administrative Agent, the Lenders and the Issuing Banks and dated the Effective Date) of (i) Latham & Watkins LLP, New York counsel for the Loan Parties, (ii) Loyens & Loeff CVBA, Belgian counsel for the Loan Parties, (iii) Latham & Watkins LLP, German counsel for the Loan Parties, (iv) Loyens & Loeff Luxembourg, Luxembourg counsel for the Loan Parties, (v) Clifford Chance LLP, Belgian counsel to the Administrative Agent and the Lenders, (vi) Clifford Chance Partnerschaftsgesellschaft, German counsel to the Administrative Agent and the Lenders and (vii) Clifford Chance LLP, Luxembourg counsel to the Administrative Agent and the Lenders. Each such opinion shall be in form and substance reasonably satisfactory to the Administrative Agent. Each of Holdings and the Borrower hereby requests such counsel to deliver such opinions.

(c) The Administrative Agent shall have received a certificate of each Loan Party, dated the Effective Date, substantially in the form of Exhibit I or such other form acceptable to the Administrative Agent with appropriate insertions, executed by any Responsible Officer of such Loan Party, and including or attaching the documents referred to in paragraph (d) of this Section.

(d) The Administrative Agent shall have received a copy of (i) each Organizational Document of each Loan Party certified, to the extent applicable, as of a recent date by the applicable Governmental Authority (in relation to a Loan Party constituted under German law not older than 14 days and certified by the relevant commercial register) and in relation to a Loan Party constituted under Luxembourg law (the “Luxembourg Loan Party”) an up-to-date excerpt from the Luxembourg Register of Commerce and Companies (the “Luxembourg Register”) in respect of the Luxembourg Loan Party as of the date of this Agreement and a certificate from the Luxembourg Register dated as at the date hereof stating that no judicial decision has been registered with the Luxembourg Register by application of article 13, items 2 to 11 and 13 and article 14 of the Luxembourg law dated 19 December 2002 relating to the register of commerce and companies as well as the accounting and the annual accounts of companies, as amended (the “RCS Law”), according to which the Luxembourg Loan Party would be subject to one of the judicial proceedings referred to in these provisions of the RCS Law including in particular, bankruptcy (faillite), controlled management (gestion contrôlée), suspension of payments (sursis de paiement), arrangement with creditors (concordat préventif de la faillite) and judicial liquidation (liquidation judiciaire) proceedings, (ii) signature and, to the extent such concept exists, incumbency certificates of the Responsible Officers of each Loan Party executing the Loan Documents to which it is a party, (iii) resolutions of the Board of Directors and/or similar governing bodies of each Loan Party approving and authorizing the execution, delivery and performance of Loan Documents to which it is a party, setting out, in respect of each Loan Party incorporated or established in Belgium (a “Belgian Loan Party”), the reasons why the board of directors of that Belgian Loan Party considered that the entry into the applicable Loan Documents, is of the benefit to that Loan Party, certified as of the Effective Date by its secretary, an assistant secretary or a Responsible Officer as being in full force and effect without modification or amendment, (iv) a good standing certificate (to the extent such concept exists) from the applicable Governmental Authority of each Loan Party’s jurisdiction of incorporation, organization or formation and (v) a copy of a resolution of the shareholders meeting, or of a written resolution of all shareholders, of each Belgian Loan Party having the legal form of a naamloze vennootschap/société anonyme approving Sections 2.11(c), 6.05 and 7.01(p); each such Loan Party shall provide evidence, within 5 Business Days of the date of this Agreement, that an extract of such resolution has been filed with the clerk of the competent commercial court in accordance with Article 556 of the Company Code.

(e) The Administrative Agent shall have received all fees and other amounts previously agreed in writing by the Joint Bookrunners and the Borrower to be due and payable on or prior to the Effective Date, including, to the extent invoiced at least three Business Days prior to the Effective Date, reimbursement or payment of all out-of-pocket expenses (including reasonable fees, charges and disbursements of counsel) required to be so reimbursed or paid (which amounts may be offset against the proceeds of the initial Credit Extensions).

(f) The Collateral and Guarantee Requirement shall have been satisfied and the Administrative Agent shall have received a completed Perfection Certificate dated the Effective Date and signed by a Responsible Officer of the Borrower, together with all attachments contemplated thereby and UCC, tax and judgment lien searches requested by the Administrative Agent and searches from the United States Patent and Trademark Office and the United States Copyright Office and none of such Collateral shall be subject to any other pledges, security interests or mortgages except for Liens permitted by Section 6.02; provided that if, notwithstanding the use by Holdings and the Borrower of commercially reasonable efforts to cause the Collateral and Guarantee Requirement to be satisfied on the Effective Date, the requirements thereof (other than (a) the execution and delivery of the Guarantee Agreement and the Collateral Agreement by the Loan Parties, (b) creation of and perfection of security interests in the Equity Interests of (i) Domestic Subsidiaries of the Borrower (to the extent the stock certificates with respect to the Equity Interests of such Domestic Subsidiaries of Holdings are received from the Seller on or prior to the Effective Date) and (ii) the Borrower and (c) delivery of Uniform Commercial Code financing statements with respect to perfection of security interests in the assets of the Loan Parties that may be perfected by the filing of a financing statement under the Uniform Commercial Code) are not satisfied as of the Effective Date, the satisfaction of such requirements shall not be a condition to the availability of the initial Loans on the Effective Date (but shall be required to be satisfied as promptly as practicable after the Effective Date and in any event within the period specified therefor in Schedule 5.18 or such later date as the Administrative Agent and the Borrower may mutually agree).

(g) There shall have been no Company Material Adverse Change.

(h) The Joint Bookrunners shall have received the financial statements of Taminco Group NV as described in Section 3.05(a)(ii)(A), which financial statements shall be prepared in accordance with IFRS.

(i) The Joint Bookrunners shall have received the Pro Forma Closing Financial Statements.

(j) The Acquisition shall have been consummated or shall be consummated substantially simultaneously with or prior to the initial funding of Loans on the Effective Date in accordance with applicable law and on the terms described in the Acquisition Agreement (without giving effect to any amendments, consents, waivers or other modifications to or of the Acquisition Agreement that are materially adverse to the interests of the Lenders that is not approved by the Joint Bookrunners (which approval shall not be unreasonably withheld or delayed) (it is hereby understood and agreed that any reduction in the purchase price in connection with the Acquisition not otherwise in accordance with the terms of the Acquisition Agreement as in effect on December 15, 2011 shall be deemed to be materially adverse to the Lenders unless any such reduction of the purchase price shall reduce, on a Euro-for-Euro basis or a dollar-for-dollar basis, as applicable, the aggregate amount of the Revolving Commitments, the Term Commitments and the Senior Secured Notes (allocated across the Revolving Commitments, the Term Commitments and the Senior Secured Notes as directed by the Joint Bookrunners) and the Equity Contribution allocated (x) 65% to a reduction in the Revolving Commitments, the Term Commitments and the Senior Secured Notes and (y) 35% to the Equity Contribution. It is understood that any purchase price increase in and of itself shall not be deemed to be materially adverse to Lenders to the extent funded with equity.

(k) The Equity Contribution shall have been made and the Borrower shall have received cash proceeds from the Equity Contribution in an amount that, together with the Additional Equity, is at least equal to 35% of the total pro forma total capitalization of Holdings on the Effective Date after giving effect to the Transactions (excluding for purposes of this determination increased levels of Indebtedness as a result of all OID in respect of the facilities hereunder and/or the Senior Secured Notes and any outstanding letters of credit (to the extent undrawn)); provided that the Additional Equity shall not exceed $40,000,000.

(l) The Refinancing shall have been consummated or shall be consummated simultaneously with the initial funding of Loans on the Effective Date and the Administrative Agent shall have received reasonably satisfactory evidence thereof (including evidence of the release of all Liens securing the obligations under the Existing Credit Agreement). Immediately following the Transactions, neither Holdings nor any of its subsidiaries will have any Indebtedness for borrowed money other than Indebtedness expressly permitted by Sections 6.01(a), (b), (e) and (j).

(m) The Lenders shall have received a certificate from the chief financial officer of the Borrower in the form of Exhibit K certifying as to the Solvency of the Borrower and its Subsidiaries on a consolidated basis after giving effect to the Transactions.

(n) The Senior Secured Notes shall have been issued or shall be issued simultaneously with the initial funding of Loans on the Effective Date. The Notes Intercreditor Agreement shall have been duly executed and delivered by each party thereto, substantially in the form of Exhibit G, and shall be in full force and effect.

(o) The Administrative Agent shall have received at least 3 Business Days prior to the Effective Date all documentation and other information about the Loan Parties as shall have been requested in writing at least 10 Business Days prior to the Effective Date by the Administrative Agent or any Joint Bookrunner that the Administrative Agent or such Joint Bookrunner shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act.

(p) The Specified Acquisition Agreement Representations shall be true and correct in all material respects on and as of the Effective Date; provided that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be (after giving effect to such qualification).

(q) A mandate for notarial acknowledgment of debt granted by each Loan Party which holds real estate located in Belgium to persons nominated by the Administrative Agent, duly executed by two directors (or, if applicable, such other number of directors or officers as have full representation powers pursuant to the statutes) of each such Loan Party, in such form as the Administrative Agent shall request.

Notwithstanding the foregoing, the obligations of the Lenders to make Loans and of the Issuing Banks to issue Letters of Credit hereunder shall not become effective unless each of the foregoing conditions shall have been satisfied (or waived pursuant to Section 9.02) at or prior to 5:00 p.m., New York City time, on June 30, 2012 (and, in the event such conditions are not so satisfied or waived, the Commitments shall terminate at such time).

SECTION 4.02. Each Credit Event. The obligation of each Lender to make a Loan on the occasion of any Borrowing, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to receipt of the request therefor in accordance herewith and to the satisfaction of the following conditions:

(a) The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct in all material respects on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as the case may be before and after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit and to the application of proceeds therefrom, as though made on and as of such date; provided that, to the extent that such representations and warranties specifically refer to an earlier date or period, they shall be true and correct in all material respects as of such earlier date or period; provided further that any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct in all respects on the date of such credit extension or on such earlier date, as the case may be (after giving effect to such qualification); provided further that with respect to any Borrowing or issuance of any Letter of Credit on the Effective Date this condition shall be required to be satisfied only with respect to those representations and warranties set forth in the Loan Documents that are Specified Representations.

(b) At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, no Default or Event of Default shall have occurred and be continuing (other than, in the case of any Borrowing or issuance, amendment, renewal or extension of a Letter of Credit on the Effective Date; provided that on the Effective Date no Default or Event of Default resulting solely from the breach of any representations and warranties set forth in the Loan Documents that are Specified Representations shall have occurred and be continuing).

(c) With respect to any Borrowing of Revolving Loans or Swingline Loans or the issuance, amendment, renewal or extension of such Letter of Credit, as the case may be, (other than (1) in the case of any Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, on the Effective Date, (2) any Borrowing of Revolving Loans to reimburse an LC Disbursement and (3) any issuance, amendment, renewal or extension of a Letter of Credit, to the extent that after giving effect thereto the aggregate LC Exposure is less than or equal to $20,000,000), after giving effect to such Borrowing or issuance, amendment, renewal or extension of such Letter of Credit, on a Pro Forma Basis, the Consolidated First Lien Leverage Ratio (calculated without netting the cash proceeds of any such Borrowing), is less than or equal to the ratio set forth in Section 6.10 for the most recently ended Test Period.

(d) The Administrative Agent shall have received a notice of borrowing in accordance with Article II hereof.

Each Borrowing (provided that a conversion or a continuation of a Borrowing shall not constitute a “Borrowing” for purposes of this Section) and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrower on the date thereof as to the matters specified in paragraphs (a) and (b) of this Section.

ARTICLE V

Affirmative Covenants

Until the Commitments shall have expired or been terminated, the principal of and interest on each Loan and all fees, expenses and other amounts (other than contingent amounts not yet due and liabilities under Secured Cash Management Obligations and Secured Swap Obligations) payable under any Loan Document shall have been paid in full and all Letters of Credit shall have expired or been terminated (or Cash Collateralized or backstopped pursuant to arrangements reasonably satisfactory to the relevant Issuing Bank) and all LC Disbursements shall have been reimbursed, each of Holdings (solely to the extent set forth herein) and the Borrower covenants and agrees with the Lenders that:

SECTION 5.01. Financial Statements and Other Information. Holdings or the Borrower will furnish to the Administrative Agent, on behalf of each Lender:

(a) on or before the date that is 90 days after the end of each Fiscal Year of the Borrower (or, in the case of the Fiscal Year ending December 31, 2011, 120 days thereafter), which 90-day and 120-day deadlines shall be increased by 30 days in the case of the first Fiscal Year within which there is a change in the basis of accounting to GAAP (which increase shall occur only once during the term of this Agreement), audited consolidated balance sheet and audited consolidated statements of operations, stockholders’ equity and cash flows of the Borrower as of the end of and for such year, and related notes thereto, setting forth in each case in comparative form the figures for the previous Fiscal Year and accompanied by a customary “management discussion & analysis” section, all reported on by Ernst & Young LLP or other independent public accountants of recognized national standing (without a “going concern” or like qualification or exception and without any qualification or exception as to the scope of such audit (other than solely with respect to, or resulting solely from an upcoming Revolving Maturity Date or Term Maturity Date)) and certified by a Financial Officer, in each case, to the effect that such consolidated financial statements present fairly in all material respects the financial condition as of the end of and for such year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with IFRS consistently applied;

(b) commencing with the financial statements for the fiscal quarter ending March 31, 2012, on or before the date that is 45 days after the end of each of the first three fiscal quarters each Fiscal Year (or in the case of the fiscal quarter ending March 31, 2012, 90 days thereafter), which 45-day and 90-day deadlines shall be increased by 30 days in the case of the first fiscal quarter within which there is a change in the basis of accounting to GAAP (which increase shall occur only once during the term of this Agreement), unaudited consolidated balance sheet and unaudited consolidated statements of operations, stockholders’ equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the Fiscal Year, setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous Fiscal Year, all certified by a Financial Officer as presenting fairly in all material respects the financial condition as of the end of and for such fiscal quarter and such portion of the Fiscal Year and results of operations and cash flows of the Borrower and its Subsidiaries on a consolidated basis in accordance with IFRS consistently applied, subject to normal year-end audit adjustments and the absence of footnotes and accompanied by a customary “management discussion & analysis”;

(c) simultaneously with the delivery of each set of consolidated financial statements referred to in clauses (a) and (b) above, the related consolidating financial statements reflecting adjustments necessary (as determined by the Borrower in good faith) to eliminate the accounts of Unrestricted Subsidiaries (if any) from such consolidated financial statements;

(d) simultaneously with any delivery of financial statements under paragraph (a) or (b) above, a certificate of a Financial Officer (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) if applicable as of the last day of the Test Period most recently ended for which financial statements were required to be delivered under paragraph (a) or (b) above (other than for the audited financial statements for the Fiscal Year ending December 31, 2011), setting forth reasonably detailed calculations demonstrating compliance with the covenant contained in Section 6.10 and (iii) in the case of financial statements delivered under paragraph (a) above (other than for the audited financial statements for the Fiscal Year ending December 31, 2011), (A) beginning with the financial statements for the first full Fiscal Year following the Effective Date, setting forth a reasonably detailed calculation of Excess Cash Flow for such Fiscal Year and (B) setting forth a reasonably detailed calculation of the Available Free Cash Flow Amount as of the end of such Fiscal Year;

(e) if Holdings was required to comply with the covenant set forth in Section 6.10 for any fiscal quarter during any Fiscal Year for which financial statements were delivered under paragraph (a) or (b) above, not later than five days after the delivery of such financial statements for such Fiscal Year under paragraph (a) above, a customary certificate of the accounting firm that reported on such financial statements stating whether it obtained knowledge during the course of its examination of such financial statements of any Default relating to Section 6.10 and, if such knowledge has been obtained, describing such Default (which certificate may be limited to the extent required by accounting rules or guidelines);

(f) not later than 90 days after the commencement of each Fiscal Year of the Borrower (beginning with the Fiscal Year ending December 31, 2012, but in the case of such Fiscal Year, not later than 120 days after the commencement thereof; provided that, to the extent the delivery of the budget described in this clause (f) for such Fiscal Year has not occurred by such 120th day, then the disclosure set forth in the Information Memorandum shall satisfy the delivery requirement for this clause (f)), a detailed consolidated budget for the Borrower and its Subsidiaries for such Fiscal Year (including a projected consolidated balance sheet and consolidated statements of projected operations, comprehensive income and cash flows as of the end of and for such Fiscal Year and setting forth the material assumptions used for purposes of preparing such budget);

(g) promptly after the same become publicly available, copies of all periodic reports and registration statements (other than amendments to any registration statement (to the extent such registration statement, in the form it became effective, is delivered to the Administrative Agent), exhibits to any registration statement and, if applicable, any registration statement on Form S-8) filed by Holdings or any of its Subsidiaries with the SEC or with any national securities exchange, or distributed by Holdings or any of its Subsidiaries to the public holders of its Equity Interests generally, as the case may be; and

(h) promptly following any request therefor, such other reasonably available information regarding the operations, business affairs and financial condition of Holdings, the Borrower or any of its Restricted Subsidiaries, or compliance with the terms of any Loan Document, as the Administrative Agent on its own behalf or on behalf of any Lender may reasonably request in writing.

Notwithstanding the foregoing, the obligations in paragraphs (a) and (b) of this Section 5.01 may be satisfied with respect to financial information of the Borrower and its Subsidiaries by furnishing (1) the Form 10-K or 10-Q (or the equivalent), as applicable, of the Borrower (or a parent company thereof) filed with the SEC or (2) such financial information of a parent company of the Borrower; provided that in any such case (i) to the extent such information relates to a parent of the Borrower, such information is accompanied by consolidating information, which may be unaudited, that explains in reasonable detail the differences between the information relating to such parent, on the one hand, and the information relating to the Borrower and its Subsidiaries on a standalone basis, on the other hand, and (ii) to the extent such information is in lieu of information required to be provided under Section 5.01(a), such materials are accompanied by a report and opinion of Ernst & Young LLP or any other independent registered public accounting firm of nationally recognized standing, which report and opinion shall be prepared in accordance with IFRS and shall not be subject to any “going concern” or like qualification or exception or any qualification or exception as to the scope of such audit (other than solely with respect to, or resulting solely from an upcoming Revolving Maturity Date or Term Maturity Date).

Documents required to be delivered pursuant to Section 5.01(a), (b) or (f) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which the Borrower posts such documents, or provides a link thereto on the Borrower’s website on the Internet at the website address listed on Schedule 9.01 (or otherwise notified pursuant to Section 9.01(d)); or (ii) on which such documents are posted on the Borrower’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent); provided that: (i) the Borrower shall deliver paper copies of such documents to the Administrative Agent upon its reasonable request and (ii) the Borrower shall notify the Administrative Agent (by facsimile or electronic mail) of the posting of any such documents and upon its reasonable request, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery of or maintain paper copies of the documents referred to above, and each Lender shall be solely responsible for timely accessing posted documents and maintaining its copies of such documents.

The Borrower hereby acknowledges that (a) the Administrative Agent and/or the Joint Bookrunners may make available to the Lenders and the Issuing Bank materials and/or information provided by or on behalf of the Borrower hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”) and (b) certain of the Lenders (each, a “Public Lender”) may have personnel who do not wish to receive MNPI, and who may be engaged in investment and other market-related activities with respect to such Persons’ securities. The Borrower hereby agrees that it will use commercially reasonable efforts to identify that portion of the Borrower Materials that may be distributed to the Public Lenders and that (w) all such Borrower Materials shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking or otherwise designating in writing Borrower Materials “PUBLIC,” the Borrower shall be deemed to have authorized the Administrative Agent, the Joint Bookrunners, the Issuing Bank and the Lenders to treat such Borrower Materials as not containing any MNPI (although it may be sensitive and proprietary) (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 9.12); (y) all Borrower Materials marked or otherwise designated in writing as “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Side Information”; and (z) the Administrative Agent and the Joint Bookrunners may treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Side Information.” Notwithstanding the foregoing, the Borrower shall be under no obligation to mark any Borrower Materials “PUBLIC.”

SECTION 5.02. Existence; Business and Properties. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to:

(a) Do or cause to be done all things necessary to preserve, renew and keep in full force and effect its legal existence, (i) except as otherwise expressly permitted under Section 6.05, and (ii) except for the liquidation or dissolution of Subsidiaries if the assets of such Subsidiaries to the extent they exceed estimated liabilities are acquired by the Borrower or a Wholly Owned Subsidiary of the Borrower in such liquidation or dissolution; provided that Subsidiaries that are Subsidiary Loan Parties may not be liquidated into Subsidiaries that are not Subsidiary Loan Parties unless such liquidation is otherwise permitted by Section 6.05(b).

(b) (i) Except as could not reasonably be expected to have a Material Adverse Effect, do or cause to be done all things necessary to obtain, preserve, renew, extend and keep in full force and effect the permits, franchises, authorizations, Intellectual Property, licenses and rights with respect thereto necessary to the normal conduct of its business and (ii) at all times maintain and preserve all material property necessary to the normal conduct of its business and keep such property in good repair, working order and condition and from time to time make, or cause to be made, all needful and proper repairs, renewals, additions, improvements and replacements thereto necessary in order that the business carried on in connection therewith, if any, may be properly conducted at all times (in each case except as expressly permitted by this Agreement).

SECTION 5.03. Insurance. The Borrower will, and will cause each Restricted Subsidiary to:

(a) Keep its insurable properties insured at all times by financially sound and reputable insurers in such amounts as shall be customary for similar businesses and maintain such other reasonable insurance (including, to the extent consistent with past practices, self-insurance), of such types, to such extent and against such risks, as is customary with companies in the same or similar businesses, taking into account the general degree to which such companies are leveraged, and maintain such other insurance as may be required by law or any other Loan Document.

(b) Cause all such liability insurance policies (which, for the avoidance of doubt, shall not include any officers’ and directors’ liability insurance policies) to name the Administrative Agent as additional insured and loss payee/mortgagee and all such property and property casualty insurance policies to be endorsed or otherwise amended to include appropriate loss payable endorsements, including, with respect to Mortgaged Properties, a “standard” or “New York” lender’s loss payable endorsement, in each case, in form and substance reasonably satisfactory to the Administrative Agent; deliver a certificate of an insurance broker to the Administrative Agent; use commercially reasonable efforts to cause each such policy to provide that it shall not be canceled, lapsed (including for nonrenewal) or terminated upon less than 30 days’ prior written notice (or 10 days’ prior written notice in the case of any failure to pay any premium due thereunder) thereof by the insurer to the Administrative Agent; deliver to the Administrative Agent, prior to the cancellation, lapse (including for nonrenewal) or termination of any such policy of insurance, a copy of a renewal or replacement policy (or other evidence of renewal of a policy previously delivered to the Administrative Agent), or insurance certificate with respect thereto, together with evidence satisfactory to the Administrative Agent of payment of the premium therefor.

(c) If any improvements located on any Mortgaged Property are at any time located in an area identified by the Federal Emergency Management Agency (or any successor agency) as a Special Flood Hazard Area with respect to which flood insurance has been made available under the National Flood Insurance Act of 1968 (as now or hereafter in effect or successor act thereto), then the Borrower shall, or shall cause the applicable Loan Party to (i) maintain, or cause to be maintained, with a financially sound and reputable insurer, flood insurance in an amount and otherwise sufficient to comply with all applicable rules and regulations promulgated pursuant to the Flood Insurance Laws and (ii) deliver to the Administrative Agent evidence of such compliance in form and substance reasonably acceptable to the Administrative Agent.

(d) Notify the Administrative Agent promptly whenever any separate insurance concurrent in form or contributing in the event of loss with that required to be maintained under this Section 5.03 is taken out by Holdings, the Borrower or any of the Restricted Subsidiaries; and promptly deliver to the Administrative Agent a duplicate original copy of such policy or policies, or an insurance certificate with respect thereto.

(e) In connection with the covenants set forth in this Section 5.03, it is understood and agreed that:

(i) none of the Administrative Agent, the Lenders, the Issuing Bank and their respective agents or employees shall be liable for any loss or damage insured by the insurance policies required to be maintained under this Section 5.03, it being understood that (A) the Loan Parties shall look solely to their insurance companies or any other parties other than the aforesaid parties for the recovery of such loss or damage and (B) such insurance companies shall have no rights of subrogation against the Administrative Agent, the Lenders, any Issuing Bank or their agents or employees. If, however, the insurance policies, as a matter of the internal policy of such insurer, do not provide waiver of subrogation rights against such parties, as required above, then each of Holdings and the Borrower, on behalf of itself and behalf of each of its Subsidiaries, hereby agrees, to the extent permitted by law, to waive, and further agrees to cause each of their Subsidiaries to waive, its right of recovery, if any, against the Administrative Agent, the Lenders, any Issuing Bank and their agents and employees; and

(ii) the designation of any form, type or amount of insurance coverage by the Administrative Agent under this Section 5.03 shall in no event be deemed a representation, warranty or advice by the Administrative Agent or the Lenders that such insurance is adequate for the purposes of the business of Holdings, the Borrower and the Restricted Subsidiaries or the protection of their properties.

SECTION 5.04. Payment of Taxes, etc. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, pay its obligations in respect of material Tax liabilities, assessments and governmental charges, before the same shall become delinquent or in default, except where the amount or validity thereof is being contested in good faith by appropriate proceedings and Holdings, the Borrower or a Subsidiary thereof has set aside on its books adequate reserves therefor in accordance with IFRS and except where the failure to make payment could not reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

SECTION 5.05. Notices of Material Events. Promptly after any Responsible Officer of Holdings or the Borrower obtains actual knowledge thereof, Holdings or the Borrower will furnish to the Administrative Agent (for distribution to each Lender through the Administrative Agent) written notice of the following:

(a) the occurrence of any Default or Event of Default, specifying the nature and extent thereof and the corrective action (if any) proposed to be taken with respect thereto;

(b) the filing or commencement of, or any written threat or notice of intention of any Person to file or commence, any action, suit or proceeding, whether at law or in equity or by or before any Governmental Authority or in arbitration, against Holdings, the Borrower or any of its subsidiaries as to which an adverse determination is reasonably probable and that, if adversely determined, could reasonably be expected to have a Material Adverse Effect;

(c) any other development specific to Holdings, the Borrower or any of its Subsidiaries that is not a matter of general public knowledge and that has had, or could reasonably be expected to have, a Material Adverse Effect; and

(d) the occurrence of any ERISA Event (or similar event with respect to any Foreign Plan) that could reasonably be expected, individually or in the aggregate, to result in a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a written statement of a Responsible Officer of Holdings or the Borrower setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

SECTION 5.06. Compliance with Laws. Each of Holdings and the Borrower will, and will cause each Restricted Subsidiary to, comply with all laws, rules, regulations (including any zoning, building, ordinance, code or approval or any building permits or any restrictions of record or agreements affecting the Mortgaged Properties) and judgments, writs, injunctions, decrees and orders of any Governmental Authority, whether now in effect or hereafter enacted, applicable to it or its property (including without limitation the USA Patriot Act), except where the failure to do so could not reasonably be expected to result in a Material Adverse Effect; provided that this Section 5.06 shall not apply to Environmental Laws, which are the subject of Section 5.10, or to laws related to Taxes, which are the subject of Section 5.04.

SECTION 5.07. Maintaining Records; Access to Properties and Inspections. The Borrower will, and will cause each Restricted Subsidiary to, maintain all financial records in accordance with IFRS and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default under Section 7.01(a), (b), (h) or (i), any Lender to visit and inspect the financial records and the properties of the Borrower or any of the Restricted Subsidiaries and to make extracts from and copies of such financial records, all at the expense of the Borrower, at reasonable times, upon reasonable prior notice to the Borrower, and as often as reasonably requested (but, unless an Event of Default is continuing, not more than one time during any Fiscal Year) and permit any Persons designated by the Administrative Agent or, upon the occurrence and during the continuance of an Event of Default under Section 7.01(a), (b), (h) or (i), any Lender upon reasonable prior notice to the Borrower to discuss the affairs, finances and condition of the Borrower or any of the Restricted Subsidiaries with the officers thereof and independent accountants therefor (subject to reasonable requirements of confidentiality, including requirements imposed by law or by contract).

SECTION 5.08. Payment of Obligations. The Borrower will, and will cause each Restricted Subsidiary to, pay its Indebtedness and other obligations before the same shall become delinquent or in default, except where (a) the validity or amount thereof is being contested in good faith by appropriate proceedings and (b) the Borrower or such Restricted Subsidiary has set aside on its books adequate reserves with respect thereto in accordance with IFRS, except to the extent the failure to make such payment could not reasonably be expected to result in a Material Adverse Effect.

SECTION 5.09. Use of Proceeds. The Borrower will, and will cause each Restricted Subsidiary to, use the proceeds of the Loans and the Letters of Credit only as contemplated in Section 3.12.

SECTION 5.10. Compliance with Environmental Laws. The Borrower will, and will cause each Restricted Subsidiary to, comply with all Environmental Laws applicable to its operations and properties; and comply with and obtain and renew all permits, licenses and other approvals required pursuant to Environmental Law for its operations and properties, except, in each case with respect to this Section 5.10, to the extent the failure to do so could not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

SECTION 5.11. Information Regarding Collateral.

(a) Holdings or the Borrower will furnish to the Administrative Agent prompt (and in any event within 30 days or such longer period as reasonably agreed to by the Administrative Agent) written notice of any change (i) in any Loan Party’s legal name (as set forth in its certificate of organization or like document), (ii) in the jurisdiction of incorporation or organization of any Loan Party or in the form of its organization or (iii) in any Loan Party’s organizational identification number (if any).

(b) Not later than five days after delivery of financial statements pursuant to Section 5.01(a) (other than the audited financial statements for the Fiscal Year ending December 31, 2011), Holdings or the Borrower shall deliver to the Administrative Agent a certificate executed by a Responsible Officer of Holdings or the Borrower setting forth the information required pursuant to Sections 1(a)(i), 1(b), 2, 4, 5 and 6 of the Perfection Certificate or confirming that there has been no change in such information since the date of the Perfection Certificate delivered on the Effective Date or the date of the most recent certificate delivered pursuant to this Section.

SECTION 5.12. Additional Subsidiaries. If (i) any additional Restricted Subsidiary (other than an Excluded Subsidiary) is formed or acquired after the Effective Date or (ii) if any Restricted Subsidiary ceases to be an Excluded Subsidiary, the Borrower will, within 30 days (or such longer period as the Administrative Agent may agree) after such newly formed or acquired Restricted Subsidiary is formed or acquired or such Restricted Subsidiary ceases to be an Excluded Subsidiary, notify the Administrative Agent thereof, and will (x) cause such Restricted Subsidiary to satisfy the Collateral and Guarantee Requirement with respect to such Restricted Subsidiary, (y) cause such Loan Party to satisfy the Collateral and Guarantee Requirement with respect to any Equity Interest in or Indebtedness of such Restricted Subsidiary owned by such Loan Party and (z) deliver to the Administrative Agent a completed Perfection Certificate with respect to such Restricted Subsidiary signed by a Responsible Officer, together with all attachments contemplated thereby (in each case within thirty days after the date of such notice or such longer period as the Administrative Agent may agree) (it being understood that any supplement to a Guarantee Agreement or the Collateral Agreement entered into by a Restricted Subsidiary acquired after the Effective Date may include schedules reasonably acceptable to the Administrative Agent to qualify representations and warranties made by such Restricted Subsidiary and that in such case all such representations and warranties shall be so qualified with respect to such Restricted Subsidiary).

SECTION 5.13. Further Assurances.

(a) Each of Holdings and the Borrower will, and will cause each Loan Party to, execute any and all further documents, financing statements, agreements, instruments, certificates, notices and acknowledgments and take all such further actions (including the filing and recording of financing statements, fixture filings, mortgages, deeds of trust and/or amendments thereto and other documents), that may be required under any applicable law and that the Administrative Agent or the Required Lenders may request, to create and cause the Collateral and Guarantee Requirement to be and remain satisfied and perfected, all at the expense of the Loan Parties or that may facilitate the realization of the assets which are, or are intended to be, the subject of Security Documents.

(b) Subject to the limitations and exceptions in the Agreed Security Principles and the other provisions of this Agreement, promptly upon reasonable request by the Administrative Agent or the Common Collateral Agent (as defined in the Notes Intercreditor Agreement), as the case may be, each of Holdings and the Borrower will, and will cause each Loan Party to (i) correct any material defect or error that may be discovered in the execution, acknowledgment, filing or recordation of any Collateral or Guarantee or other document or instrument relating to any Collateral or Guarantee, and (ii) do, execute, acknowledge, deliver, record, re-record, file, re-file, register and re-register any and all such further acts, deeds, certificates, assurances and other instruments as the Administrative Agent may reasonably request from time to time in order to carry out more effectively the purposes of the Collateral or Guarantee, to the extent required.

(c) If, after the Effective Date, any material assets (including any owned real property or improvements thereto or any interest therein) with a Fair Market Value in excess of $5,000,000 are acquired by the Borrower or any other Loan Party (or, in the case of a Person that became a Loan Party after the Effective Date, after the date it became a Loan Party) (other than (x) assets constituting Collateral under a Security Document that become subject to the Lien created by such Security Document upon acquisition thereof or (y) Excluded Assets), the Borrower will notify the Administrative Agent thereof simultaneously with the delivery of the certificate of a Financial Officer pursuant to Section 5.01(d) with respect to the financial statements delivered pursuant to Section 5.01(a) or (b) (it being understood that such notice shall include a description of all such assets acquired since the date of the previous notice), and, if requested by the Administrative Agent, within 45 days of acquisition thereof (or, in the case of real property, 60 days)(or, in each case, such longer period as the Administrative Agent may agree in its sole discretion) the Borrower will cause such assets to be subjected to a Lien securing the Secured Obligations and will take and cause the other Loan Parties to take, such actions as shall be necessary and reasonably requested by the Administrative Agent to grant and perfect such Liens, including actions described in paragraph (a) of this Section and to cause the Collateral and Guarantee Requirement to be satisfied, all at the expense of the Loan Parties and subject to the last paragraph of the definition of the term “Collateral and Guarantee Requirement.”

SECTION 5.14. Maintenance of Ratings. The Borrower shall use commercially reasonable efforts to maintain a public corporate rating from S&P and a public corporate family rating from Moody’s, in each case in respect of the Borrower, and a public rating of the facilities under this Agreement by each of S&P and Moody’s, but in any event, not a specific rating.

SECTION 5.15. Quarterly Conference Calls. At a time mutually agreed with the Administrative Agent that is promptly after the delivery of financial statements required by Sections 5.01(a) and (b) for each fiscal quarter or Fiscal Year, as applicable, of the Borrower (commencing with the Fiscal Year ended December 31, 2011), upon the request of the Administrative Agent, the Borrower will cause appropriate Financial Officers of the Borrower to participate in one conference call for Lenders to discuss the financial condition and results of operations of the Borrower and its Subsidiaries for the most recently-ended period for which financial statements have been delivered.

SECTION 5.16. Compliance with Material Contracts. The Borrower will, and will cause each Restricted Subsidiary to, perform and observe all of the terms and conditions of each material agreement to be performed or observed by it, maintain each such material agreement in full force and effect, enforce each such material agreement in accordance with its terms, except where the failure to do so, either individually or in the aggregate, could not be reasonably likely to have a Material Adverse Effect.

SECTION 5.17. Designation of Subsidiaries. The Borrower may at any time after the Effective Date designate (x) any Restricted Subsidiary of the Borrower as an Unrestricted Subsidiary or (y) any Unrestricted Subsidiary as a Restricted Subsidiary (such designation pursuant to this clause (y), a “Subsidiary Redesignation”); provided that (i) immediately before and after such designation on a Pro Forma Basis, no Event of Default shall have occurred and be continuing, (ii) immediately after giving effect to such designation, the Consolidated First Lien Leverage Ratio, on a Pro Forma Basis, is less than or equal to the ratio set forth in Section 6.10 for the most recently ended Test Period (solely to the extent such covenant was in effect for such Test Period) and (iii) no Subsidiary may be designated as an Unrestricted Subsidiary or continue as an Unrestricted Subsidiary if it is a “Restricted Subsidiary” for the purpose of the Senior Secured Notes or any other Indebtedness of Holdings or the Borrower pursuant to which a Subsidiary may be designated an “Unrestricted Subsidiary.” The designation of any Subsidiary as an Unrestricted Subsidiary after the Effective Date shall constitute an Investment by the Borrower therein at the date of designation in an amount equal to the Fair Market Value of the Borrower’s or its Subsidiary’s (as applicable) investment therein. The designation of any Unrestricted Subsidiary as a Restricted Subsidiary shall constitute (i) the incurrence at the time of designation of any Investment, Indebtedness or Liens of such Subsidiary existing at such time and (ii) a return on any Investment by the Borrower in Unrestricted Subsidiaries in an amount equal to the Fair Market Value at the date of such designation of the Borrower’s or its Subsidiary’s (as applicable) Investment in such Subsidiary.

SECTION 5.18. Certain Post-Closing Obligations. As promptly as practicable, and in any event within the time periods after the Effective Date specified in Schedule 5.18 or such later date as the Administrative Agent agrees to in writing, including to reasonably accommodate circumstances unforeseen on the Effective Date, Holdings, the Borrower and each other Loan Party shall deliver the documents or take the actions specified on Schedule 5.18, in each case except to the extent otherwise agreed by the Administrative Agent pursuant to its authority as set forth in the definition of the term “Collateral and Guarantee Requirement.”

ARTICLE VI

Negative Covenants

Until the Commitments have expired or been terminated and the principal of and interest on each Loan and all fees, expenses and other amounts payable (other than contingent amounts not yet due and liabilities under Secured Cash Management Obligations and Secured Swap Obligations) under any Loan Document have been paid in full and all Letters of Credit have expired or been terminated (or Cash Collateralized or backstopped pursuant to arrangements reasonably acceptable to the applicable Issuing Bank) and all LC Disbursements shall have been reimbursed, each of Holdings (solely with respect to Sections 6.05 and 6.08(b)) and the Borrower covenants and agrees with the Lenders that:

SECTION 6.01. Indebtedness. The Borrower will not, and will not permit any Restricted Subsidiary to, incur, create, assume or permit to exist any Indebtedness, except:

(a) Indebtedness existing on the Effective Date and set forth on Schedule 6.01 and any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness;

(b) Indebtedness created hereunder and under the other Loan Documents;

(c) Indebtedness of the Borrower and the Restricted Subsidiaries pursuant to Swap Agreements to the extent that such Swap Agreements were entered into (i) in the ordinary course of business to hedge or mitigate risks to which the Borrower or any Restricted Subsidiary is exposed in the conduct of its business or the management of its liabilities (including currency risks)

or (b) in order to effectively cap, collar or exchange interest rates (from fixed to floating rates, from one floating rate to another floating rate or otherwise) with respect to any interest-bearing liability or investment of the Borrower or any Restricted Subsidiary;

(d) Indebtedness of the Borrower and the Restricted Subsidiaries owed to (including obligations in respect of letters of credit or bank guarantees or similar instruments for the benefit of) any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance to the Borrower or any Restricted Subsidiary, pursuant to reimbursement or indemnification obligations to such Person, in each case, provided in the ordinary course of business; provided that upon the incurrence of Indebtedness with respect to reimbursement obligations regarding workers’ compensation claims, such obligations are reimbursed not later than 30 days following such incurrence;

(e) Indebtedness of the Borrower to any Restricted Subsidiary and of any Restricted Subsidiary to the Borrower or any other Restricted Subsidiary; provided that (i) Indebtedness of any Restricted Subsidiary that is not a Subsidiary Loan Party owing to the Borrower or any Subsidiary Loan Party shall be subject to Section 6.04 and (ii) Indebtedness of any Loan Party to any Restricted Subsidiary that is not a Loan Party shall be subordinated to the Loan Agreement Obligations on terms reasonably satisfactory to the Administrative Agent;

(f) Indebtedness of the Borrower and the Restricted Subsidiaries in respect of performance bonds, bid bonds, appeal bonds, surety bonds and completion guarantees and similar obligations, in each case, reasonably required in the conduct of the business (giving effect to any growth or expansion of such business permitted hereunder), including those incurred to secure health, safety, insurance and environmental obligations of the Borrower and its Restricted Subsidiaries as conducted in accordance with good and prudent business industry practice and otherwise as permitted by the Loan Documents;

(g) Cash Management Obligations and other Indebtedness in respect of netting services, overdraft protections and similar arrangements, in each case, in the ordinary course of business;

(h) (i) Indebtedness of any Person that becomes a Restricted Subsidiary (or of any Person not previously a Restricted Subsidiary that is merged or consolidated with or into the Borrower or a Restricted Subsidiary) after the date hereof, or Indebtedness of any Person that is assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition of assets by the Borrower or such Restricted Subsidiary, (ii) Indebtedness incurred to finance a Permitted Business Acquisition and (iii) any Permitted Refinancing Indebtedness incurred to Refinance such Indebtedness; provided that (A) other than Indebtedness referred to in clause (ii) above, such Indebtedness is not incurred in contemplation of such acquisition, (B) after giving effect to such acquisition and the assumption or incurrence of any Indebtedness in connection therewith on a Pro Forma Basis, the Consolidated Total Leverage Ratio is less than or equal to 5.25 to 1.0 and (C) the aggregate principal amount of such Indebtedness then outstanding in reliance on clause (h), (k) or (s) of this Section 6.01 in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed the Non-Loan Party Indebtedness Amount;

(i) (i) Capitalized Lease Obligations, mortgage financings and purchase money Indebtedness incurred by the Borrower or any Restricted Subsidiary prior to or within 270 days after the acquisition, lease or improvement of the respective asset permitted under this Agreement in order to finance such acquisition or improvement, (ii) any Permitted Refinancing Indebtedness in respect thereof, and (iii) Capitalized Lease Obligations incurred by the Borrower or any Subsidiary in respect of any Sale and Lease-Back Transaction that is permitted under Section 6.03, collectively, in an aggregate principal amount that at the time of, and after giving effect to, the incurrence thereof (together with Indebtedness outstanding pursuant to this paragraph (i) and the Remaining Present Value of leases permitted under Section 6.03) would not exceed the greater of $75,000,000 and 4.0% of Consolidated Total Assets;

(j) Indebtedness in respect of (i) the Senior Secured Notes issued on the Effective Date and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Senior Secured Notes in compliance with the Notes Intercreditor Agreement;

(k) other Indebtedness of the Borrower or any Restricted Subsidiary, in an aggregate principal amount at any time outstanding pursuant to this paragraph (k) not in excess of the greater of $100,000,000 and 5.5% of Consolidated Total Assets; provided that the aggregate principal amount of such Indebtedness then outstanding in reliance on clause (h), (k) or (s) of this Section 6.01 in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed the Non-Loan Party Indebtedness Amount;

(l) Guarantees by the Borrower or any Restricted Subsidiary of any Indebtedness of the Borrower or any Restricted Subsidiary expressly permitted to be incurred under this Agreement; provided that, notwithstanding anything to the contrary in this Section 6.01, (i) the Borrower and the Subsidiary Loan Parties shall not Guarantee the Indebtedness of any Restricted Subsidiary that is not a Loan Party unless such Guarantee is permitted under Section 6.04, (ii) any Guarantees by the Borrower or any Subsidiary Loan Party under this paragraph (l) of any other Indebtedness of a Person that is subordinated to other Indebtedness of such Person shall be expressly subordinated to the Loan Document Obligations on terms not less favorable to the Lenders than the subordination terms of such other Indebtedness and (iii) no Restricted Subsidiary shall Guarantee the Senior Secured Notes or any Indebtedness incurred under Section 6.01(s) or (t) hereunder unless such Subsidiary is also a Subsidiary Loan Party;

(m) Indebtedness arising from agreements of the Borrower or any Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in connection with the disposition of any business, assets or a Restricted Subsidiary, other than Guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or a Restricted Subsidiary for the purpose of financing such acquisition, in each case, to the extent such obligation or transaction is permitted by this Agreement;

(n) reimbursement and similar obligations of Subsidiaries in respect of letters of credit or bank guarantees (other than Letters of Credit issued pursuant to Section 2.05) having an aggregate face amount not in excess of $15,000,000;

(o) Indebtedness of the Borrower and the Restricted Subsidiaries supported by a Letter of Credit, in a principal amount not in excess of the stated amount of such Letter of Credit;

(p) Indebtedness consisting of (x) the financing of insurance premiums or (y) take-or-pay obligations contained in supply arrangements, in each case, in the ordinary course of business;

(q) to the extent constituting Indebtedness, all premium (if any), interest (including post-petition interest), fees, expenses, charges and additional or contingent interest on Indebtedness otherwise permitted to be incurred pursuant to this Section 6.01;

(r) Indebtedness of the Borrower and the Restricted Subsidiaries incurred under lines of credit or overdraft facilities extended by one or more financial institutions reasonably acceptable to the Administrative Agent or by Lenders and, in each case, established for the Borrower’s and such Restricted Subsidiaries’ ordinary course of operations (such Indebtedness, the “Overdraft Line”), which Indebtedness may be secured as, but only to the extent, provided in Section 6.02(b) and in the Security Documents; provided that the aggregate amount of any such Indebtedness at any one time outstanding shall not exceed $15,000,000;

(s) Indebtedness of the Borrower and the Restricted Subsidiaries and Permitted Refinancing Indebtedness in respect thereof; provided that (A) such Indebtedness is unsecured or secured solely by Liens permitted pursuant to Section 6.02(gg)(ii), (B) at the time of the incurrence of such Indebtedness and after giving effect thereto, no Default or Event of Default shall have occurred and be continuing or would result therefrom, (C) at the time of any such incurrence of Indebtedness (other than Indebtedness secured by Liens permitted by Section 6.02(gg)(ii)) and after giving effect thereto on a Pro Forma Basis, the Consolidated Total Leverage Ratio is less than or equal to 5.0 to 1.0, (D) such Indebtedness does not mature prior to the Latest Maturity Date, (E) (x) such Indebtedness does not contain any mandatory prepayments that do not apply to the Term Loans and (y) the terms and conditions of such Indebtedness taken as a whole are customary for similar Indebtedness in light of then-prevailing market conditions as reasonably determined by the Borrower (except any such mandatory prepayment provisions and other terms and conditions that are only applicable to periods after the Latest Maturity Date) and (F) the aggregate principal amount of Indebtedness then outstanding in reliance on clause (h), (k) or (s) of this Section 6.01 in respect of which the primary obligor or a guarantor is a Restricted Subsidiary that is not a Loan Party shall not exceed the Non-Loan Party Indebtedness Amount; provided that the Borrower shall have delivered a certificate of a Responsible Officer to the Administrative Agent prior to the incurrence of any Indebtedness with a principal amount in excess of $20,000,000, stating that the Borrower has determined in good faith that such terms and conditions satisfy the foregoing requirements;

(t) (i) Permitted External Credit Agreement Refinancing Debt and (ii) any Permitted Refinancing Indebtedness incurred to Refinance such Permitted External Credit Agreement Refinancing Indebtedness;

(u) Indebtedness in respect of any (i) Permitted Recourse Receivables Financing or (ii) Permitted Non-Recourse Factoring;

(v) Indebtedness representing deferred compensation or stock-based compensation to employees of the Borrower and the Restricted Subsidiaries;

(w) Indebtedness consisting of promissory notes issued by any Loan Party to current or former officers, directors and employees, their respective estates, spouses or former spouses to finance the purchase or redemption of Equity Interests of Holdings or any parent thereof permitted by Section 6.06; and

(x) Indebtedness of any Loan Party as an account party in respect of trade letters of credit issued in the ordinary course of business.

SECTION 6.02. Liens. The Borrower will not, and will not permit any Restricted Subsidiary to, create, incur, assume or permit to exist any Lien on any property or assets (including stock or other securities of any Person, including the Borrower or any Restricted Subsidiary of the Borrower) at the time owned by it or on any income or revenues or rights in respect of any thereof, except:

(a) Liens on property or assets of the Restricted Subsidiaries existing on the Effective Date and set forth on Schedule 6.02; provided that (i) such Liens shall secure only those obligations that they secure on the Effective Date (and Permitted Refinancing Indebtedness in respect thereof permitted by Section 6.01(a)) and shall not subsequently apply to any other property or assets of the Borrower or any Restricted Subsidiary and (ii) in the case of a Lien securing Permitted Refinancing Indebtedness, any such Lien is permitted, subject to compliance with clause (e) of the definition of the term “Permitted Refinancing Indebtedness”;

(b) any Lien created under the Loan Documents or permitted in respect of any Mortgaged Property by the terms of the applicable Mortgage;

(c) Liens existing on property at the time of its acquisition or existing on the property of any Person at the time such Person becomes a Restricted Subsidiary, in each case after the date hereof (other than in the case of the acquisition of any Person that becomes a Restricted Subsidiary that is not a Loan Party (other than a Foreign Subsidiary), Liens on the Equity Interests of the Person acquired); provided that (A) such Lien was not created in contemplation of such acquisition or such Person becoming a Restricted Subsidiary, (B) such Lien does not extend to or cover any other assets or property (other than the proceeds or products thereof and other than after-acquired property if the Indebtedness and other obligations secured by such Lien require or include a pledge of after-acquired property pursuant to their terms, it being understood that such requirement (i) was in effect at the time such property was acquired or such Person became a Restricted Subsidiary and (ii) shall not be permitted to apply to any property to which such requirement would not have applied but for such acquisition) and (C) the Indebtedness secured thereby is permitted under Sections 6.01(h) or (i);

(d) Liens for Taxes, assessments or other governmental charges or levies not yet delinquent or that are being contested in compliance with Section 5.04;

(e) landlord’s, carriers’, warehousemen’s, mechanics’, materialmen’s, suppliers’, repairmen’s, construction or other like Liens arising in the ordinary course of business or securing obligations that are being contested in good faith by appropriate proceedings and in respect of which, if applicable, the Borrower or any Restricted Subsidiary shall have set aside on its books reserves in accordance with IFRS;

(f) (i) deposits and other Liens made in the ordinary course of business in compliance with the Federal Employers Liability Act or any other workers’ compensation, unemployment insurance and other social security laws or regulations and deposits securing liability to insurance carriers under insurance or self-insurance arrangements in respect of such obligations and (ii) deposits and other Liens securing liability for reimbursement or indemnification obligations of (including obligations in respect of letters of credit or bank guarantees for the benefit of) insurance carriers providing property, casualty or liability insurance to the Borrower or any Restricted Subsidiary;

(g) deposits and other Liens to secure the performance of bids, trade contracts (other than for Indebtedness), leases (other than Capitalized Lease Obligations), statutory obligations, surety and appeal bonds, performance and return of money bonds, bids, leases, government contracts, trade contracts, agreements with public utilities, and other obligations of a like nature (including letters of credit in lieu of any such bonds or to support the issuance thereof) incurred by the Borrower or any Restricted Subsidiary in the ordinary course of business, including those incurred to secure health, safety, insurance and environmental obligations in the ordinary course of business;

(h) zoning restrictions, survey exceptions, easements, trackage rights, leases (other than Capitalized Lease Obligations), licenses, special assessments, rights-of-way, restrictions on or agreements dealing with the use of real property, servicing agreements, development agreements, site plan agreements and other similar encumbrances incurred in the ordinary course of business and title defects or irregularities that are of a minor nature and that, in the aggregate, do not interfere in any material respect with the ordinary conduct of the business of the Borrower or any Restricted Subsidiary;

(i) Liens securing Indebtedness permitted by Section 6.01(i) (including any Permitted Refinancing Indebtedness in respect thereof); provided that (i) such security interests are incurred, and the Indebtedness secured thereby is created, within 270 days after such acquisition, (ii) the Indebtedness secured thereby does not exceed 100% of the cost of such equipment or other property or improvements at the time of such acquisition or construction, including transaction costs incurred by the Borrower or any Restricted Subsidiary in connection with such acquisition and (iii) such security interests do not apply to any property or assets of the Borrower or any Restricted Subsidiary other than the property being transferred or subject to the applicable Capitalized Lease Obligation (other than to accessions to such equipment or other property or improvements but not to other parts of the property to which any such improvements are made); provided further that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender; provided further that individual financings of equipment provided by a single lender may be cross-collateralized to other financings of equipment provided solely by such lender;

(j) Liens arising out of capitalized lease transactions permitted under Section 6.03, so long as such Liens attach only to the property sold and being leased in such transaction and any accessions thereto or proceeds thereof and related property;

(k) Liens securing judgments that do not constitute an Event of Default under Section 7.01(j);

(l) [Reserved]

(m) Liens disclosed by any title insurance policies required to be delivered on or subsequent to the Effective Date and pursuant to Sections 5.11, 5.12, 5.13 or 5.18 and reasonably acceptable to the Administrative Agent and any replacement, extension or renewal of any such Lien; provided that such replacement, extension or renewal Lien shall not cover any property other than the property that was subject to such Lien prior to such replacement, extension or renewal; provided further that the Indebtedness and other obligations secured by such replacement, extension or renewal Lien are permitted by this Agreement;

(n) any interest or title of a lessor under any leases or subleases entered into by the Borrower or any Restricted Subsidiary as lessee in the ordinary course of business;

(o) Liens that are contractual rights of set-off (i) relating to the establishment of depository relations with banks not given in connection with the issuance of Indebtedness, (ii) relating to pooled deposit or sweep accounts of the Borrower or any Restricted Subsidiary to permit satisfaction of overdraft or similar obligations incurred in the ordinary course of business of the Borrower and the Restricted Subsidiaries or (iii) relating to purchase orders and other agreements entered into with customers of the Borrower or any Restricted Subsidiary in the ordinary course of business;

(p) Liens arising solely by virtue of any statutory or common law provision relating to banker’s liens, rights of set-off or similar rights;

(q) Liens securing obligations in respect of trade-related letters of credit permitted under Section 6.01(f), (n) or (x) and covering the goods (or the documents of title in respect of such goods) financed by such letters of credit and the proceeds and products thereof;

(r) licenses of Intellectual Property in the ordinary course of business consistent with past practice, to the extent that grant of such license does not materially interfere with the ordinary course of conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(s) Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of customs duties in connection with the importation of goods;

(t) Liens on the assets of a Restricted Subsidiary that is not a Loan Party that secure Indebtedness of such Restricted Subsidiary that is permitted to be incurred under Section 6.01;

(u) Liens solely on any cash earnest money deposits made by the Borrower or any of the Restricted Subsidiaries in connection with any letter of intent or purchase agreement permitted hereunder with respect to any acquisition that would constitute an Investment permitted by this Agreement;

(v) Liens arising out of consignment or similar arrangements for the sale of goods entered into in the ordinary course of business;

(w) Liens in favor of the Borrower or any Subsidiary Loan Party;

(x) Liens arising from precautionary Uniform Commercial Code financing statements or consignments entered into in connection with any transaction otherwise permitted under this Agreement;

(y) [Reserved]

(z) Liens on not more than $15,000,000 of deposits securing Swap Agreements permitted to be incurred under Section 6.01(c);

(aa) Liens securing insurance premium financing arrangements; provided that such Liens are limited to the applicable unearned insurance premiums;

(bb) Liens incurred to secure cash management services in the ordinary course of business; provided that such Liens are not incurred in connection with, and do not secure, any borrowings or Indebtedness;

(cc) deposits or other Liens with respect to property or assets of the Borrower or any Restricted Subsidiary; provided that such property and assets shall have an aggregate Fair Market Value (valued at the time of creation of the Liens) of not more than the greater of (x) $35,000,000 and (y) 2.0% of Consolidated Total Assets at any time;

(dd) leases and subleases not constituting Capitalized Lease Obligations of real property not material to the conduct of any business line of the Borrower and its Restricted Subsidiaries granted to others in the ordinary course of business that do not, individually or in the aggregate, materially interfere with the ordinary conduct of the business of the Borrower or any of its Restricted Subsidiaries;

(ee) Liens on accounts receivable arising in connection with any Permitted Recourse Receivables Financing;

(ff) Liens on the Collateral securing Indebtedness permitted pursuant to Section 6.01(j); provided that such Liens shall be junior to the Liens on the Collateral securing the Secured Obligations on the terms set forth in the Notes Intercreditor Agreement;

(gg) Liens on the Collateral securing Indebtedness permitted pursuant to Section 6.01(s); provided that either (i) such Liens shall be junior to the Liens on the Collateral securing the Secured Obligations on the terms set forth in a Junior Priority Lien Intercreditor Agreement or (ii) such Liens shall be pari passu with the Liens on the Collateral securing the Secured Obligations on the terms set forth in a Senior Priority Lien Intercreditor Agreement; provided that, in the case of this clause (ii), at the time of any such incurrence of Indebtedness and after giving effect thereto on a Pro Forma Basis, the Consolidated First Lien Leverage Ratio is less than or equal to 2.75 to 1.00;

(hh) Liens on the Collateral securing Indebtedness permitted pursuant to Section 6.01(t); provided that such Liens shall either be (i) pari passu with the Liens on the Collateral securing the Secured Obligations on the terms set forth in a Senior Priority Lien Intercreditor Agreement or (ii) junior to the Liens on the Collateral securing the Secured Obligations on the terms set forth in a Junior Lien Intercreditor Agreement

(ii) Liens consisting of an agreement to Dispose of any property in a Disposition permitted under Section 6.05, in each case solely to the extent such Investment or Disposition, as the case may be, would have been permitted on the date of the creation of such Lien;

(jj) Liens on Equity Interests of joint ventures (other than a Subsidiary of the Borrower) securing obligations of such joint ventures;

(kk) receipt of progress payments and advances from customers in the ordinary course of business to the extent the same creates a Lien on the related inventory and proceeds thereof;

(ll) Liens on cash or Permitted Investments used to defease or to satisfy and discharge Indebtedness; provided that such defeasance or satisfaction and discharge is permitted hereunder;

(mm) liens under extended retention of title arrangements (verlängerter Eigentumsvorbehalt) under German law; and

(nn) liens arising under (x) the general terms and conditions of banks (Allgemeine Geschäftsbedingungen der Banken und Sparkassen) in relation to accounts in Germany and (y) the general terms and conditions of banks in relation to accounts in Belgium.

Notwithstanding the foregoing, (i) no consensual Liens shall be permitted to exist, directly or indirectly, on Pledged Collateral, other than Liens in favor of the Administrative Agent for the benefit of the Secured Parties and Liens permitted by Section 6.02(ff), (gg) and (hh) and (ii) no Loan Party shall grant control over its deposit accounts or securities accounts (excluding, for the avoidance of doubt, contractual rights of setoff otherwise permitted by this Section 6.02), other than any segregated accounts subject to Liens permitted by clauses (c), (f), (g), (u), (z), (cc), (ii) or (ll).

SECTION 6.03. Sales and Lease-Back Transactions. The Borrower will not, and will not permit any Restricted Subsidiary to enter into any arrangement, directly or indirectly, with any Person whereby it shall sell or transfer any property, real or personal, used or useful in its business, whether now owned or hereafter acquired, and thereafter rent or lease such property or other property that it intends to use for substantially the same purpose or purposes as the property being sold or transferred (a “Sale and Lease-Back Transaction”); provided that (a) a Sale and Lease-Back Transaction shall be permitted with respect to property owned by the Borrower or any Restricted Subsidiary that is acquired after the Effective Date so long as such Sale and Lease-Back Transaction is consummated within 270 days of the acquisition of such property and (b) at the time the lease in connection therewith is entered into, and after giving effect to the entering into of such lease, the Remaining Present Value of such lease (together with Indebtedness outstanding pursuant to paragraph (i) of Section 6.01 and the Remaining Present Value of outstanding leases previously entered into under this Section 6.03) would not exceed in the aggregate the greater of $75,000,000 and 4.0% of Consolidated Total Assets.

SECTION 6.04. Investments, Loans and Advances. The Borrower will not, and will not permit any Restricted Subsidiary to, purchase, hold or acquire any Investment in any other Person, except:

(a) [Reserved]

(b) (i) Investments by the Borrower or the Restricted Subsidiaries in the Equity Interests of the Subsidiaries effective as of the Effective Date as set forth on Schedule 6.04 and Investments by the Borrower and the Restricted Subsidiaries consisting of intercompany loans from the Borrower or any Restricted Subsidiary to the Borrower or any Restricted Subsidiary effective as of the Effective Date as set forth on Schedule 6.04; (ii) Investments by the Borrower or any Subsidiary Loan Party in any Subsidiary Loan Party; (iii) Investments by any Restricted Subsidiary that is not a Subsidiary Loan Party in any Restricted Subsidiary that is not a Subsidiary Loan Party; and (iv) Investments by the Borrower or any Subsidiary Loan Party in any Subsidiary not otherwise permitted in clause (ii) above in an aggregate amount for all such Investments made or deemed made pursuant to this Section 6.04(b)(iv) not to exceed the greater of $100,000,000 and 5.5% of Consolidated Total Assets; provided, that intercompany current liabilities incurred in the ordinary course of business in connection with the cash management operations shall not be included in calculating the limitation in this Section 6.04(b) at any time;

(c) Permitted Investments and Investments that were Permitted Investments when made;

(d) Investments arising out of the receipt by the Borrower or any Restricted Subsidiary of noncash consideration for the sale of assets permitted under Section 6.05;

(e) (i) loans and advances to employees of the Borrower or any Restricted Subsidiary in the ordinary course of business not to exceed $5,000,000 in the aggregate at any time outstanding (calculated without regard to write-downs or write-offs thereof) and (ii) advances of payroll payments and expenses to employees in the ordinary course of business;

(f) (i) accounts receivable arising, and trade credit granted, in the ordinary course of business, (ii) any securities received in satisfaction or partial satisfaction of defaulted accounts receivable from financially troubled account debtors to the extent reasonably necessary in order to prevent or limit loss and (iii) any prepayments and other credits to suppliers made in the ordinary course of business;

(g) Swap Agreements permitted pursuant to Section 6.01(c);

(h) Investments existing on the Effective Date and set forth on Schedule 6.04;

(i) Investments resulting from pledges and deposits referred to in Sections 6.02(f), (g), (k), (s), (u), (z), (aa), (bb), (cc), (ii), and (kk);

(j) additional Investments by the Borrower or any of its Restricted Subsidiaries having an aggregate Fair Market Value, taken together with all other Investments made pursuant to this Section 6.04(j) that are at that time outstanding (after giving effect to the sale of Investments made pursuant to this Section 6.04(j) to the extent the proceeds of such sale received by the Borrower and its Restricted Subsidiaries consists of Permitted Investments), not to exceed the sum of (A) the greater of $100,000,000 and 5.5% of Consolidated Total Assets of the Borrower at the time of such Investment plus (B) an amount not to exceed the Available Free Cash Flow Amount on the date of such Investment as elected by the Borrower to be applied to this Section 6.04(j)(B), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Available Free Cash Flow Amount immediately prior to such election and the amount thereof elected to be so applied;

(k) Investments constituting Permitted Business Acquisitions;

(l) Investments consisting of the licensing or contribution of Intellectual Property pursuant to joint marketing arrangements with other Persons in the ordinary course of business consistent with past practice;

(m) Investments made with Excluded Contributions;

(n) Investments consisting of purchases and acquisitions of inventory, supplies, materials and equipment or purchases of contract rights or licenses of Intellectual Property in each case in the ordinary course of business;

(o) the Acquisition;

(p) Investments received in connection with the bankruptcy or reorganization of, or settlement of delinquent accounts and disputes with or judgments against, customers and suppliers, in each case in the ordinary course of business or Investments acquired by the Borrower as a result of a foreclosure by the Borrower or any of the Restricted Subsidiaries with respect to any secured Investments or other transfer of title with respect to any secured Investment in default;

(q) Investments of a Restricted Subsidiary acquired after the Effective Date or of a Person merged into or consolidated with a Restricted Subsidiary in accordance with Section 6.05 after the Effective Date to the extent that (i) such acquisition, merger or consolidation is permitted under this Section 6.04, (ii) such Investments were not made in contemplation of or in connection with such acquisition, merger or consolidation and (iii) such Investments were in existence on the date of such acquisition, merger or consolidation;

(r) Investments received substantially contemporaneously in exchange for Equity Interests of Holdings; provided that (i) no Change in Control would result therefrom, and (ii) such Equity Interests do not constitute Disqualified Equity Interests;

(s) Investments in joint ventures and Unrestricted Subsidiaries not in excess of $50,000,000 in the aggregate;

(t) Guarantees by (i) the Borrower or any Restricted Subsidiary of operating leases (other than Capitalized Lease Obligations) or of other obligations that do not constitute Indebtedness, in each case, entered into by any Subsidiary Loan Party in the ordinary course of business and (ii) any Foreign Subsidiary that is not a Loan Party of operating leases (other than Capital Lease Obligations) or of obligations that do not constitute Indebtedness, in each case, entered into by any Foreign Subsidiary that is not a Loan Party in the ordinary course of business;

(u) Investments made with Excluded Equity Proceeds;

(v) loans and advances to Holdings in lieu of, and not in excess of the amount of (after giving effect to any other loans, advances or Restricted Payments made to Holdings), Restricted Payments permitted to be made to Holdings in accordance with Section 6.06; provided that any such loan or advance shall reduce the amount of such applicable Restricted Payment thereafter permitted under Section 6.06 by a corresponding amount (if such applicable subsection of Section 7.06 contains a maximum amount);

(w) any Investments in a Restricted Subsidiary that is not a Loan Party or in a joint venture, in each case, to the extent such Investment is contemporaneously repaid in full with a dividend or other like distribution from such Restricted Subsidiary or joint venture; and

(x) to the extent constituting Investments, transactions expressly permitted under Section 6.09.

SECTION 6.05. Mergers, Consolidations, Sales of Assets and Acquisitions. The Borrower will not, and will not permit any Restricted Subsidiary to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or sell, transfer, lease or otherwise dispose of (in one transaction or in a series of transactions) all or any part of its assets (whether now owned or hereafter acquired), or issue, sell, transfer or otherwise dispose of any Equity Interests of any Subsidiary or purchase, lease or otherwise acquire (in one transaction or a series of transactions) all of any division, unit or business of any other Person and Holdings will not merge or consolidate with any other Person, except that this Section shall not prohibit:

(a) (i) the lease, purchase and sale of inventory in the ordinary course of business by the Borrower or any Restricted Subsidiary, (ii) the acquisition of any other asset in the ordinary course of business by the Borrower or any Restricted Subsidiary, (iii) the sale of obsolete or worn out equipment or other property in the ordinary course of business by the Borrower or any Restricted Subsidiary or (iv) the sale of Permitted Investments in the ordinary course of business;

(b) if at the time thereof and immediately thereafter no Event of Default shall have occurred and be continuing or would result therefrom, (i) the merger of any Restricted Subsidiary into the Borrower in a transaction in which the Borrower is the survivor, (ii) the merger or consolidation of any Restricted Subsidiary into or with any U.S. Loan Party in a transaction in which the surviving or resulting entity is a U.S. Loan Party, (iii) the merger or consolidation of any Foreign Subsidiary into or with any Foreign Loan Party in a transaction in which the surviving or resulting entity is a Foreign Loan Party and, in the case of each of clauses (i), (ii) and (iii), no person other than the Borrower or Subsidiary Loan Party receives any consideration unless otherwise permitted elsewhere in this Agreement, (iv) the merger or consolidation of any Restricted Subsidiary that is not a Subsidiary Loan Party into or with any other Restricted Subsidiary that is not a Subsidiary Loan Party or (v) the liquidation or dissolution or change in form of entity of any Restricted Subsidiary in accordance with Section 5.02(a)(ii) if the Borrower determines in good faith that such liquidation, change in form or dissolution is in the best interests of the Borrower and is not materially disadvantageous to the Lenders;

(c) Dispositions to the Borrower or a Subsidiary Loan Party (upon voluntary liquidation or otherwise) or any other Restricted Subsidiary; provided that in the case of any Disposition by a Loan Party, such Disposition shall be to the Borrower or a Subsidiary Loan Party;

(d) Sale and Lease-Back Transactions permitted by Section 6.03;

(e) Investments permitted by Section 6.04, Liens permitted by Section 6.02 and Restricted Payments permitted by Section 6.06;

(f) any swap of assets in exchange for services or other assets in the ordinary course of business of comparable or greater value or usefulness to the business of the Borrower and the Restricted Subsidiaries as a whole, as determined in good faith by the management of the Borrower, which in the event of a swap with a Fair Market Value in excess of (x) $10,000,000 shall be evidenced by a certificate from a Responsible Officer of the Borrower and (y) $25,000,000 shall be set forth in a resolution approved in good faith by at least a majority of the Board of Directors of the Borrower;

(g) the sale of defaulted receivables in the ordinary course of business and not as part of a receivables purchase, securitization or financing facility;

(h) Dispositions of property not otherwise permitted under this Section 6.05; provided that (i) no Default or Event of Default shall exist at the time of, or would result from, such Disposition (other than any such Disposition made pursuant to a legally binding commitment entered into at a time when no Default or Event of Default existed or would have resulted from such Disposition), (ii) such Disposition shall be for no less than the Fair Market Value of such property at the time of such Disposition and (iii) to the extent the purchase price for such Disposition (together with all related Dispositions) is in excess of $10,000,000, the Borrower or a Restricted Subsidiary shall receive not less than 75% of such consideration in the form of cash or Permitted Investments; provided, however, that (x) the Net Proceeds are applied in accordance with Section 2.11(c) and (y) for the purposes of clause (h)(iii), (A) any liabilities (as shown on the most recent balance sheet of the Borrower provided hereunder or in the footnotes thereto) of the Borrower or such Restricted Subsidiary, other than any Junior Financing or liabilities that are by their terms subordinated in right of payment to the Loan Document Obligations, that are assumed by the transferee with respect to the applicable Disposition and for which the Borrower and all of the Restricted Subsidiaries shall have been validly released by all applicable creditors in writing, shall be deemed to be cash and (B) any securities received by the Borrower or such Restricted Subsidiary from such transferee that are converted by the Borrower or such Restricted Subsidiary into cash or Permitted Investments (to the extent of the cash or Permitted Investments received) within 180 days following the closing of the applicable Disposition, shall be deemed to be cash;

(i) any merger or consolidation in order to effect a Permitted Business Acquisition; provided that following any such merger or consolidation (i) involving the Borrower, the Borrower is the surviving corporation, and (ii) involving a Subsidiary Loan Party, the surviving or resulting entity shall be a Subsidiary Loan Party;

(j) (i) licensing and cross-licensing arrangements involving any Intellectual Property of the Borrower or any Restricted Subsidiary in the ordinary course of business consistent with past practice, to the extent that such license or cross-license does not materially interfere with the ordinary course of conduct of the business of the Borrower or any of its Restricted Subsidiaries and (ii) the abandonment or other disposition of Intellectual Property (A) determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries or (B) to the extent that it would not be commercially reasonable to obtain, maintain, preserve, renew, extend and keep in full force and effect such Intellectual Property;

(k) the lease, assignment or sublease of any real or personal property (except Intellectual Property) in the ordinary course of business;

(l) sales, leases or other dispositions of inventory, equipment or other tangible assets (excluding Equity Interests, assets constituting a business division, unit, line of business, all or substantially all of the assets of any Material Subsidiary, Sale and Lease-Back Transactions and Dispositions of accounts receivable in connection with any receivables purchase, securitization or financing facility) of the Borrower and the Restricted Subsidiaries determined by the management of the Borrower to be no longer useful or necessary in the operation of the business of the Borrower or any of the Subsidiaries; provided that the Net Proceeds thereof are applied in accordance with Section 2.11(c);

(m) [Reserved]

(n) [Reserved]

(o) Dispositions of Unrestricted Subsidiaries;

(p) Dispositions of accounts receivable in connection with any Permitted Receivables Financing;

(q) so long as no Default exists or would result therefrom, the Borrower may merge or consolidate with any other Person (other than Holdings); provided that (A) the Borrower shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not the Borrower (any such Person, the “Successor Borrower”), (1) the Successor Borrower shall be an entity organized or existing under the laws of the United States, any State thereof or the District of Columbia, (2) the Successor Borrower shall expressly assume all the obligations of the Borrower under this Agreement and the other Loan Documents to which the Borrower is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (3) each Loan Party other than the Borrower, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of, and grant of any Liens as security for, the Secured Obligations shall apply to the Successor Borrower’s obligations under this Agreement, (4) Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer stating that such merger or consolidation complies with this Agreement and (5) an opinion of counsel addressed to the Administrative Agent and the Lenders reasonably satisfactory to the Administrative Agent; provided further that if the foregoing requirements are satisfied, the Successor Borrower will succeed to, and be substituted for, the Borrower under this Agreement and the other Loan Documents; provided further that the Borrower agrees to provide any documentation and other information about the Successor Borrower as shall have been reasonably requested in writing by any Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

(r) so long as no Default exists or would result therefrom, Holdings may merge or consolidate with any other Person (other than the Borrower); provided that (A) Holdings shall be the continuing or surviving Person or (B) if the Person formed by or surviving any such merger or consolidation is not Holdings or is a Person into which Holdings has been liquidated (any such Person, the “Successor Holdings”), (1) the Successor Holdings shall expressly assume all the obligations of Holdings under this Agreement and the other Loan Documents to which Holdings is a party pursuant to a supplement hereto or thereto in form and substance reasonably satisfactory to the Administrative Agent, (2) each Loan Party other than Holdings, unless it is the other party to such merger or consolidation, shall have reaffirmed, pursuant to an agreement in form and substance reasonably satisfactory to the Administrative Agent, that its Guarantee of and grant of any Liens as security for the Secured Obligations shall apply to the Successor Holdings’ obligations under this Agreement, (3) the Successor Holdings shall, immediately following such merger or consolidation, directly or indirectly own all Subsidiaries owned by Holdings immediately prior to such merger, (4) Holdings shall have delivered to the Administrative Agent a certificate of a Responsible Officer stating that such merger or consolidation complies with this Agreement and (5) an opinion of counsel addressed to the Administrative Agent and the Lenders reasonably satisfactory to the Administrative Agent; provided further that if the foregoing requirements are satisfied, the Successor Holdings will succeed to, and be substituted for, Holdings under this Agreement and the other Loan Documents; provided further that the Borrower agrees to provide any documentation and other information about the Successor Holdings as shall have been reasonably requested in writing by any the Lender through the Administrative Agent that such Lender shall have reasonably determined is required by regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations, including without limitation the USA Patriot Act;

(s) the Transactions;

(t) transfers of condemned property as a result of the exercise of “eminent domain” or other similar powers to the respective Governmental Authority or agency that has condemned the same (whether by deed in lieu of condemnation or otherwise), transfers of property that have been subject to a casualty to the respective insurer of such real property as part of an insurance settlement and transfers of property subject to casualty event upon receipt of the Net Proceeds of such casualty event;

(u) Dispositions of Investments (including Equity Interests) in joint ventures (other than a Subsidiary) to the extent required by, or made pursuant to customary buy/sell arrangements between, the joint venture parties set forth in joint venture arrangements and similar binding arrangements;

(v) the unwinding of Swap Contracts permitted hereunder pursuant to their terms; and

(w) any Disposition of any asset between or among the Restricted Subsidiaries as a substantially concurrent interim Disposition in connection with a Disposition otherwise permitted pursuant to this Section 6.05.

SECTION 6.06. Restricted Payments. The Borrower will not, and will not permit any Restricted Subsidiary to, declare or make, or agree to pay or make, directly or indirectly, any Restricted Payment, except:

(a) (i) any Restricted Subsidiary may declare and pay dividends to, or make other distributions to, the Borrower or any Restricted Subsidiary that is a direct parent of such Restricted Subsidiary and, if not a Wholly Owned Subsidiary, to each other direct owner of Equity Interests of such Restricted Subsidiary on a pro rata basis (or more favorable basis from the perspective of the Borrower or such Restricted Subsidiary) based on their relative ownership interests; and (ii) to the extent permitted by Section 6.04, any Restricted Subsidiary that is not a Wholly Owned Subsidiary may repurchase its Equity Interests from any owner of the Equity Interests of such Restricted Subsidiary that is not the Borrower or a Restricted Subsidiary;

(b) the Borrower may make Restricted Payments to Holdings (i) with respect to any taxable period during which the Borrower is a member of a consolidated, unitary, combined or similar tax group of which Holdings or Holdings’ direct or indirect parent is the common parent, the proceeds of which shall be used by Holdings or the common parent to pay the portion of the consolidated, unitary, combined or similar U.S. federal, state and local and non-U.S. income or franchise taxes attributable to the income of the Borrower and its Subsidiaries in an amount not to exceed the income or franchise tax liabilities that would have been payable by the Borrower and its Subsidiaries on a stand-alone basis or as a stand-alone tax group, reduced by any such income or franchise taxes paid or to be paid directly by the Borrower and/or any of its Subsidiaries; provided that Restricted Payments under this clause (i) in respect of any Taxes attributable to the income of any Unrestricted Subsidiaries of the Borrower may be made only to the extent that such Unrestricted Subsidiaries have made cash payments for such purpose to the Borrower or its Restricted Subsidiaries, (ii) in order to permit Holdings to pay its corporate overhead costs and expenses (including administrative, legal, accounting and similar expenses provided by third parties), which are reasonable and customary and incurred in the ordinary course of business, plus any reasonable and customary indemnification claims made by directors or officers of Holdings attributable to the ownership or operations of the Borrower and the Restricted Subsidiaries, and other fees and expenses in connection with the maintenance of its existence and its ownership of the Borrower, (iii) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, in order to permit Holdings to make payments permitted by Section 6.07(b), and (iv) which the proceeds are applied to the purchase or other acquisition by Holdings of all or substantially all of the property and assets or business of any Person, or of assets constituting a business unit, a line of business or division of such Person, or of all of the Equity Interests in a Person; provided that if such purchase or other acquisition had been made by any Borrower, it would have constituted a Permitted Business Acquisition permitted to be made pursuant to Section 6.04; provided that (A) such Restricted Payment shall be made concurrently with the closing of such purchase or other acquisition and (B) Holdings shall, immediately following the closing thereof, cause (1) all property acquired (whether assets or Equity Interests) and any liabilities assumed to be contributed to the Borrower or any Restricted Subsidiary or (2) the merger into the Borrower or any Restricted Subsidiary of the Person formed or acquired in order to consummate such purchaser or other acquisition;

(c) the Borrower may make Restricted Payments to Holdings in order to enable Holdings to purchase or redeem Equity Interests of Holdings (including related stock appreciation rights or similar securities) held by then-present or former directors, consultants, officers or employees of Holdings, the Borrower or any of the Restricted Subsidiaries or by any Plan upon such person’s death, disability, retirement or termination of employment or under the terms of any such Plan or any other agreement under which such shares of stock or related rights were issued; provided that the aggregate amount of Restricted Payments under this Section 6.06(c) shall not exceed (i) in any Fiscal Year (A) $20,000,000 (plus any amounts carried over from prior years, up to $30,000,000 in the aggregate) plus (B) Excluded Equity Proceeds received from directors, consultants, officers or employees of Holdings, the Borrower or any Restricted Subsidiary in connection with permitted employee compensation and incentive arrangements as set forth in a certificate of a Responsible Officer of the Borrower, which, if not used in any Fiscal Year, may be carried forward to any fiscal calendar year, and (ii) amounts received in respect of key man life insurance policy proceeds;

(d) any Person may make noncash repurchases of Equity Interests deemed to occur upon exercise of stock options if such Equity Interests represent a portion of the exercise price of such options;

(e) so long as no Default or Event of Default has occurred and is continuing or would result therefrom, any Person may make additional Restricted Payments in an aggregate amount with all other Restricted Payments made pursuant to this clause (e) not to exceed the greater of $50,000,000 and 3.0% of Consolidated Total Assets;

(f) any Person may make Restricted Payments to minority shareholders of any Subsidiary that is acquired pursuant to a Permitted Business Acquisition pursuant to appraisal or dissenters’ rights with respect to shares of such Subsidiary held by such shareholders;

(g) the Borrower may declare and make dividend payments or other distributions payable solely in the Equity Interests (other than Disqualified Equity Interests) of the Borrower;

(h) the Borrower may elect to make Restricted Payments to Holdings in an amount not to exceed the Available Free Cash Flow Amount, such election to be specified as provided in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Available Free Cash Flow Amount immediately prior to such election and the amount thereof elected to be so applied; provided that no Default or Event of Default shall have occurred and be continuing or would result therefrom and any related transactions (including, without limitation, the incurrence of any Indebtedness);

(i) the Borrower or any Restricted Subsidiary may make any Restricted Payment on the Effective Date used to fund the Transactions and the fees and expenses related thereto or made in connection with the consummation of the Transactions as described in the Offering Memorandum (including payments made pursuant to or as contemplated by the Transaction Documents, as in effect on the Effective Date);

(j) the Borrower or any Restricted Subsidiary may (i) make payments of cash, or dividends, distributions or advances to allow such Person to make payments of cash, in lieu of the issuance of fractional shares upon exercise of warrants or upon the conversion or exchange of Equity Interests of such Person and (ii) honor any conversion request by a holder of convertible Indebtedness and make cash payments in lieu of fractional shares in connection with any such conversion;

(k) the declaration and payment of dividends on the Borrower’s common stock following the first public offering of the Borrower’s common stock or the common stock of any of its direct or indirect parents after the Effective Date, of up to 6% per annum of the net proceeds received by or contributed to the Borrower in or from any such public offering, other than public offerings of common stock registered on Form S-4 or Form S-8; and

(l) the payment of dividends and distributions within 60 days after the date of declaration thereof, if at the date of declaration of such payment, such payment would have complied with the other provisions of this Section 6.06.

SECTION 6.07. Transactions with Affiliates. The Borrower will not, and will not permit any Restricted Subsidiary to:

(a) sell or transfer any property or assets to, or purchase or acquire any property or assets from, or otherwise engage in any other transaction with, any of its Affiliates, unless such transaction is (i) otherwise expressly permitted (or required) with such Affiliates or holders under this Agreement or (ii) upon terms no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate; provided that this clause (a)(ii) shall not apply to (A) the payment to the Sponsor of the monitoring and management and transaction fees and expenses referred to in paragraph (b) below or fees and expenses payable on the Effective Date, (B) the indemnification of directors of Holdings, the Borrower or the Subsidiaries in accordance with customary practice or (C) to the extent otherwise permitted under this Agreement (each of which shall not be prohibited by this Section 6.07), the following:

(i) any issuance of securities, or other payments, awards or grants in cash, securities or otherwise pursuant to, or the funding of, employment arrangements, equity purchase agreements, deferred compensation agreements, stock options and stock ownership plans or similar employee benefit plans approved by the Board of Directors of the Borrower;

(ii) loans or advances to employees of the Borrower or any of the Restricted Subsidiaries in accordance with Section 6.04(e);

(iii) transactions among the Borrower and the Restricted Subsidiaries and transactions among the Restricted Subsidiaries;

(iv) the payment of fees and indemnities to directors, officers, employees and consultants of Holdings, the Borrower and the Restricted Subsidiaries in the ordinary course of business;

(v) the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under the terms of, the Transaction Documents, agreements set forth on Schedule 6.07 and any amendment thereto or similar agreements which it may enter into thereafter; provided, however, that the existence of, or the performance by the Borrower or any of its Restricted Subsidiaries of its obligations under, any future amendment to any such existing agreement or under any similar agreement entered into after the Effective Date shall only be permitted by this clause (v) to the extent that the terms of any such existing agreement together with all amendments thereto, taken as a whole, or new agreement are not otherwise more disadvantageous to the Lenders in any material respect than the original agreement as in effect on the Effective Date;

(vi) transactions to effect the Transactions and the payment of all fees and expenses related to the Transactions, as described herein or contemplated by the Transaction Documents;

(vii) any employment agreements entered into by Holdings, the Borrower or any of the Restricted Subsidiaries in the ordinary course of business;

(viii) transactions permitted by, and complying with the provisions of, Section 6.05;

(ix) transactions permitted by, and complying with the provisions of, Section 6.06;

(x) any purchase by the Sponsor or any director, officer, employee or consultant of the Borrower or Holdings of Equity Interests of Holdings or any contribution by Holdings to, or purchases of, equity capital of the Borrower; provided that any Equity Interests of the Borrower shall be pledged to the Administrative Agent on behalf of the Lenders pursuant to the Collateral Agreement;

(xi) provided no Event of Default shall have occurred and be continuing or would result therefrom, payments by the Borrower or any of the Restricted Subsidiaries to the Sponsor made for any customary financial advisory, financing, underwriting or placement services or in respect of other investment banking activities, including in connection with acquisitions or divestitures, which payments are approved by the majority of the Board of Directors of the Borrower, in good faith;

(xii) payments or loans (or cancellation of loans) to employees or consultants that are (A) made in the ordinary course of business of the Borrower and (B) otherwise permitted under this Agreement;

(xiii) transactions with Wholly Owned Subsidiaries for the purchase or sale of goods, products, parts and services entered into in the ordinary course of business in a manner consistent with past practice;

(xiv) any transaction in respect of which the Borrower delivers to the Administrative Agent (for delivery to the Lenders) a letter addressed to the Board of Directors of the Borrower from an accounting, appraisal or investment banking firm, in each case of nationally recognized standing that is (A) in the good faith determination of the Borrower qualified to render such letter and (B) reasonably satisfactory to the Administrative Agent, which letter states that such transaction is on terms that are no less favorable to the Borrower or such Restricted Subsidiary, as applicable, than would be obtained in a comparable arm’s-length transaction with a Person that is not an Affiliate;

(xv) subject to paragraph (b) below, the payment of all fees, expenses, bonuses and awards related to the Transactions and expressly required by the Acquisition Agreement and the payment of any fees to the Sponsor to the extent contemplated by the Offering Memorandum on the Effective Date and thereafter, as otherwise permitted by Section 6.07(b);

(xvi) transactions with customers, clients, suppliers, or purchasers or sellers of goods or services, in each case in the ordinary course of business and otherwise in compliance with the terms of this Agreement that are fair to the Borrower or the Restricted Subsidiaries;

(xvii) transactions with joint ventures for the purchase or sale of goods, equipment and services entered into in the ordinary course of business and in a manner consistent with past practice;

(xviii) [Reserved]

(xix) transactions between Holdings, the Borrower or any of its Restricted Subsidiaries and any Person that is an Affiliate solely by virtue of having a director who is also a director of Holdings, the Borrower or any direct or indirect parent company of the Borrower, provided, however, that such director abstains from voting as a director of Holdings or the Borrower or such direct or indirect parent company, as the case may be, on any matter involving such other Person;

(xx) intercompany transactions for the purpose of improving the consolidated tax efficiency of the Borrower and the Restricted Subsidiaries;

(xxi) the termination of management agreements and payments in connection therewith at the net present value of fixture payments;

(xxii) [Reserved]

(xxiii) entering into tax sharing agreements or arrangements approved by the Board of Directors of the Borrower;

(xxiv) any agreements or arrangements between a third party and an Affiliate of the Borrower that are acquired or assumed by the Borrower or any Restricted Subsidiary in connection with an acquisition or merger of such third party (or assets of such third party) by or with the Borrower or any Restricted Subsidiary; provided that (A) such acquisition or merger is permitted under this Agreement and (B) such agreements or arrangements are not entered into in contemplation of such acquisition or merger or otherwise for the purpose of avoiding the restrictions imposed by this Section 6.07; and

(xxv) any contribution to the capital of the Borrower by Holdings; and

(b) make any payment of or on account of monitoring or management or similar fees payable to the Sponsor unless no Event of Default has occurred and is continuing and the aggregate amount of such payments in any Fiscal Year does not exceed the sum of (i) 3.0% of EBITDA of the Borrower and the Restricted Subsidiaries on a consolidated basis for the immediately preceding Fiscal Year, plus (ii) any deferred fees, plus (iii) 1.0% of the value of transactions with respect to which the Sponsor provides any transaction, advisory or other services; provided that this Section 6.07(b) shall not restrict the payment of any fees to the Sponsor on the Effective Date to the extent contemplated by the Offering Memorandum.

SECTION 6.08. Business of Holdings, the Borrower and the Restricted Subsidiaries. Neither Holdings nor the Borrower will, nor will they permit any Restricted Subsidiary to, engage at any time in any business or business activity other than:

(a) in the case of the Borrower and any Restricted Subsidiary, (i) any business or business activity conducted by any of them on the Effective Date and any business or business activities incidental or related thereto, (ii) any business or business activity that is reasonably similar thereto or a reasonable extension, development or expansion thereof or ancillary thereto, including the consummation of the Transactions or (iii) any business or business activity that the senior management of the Borrower deems beneficial for the Borrower or such Restricted Subsidiary; and

(b) in the case of Holdings, (i) ownership of the Equity Interests in the Borrower, together with activities directly related thereto, and (A) Holdings shall own no assets other than such Equity Interests and its books and records and (B) Holdings shall not grant a Lien on any of its assets other than pursuant to the Loan Documents or documents governing any Permitted Holdings Indebtedness (to the extent such Indebtedness is secured by assets of the Borrower), and any documentation governing Permitted Refinancing Indebtedness in respect thereof, (ii) performance of its obligations under and in connection with the Loan Documents, the Senior Secured Notes Documents, the other Transaction Documents and the other agreements contemplated by the Transaction Documents, and any Indebtedness permitted to be incurred by Holdings, and Holdings shall incur no other obligations (including Indebtedness) or liabilities other than (A) obligations under the Loan Documents or documents governing any Permitted Holdings Indebtedness and (B) Permitted Refinancing Indebtedness in respect of the foregoing, and other customary obligations incidental to its existence and ownership of the Equity Interests in the Borrower (including, without limitation, Guarantees of obligations (other than Indebtedness for borrowed money) of the Borrower and the Subsidiary Loan Parties in the ordinary course of the operation of the Borrower’s or such Subsidiary Loan Party’s business, to the extent such Guarantee is also given in the ordinary course of business), (iii) issuance of Equity Interests, (iv) consummation of the Transactions, (v) the payment of dividends and the making of contributions to the capital of its Subsidiaries, (vi) the maintenance of its legal existence (including the ability to incur fees, costs and expenses relating to such maintenance and performance of activities relating to its employees and those of its Subsidiaries), (vii) the performing of activities in preparation for and consummating any public offering of its common stock or any other issuance or sale of its Equity Interests (other than Disqualified Equity Interests), (viii) the participation in tax, accounting and other administrative matters as a member of any consolidated, combined or unitary group that includes Holdings and the Borrower, including compliance with applicable Laws and legal, tax and accounting matters related thereto and activities relating to its employees, (ix) the providing of indemnification to officers, managers and directors, (x) as otherwise required by law, and (xi) any activities incidental to the foregoing.

SECTION 6.09. Limitation on Modifications and Payments of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; etc. The Borrower will not, nor will it permit any Restricted Subsidiary to:

(a) amend or modify in any manner materially adverse (when taken as a whole) to the Lenders the Organizational Documents of the Borrower or any of the Restricted Subsidiaries;

(b) (i) make, or agree or offer to pay or make, directly or indirectly, any payment or other distribution (whether in cash, securities or other property) of or in respect of principal of or interest on the Senior Secured Notes or any other Junior Financing, or any payment or other distribution (whether in cash, securities or other property), including any sinking fund or similar deposit, on account of the purchase, redemption, retirement, acquisition, cancellation or termination of the Senior Secured Notes or any other Junior Financing, or any other payment that has a substantially similar effect to any of the foregoing, except for:

(A) payment of regularly scheduled interest and principal payments as, in the form of payment and when due in respect of any Indebtedness, other than payments in respect of any Junior Financing prohibited by the subordination provisions thereof, if applicable;

(B) refinancings of Indebtedness to the extent permitted by Section 6.01; and

(C) prepayments, redemptions, purchases, defeasances and other payments in respect of the Senior Secured Notes and other Junior Financings (v) through the cashless exchange of newly issued Indebtedness of the Borrower, (w) with Excluded Equity Proceeds not otherwise used for any other purpose, as set forth in a certificate of a Responsible Officer of the Borrower, (x) through the exchange of Equity Interests (other than Disqualified Equity Interests) of Holdings, (y) in an amount not to exceed $30,000,000 in the aggregate and (z) in an aggregate amount not to exceed the Available Free Cash Flow Amount on the date of such election as elected by the Borrower to be applied pursuant to this clause (b)(i)(C)(z), such election to be specified in a written notice of a Responsible Officer of the Borrower calculating in reasonable detail the amount of Available Free Cash Flow Amount immediately prior to such election and the amount thereof elected to be so applied;

(ii) amend or modify, or permit the amendment or modification of, any provision of the documentation governing the Senior Secured Notes or any other Junior Financing (including any Permitted Refinancing Indebtedness in respect thereof), other than amendments or modifications that, when taken as a whole, (A) are not in any manner materially adverse to Lenders and that do not affect the subordination provisions thereof (if any) in a manner adverse to the Lenders or (B) otherwise comply with the definition of “Permitted Refinancing Indebtedness”; and

(c) enter into any agreement or instrument that by its terms restricts (i) the payment of dividends or distributions or the making of cash advances by any Restricted Subsidiary to the Borrower or any Loan Party that is a direct or indirect parent of such Restricted Subsidiary or (ii) the granting of Liens by the Borrower or any Restricted Subsidiary pursuant to the Security Documents, in each case, other than those arising under any Loan Document, except, in each case, restrictions existing by reason of:

(A) restrictions imposed by applicable law;

(B) contractual encumbrances or restrictions (1) in effect on the Effective Date with respect to Liens permitted under Section 6.02(a) or as otherwise disclosed on Schedule 6.09, (2) on the granting of Liens pursuant to the Senior Secured Notes Documents and any documentation governing any other Junior Financing (including any Permitted Refinancing Indebtedness in respect thereof) incurred in compliance with Section 6.01, in each case, no less favorable, when taken as a whole, to the Lenders than those restrictions set forth in the Senior Secured Notes Indenture on the Effective Date, or (3) pursuant to documentation related to any permitted renewal, extension or refinancing of any Indebtedness existing on the Effective Date that does not expand the scope of any such encumbrance or restriction or make such restriction more onerous;

(C) any restriction on the Equity Interests or assets of a Restricted Subsidiary imposed pursuant to an agreement entered into for the sale or disposition of such Equity Interests or assets permitted under Section 6.05 pending the closing of such sale or disposition;

(D) customary provisions in joint venture agreements and other similar agreements applicable to the assets of, or the Equity Interests in, joint ventures entered into in the ordinary course of business;

(E) (i) any restrictions imposed by any agreement relating to Indebtedness permitted by Section 6.01 and secured by a Lien permitted by Section 6.02 (other than Sections 6.02(w) and (ff)) to secure such Indebtedness to the extent that such restrictions apply only to the property or assets securing such Indebtedness, and (ii) with respect to clause (c)(i) only, restrictions imposed by any agreement relating to Indebtedness permitted by Section 6.01 to the extent no more restrictive, when taken as a whole, than the covenants contained herein;

(F) customary provisions contained in leases or licenses of Intellectual Property and other similar agreements entered into in the ordinary course of business;

(G) customary provisions restricting subletting or assignment of any lease governing a leasehold interest;

(H) customary provisions restricting assignment of any agreement entered into in the ordinary course of business;

(I) customary restrictions and conditions contained in any agreement relating to the sale of any asset permitted under Section 6.05 applicable to the asset to be sold pending the consummation of such sale;

(J) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business;

(K) customary provisions contained in leases, licenses, contracts and other similar agreements entered into in the ordinary course of business that impose restrictions on the property subject to such lease; or

(L) any agreement in effect at the time such subsidiary becomes a Restricted Subsidiary, so long as such agreement was not entered into in contemplation of such Person becoming a Restricted Subsidiary and such restriction does not apply to the Borrower or any other Restricted Subsidiary or any of their respective assets.

SECTION 6.10. Consolidated First Lien Leverage Ratio. So long as any Revolving Loans, Swingline Loans or LC Disbursements are outstanding as of the last day of any Test Period or more than $20,000,000 of Letters of Credit (not including Letters of Credit which have been Cash Collateralized by the Borrower to at least 102% of their maximum stated amount) remain outstanding as of the last day of any Test Period (in each case, commencing with the Test Period ending on June 30, 2012), the Borrower will not permit the Consolidated First Lien Leverage Ratio as of the last day of such Test Period to exceed 3.75 to 1.00. To the extent compliance with this Section 6.10 is being calculated as of a date that is prior to the first test date under this Section 6.10 in order to determine the permissibility of an action by the Borrower or any of its Restricted Subsidiaries, such compliance shall be tested for such purpose as if such first test date had occurred. To the extent the Borrower would not be in compliance with this Section 6.10 if Consolidated First Lien Debt were to be calculated on the basis of the closing exchange rates as at the last day of the relevant Test Period, but would be in compliance if Consolidated First Lien Debt were instead calculated on the basis of the average relevant exchange rates over the Test Period, then the Consolidated First Lien Leverage Ratio as of the last day of any Test Period shall be calculated for purposes of this Section 6.10 on the basis of these average relevant exchange rates.

SECTION 6.11. Fiscal Year. The Borrower will not, and will not permit any Restricted Subsidiary to change its Fiscal Year-end to a date other than December 31.

ARTICLE VII

Events of Default

SECTION 7.01. Events of Default. If any of the following events (any such event, an “Event of Default”) shall occur:

(a) any Loan Party shall fail to pay any principal of any Loan or any reimbursement obligation in respect of any LC Disbursement when and as the same shall become due and payable, whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(b) any Loan Party shall fail to pay any interest on any Loan or any fee or any other amount (other than an amount referred to in paragraph (a) of this Section) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five Business Days;

(c) any representation or warranty made or deemed made by or on behalf of Holdings, the Borrower or any of its Restricted Subsidiaries in or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, or in any certificate furnished pursuant to or in connection with any Loan Document or any amendment or modification thereof or waiver thereunder, shall prove to have been incorrect in any material respect when made or deemed made;

(d) Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a) (with respect to the Borrower), 5.05(a), 5.09 or Article VI; provided that any Event of Default under Section 6.10 (a “Financial Covenant Default”) is subject to cure as provided in Section 7.02; provided further that any Event of Default under Section 6.10 shall not constitute an Event of Default with respect to the Term Loans (unless the Revolving Loans have been accelerated or the Revolving Commitments have been terminated by the Revolving Lenders);

(e) Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in paragraph (a), (b) or (d) of this Section), and such failure shall continue unremedied for a period of 30 days after notice thereof from the Administrative Agent to the Borrower;

(f) Holdings, the Borrower or any of its Restricted Subsidiaries shall fail to make any payment (whether of principal or interest and regardless of amount) in respect of any Material Indebtedness, when and as the same shall become due and payable (after giving effect to any applicable grace period);

(g) any event or condition occurs that results in any Material Indebtedness becoming due prior to its scheduled maturity or that enables or permits (with all applicable grace periods having expired) the holder or holders of any Material Indebtedness or any trustee or agent on its or their behalf to cause any Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, prior to its scheduled maturity, provided that this paragraph (g) shall not apply to (i) secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of a casualty or condemnation event) of the property or assets securing such Indebtedness (to the extent such sale, transfer or other disposition is not prohibited under this Agreement) or (ii) events of default, termination events or any other similar event under the documents governing Swap Agreements for so long as such event of default, termination event or other similar event does not result in the occurrence of an early termination date or any acceleration or prepayment of any amounts or other Indebtedness payable thereunder;

(h) an involuntary proceeding shall be commenced or an involuntary petition shall be filed in a court of competent jurisdiction seeking (i) relief in respect of Holdings, the Borrower or any Material Subsidiary, or of a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary, under any Debtor Relief Law, (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary or (iii) the winding-up or liquidation of Holdings, the Borrower or any Material Subsidiary (except, in the case of any Material Subsidiary, in a transaction permitted by Section 6.05); and such appointment, proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i) Holdings, the Borrower or any Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking relief under any Debtor Relief Law, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or the filing of any petition described in paragraph (h) above, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for Holdings, the Borrower or any Material Subsidiary or for a substantial part of the property or assets of Holdings, the Borrower or any Material Subsidiary, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) become unable, admit in writing its inability or fail generally to pay its debts as they become due;

(j) the failure by Holdings, the Borrower or any Subsidiary Loan Party or any Material Subsidiary to pay one or more final judgments aggregating in excess of $30,000,000 (to the extent not covered by insurance, or if covered by insurance, to the extent to which the insurer has denied coverage in writing), which judgments are not discharged or effectively waived or stayed for a period of 60 consecutive days, or any action shall be legally taken by a judgment creditor to levy upon assets or properties of Holdings, the Borrower or any Subsidiary to enforce any such judgment;

(k) (i) an ERISA Event (or similar event with respect to any Foreign Plan) occurs that has resulted or could reasonably be expected to result in liability of any Loan Party in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect, or (ii) any Loan Party or any ERISA Affiliate fails to pay when due, after the expiration of any applicable grace period, any installment payment with respect to its withdrawal liability under Section 4201 of ERISA under a Multiemployer Plan in an aggregate amount that could reasonably be expected to result in a Material Adverse Effect;

(l) any Lien purported to be created under any Security Document shall cease to be, or shall be asserted in writing by any Loan Party not to be, a valid and perfected Lien on any material portion of the Collateral, with the priority required by the applicable Security Document, except (i) as a result of the sale or other Disposition of the applicable Collateral in a transaction permitted under or consented to under the Loan Documents, (ii) as a result of the Administrative Agent’s failure to maintain possession of any stock certificates, promissory notes or other instruments delivered to it under the Security Documents or (iii) as to Collateral consisting of real property to the extent that such losses are covered by a lender’s title insurance policy and such insurer has not denied coverage;

(m) any material provision of any Loan Document or any Guarantee of the Loan Document Obligations shall for any reason be asserted in writing by any Loan Party not to be a legal, valid and binding obligation of any Loan Party thereto other than as expressly permitted hereunder or thereunder;

(n) any material portion of the Guarantees of the Loan Document Obligations pursuant to the Guarantee Agreement shall cease to be in full force and effect (in each case, other than in accordance with the terms of the Loan Documents); or

(p) a Change in Control shall occur;

then, and in every such event (other than an event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Section), and at any time thereafter during the continuance of such event, the Administrative Agent may with the consent of the Required Lenders, and at the request of the Required Lenders (or, if a Financial Covenant Default occurs and is continuing, at the request of, or with the consent of, the Required Revolving Lenders only), and in such case only with respect to the Revolving Loans, Revolving Commitments, the Swingline Loans, Swingline Commitments, and any Letters of Credit and LC Disbursements (unless subject to the second proviso of Section 7.01(d)) shall, by notice to the Borrower, take either or both of the following actions, at the same or different times: (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower; and in case of any event with respect to Holdings or the Borrower described in paragraph (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrower accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby waived by the Borrower.

SECTION 7.02. Right to Cure.

(a) Notwithstanding anything to the contrary contained in Section 7.01, in the event that the Borrower and the Restricted Subsidiaries fail to comply with the requirements of Section 6.10 as of the last day of any fiscal quarter of the Borrower, at any time after the beginning of such fiscal quarter until the expiration of the 10th Business Day subsequent to the date on which the financial statements with respect to such fiscal quarter (or the Fiscal Year ended on the last day of such fiscal quarter) are required to be delivered pursuant to Section 5.01(a) or (b), as applicable, Holdings shall have the right to issue Permitted Cure Securities for cash or otherwise receive cash contributions to the capital of Holdings as cash common equity (which Holdings shall contribute to the Borrower as cash common equity) (collectively, the “Cure Right”), and upon the receipt by the Borrower of the Net Proceeds of such issuance (the “Cure Amount”) pursuant to the exercise by Holdings of such Cure Right, Section 6.10 shall be recalculated giving effect to the following pro forma adjustment:

(i) EBITDA shall be increased with respect to such applicable fiscal quarter and any four fiscal quarter period that contains such fiscal quarter, solely for the purpose of measuring the Consolidated First Lien Leverage Ratio for purposes of Section 6.10 and not for any other purpose under this Agreement, by an amount equal to the Cure Amount; and

(ii) if, after giving effect to the foregoing pro forma adjustment (without giving effect to any repayment of any Indebtedness with any portion of the Cure Amount or any portion of the Cure Amount on the balance sheet of the Borrower and its Restricted Subsidiaries, in each case, with respect to such fiscal quarter only), the Borrower and its Restricted Subsidiaries shall then be in compliance with the requirements of Section 6.10, the Borrower and its Restricted Subsidiaries shall be deemed to have satisfied the requirements of Section 6.10 as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of Section 6.10 that had occurred shall be deemed cured for the purposes of this Agreement;

provided that the Borrower shall have notified the Administrative Agent of the exercise of such Cure Right within five (5) Business Days of the issuance of the Permitted Cure Securities for cash or the receipt of the cash contributions by Holdings.

(b) Notwithstanding anything herein to the contrary, (i) in each four consecutive fiscal quarter period of the Borrower there shall be at least two fiscal quarters in which the Cure Right is not exercised, (ii) during the term of this Agreement, the Cure Right shall not be exercised more than five times, (iii) for purposes of this Section 7.02, the Cure Amount shall be no greater than the amount required for purposes of complying with Section 6.10 and any amounts in excess thereof shall not be deemed to be a Cure Amount and (iv) upon receipt by the Administrative Agent of written notice, prior to the expiration of the tenth Business Day subsequent to the due date for delivery of the relevant financial statements pursuant to Section 5.01(a) or (b) (the “Anticipated Cure Deadline”) that Holdings intends to exercise the Cure Right, the Lenders shall not be permitted to accelerate Loans held by them or to exercise remedies against the Collateral on the basis of a failure to comply with the requirements of the covenants set forth in Section 6.10 until such failure is not cured pursuant to the exercise of the Cure Right on or prior to the Anticipated Cure Deadline. Notwithstanding any other provision in this Agreement to the contrary, the Cure Amount received pursuant to any exercise of the Cure Right shall be disregarded for purposes of determining any available basket under Article VI of this Agreement

ARTICLE VIII

Administrative Agent

SECTION 8.01. Appointment and Authority.

(a) Each of the Lenders and the Issuing Banks hereby irrevocably appoints Citibank, N.A. to act on its behalf as the Administrative Agent hereunder and under the other Loan Documents and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The provisions of this Article are solely for the benefit of the Administrative Agent, the Joint Bookrunners, the Lenders and the Issuing Banks, and the Borrower shall not have rights as a third party beneficiary of any of such provisions (except as expressly set forth in this Article). Each of the Lenders and the Issuing Banks hereby relieves the Administrative Agent from any restrictions on representing several persons and self-dealing applicable to it under any applicable law, in particular pursuant to Section 181 of the German Civil Code (Bürgerliches Gesetzbuch).

(b) The Administrative Agent shall also act as the “collateral agent” under the Loan Documents, and each of the Lenders and the Issuing Bank hereby irrevocably appoints and authorizes the Administrative Agent to act as the agent of such Lender and the Issuing Banks for purposes of acquiring, holding and enforcing any and all Liens on Collateral granted by any of the Loan Parties to secure any of the Secured Obligations, together with such powers and discretion as are reasonably incidental thereto. In this connection, the Administrative Agent, as “collateral agent” and any co-agents, sub-agents and attorneys-in-fact appointed by the Administrative Agent pursuant to Section 8.05 for purposes of holding or enforcing any Lien on the Collateral (or any portion thereof) granted under the Security Documents, or for exercising any rights and remedies thereunder at the direction of the Administrative Agent, shall be entitled to the benefits of all provisions of this Article VIII and Article IX (including Section 9.03 as though such co-agents, sub-agents and attorneys-in-fact were the “collateral agent” under the Loan Documents) as if set forth in full herein with respect thereto.

SECTION 8.02. Rights as a Lender. The Person serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the Person serving as the Administrative Agent hereunder in its individual capacity. Such Person and its Affiliates may accept deposits from, lend money to, act as the financial advisor or in any other advisory capacity for and generally engage in any kind of business with the Borrower or any Subsidiary or other Affiliate thereof as if such Person were not the Administrative Agent hereunder and without any duty to account therefor to the Lenders.

SECTION 8.03. Exculpatory Provisions. The Administrative Agent shall not have any duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Administrative Agent:

(a) shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing;

(b) shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Administrative Agent is required to exercise as directed in writing by the Required Lenders (or such other number or percentage of the Lenders as shall be expressly provided for herein or in the other Loan Documents); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Administrative Agent to liability or that is contrary to any Loan Document or applicable law;

(c) shall not, except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and shall not be liable for the failure to disclose, any information relating to the Borrower or any of its Affiliates that is communicated to or obtained by the Person serving as the Administrative Agent or any of its Affiliates in any capacity;

(d) shall not be liable for any action taken or not taken by it (i) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary, or as the Administrative Agent shall believe in good faith shall be necessary, under the circumstances as provided in Section 9.02 and in the last paragraph of Section 7.01) or (ii) in the absence of its own gross negligence or willful misconduct; provided that the Administrative Agent shall be deemed not to have knowledge of any Default unless and until notice describing such Default is given to the Administrative Agent by the Borrower, a Lender or an Issuing Bank;

(e) shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with this Agreement or any other Loan Document, (ii) the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth herein or therein or the occurrence of any Default, (iv) the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document, or the creation, perfection or priority of any Lien purported to be created by the Security Documents, (v) the value or the sufficiency of any Collateral, or (vi) the satisfaction of any condition set forth in Article IV or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent; and

(f) shall not be required to carry out any “know your customer” or other checks in relation to any Person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent or any of its Related Parties.

SECTION 8.04. Reliance by Administrative Agent. The Administrative Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by the proper Person. The Administrative Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit, that by its terms must be fulfilled to the satisfaction of a Lender or an Issuing Bank, the Administrative Agent may presume that such condition is satisfactory to such Lender or such Issuing Bank unless the Administrative Agent shall have received notice to the contrary from such Lender or such Issuing Bank prior to the making of such Loan or the issuance of such Letter of Credit. The Administrative Agent may consult with legal counsel (who may be counsel for the Borrower), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

SECTION 8.05. Delegation of Duties. The Administrative Agent may perform any and all of its duties and exercise its rights and powers hereunder or under any other Loan Document by or through any one or more sub-agents appointed by the Administrative Agent. The Administrative Agent and any such sub-agent may perform any and all of its duties and exercise its rights and powers by or through their respective Related Parties. The exculpatory provisions of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

SECTION 8.06. Resignation of Administrative Agent. The Administrative Agent may resign at any time upon 30 days’ notice to the Lenders, the Issuing Banks and the Borrower, subject to the appointment of a successor. If the Administrative Agent (or an Affiliate thereof) becomes a Defaulting Lender and is not performing its role hereunder as Administrative Agent, the Administrative Agent may

be removed as the Administrative Agent hereunder at the request of the Borrower or the Required Lenders upon 10 days’ notice to the Administrative Agent, subject to the appointment of a successor. Upon receipt of any such notice of resignation or upon such removal, the Required Lenders shall have the right, with the Borrower’s consent (such consent not to be unreasonably withheld or delayed if such successor is a commercial bank with a combined capital and surplus of at least $1.0 billion) (provided that no consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), to appoint a successor. If no such successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may on behalf of the Lenders and the Issuing Banks (and with the consent of the Borrower, unless an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing), appoint a successor Administrative Agent, which shall be an Approved Bank with an office in the United States, or any Affiliate of any such Approved Bank; provided that if the Administrative Agent shall notify the Borrower and the Lenders that no qualifying Person has accepted such appointment, then such resignation shall nonetheless become effective in accordance with such notice and (a) the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents (except that in the case of any collateral security held by the Administrative Agent on behalf of the Lenders or the Issuing Banks under any of the Loan Documents, the retiring Administrative Agent shall continue to hold such collateral security until such time as a successor Administrative Agent is appointed) and (b) all payments, communications and determinations provided to be made by, to or through the Administrative Agent shall instead be made by or to each Lender and each Issuing Bank directly, until such time as the Required Lenders appoint a successor Administrative Agent as provided for above in this Section. Upon the acceptance of a successor’s appointment as Administrative Agent hereunder, such successor shall succeed to and become vested with all of the rights, powers, privileges and duties of the retiring (or retired) Administrative Agent, and the retiring Administrative Agent shall be discharged from all of its duties and obligations hereunder or under the other Loan Documents (if not already discharged therefrom as provided above in this Section). The fees payable by the Borrower to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed between the Borrower and such successor. After the retiring Administrative Agent’s resignation hereunder and under the other Loan Documents, the provisions of this Article and Section 9.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

SECTION 8.07. Non-Reliance on Administrative Agent and Other Lenders. Each Lender and each Issuing Bank acknowledges that it has, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender and each Issuing Bank also acknowledges that it will, independently and without reliance upon the Administrative Agent or any other Lender or any of their Related Parties based on such documents and information as it shall from time to time deem appropriate, which may include, in each case:

(a) the financial condition, status and capitalization of the Borrower and each other Loan Party;

(b) the legality, validity, effectiveness, adequacy or enforceability of this Agreement and each other Loan Document and any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document;

(c) determining compliance or non-compliance with any condition hereunder to the making of a Loan, or the issuance of a Letter of Credit and the form and substance of all evidence delivered in connection with establishing the satisfaction of each such condition; and

(d) the adequacy, accuracy and/or completeness of the Information Memorandum and any other information delivered by the Administrative Agent, any other Lender or by any of their respective Related Parties under or in connection with this Agreement or any other Loan Document, the transactions contemplated hereby and thereby or any other agreement, arrangement or document entered into, made or executed in anticipation of, under or in connection with any Loan Document, continue to make its own decisions in taking or not taking action under or based upon this Agreement, any other Loan Document or any related agreement or any document furnished hereunder or thereunder.

SECTION 8.08. No Other Duties, Etc. Anything herein to the contrary notwithstanding, neither any Joint Bookrunner nor any person named on the cover page hereof as a Joint Lead Arranger, a Joint Bookrunner, a Syndication Agent or a Documentation Agent shall have any powers, duties, responsibilities or liabilities under this Agreement or any of the other Loan Documents, except in its capacity, as applicable, as the Administrative Agent, a Lender or an Issuing Bank hereunder but all such parties shall be entitled to the benefits of this Article VIII.

SECTION 8.09. Administrative Agent May File Proofs of Claim. In case of the pendency of any proceeding under any Debtor Relief Law or any other judicial proceeding relative to any Loan Party, the Administrative Agent (irrespective of whether the principal of any Loan or outstanding Letter of Credit shall then be due and payable as herein expressed or by declaration or otherwise and irrespective of whether the Administrative Agent shall have made any demand on the Borrower) shall be entitled and empowered, by intervention in such proceeding or otherwise:

(a) to file and prove a claim for the whole amount of the principal and interest owing and unpaid in respect of the Loans, Letter of Credit outstandings and all other Secured Obligations that are owing and unpaid and to file such other documents as may be necessary or advisable in order to have the claims of the Lenders, the Issuing Banks and the Administrative Agent (including any claim for the reasonable compensation, expenses, disbursements and advances of the Lenders, the Issuing Banks and the Administrative Agent and their respective agents and counsel and all other amounts due the Lenders, the Issuing Banks and the Administrative Agent under Sections 2.12 and 9.03) allowed in such judicial proceeding; and

(b) to collect and receive any monies or other property payable or deliverable on any such claims and to distribute the same;

and any custodian, receiver, assignee, trustee, liquidator, sequestrator or other similar official in any such judicial proceeding is hereby authorized by each Lender and each Issuing Bank to make such payments to the Administrative Agent and, if the Administrative Agent shall consent to the making of such payments directly to the Lenders and the Issuing Banks, to pay to the Administrative Agent any amount due for the reasonable compensation, expenses, disbursements and advances of the Administrative Agent and its agents and counsel, and any other amounts due the Administrative Agent under Sections 2.12 and 9.03.

Nothing contained herein shall be deemed to authorize the Administrative Agent to authorize or consent to or accept or adopt on behalf of any Lender or any Issuing Bank any plan of reorganization, arrangement, adjustment or composition affecting the Secured Obligations or the rights of any Lender or any Issuing Banks to authorize the Administrative Agent to vote in respect of the claim of any Lender or any Issuing Bank or in any such proceeding.

SECTION 8.10. No Waiver; Cumulative Remedies; Enforcement. No failure by any Lender, any Issuing Bank or the Administrative Agent to exercise, and no delay by any such Person in exercising, any right, remedy, power or privilege hereunder or under any other Loan Document shall operate as a waiver thereof; nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege. The rights, remedies, powers and privileges herein provided, and provided under each other Loan Document, are cumulative and not exclusive of any rights, remedies, powers and privileges provided by law.

Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Loan Parties or any of them shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Article VII for the benefit of all the Lenders and the Issuing Banks; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to its benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuing Banks or the Swingline Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as Issuing Bank or Swingline Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.08 (subject to the terms of Section 2.18), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a proceeding relative to any Loan Party under any Debtor Relief Law; and provided, further, that if at any time there is no Person acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Required Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Article VII and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 2.18, any Lender may, with the consent of the Required Lenders, enforce any rights and remedies available to it and as authorized by the Required Lenders.

To the extent required by any applicable law, the Administrative Agent may deduct or withhold from any payment to any Lender an amount equivalent to any applicable withholding Tax. If the IRS or any other authority of the United States or other jurisdiction asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender for any reason (including, without limitation, because the appropriate form was not delivered or not property executed, or because such Lender failed to notify the Administrative Agent of a change in circumstance that rendered the exemption from, or reduction of withholding Tax ineffective, or for any other reason), such Lender shall indemnify and hold harmless the Administrative Agent (to the extent that the Administrative Agent has not already been reimbursed by the Borrower pursuant to Section 2.17 and without limiting any obligation of the Borrower to do so pursuant to such Sections) fully for all amounts paid, directly or indirectly, by the Administrative Agent as Taxes or otherwise, together with all expenses incurred, including legal expenses and any other out-of-pocket expenses, whether or not such Tax was correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Administrative Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Administrative Agent to set off and apply any and all amounts at any time owing to such Lender under this Agreement or any other Loan Document against any amount due to the Administrative Agent under this Article VIII. The agreements in this Article VIII shall survive the resignation and/or replacement of the Administrative Agent, any assignment of rights by, or the replacement of, a Lender, the termination of this Agreement and the repayment, satisfaction or discharge of all other obligations. For the avoidance of doubt, the term “Lender” in this Article VIII shall include any Issuing Bank and the Swingline Lender.

ARTICLE IX

Miscellaneous

SECTION 9.01. Notices.

(a) Except in the case of notices and other communications expressly permitted to be given by telephone, all notices and other communications provided for herein shall be in writing and shall be delivered by hand or overnight courier service, mailed by certified or registered mail or sent by fax or other electronic transmission, as follows:

(i) if to Holdings, the Borrower, the Administrative Agent, an Issuing Bank or the Swingline Lender, to the address, fax number, e-mail address or telephone number specified for such Person on Schedule 9.01; and

(ii) if to any other Lender, to it at its address (or fax number, telephone number or e-mail address) set forth in its Administrative Questionnaire (including, as appropriate, notices delivered solely to the Person designated by a Lender on its Administrative Questionnaire then in effect for the delivery of notices that may contain MNPI).

Notices and other communications sent by hand or overnight courier service, or mailed by certified or registered mail, shall be deemed to have been given when received; notices and other communications sent by facsimile shall be deemed to have been given when sent (except that, if not given during normal business hours for the recipient, shall be deemed to have been given at the opening of business on the next Business Day for the recipient). Notices and other communications delivered through electronic communications to the extent provided in subsection (b) below shall be effective as provided in such subsection (b).

(b) Electronic Communications. Notices and other communications to the Lenders and the Issuing Banks hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures reasonably approved by the Administrative Agent, provided that the foregoing shall not apply to notices to any Lender or any Issuing Bank pursuant to Article II if such Lender or the Issuing Bank, as applicable, has notified the Administrative Agent that it is incapable of receiving notices under such Article by electronic communication.

Unless the Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is not sent during the normal business hours of the recipient, such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

(c) The Platform. THE PLATFORM IS PROVIDED “AS IS” AND “AS AVAILABLE.” THE AGENT PARTIES (AS DEFINED BELOW) DO NOT WARRANT THE ACCURACY OR COMPLETENESS OF THE BORROWER MATERIALS OR THE ADEQUACY OF THE

PLATFORM, AND EXPRESSLY DISCLAIM LIABILITY FOR ERRORS IN OR OMISSIONS FROM THE BORROWER MATERIALS. NO WARRANTY OF ANY KIND, EXPRESS, IMPLIED OR STATUTORY, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS, IS MADE BY ANY AGENT PARTY IN CONNECTION WITH THE BORROWER MATERIALS OR THE PLATFORM. In no event shall the Administrative Agent, the Joint Bookrunners or any of their respective Related Parties (collectively, the “Agent Parties”) have any liability to Holdings, the Borrower, any Lender, any Issuing Bank, any of their respective Affiliates or any other Person for losses, claims, damages, liabilities or expenses of any kind (whether in tort, contract or otherwise) arising out of the Borrower’s or the Administrative Agent’s transmission of Borrower Materials through the Internet, except to the extent that such losses, claims, damages, liabilities or expenses are determined by a court of competent jurisdiction by a final and non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Agent Party; provided, however, that in no event shall any Agent Party have any liability to Holdings, the Borrower, any Lender, any Issuing Bank, any of their respective Affiliates or any other Person for indirect, special, incidental, consequential or punitive damages (as opposed to direct or actual damages).

(d) Change of Address, Etc. Each of Holdings, the Borrower, the Administrative Agent, each Issuing Bank and the Swingline Lender may change its address, electronic mail address, fax or telephone number for notices and other communications or website hereunder by notice to the other parties hereto. Each other Lender may change its address, fax or telephone number for notices and other communications hereunder by notice to the Borrower, the Administrative Agent, the Issuing Bank and the Swingline Lender. In addition, each Lender agrees to notify the Administrative Agent from time to time to ensure that the Administrative Agent has on record (i) an effective address, contact name, telephone number, fax number and electronic mail address to which notices and other communications may be sent and (ii) accurate wire instructions for such Lender.

(e) Reliance by Administrative Agent, Issuing Bank and Lenders. The Administrative Agent, the Issuing Banks and the Lenders shall be entitled to rely and act upon any notices purportedly given by or on behalf of the Borrower even if (i) such notices were not made in a manner specified herein, were incomplete or were not preceded or followed by any other form of notice specified herein, or (ii) the terms thereof, as understood by the recipient, varied from any confirmation thereof. The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender and the Related Parties from all losses, costs, expenses and liabilities resulting from the reliance by such Person on each notice purportedly given by or on behalf of the Borrower in the absence of gross negligence or willful misconduct as determined in a final and non-appealable judgment by a court of competent jurisdiction. All telephonic notices to and other telephonic communications with the Administrative Agent may be recorded by the Administrative Agent and each of the parties hereto hereby consents to such recording.

SECTION 9.02. Waivers; Amendments.

(a) No failure or delay by the Administrative Agent, any Issuing Bank or any Lender in exercising any right or power under this Agreement or any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Administrative Agent, the Issuing Banks and the Lenders hereunder and under the other Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have. No waiver of any provision of this Agreement or any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by paragraph (b) of this Section, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

Without limiting the generality of the foregoing, the making of a Loan or the issuance, amendment, renewal or extension of a Letter of Credit shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent, any Lender or any Issuing Bank may have had notice or knowledge of such Default at the time. No notice or demand on the Borrower or Holdings in any case shall entitle the Borrower or Holdings to any other or further notice or demand in similar or other circumstances.

(b) Except as provided in Section 2.20 with respect to any Incremental Revolving Facility Amendment or Incremental Term Facility Amendment, Section 2.21 with respect to any Refinancing Amendment, Section 2.22 with respect to any Extension, Section 5.12 or Section 9.18, neither this Agreement, any Loan Document nor any provision hereof or thereof may be waived, amended or modified except, in the case of this Agreement, pursuant to an agreement or agreements in writing entered into by Holdings, the Borrower and the Required Lenders or, in the case of any other Loan Document, pursuant to an agreement or agreements in writing entered into by the Administrative Agent and the Loan Party or Loan Parties that are parties thereto, in each case with the consent of the Required Lenders (other than with respect to any amendment or waiver contemplated in clause (x) below, which shall only require the consent of Required Revolving Lenders), provided that no such agreement shall:

(i) increase the Commitment of any Lender without the written consent of such Lender (it being understood that a waiver of any condition precedent set forth in Section 4.02 or the waiver of any Default, mandatory prepayment or mandatory reduction of the Commitments shall not constitute an extension or increase of any Commitment of any Lender);

(ii) reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fees payable hereunder, without the written consent of each Lender and Issuing Bank directly and adversely affected thereby (it being understood that any change to the definition of Consolidated First Lien Leverage Ratio or in the component definitions thereof shall not constitute a reduction of interest or fees);

(iii) postpone the maturity of any Loan, or the date of any scheduled amortization payment of the principal amount of any Term Loan under Section 2.10 or the applicable Refinancing Amendment, or the reimbursement date with respect to any LC Disbursement, or any date for the payment of any interest or fees payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender directly and adversely affected thereby; provided that, with respect to postponing the final maturity of any Loan, each Term Lender of the applicable Class shall be offered the opportunity to extend the maturity date with respect to such Term Lender’s Term Loans and each Revolving Lender of the applicable Class shall be offered the opportunity to extend the maturity date with respect to such Revolving Lender’s Revolving Loans, as applicable, in accordance with Section 2.22;

(iv) change Section 2.18(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby;

(v) change any of the provisions of this Section without the written consent of each Lender directly and adversely affected thereby;

(vi) change the percentage set forth in the definition of “Required Revolving Lenders” without the written consent of each Revolving Lender;

(vii) change the percentage set forth in the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to waive, amend or modify any rights thereunder or make any determination or grant any consent thereunder, without the written consent of each Lender;

(viii) release all or substantially all the value of the Guarantees under the Guarantee Agreement (except as expressly provided in the Guarantee Agreement) without the written consent of each Lender;

(ix) release all or substantially all the Collateral from the Liens of the Security Documents (except as expressly provided in the Security Documents), without the written consent of each Lender; or

(x) (i) amend or otherwise modify Section 6.10 hereof (or any related definitions as used in such Section, but not as used in other Sections of this Agreement) or (ii) waive or consent to any Default or Event of Default resulting from a breach of Section 6.10, without the written consent of the Required Revolving Lenders; provided that the amendments, modifications, waivers and consents described in this clause (x) shall not require the consent of any Lenders other than the Required Revolving Lenders (it being understood that any amendment or modification with respect to Section 6.10 shall affect compliance with Section 6.10 but shall not constitute an amendment with respect to any other provision of this Agreement that requires compliance with Section 6.10 or with the Consolidated First Lien Leverage Ratio levels set forth in Section 6.10 (whether or not such covenant is then in effect) without the consent of the Required Lenders);

provided further that (A) no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, any Issuing Bank or the Swingline Lender without the prior written consent of the Administrative Agent, such Issuing Bank or the Swingline Lender, as the case may be, and (B) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by Holdings, the Borrower and the Administrative Agent to cure any ambiguity, omission, error, defect or inconsistency so long as, in each case, the Lenders shall have received at least five Business Days’ prior written notice thereof and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Notwithstanding the foregoing, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent, Holdings and the Borrower (i) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents and (ii) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders on substantially the same basis as the Lenders prior to such inclusion.

(c) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders or all affected Lenders, if the consent of the Required Lenders to such Proposed Change is obtained, but the consent to such Proposed Change of other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained as described in paragraph (b) of this Section being referred to as a “Non-Consenting Lender”), then the Borrower may, at its sole expense and effort, upon notice to such Non-Consenting Lender and the Administrative Agent, require such Non-Consenting Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 9.04), all its interests, rights and obligations under this Agreement to an Eligible Assignee that shall assume such obligations (which Eligible Assignee may be another Lender, if a Lender accepts such assignment), provided that (a) the Borrower shall have received the prior written consent of the Administrative Agent to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable (and, if a Revolving Commitment is being assigned, each Issuing Bank and Swingline Lender), which consent shall not unreasonably be withheld, (b) such Non-Consenting Lender shall have received payment of an amount equal to the outstanding par principal amount of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder (including pursuant to Section 2.11(a)(i)) from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (c) unless waived, the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(d) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, the Revolving Commitments, Term Loans and Revolving Exposure of any Lender that is at the time a Defaulting Lender shall not have any voting or approval rights under the Loan Documents and shall be excluded in determining whether all Lenders, all affected Lenders, the Required Revolving Lenders or the Required Lenders have taken or may take any action hereunder (including any consent to any amendment or waiver pursuant to this Section 9.02); provided that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

(e) In the event that S&P, Moody’s and Thompson’s BankWatch (or InsuranceWatch Ratings Service, in the case of Lenders that are insurance companies (or Best’s Insurance Reports, if such insurance company is not rated by Insurance Watch Ratings Service)) shall, after the date that any Lender becomes a Revolving Lender, downgrade the long-term certificate deposit ratings of such Lender, and the resulting ratings shall be below BBB-, Baa3 and C (or BB, in the case of a Lender that is an insurance company (or B, in the case of an insurance company not rated by Insurance Watch Ratings Service)), then each Issuing Bank shall have the right, but not the obligation, at its own expense, upon notice to such Lender and the Administrative Agent, to replace such Lender with an Eligible Assignee (in accordance with and subject to the restrictions contained in paragraph (b) above), and such Lender hereby agrees to transfer and assign without recourse (in accordance with and subject to the restrictions contained in paragraph (b) above) all its interests, rights and obligations under this Agreement to such Eligible Assignee; provided, however, that (i) no such assignment shall conflict with any law, rule and regulation or order of any Governmental Authority, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder from the Eligible Assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts), (iii) such Issuing Bank, the Administrative Agent and such Eligible Assignee shall have received the prior written consent of the Borrower to the extent such consent would be required under Section 9.04(b) for an assignment of Loans or Commitments, as applicable, which consent shall not unreasonably be withheld and (iv) the Borrower or such Eligible Assignee shall have paid to the Administrative Agent the processing and recordation fee specified in Section 9.04(b).

(f) Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, each Affiliated Lender (other than an Affiliated Debt Fund) hereby agrees that, if a proceeding under any Debtor Relief Law shall be commenced by or against the Borrower or any other Loan Party at a time when such Lender is an Affiliated Lender, such Affiliated Lender irrevocably authorizes and empowers the Administrative Agent to vote on behalf of such Affiliated Lender with respect to the Loans held by such Affiliated Lender in any manner in the Administrative Agent’s sole discretion, unless the

Administrative Agent instructs such Affiliated Lender to vote, in which case such Affiliated Lender shall vote with respect to the Loans held by it as the Administrative Agent directs; provided that such Affiliated Lender shall be entitled to vote in accordance with its sole discretion (and not in accordance with the direction of the Administrative Agent) in connection with any plan of reorganization to the extent any such plan of reorganization proposes to treat any Secured Obligations held by such Affiliated Lender in a manner that is less favorable in any material respect to such Affiliated Lender than the proposed treatment of similar Secured Obligations held by Lenders that are not Affiliates of the Borrower.

SECTION 9.03. Expenses; Indemnity; Damage Waiver.

(a) The Borrower shall pay, if the Effective Date occurs, (i) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by the Administrative Agent, the Joint Bookrunners and their respective Affiliates (without duplication), including the reasonable fees, charges and disbursements of Cahill Gordon & Reindel LLP and to the extent reasonably determined by the Administrative Agent to be necessary, one local counsel in each applicable jurisdiction (exclusive of any reasonably necessary special counsel) and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party, in each case for the Administrative Agent, the Joint Bookrunners and their respective Affiliates, in connection with the syndication of the credit facilities provided for herein, and the preparation, execution, delivery and administration of the Loan Documents or any amendments, modifications or waivers of the provisions thereof, (ii) all reasonable and documented or invoiced out-of-pocket costs and expenses incurred by each Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all invoiced out-of-pocket expenses incurred by the Administrative Agent, each Issuing Bank or any Lender, including the fees, charges and disbursements of counsel for the Administrative Agent, the Issuing Banks and the Lenders, in connection with the enforcement or protection of any rights or remedies, including all such out-of-pocket costs and expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit (A) in connection with the Loan Documents (including all such costs and expenses incurred during any legal proceeding, including any proceeding under any Debtor Relief Laws), including its rights under this Section or (B) in connection with the Loans made or Letters of Credit issued hereunder; provided that such counsel shall be limited to one lead counsel and such local counsel (exclusive of any reasonably necessary special counsel) as may reasonably be deemed necessary by the Administrative Agent in each relevant jurisdiction and, in the case of an actual or reasonably perceived conflict of interest, one additional counsel per affected party.

(b) The Borrower shall indemnify the Administrative Agent, each Issuing Bank, each Lender, the Documentation Agent, the Syndication Agents, the Joint Bookrunners and each Related Party of any of the foregoing Persons (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and reasonable and documented or invoiced out-of-pocket fees and expenses of any counsel for any Indemnitee, incurred by or asserted against any Indemnitee by any third party or by the Borrower, Holdings or any Subsidiary arising out of any claim, actions, suits, inquiries, litigation, investigation or proceeding in connection with, or as a result of (i) the execution or delivery of this Agreement, any Loan Document or any other agreement or instrument contemplated hereby or thereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Financing Transactions or any other transactions contemplated thereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by an Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit) or (iii) to the extent in any way arising from or relating to any of the foregoing, any actual or alleged presence, Release or threat of Release of Hazardous Materials on, at, to or from any Mortgaged Property or any other property currently or formerly owned, leased or operated by Holdings, the Borrower or any Subsidiary, or any other Environmental Liability related in any way to Holdings, the Borrower or any Subsidiary; in each case, whether based on contract, tort or any other theory, and regardless of whether such matter is brought by a third party or by the Borrower, Holdings or any Subsidiary or any of their respective Affiliates and regardless of whether any Indemnitee is a party thereto; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such losses, claims, damages, liabilities, costs or related expenses to the extent determined by a court of competent jurisdiction in a final and non-appealable judgment to have resulted from (x) the gross negligence, bad faith or willful misconduct of such Indemnitee or such Indemnitee’s Affiliates or any or its or their respective officers, directors, employees, agents, controlling persons or members, (y) a material breach of a funding obligation under the Loan Documents by the Administrative Agent, an Issuing Bank, a Lender, the Documentation Agent, the Syndication Agents or the Joint Bookrunners or (z) any claim, action, suit, inquiry, litigation, investigation or proceeding that does not involve an act or omission of the Borrower or any of its Affiliates and that is brought by an Indemnitee against any other Indemnitee (other than any claim, action, suit, inquiry, litigation, investigation or proceeding against the Administrative Agent, any Issuing Bank, the Swingline Lender or any Joint Bookrunner in its capacity as such). This Section 9.03(b) shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

(c) To the extent that the Borrower fails to pay any amount required to be paid by it to the Administrative Agent (or any sub-agent thereof), any Issuing Bank or any Related Party of any of the foregoing under paragraph (a) or (b) of this Section, each Lender severally agrees to pay to the Administrative Agent (or any such sub-agent), such Issuing Bank or such Related Party, as the case may be, such Lender’s pro rata share (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount, provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent (or any sub-agent thereof), such Issuing Bank or such Related Party in its capacity as such. For purposes hereof, a Lender’s “pro rata share” shall be determined based upon its share of the aggregate Revolving Exposures, outstanding Term Loans and unused Commitments at such time. The obligations of the Lenders under this paragraph (c) are subject to the last sentence of Section 2.02(a) (which shall apply mutatis mutandis to the Lenders’ obligations under this paragraph (c)).

(d) To the extent permitted by applicable law, none of Holdings, the Borrower or any of their respective Subsidiaries shall assert, and each hereby waives, any claim against any Indemnitee (i) for any damages arising from the use by unintended recipients of information or other materials distributed to such unintended recipients by such Indemnitee through telecommunications, electronic or other information transmission systems (including the Internet) in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby; provided that such indemnity shall not, as to any Indemnitee, be available to the extent that such damages are determined by a court of competent jurisdiction by final, non-appealable judgment to have resulted from the gross negligence or willful misconduct of such Indemnitee or (ii) on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof.

(e) All amounts due under this Section shall be payable not later than ten (10) Business Days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 9.03.

SECTION 9.04. Successors and Assigns.

(a) The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), except that (i) the Borrower may not assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by the Borrower without such consent shall be null and void) (it being understood that this provision shall not be applicable to any transaction described in Section 6.05(q)), (ii) no assignment shall be made to any Defaulting Lender or Potential Defaulting Lender or any of their respective Subsidiaries, or any Persons who, upon becoming a Lender hereunder, would constitute any of the foregoing Persons described in this clause (ii) and (iii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section. Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of an Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section), the Indemnitees and, to the extent expressly contemplated hereby, the Related Parties of each of the Administrative Agent, the Issuing Banks and the Lenders) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b) (i) Subject to the conditions set forth in paragraphs (b)(ii) and (f) below, any Lender may assign to one or more Eligible Assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent (such consent not to be unreasonably withheld or delayed) of (A) the Borrower; provided that no consent of the Borrower shall be required for an assignment (x) by a Lender to any Lender or an Affiliate of any Lender, (y) by a Lender to an Approved Fund or (z) if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing; and provided further that the Borrower shall have the right to withhold its consent to any assignment if in order for such assignment to comply with applicable law, the Borrower would be required to obtain the consent of, or make any filing or registration with, any Governmental Authority, (B) the Administrative Agent; provided that no consent of the Administrative Agent shall be required for an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or to an Affiliated Lender and (C) solely in the case of Revolving Loans and Revolving Commitments, each Issuing Bank and the Swingline Lender; provided that, for the avoidance of doubt, no consent of any Issuing Bank or the Swingline Lender shall be required for an assignment of all or any portion of a Term Loan or Term Commitment. Notwithstanding anything in this Section 9.04 to the contrary, if the Borrower has not given the Administrative Agent written notice of its objection to such assignment within ten (10) Business Days after written notice to the Borrower, the Borrower shall be deemed to have consented to such assignment.

(ii) Assignments shall be subject to the following additional conditions: (A) except in the case of an assignment to a Lender, an Affiliate of a Lender or an Approved Fund or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans of any Class, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the trade date specified in the Assignment and Assumption with respect to such assignment or, if no trade date is so specified, as of the date the Assignment and Assumption with respect to such assignment is delivered to the Administrative Agent) shall not be less than $1,000,000, in the case of Dollar Term Loans (and integral multiples thereof), €1,000,000, in the case of Euro Term Loans (and integral multiples thereof), and $5,000,000, in the case of Revolving Commitments and Revolving Loans (and integral multiples thereof), unless the Borrower and the Administrative Agent otherwise consent (such consent not to be unreasonably withheld or delayed); provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing, (B) each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement; provided that this clause (B) shall not be construed to prohibit assignment of a proportionate part of all the assigning Lender’s rights and obligations in respect of one Class of Commitments or Loans, (C) the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment and Assumption, together (unless waived by the Administrative Agent) with a processing and recordation fee of $3,500; provided that the Administrative Agent, in its sole discretion, may elect to waive such processing and recordation fee; provided further that assignments made pursuant to Section 2.19(b) or Section 9.02(c) or (e) shall not require the signature of the assigning Lender to become effective and (D) the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent any tax forms required by Section 2.17(e) and an Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain MNPI) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including Federal, state and foreign securities laws; provided that no such consent of the Borrower shall be required if an Event of Default under Section 7.01(a), (b), (h) or (i) has occurred and is continuing.

(iii) Subject to acceptance and recording thereof pursuant to paragraph (b)(v) of this Section, from and after the effective date specified in each Assignment and Assumption, the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment and Assumption, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment and Assumption, be released from its obligations under this Agreement (and, in the case of an Assignment and Assumption covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of (and subject to the obligations and limitations of) Sections 2.15, 2.16, 2.17 and 9.03 and to any fees payable hereunder that have accrued for such Lender’s account but have not yet been paid). Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section 9.04 shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with paragraph (c)(i) of this Section. Notwithstanding the foregoing, no assignee, which as of the date of any assignment to it pursuant to this Section 9.04 would be entitled to any payments under Sections 2.15 or 2.17 in an amount greater than the assigning Lender would have been entitled to as of such date with respect to the rights assigned, shall be entitled to such greater payments. The benefit of each Security Document shall be maintained in favor of the assignee (without prejudice to Section 8.07).

(iv) The Administrative Agent, acting for this purpose as an agent of the Borrower, shall maintain at one of its offices a copy of each Assignment and Assumption delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal and interest amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the Lenders shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement, notwithstanding notice to the contrary. In addition, the Administrative Agent shall maintain on the Register information regarding the designation, and revocation of designation, of any Lender as a Defaulting Lender. The Register shall be available for inspection by the Borrower, the Issuing Banks and any Lender, at any reasonable time and from time to time upon reasonable prior notice.

(v) Upon its receipt of a duly completed Assignment and Assumption executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and any tax forms required by Section 2.17(e) (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in paragraph (b) of this Section 9.04 and any written consent to such assignment required by paragraph (b) of this Section 9.04, the Administrative Agent shall accept such Assignment and Assumption and record the information contained therein in the Register. No assignment shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this paragraph.

(vi) The words “execution,” “signed,” “signature” and words of like import in any Assignment and Assumption shall be deemed to include electronic signatures or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act or any other similar state laws based on the Uniform Electronic Transactions Act.

(c) (i) Any Lender may, without the consent of the Borrower, the Administrative Agent, the Issuing Banks or the Swingline Lender, sell participations to one or more banks or other Persons other than a natural person, a Defaulting Lender or, to the extent that the list of Disqualified Lenders has been made available to all Lenders, a Disqualified Lender (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) Holdings, the Borrower, the Administrative Agent, the Issuing Banks and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and any other Loan Documents and to approve any amendment, modification or waiver of any provision of this Agreement and any other Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 9.02(b) that directly and adversely affects such Participant. Subject to paragraph (c)(iii) of this Section, the Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.15, 2.16 and 2.17 (subject to the obligations and limitations of such Sections, including Section 2.17(e)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to paragraph (b) of this Section; provided that such Participant agrees to be subject to Section 2.19 as if it were a Lender. To the extent permitted by applicable law, each Participant also shall be entitled to the benefits of Section 9.08 as though it were a Lender; provided that such Participant agrees to be subject to Section 2.18(c) as though it were a Lender.

(ii) Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each Participant and the principal amounts (and related interest amounts) of each participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under this Agreement) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, absent manifest error, and such Lender shall treat each person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

(iii) A Participant shall not be entitled to receive any greater payment under Section 2.15 or Section 2.17 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant unless the sale of such participation is made with the Borrower’s prior written consent or such entitlement results from a Change in Law after the Participant acquired the applicable participation.

(d) Any Lender may, without the consent of the Borrower or the Administrative Agent, at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including any pledge or assignment to secure obligations to a Federal Reserve Bank or other “central” bank, and this Section shall not apply to any such pledge or assignment of a security interest, provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

(e) In connection with any assignment of rights and obligations of any Defaulting Lender hereunder, no such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Administrative Agent in an aggregate amount sufficient, upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Borrower and the Administrative Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Administrative Agent or any Lender hereunder (and interest accrued thereon) and (y) acquire (and fund as appropriate) its full pro rata share of all Loans and participations in Letters of Credit and Swingline Loans in accordance with its Applicable Percentage. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under applicable law without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(f) Any Lender may, at any time, assign all or a portion of its rights and obligations under this Agreement to an Affiliated Lender subject to the following limitations (it being understood that clauses (i), (ii), (iv) and (v) below shall not be applicable to Affiliated Debt Funds):

(i) Affiliated Lenders will not receive information provided solely to Lenders by the Administrative Agent, any Joint Bookrunner or any Lender and will not be permitted to attend or participate in meetings attended solely by the Lenders, the Administrative Agent and the Joint Bookrunners, other than the right to receives notices or Borrowings, notices or prepayments and other administrative notices in respect of its Loans or Commitments required to be delivered to Lenders pursuant to Article II;

(ii) for purposes of any amendment, waiver or modification of any Loan Document or, subject to Section 9.02(f), any plan of reorganization pursuant to any Debtor Relief Law, that in either case does not adversely affect such Affiliated Lender (in its capacity as a Lender) in a disproportionately adverse manner as compared to other Lenders, Affiliated Lenders will be deemed to have voted in the same proportion as the Lenders that are not Affiliated Lenders voting on such matter; and each Affiliated Lender hereby acknowledges, agrees and consents that if, for any reason, its vote to accept or reject any plan pursuant to the Bankruptcy Code is not deemed to have been so voted, then such vote will be “designated” pursuant to Section 1126(e) of the Bankruptcy Code such that the vote is not counted in determining whether the applicable class has accepted or rejected such plan in accordance with Section 1126(c) of the Bankruptcy Code;

(iii) Affiliated Lenders may not purchase Revolving Loans by assignment pursuant to this Section 9.04;

(iv) the aggregate principal amount of Term Loans purchased by assignment pursuant to this Section 9.04 and held at any one time by Affiliated Lenders (other than Affiliated Debt Funds) may not exceed 25% of the outstanding principal amount of all Term Loans on the date of any such purchase;

(v) any such Affiliated Lender shall make the No Undisclosed Information Representation;

(vi) any Affiliated Lender who is assigned any rights or obligations under this Agreement shall, prior to such assignment, notify the Administrative Agent that it is an Affiliated Lender; and

(vii) as a condition to each assignment pursuant to this clause (f), the Administrative Agent shall have been provided a notice in the form of Exhibit D to this Agreement in connection with each assignment to an Affiliated Lender or a Person that upon effectiveness of such assignment would constitute an Affiliated Lender pursuant to which such Affiliated Lender shall waive any right to bring any action (in its capacity as a Lender) in connection with such Term Loans against the Administrative Agent, in its capacity as such.

(g) Notwithstanding anything in Section 9.02 or the definition of “Required Lenders” to the contrary, for purposes of determining whether the Required Lenders have (i) consented (or not consented) to any amendment, modification, waiver, consent or other action with respect to any of the terms of any Loan Document or any departure by any Loan Party therefrom, (ii) otherwise acted on any matter related to any Loan Document, or (iii) directed or required the Administrative Agent, collateral agent or any Lender to undertake any action (or refrain from taking any action) with respect to or under any Loan Document, all Term Loans held by Affiliated Debt Funds may not account for more than 50% of the Term Loans, Revolving Commitments and Revolving Exposure of consenting Lenders included in determining whether the Required Lenders have consented to any action pursuant to Section 9.02.

(h) Notwithstanding anything to the contrary contained in this Section 9.04 or any other provision of this Agreement (including Section 2.11), so long as no Default or Event of Default has occurred and is continuing or would result therefrom, the Borrower may make open market purchases of Term Loans (each, an “Open Market Purchase”), so long as the following conditions are satisfied:

(i) the Borrower shall not make any Borrowing of Revolving Loans to fund any Open Market Purchase;

(ii) the aggregate principal amount (calculated on the par amount thereof) of all Term Loans purchased shall automatically be cancelled and retired on the settlement date of the relevant purchase (and may not be resold);

(iii) the Borrower shall make the No Undisclosed Information Representation; and

(iv) the aggregate principal amount (calculated on the par amount thereof) of all Term Loans purchased in Open Market Purchases shall not exceed $50,000,000.

SECTION 9.05. Survival. All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to any Loan Document shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that the Administrative Agent, any Issuing Bank or any Lender may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as the principal of or any accrued interest on any Loan or any fee or any other amount payable under this Agreement is outstanding and unpaid or any Letter of Credit is outstanding and so long as the Commitments have not expired or terminated. The provisions of Sections 2.15, 2.16, 2.17 and 9.03 and Article VIII shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof. Notwithstanding the foregoing or anything else to the contrary set forth in this Agreement, in the event that, in connection with the refinancing or repayment in full of the credit facilities provided for herein, an Issuing Bank shall have provided to the Administrative Agent a written consent to the release of the Revolving Lenders from their obligations hereunder with respect to any Letter of Credit issued by such Issuing Bank (whether as a result of the obligations of the Borrower (and any other account party) in respect of such Letter of Credit having been collateralized in full by a deposit of cash with such Issuing Bank or being supported by a letter of credit that names such Issuing Bank as the beneficiary thereunder, or otherwise), then from and after such time such Letter of Credit shall cease to be a “Letter of Credit” outstanding hereunder for all purposes of this Agreement and the other Loan Documents, and the Revolving Lenders shall be deemed to have no participations in such Letter of Credit, and no obligations with respect thereto, under Section 2.05(e) or (f).

SECTION 9.06. Counterparts; Integration; Effectiveness. This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract. This Agreement, the other Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent or the syndication of the Loans and Commitments constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof. Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof that, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns. Delivery of an executed counterpart of a signature page of this Agreement by facsimile or other electronic means shall be effective as delivery of a manually executed counterpart of this Agreement.

SECTION 9.07. Severability. Any provision of this Agreement held to be invalid, illegal or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such invalidity, illegality or unenforceability without affecting the validity, legality and enforceability of the remaining provisions hereof; and the invalidity of a particular provision in a particular jurisdiction shall not invalidate such provision in any other jurisdiction. Without limiting the foregoing provisions of this Section 9.07, if and to the extent that the enforceability of any provisions in this Agreement relating to Defaulting Lenders shall be limited by Debtor Relief Laws, as determined in good faith by the Administrative Agent, any Issuing Bank or the Swingline Lender, as applicable, then such provisions shall be deemed to be in effect only to the extent not so limited.

SECTION 9.08. Right of Setoff. If an Event of Default shall have occurred and be continuing, each Lender, each Issuing Bank and each of their respective Affiliates is hereby authorized at any time and from time to time, to the fullest extent permitted by applicable law, to set off and apply any and all deposits (general or special, time or demand, provisional or final, in whatever currency) at any time held and other obligations (in whatever currency) at any time owing by such Lender, any such Issuing Bank or any such Affiliate to or for the credit or the account of the Borrower against any of and all the obligations of the Borrower then due and owing under this Agreement held by such Lender or Issuing

Bank, irrespective of whether or not such Lender or Issuing Bank shall have made any demand under this Agreement and although (i) such obligations may be contingent or unmatured and (ii) such obligations are owed to a branch or office of such Lender or Issuing Bank different from the branch or office holding such deposit or obligated on such Indebtedness; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to the Administrative Agent for further application in accordance with the provisions of Section 2.23 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Administrative Agent and the Lenders and (y) the Defaulting Lender shall provide promptly to the Administrative Agent a statement describing in reasonable detail the Secured Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. The applicable Lender and applicable Issuing Bank shall notify the Borrower and the Administrative Agent of such setoff and application; provided that any failure to give or any delay in giving such notice shall not affect the validity of any such setoff and application under this Section. The rights of each Lender, each Issuing Bank and their respective Affiliates under this Section are in addition to other rights and remedies (including other rights of setoff) that such Lender, such Issuing Bank and their respective Affiliates may have.

SECTION 9.09. Governing Law; Jurisdiction; Consent to Service of Process.

(a) This Agreement shall be construed and enforced in accordance with and governed by the laws of the State of New York.

(b) Each party hereto hereby irrevocably and unconditionally:

(i) submits for itself and its property in any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, or for recognition and enforcement of any judgment in respect thereof, to the general and exclusive jurisdiction of the Supreme Court of the State of New York for the County of New York (the “New York Supreme Court”), and the United States District Court for the Southern District of New York (the “Federal District Court”, and together with the New York Supreme Court, the “New York Courts”), and appellate courts from either of them;

(ii) consents that any such action or proceeding may be brought in such courts and waives, to the maximum extent not prohibited by law, any objection that it may now or hereafter have to the venue of any such action or proceeding in any such court or that such action or proceeding was brought in an inconvenient forum and agrees not to plead or claim the same;

(iii) agrees that the New York Courts and appellate courts from either of them shall be the exclusive forum for any legal action or proceeding relating to this Agreement and the other Loan Documents to which it is a party, and that it shall not initiate (or collusively assist in the initiation or prosecution of) any such action or proceeding in any court other than the New York Courts and appellate courts from either of them; provided that

(A) if all such New York Courts decline jurisdiction over any Person, or decline (or in the case of the Federal District Court, lack) jurisdiction over the subject matter of such action or proceeding, a legal action or proceeding may be brought with respect thereto in another court having such jurisdiction;

(B) in the event that a legal action or proceeding is brought against any party hereto or involving any of its property or assets in another court (without any collusive assistance by such party or any of its Subsidiaries or Affiliates), such party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.09(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding;

(C) the Administrative Agent and the Lenders may bring any legal action or proceeding against any Loan Party in any jurisdiction in connection with the exercise of any rights under any Security Documents; provided that any Loan Party shall be entitled to assert any claim or defense (including any claim or defense that this Section 9.09(b)(iii) would otherwise require to be asserted in a legal action or proceeding in a New York Court) in any such action or proceeding; and

(D) any party hereto may bring any legal action or proceeding in any jurisdiction for the recognition and enforcement of any judgment;

(iv) agrees that service of process in any such action or proceeding may be effected by mailing a copy thereof by registered or certified mail (or any substantially similar form of mail), postage prepaid, to the Borrower, the applicable Lender or the Administrative Agent, as the case may be, at the address specified in Section 9.01 or at such other address of which the Administrative Agent, any such Lender and the Borrower shall have been notified pursuant thereto; and

(v) agrees that nothing herein shall affect the right to effect service of process in any other manner permitted by law or (subject to the preceding clause (iii)) shall limit the right to sue in any other jurisdiction.

SECTION 9.10. WAIVER OF JURY TRIAL. EACH PARTY HERETO HEREBY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR THE TRANSACTIONS CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY). EACH PARTY HERETO (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

SECTION 9.11. Headings. Article and Section headings and the Table of Contents used herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

SECTION 9.12. Confidentiality.

(a) Each of the Administrative Agent, the Issuing Banks and the Lenders agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees, trustees, agents, members or partners, including accountants, legal counsel and other agents and advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority or self-regulatory authority, required by applicable law or by any subpoena or similar legal process; provided that solely to the extent permitted by applicable law and other than in connection with routine audits and reviews by regulatory and self-regulatory authorities, each Lender and the Administrative Agent shall notify the Borrower as promptly as practicable of any such requested or required disclosure in connection with any legal or regulatory proceeding; provided further that in no event shall any Lender or the Administrative Agent be obligated or required to return any materials furnished by the Borrower or any Subsidiary of Holdings, (iii) to any other party to this Agreement, (iv) in connection with the exercise of any rights or remedies hereunder or any suit, action or proceeding relating to this Agreement or the enforcement of rights hereunder or under the Loan Documents, (v) subject to an agreement containing confidentiality undertakings substantially similar (or at least as restrictive) to those of this Section, to (A) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement, (B) any actual or prospective direct or indirect contractual counterparty (or its advisors) to any Swap Agreement or derivative transaction relating to any Loan Party or its Subsidiaries and its obligations under the Loan Documents or (C) any pledgee referred to in Section 9.04(d), (vi) if required by any rating agency; provided that prior to any such disclosure, such rating agency shall have agreed to maintain the confidentiality of such Information, (vii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to the Administrative Agent, any Issuing Bank, any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Holdings or the Borrower, (viii) to the CUSIP Service Bureau or any similar agency in connection with the issuance and monitoring of CUSIP numbers with respect to the Loans on a confidential basis or (ix) to market data collectors, similar services, providers to the lending industry, and service providers to the Administrative Agent and the Lenders in connection with the administration and management of this Agreement and the other Loan Documents. For the purposes hereof, “Information” means all non-public information received from Holdings or the Borrower relating to Holdings, the Borrower, any other Subsidiary or their business, other than any such information that is available to the Administrative Agent, any Issuing Bank or any Lender on a nonconfidential basis prior to disclosure by Holdings, the Borrower or any Subsidiary. Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. Notwithstanding any other provision of this Agreement, any other Loan Document or any Assignment and Acceptance, the provisions of this Section 9.12 shall survive with respect to the Administrative Agent and each Lender until the second anniversary of the Administrative Agent or Lender ceasing to be the Administrative Agent or a Lender, respectively.

(b) EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 9.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MNPI AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MNPI AND THAT IT WILL HANDLE SUCH MNPI IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c) ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS FURNISHED BY THE BORROWER OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT, WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MNPI. ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MNPI IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

SECTION 9.13. USA Patriot Act. Each Lender that is subject to the USA Patriot Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies each Loan Party that pursuant to the requirements of the USA Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender or the Administrative Agent, as applicable, to identify each Loan Party in accordance with the USA Patriot Act.

SECTION 9.14. Judgment Currency.

(a) If, for the purpose of obtaining judgment in any court, it is necessary to convert a sum owing hereunder in one currency into another currency, each party hereto agrees, to the fullest extent that it may effectively do so, that the rate of exchange used shall be that at which in accordance with normal banking procedures in the relevant jurisdiction the first currency could be purchased with such other currency on the Business Day immediately preceding the day on which final judgment is given.

(b) The obligations of the Borrower in respect of any sum due to any party hereto or any holder of any obligation owing hereunder (the “Applicable Creditor”) shall, notwithstanding any judgment in a currency (the “Judgment Currency”) other than the currency in which such sum is stated to be due hereunder (the “Agreement Currency”), be discharged only to the extent that, on the Business Day following receipt by the Applicable Creditor of any sum adjudged to be so due in the Judgment Currency, the Applicable Creditor may in accordance with normal banking procedures in the relevant jurisdiction purchase the Agreement Currency with the Judgment Currency; if the amount of the Agreement Currency so purchased is less than the sum originally due to the Applicable Creditor in the Agreement Currency, the Borrower agrees, as a separate obligation and notwithstanding any such judgment, to indemnify the Applicable Creditor against such loss. The obligations of the Borrower under this Section shall survive the termination of this Agreement and the payment of all other amounts owing hereunder.

SECTION 9.15. Release of Liens and Guarantees.

(a) A Subsidiary Loan Party shall automatically be released from its obligations under the Loan Documents, and all security interests created by the Security Documents in Collateral owned by such Subsidiary Loan Party shall be automatically released, upon the consummation of any transaction or designation permitted by this Agreement as a result of which such Subsidiary Loan Party ceases to be a Restricted Subsidiary. Upon any sale or other transfer by any Loan Party (other than to Holdings, the Borrower or any Subsidiary Loan Party) of any Collateral in a transaction permitted under this Agreement, or upon the effectiveness of any written consent to the release of the security interest created under any Security Document in any Collateral or the release of Holdings or any Subsidiary Loan Party from its Guarantee under the applicable Guarantee Agreement pursuant to Section 9.02, the security interests in such Collateral created by the Security Documents or such guarantee shall be automatically released. Upon termination of the aggregate Commitments and payment in full of all Secured Obligations (other than contingent indemnification obligations and Secured Swap Obligations and Secured Cash Management Obligations) and the expiration or termination of all Letters of Credit (including as a result of obtaining the consent of the applicable Issuing Bank as described in Section 9.05 of the Credit Agreement), all obligations under the Loan Documents and all security interests created by the Security Documents shall be automatically released. In connection with any termination or release pursuant to this Section, the Administrative Agent shall execute and deliver to any Loan Party, at such Loan Party’s expense, all documents that such Loan Party shall reasonably request to evidence such termination or release so long as the Borrower or applicable Loan Party shall have provided the Administrative Agent such certifications or documents as the Administrative Agent shall reasonably request in order to demonstrate compliance with this Agreement.

(b) The Administrative Agent will, at the Borrower’s expense, execute and deliver to the applicable Loan Party such documents as such Loan Party may reasonably request to subordinate its Lien on any property granted to or held by the Administrative Agent under any Loan Document to the holder of any Lien on such property that is permitted by Section 6.02(i).

(c) Each of the Lenders and the Issuing Bank irrevocably authorizes the Administrative Agent to provide any release or evidence of release, termination or subordination contemplated by this Section 9.15. Upon request by the Administrative Agent at any time, the Required Lenders will confirm in writing the Administrative Agent’s authority to release or subordinate its interest in particular types or items of property, or to release any Loan Party from its obligations under any Loan Document, in each case in accordance with the terms of the Loan Document and this Section 9.15.

SECTION 9.16. No Advisory or Fiduciary Responsibility. In connection with all aspects of each transaction contemplated hereby (including in connection with any amendment, waiver or other modification hereof or of any other Loan Document), each of the Borrower and Holdings acknowledges (on its own behalf and on behalf of its Affiliates) and agrees that (i) (A) the arranging and other services regarding this Agreement provided by the Administrative Agent, the Documentation Agent, the Syndication Agents, the Lenders and the Joint Bookrunners are arm’s-length commercial transactions between the Borrower, Holdings and their respective Affiliates, on the one hand, and the Administrative Agent, the Documentation Agent, the Syndication Agents, the Lenders and the Joint Bookrunners, on the other hand, (B) each of the Borrower and Holdings has consulted its own legal, accounting, regulatory and tax advisors to the extent it has deemed appropriate, and (C) each of the Borrower and Holdings is capable of evaluating, and understands and accepts, the terms, risks and conditions of the transactions contemplated hereby and by the other Loan Documents; (ii) (A) each of the Administrative Agent, the Documentation Agent, the Syndication Agents, the Lenders and the Joint Bookrunners is and has been acting solely as a principal and has not been, is not and will not be acting as an advisor, agent or fiduciary for the Borrower, Holdings, any of their respective Affiliates or any other Person and (B) none of the Administrative Agent, the Documentation Agent, the Syndication Agents, the Lenders and the Joint Bookrunners has any obligation to the Borrower, Holdings or any of their respective Affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth herein and in the other Loan Documents; and (iii) the Administrative Agent, the Documentation Agent, the Syndication Agents, the Lenders and the Joint Bookrunners and their respective Affiliates may be engaged in a broad range of transactions that involve interests that differ from those of the Borrower, Holdings and their respective Affiliates, and none of the Administrative Agent, the Documentation Agent, the Syndication Agents, the Lenders and the Joint Bookrunners has any obligation to disclose any of such interests to the Borrower, Holdings or any of their respective Affiliates. To the fullest extent permitted by applicable law, each of the Borrower and Holdings hereby waives and releases any claims that it may have against the Administrative Agent, the Documentation Agent, the Syndication Agents, the Lenders and the Joint Bookrunners with respect to any breach or alleged breach of agency or fiduciary duty in connection with any aspect of any transaction contemplated hereby. In addition, please note that an Affiliate of Goldman Sachs Lending Partners LLC has been retained as financial advisor (in such capacity, the “Financial Advisor”) to the Seller and the Acquired Business in connection with the Acquisition. Each of the Borrower, Holdings, the Administrative Agent, the Documentation Agent, the Syndication Agents, the Lenders and the Joint Bookrunners (on its own behalf and on behalf of its Affiliates) agrees to such retention, and further agrees not to assert any claim it might allege based on any actual or potential conflicts of interest that might be asserted to arise or result from, on the one hand, the engagement of the Financial Advisor or Goldman Sachs Lending Partners LLC and/or its Affiliates’ arranging or providing or contemplating arranging or providing financing for a competing bidder and, on the other hand, Goldman Sachs Lending Partners LLC’s and its Affiliates’ relationships with the Borrower and Holdings. Each of the Borrower, Holdings, the Administrative Agent, the Documentation Agent, the Syndication Agents, the Lenders and the Joint Bookrunners (on its own behalf and on behalf of its Affiliates) hereto acknowledges that, in such capacity, the Financial Advisor may advise the Seller and the Acquired Business in manners adverse to the interests of the parties hereto.

SECTION 9.17. Interest Rate Limitation. Notwithstanding anything to the contrary contained in any Loan Document, the interest paid or agreed to be paid under the Loan Documents shall not exceed the maximum rate of non-usurious interest permitted by applicable law (the “Maximum Rate”). If the Administrative Agent or any Lender shall receive interest in an amount that exceeds the Maximum Rate, the excess interest shall be applied to the principal of the Loans or, if it exceeds such unpaid principal, refunded to the Borrower. In determining whether the interest contracted for, charged or received by the Administrative Agent or a Lender exceeds the Maximum Rate, such Person may, to the extent permitted by applicable law, (a) characterize any payment that is not principal as an expense, fee or premium rather than interest, (b) exclude voluntary prepayments and the effects thereof, and (c) amortize, prorate, allocate and spread in equal or unequal parts the total amount of interest throughout the contemplated term of the obligations hereunder.

SECTION 9.18. Additional Secured Indebtedness.

(a) In connection with the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness that is secured by the Collateral on a pari passu basis or junior basis with the Loan Document Obligations, at the request of Borrower, the Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) agrees to execute and deliver any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to any Senior Priority Lien Intercreditor Agreement or any Junior Priority Lien Intercreditor Agreement, as applicable, and any amendments, amendments and restatements, restatements or waivers of or supplements to or other modifications to, any Security Document, and to make or consent to any filings or take any other actions in connection therewith, as may be reasonably determined by the Borrower, with the consent of the Administrative Agent (such consent not to be unreasonably withheld or delayed), to be necessary or reasonably desirable for any Lien on the Collateral in respect of such Indebtedness to become a valid, perfected lien (with such priority as may be designated by the Borrower, to the extent such priority is permitted by the Loan Documents) pursuant to the Security Document being so amended, amended and restated, restated, waived, supplemented or otherwise modified. In connection with any such amendment, restatement, waiver, supplement or other modification, the Loan Parties shall deliver such officers’ certificates and supporting documentation as the Administrative Agent may reasonably request. The Lenders hereby authorize the Administrative Agent to take any action contemplated by the preceding sentence, and any such amendment, amendment and restatement, restatement, waiver of or supplement to or other modification of any such Loan Document shall be effective notwithstanding the provisions of Section 9.02.

(b) The Administrative Agent (including in its capacity as “collateral agent” under the Loan Documents) is authorized to enter into any Senior Priority Lien Intercreditor Agreement or any Junior Priority Lien Intercreditor Agreement, as applicable, in connection with the incurrence by the Borrower or any Restricted Subsidiary of any Indebtedness that is secured by the Collateral on a pari passu or junior basis, respectively, with the Loan Document Obligations, and (except in the case of the Notes Intercreditor Agreement) if any such intercreditor agreement is posted to the Lenders five Business Days before being executed and the Required Lenders shall not have objected to such intercreditor agreement, the Required Lenders shall be deemed to have consented to such intercreditor agreement and the Administrative Agent’s execution thereof.

SECTION 9.19. Notes Intercreditor Agreement. REFERENCE IS MADE TO THE NOTES INTERCREDITOR AGREEMENT. EACH LENDER HEREUNDER AGREES THAT IT WILL BE BOUND BY AND WILL TAKE NO ACTIONS CONTRARY TO THE PROVISIONS OF THE NOTES INTERCREDITOR AGREEMENT AND AUTHORIZES AND INSTRUCTS THE ADMINISTRATIVE AGENT TO ENTER INTO THE NOTES INTERCREDITOR AGREEMENT ON BEHALF OF SUCH LENDER. THE FOREGOING PROVISIONS ARE INTENDED AS AN INDUCEMENT TO THE LENDERS UNDER THIS AGREEMENT TO EXTEND CREDIT AND SUCH LENDERS ARE INTENDED THIRD PARTY BENEFICIARIES OF SUCH PROVISIONS AND THE NOTES INTERCREDITOR AGREEMENT.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

This Agreement was executed outside Belgium.

TAMINCO INTERMEDIATE CORPORATION, as Holdings

By:	/s/ Laurent Lenoir
Name: Laurent Lenoir
Title: Chief Executive Officer

TAMINCO GLOBAL CHEMICAL CORPORATION, as the Borrower

By:	/s/ Laurent Lenoir
Name: Laurent Lenoir
Title: Chief Executive Officer

CITIBANK, N.A., as the Administrative Agent

By:	/s/ Kirkwood Roland
Name: Kirkwood Roland
Title: Director & Vice President

CITIBANK, N.A., as a Lender

By:	/s/ Kirkwood Roland
Name: Kirkwood Roland
Title: Director & Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Robert Hetu
Name: Robert Hetu
Title: Managing Director

By:	/s/ Alex Verdone
Name: Alex Verdone
Title: Associate

DEUTSCHE BANK AG NEW YORK BRANCH, as a Lender

By:	/s/ Marcus M. Tarkington
Name: Marcus M. Tarkington
Title: Director

By:	/s/ Michael Getz
Name: Michael Getz
Title: Vice President

GOLDMAN SACHS LENDING PARTNERS LLC, as a Lender

By:	/s/ Sridharan Kannan
Name: Sridharan Kanna
Title: Authorized Signatory

NOMURA INTERNATIONAL PLC, as a Lender

By:	/s/ Sean P. Kelly
Name: Sean P. Kelly
Title: Managing Director

UBS LOAN FINANCE LLC, as a Lender

By:	/s/ Mary E. Evans
Name: Mary E. Evans
Title: Associate Director

By:	/s/ Irja R. Otsa
Name: Irja R. Otsa
Title: Associate Director

ING BELGIUM NV/SA, as a Lender

By:	/s/ Philip Wietendaele
Name: Philip Wietendaele
Title: Managing Director

By:	/s/ Vanessa Temple
Name: Vanessa Temple
Title: Director

RABOBANK INTERNATIONAL ANTWERP BRANCH, as a Lender

By:	/s/ Eddy Van Eycken
Name: Eddy Van Eycken
Title: Acquisition Finance

By:	/s/ Jorpan Janhelie
Name: Jorpan Janhelie
Title: General Manageer

SUMITOMO MITSUI BANKING CORPORATION, as a Lender

By:	/s/ Shuji Yabe
Name: Shuji Yabe
Title: Managing Director

KBC BANK NV, as a Lender

By:	/s/ F. Sercu
Name: F. Sercu
Title: General Manager

By:	/s/ Kurt Trenson
Name: Kurt Trenson
Title: Senior Banker